Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-273394

PROSPECTUS/OFFER TO EXCHANGE

OTONOMO TECHNOLOGIES LTD.

Offer to Exchange Warrants to Acquire Ordinary Shares
of
Otonomo Technologies Ltd.
for
Ordinary Shares
of
Otonomo Technologies Ltd.
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59
P.M., EASTERN TIME, ON AUGUST 22, 2023, OR SUCH LATER TIME AND DATE TO WHICH WE
MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants, including the public warrants (as defined below) and the private placement warrants (as defined below) (collectively, the “warrants”), each to purchase ordinary shares, no par value per share (the “Ordinary Shares”), of Otonomo Technologies Ltd. (the “Company”), the opportunity to receive 0.0167 Ordinary Shares in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our public warrants and all holders of our private placement warrants. The warrants are governed by the Amended & Restated Warrant Agreement, dated as of August 13, 2021 (the “Warrant Agreement”), by and among the Company, Software Acquisition Group Inc. II (“SWAG”), Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). Our Ordinary Shares and public warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “OTMO” and “OTMOW,” respectively. As of August 18, 2023, a total of 13,824,976 warrants were outstanding, consisting of 8,624,976 public warrants and 5,200,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 230,877 Ordinary Shares in exchange for the warrants.

Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.0167 Ordinary Shares for each warrant tendered by such holder and exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive a fractional share pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the warrants to amend the Warrant Agreement to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.01503 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). If the Company obtains the affirmative vote or written consent of the holders of a majority of the number of then outstanding public warrants, then, pursuant to the terms of the Warrant Agreement, that will be sufficient to adopt the Warrant Amendment.

You may not consent to the Warrant Amendment without tendering your warrants in the Offer and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the warrants (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), and therefore by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on August 22, 2023, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is adopted, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by August 22, 2023, may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for our Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is adopted. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is adopted, we intend to require the conversion of all outstanding warrants to Ordinary Shares as provided in the Warrant Amendment. Our public warrants are currently listed on Nasdaq under the symbol “OTMOW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form F-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the Ordinary Shares issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and, as applicable, consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Piper Sandler & Co.
800 Nicollet Mall
Minneapolis, Minnesota 55402
Direct: Jay Hershey
Email: Jay.Hershey@psc.com
(800) 754-1172 or (612) 303-0177

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 783-5524
Email: OTMO@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to warrant holders.

On August 3, 2023, the Company executed a 1-for-15 reverse share split of its Ordinary Shares. As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares were automatically converted into one Ordinary Share. The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). As a result of the reverse share split, all Ordinary Shares, convertible preferred shares and options for Ordinary Shares, exercise price per share, and net loss per share amounts were adjusted retroactively for all periods presented throughout this document. The number of Ordinary Shares underlying the warrants were adjusted retroactively for all periods presented throughout this document as a result of the reverse share split. The number of options and restricted share units outstanding and the number of Ordinary Shares underlying the options and restricted share units were adjusted retroactively for all periods presented throughout this document as a result of the reverse share split. No additional securities are being registered under this Amendment No. 1 to the Registration Statement on Form F-4. All applicable registration fees have been previously paid.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Neither the SEC, the Israel Securities Authority nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Piper Sandler & Co.

This Prospectus/Offer to Exchange is dated August 22, 2023.

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form F-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Ordinary Shares and warrants, and the financial statements and the notes included herein and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “Otonomo,” “the Company,” “our company,” “we,” “us,” “our,” “its,” and similar references to refer to Otonomo Technologies Ltd. and its subsidiaries.

All references in this Prospectus/Offer to Exchange to the terms “Israeli currency” and “NIS” refer to New Israeli Shekels, the terms “dollar,” “USD” or “$” refer to U.S. dollars and the terms “€” or “euro” refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

All references in this Prospectus/Offer to Exchange to “Business Combination” refer to the transactions effected under the business combination agreement, dated as of January 31, 2021 (the “Business Combination Agreement”), by and among Software Acquisition Group Inc. II, a Delaware corporation (“SWAG”), Otonomo and Butterbur Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Otonomo (“Butterbur Merger Sub”). Pursuant to the Business Combination Agreement, Butterbur Merger Sub merged with and into SWAG, with SWAG surviving the merger. Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement on August 13, 2021, SWAG became a wholly owned subsidiary of Otonomo.

All references in this Prospectus/Offer to Exchange to the “Neura Acquisition” refer to the transactions effected under that certain Agreement and Plan of Merger, dated as of October 4, 2021, by and among Otonomo, Neura, Inc. (“Neura”) and the other parties thereto, pursuant to which Otonomo acquired Neura. Otonomo acquired 100% of Neura’s outstanding equity interests for transaction consideration of approximately $46.8 million, including the issuance of Ordinary Shares.

All references in this Prospectus/Offer to Exchange to the “Floow Acquisition” refer to the transactions effected under that certain definitive agreement, dated as of February 26, 2022 (the “Floow SPA”). On April 14, 2022, pursuant to the terms of the Floow SPA, Otonomo acquired The Floow, a SaaS provider of connected insurance technology for major carriers globally (“The Floow”), in a cash and stock deal with a fair value of approximately $31.3 million, including a performance-based earnout payable in up to $12.0 million in cash and up to 436,364 Ordinary Shares (depending upon the achievement of certain business performance objectives), which was evaluated at a fair value of $9.8 million on the acquisition date.

All references in this Prospectus/Offer to Exchange to the “Merger Agreement” refer to that certain Agreement and Plan of Merger, dated as of February 9, 2023, by and among Otonomo, Urgent.ly Inc. (“Urgently”) and U.O Odyssey Merger Sub Ltd. (“Merger Sub”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, Merger Sub, a wholly owned subsidiary of Urgently, will merge with and into Otonomo, with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently (the “Merger”). See “Summary — Recent Developments — Entry into Agreement and Plan of Merger.”

All references in this Prospectus/Offer to Exchange to the “Cost Reduction Initiative” refer to the cost reduction process that the Company commenced during the fourth quarter of 2022, including a workforce reduction of a significant number of its employees in connection with the Company adjusting its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the Cost Reduction Initiative, the Company sunsetted its artificial intelligence (AI) platform that transforms behavioral data into actionable insights (“MI services”) and its Connected Vehicle Data services, which includes services relating to multi-layered data, standardized and blurred to remove identifiers, during the first half of 2023.

              Except where specifically noted, the information contained in this Prospectus/Offer to Exchange gives effect to (i) the reverse share split of Ordinary Shares at a ratio of 1-for-15, which was approved by Otonomo's shareholders and effective as of August 3, 2023, and (ii) the 1-for-90 reverse stock split of Urgently common stock, par value $0.001 per share, which was approved by Urgently's stockholders and effective as of July 28, 2023.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus/Offer to Exchange contains or may contain “forward-looking statements” within the meaning of the Securities Act and the Exchange Act that involve substantial risks and uncertainties. “Forward-looking statements” made in connection with the Offer and Consent Solicitation are not within the safe harbors provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this Prospectus/Offer to Exchange, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “would,” “plan,” “expect,” “project,” “target,” “predict” or “potential” and other words, terms and phrases of similar nature or the negative of these terms. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	We have a limited operating history and may be unable to achieve or sustain profitability or accurately predict our future results;

•
Our Cost Reduction Initiative and associated organizational changes may not adequately reduce our operating costs or improve operating margins, may lead to additional workforce attrition, and may cause operational disruptions;

•	We have a limited operating history with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future;

•
If we do not develop enhancements to our services and introduce new services that achieve market acceptance, our growth, business, results of operations and financial condition could be adversely affected;

•	If we are unsuccessful at investing in growth opportunities, our business could be materially and adversely affected;

•
We may need to raise additional funds in the future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected;

•
We rely, in part, on partnerships to grow our business. These partnerships may not produce the expected financial or operating results we expect. In addition, if we are unable to enter into partnerships or successfully maintain them, our growth may be adversely impacted;

•
In 2022, two customers accounted for a material portion of our revenue and, therefore, the loss of those customers could materially and adversely affect our business, results of operations and financial condition;

•
Our business depends on expanding our base of data and insurance services consumers and consumers increasing their use of our services, and our inability to expand our base of consumers or any loss of consumers or decline in their use of our services could materially and adversely affect our business, results of operations and financial condition;

•
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products may become less competitive;

•	The market for our services and platform is new and unproven and may decline or experience limited growth and is dependent in part on consumers continuing to adopt our platform and use our services;

•
We rely on the ability to access data from external providers at reasonable terms and prices. Our data providers might restrict our use of, or refuse to license, data, which could lead to our inability to access certain data or provide certain services and, as a result, materially and adversely affect our operating results and financial condition;

•
If we are unable to expand our relationships with existing vehicle manufacturers (“OEMs”), vehicle fleet operators and other data providers, and add new OEMs, vehicle fleet operators and other data providers, our business, results of operations and financial condition could be adversely affected;

•
Any failure to offer high quality user support may adversely affect our relationships with our consumers and prospective consumers, and adversely affect our business, results of operations and financial condition;

•	Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on our results of operations;

•	The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed;

•	We expect our results of operations to fluctuate on a quarterly and annual basis, which could cause the price of our securities to fluctuate or decline;

•	Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability;

•	Changes in our product mix may impact our financial performance;

•	We are highly dependent on the services of our CEO and founder, Ben Volkow;

•	Our business depends on our ability to attract and retain highly skilled personnel and senior management;

•	Our sales and operations in international markets expose us to operational, financial and regulatory risks;

•
Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results;

•	We are exposed to fluctuations in currency exchange rates that could adversely affect our financial results;

•
Breaches of our networks or systems, or those of our data providers or partners, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data;

•	Any disruption of service at the Cloud Service Providers that host our platform could harm our business;

•	Climate change and related environmental issues may have an adverse effect on our business, financial condition and operating results;

•
If we are unable to maintain The Floow’s existing relationships with insurance companies or establish new relationships with insurance companies, our business, results of operations, financial condition and growth potential could be adversely affected;

•
Changes in the practices of insurance companies in the markets in which we provide our telematics services could adversely affect our business, results of operations, financial condition and growth potential;

•	Failure to effectively combine vehicle and mobile data from Otonomo and The Floow could adversely affect our growth potential;

•	Insurance products are highly regulated in the United States and other countries in which we operate;

•
There is significant competition in the markets in which we offer our telematics services and products and our business, results of operations, financial condition and growth potential could be adversely affected if we fail to compete successfully;

•	We may not obtain approval of the Warrant Amendment that would allow us to require that all outstanding warrants be exchanged for Ordinary Shares; and

•	The other matters described in the section entitled “Risk Factors” of this Prospectus/Offer to Exchange.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. We undertake no obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties described in the section entitled “Risk Factors” in this Prospectus/Offer to Exchange.

v

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Business Combination” are to the Company’s business combination with Software Acquisition Group Inc. II, a special purpose acquisition company, which was consummated on August 13, 2021;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Companies Law” are to the Israeli Companies Law, 5759-1999;

“Consent Solicitation” are to the solicitation of consent from the holders of the warrants to approve the Warrant Amendment;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Expiration Date” are to 11:59 p.m., Eastern Time, on August 22, 2023;

“IPO” are to the initial public offering of units of SWAG, which closed on September 17, 2020;

“Letter of Transmittal and Consent” are to the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation;

“Offer” are to the opportunity to receive 0.0167 Ordinary Shares in exchange for each of our outstanding warrants;

“Offer Period” are to the period during which the Offer and Consent Solicitation is open, giving effect to any extension;

“Ordinary Shares” are to our Ordinary Shares, no par value per share;

“Otonomo Articles” are to our Amended and Restated Articles of Association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part;

“private placement warrants” are to the warrants issued to certain parties in a private placement in connection with the closing of the IPO at a purchase price of $1.00 per warrant that have not become public warrants under the Warrant Agreement as a result of being transferred to any person other than permitted transferees;

“public warrants” are to the warrants (i) sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) or (ii) initially issued to certain parties in connection with the IPO that have been transferred to any person other than permitted transferees;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“SWAG” are to Software Acquisition Group Inc. II;

“Urgently” are to Urgent.ly Inc., a Delaware corporation;

“warrants” are to the 8,624,976 public warrants and 5,200,000 private placement warrants governed by the Warrant Agreement;

“Warrant Agreement” are to the Amended & Restated Warrant Agreement, dated as of August 13, 2021, by and among SWAG, Otonomo, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company; and

“Warrant Amendment” are to the amendment to the Warrant Agreement permitting the Company to require that each outstanding warrant be converted into 0.01503 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Summary of the Offer and Consent Solicitation

The Company
We are a leading one‑stop shop for mobility data. Otonomo fuels a data ecosystem of OEMs, fleets and service providers spanning the transportation, mobility and automotive industries. Our platform securely processes data globally from vehicles licensed on the platform and mobility demand data from multimodal sources, then reshapes and enriches it to accelerate time to market for new services that improve the mobility and transportation experience. We provide deeper visibility and actionable insights to empower strategic data‑driven decisions – taking the guesswork out of mobility and transportation planning, deployment and operations.

As part of our proprietary data platform, we have developed a robust suite of SaaS offerings that provide both OEMs and service providers with additional capabilities, and that incorporate vertically specific applications to meet different privacy, regulation, storage, visualization and data insight needs.

Privacy by design and neutrality are at the core of our platform, which enables compliance with regulations such as the General Data Protection Regulation 2016/679 (“GDPR”), California Consumer Privacy Act (“CCPA”), and other vehicle specific regulations, such as the European Union (“EU”) requirement/directive that OEMs share connected car data with third parties or the Massachusetts’ Right to Repair Act allowing access to vehicle data for maintenance and repair purposes.

We generate the majority of our revenue from subscription fees from customers accessing the Company’s enterprise cloud computing services (“SaaS subscriptions”).

Our customers typically enter into contractual arrangements with terms up to three‑years.

Our go‑to‑market strategy is focused on expanding its access to data through partnering with OEMs, fleets and other data providers, acquiring new customers and driving continued use of our platform for existing customers.

We pursue strategic partnerships with OEMs, fleets and other data providers through a dedicated team segmented by geographical regions. We focus our selling efforts on organizations of various sizes, within specific customer segments, and licenses access to our platform through a direct sales force which is geographically separated. Our platform is used globally by organizations of all sizes across a broad range of industries. In 2022, we had 107 total customers, which was an increase from 55 total customers in 2021.

Corporate Contact Information	We were incorporated in Israel on December 8, 2015 under the Israeli Companies Law, 5759 1999, and our principal executive office is located at 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel. Our legal and commercial name is Otonomo Technologies Ltd. We are registered with the Israeli Registrar of Companies and our registration number is 51 53528-13.

Our website address is www.otonomo.io, and our telephone number is +(972) 52 432 9955. Information contained on, or that can be accessed through, our website does not constitute a part of this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and you should not consider information contained on our website in deciding whether to tender warrants in exchange for our Ordinary Shares. We have included our website address in this Prospectus/Offer to Exchange solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Warrants that qualify for the Offer
As of August 18, 2023, we had outstanding an aggregate of 13,824,976 warrants, including 8,624,976 public warrants and 5,200,000 private placement warrants. The warrants are governed by the Warrant Agreement, and each warrant is exercisable for one fifteenth (1/15th) of one Ordinary Share at a price of $172.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 230,877 Ordinary Shares in exchange for all of the outstanding warrants.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $270.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing on August 13, 2021 and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The private placement warrants will not be redeemable by us so long as they are held by Software Acquisition Holdings II LLC (the “Sponsor”) or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by someone other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value.

The “fair market value” means the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

The warrants expire on August 13, 2026, subject to certain terms and conditions.

Market Price of Our Shares	Our Ordinary Shares and public warrants are listed on Nasdaq under the symbols “OTMO” and “OTMOW,” respectively. See “Market Information, Dividends and Related Shareholder Matters.”

The Offer	Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.0167 Ordinary Shares for each warrant so exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive a fractional share pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive Ordinary Shares in the exchange.

The Ordinary Shares issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of Otonomo and was not an affiliate of Otonomo within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached as Annex A to this Prospectus/Offer to Exchange. If adopted, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be converted into Ordinary Shares at a ratio of 0.01503 Ordinary Shares per warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no warrants will remain outstanding.0

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the warrants. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on August 22, 2023, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See the section entitled “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation	We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See the section entitled “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of a majority of the number of the then outstanding public warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See the section entitled “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights	If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by August 22, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Participation by Directors, Officers and Affiliates	An entity affiliated with one of our directors holds warrants and may participate in the Offer. None of our directors, executive officers or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer to U.S. Holders	For a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) of warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of warrants for our Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules — Effect of PFIC Rules on Offer and Warrant Amendment”) (i) such U.S. Holder should not recognize any gain or loss on the exchange of warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in our Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s warrants surrendered in the exchange, and (iii) such U.S. Holder’s holding period for our Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. Holders to recognize taxable income.

Although not free from doubt, if the Warrant Amendment is adopted, we intend to treat all warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules — Effect of PFIC Rules on Offer and Warrant Amendment”) (i) a U.S. Holder of such warrants should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s existing warrants surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the surrendered warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income.

Neither we, nor any of our advisors or affiliates, make any representation or provide any assurance regarding the tax consequences of the Offer or the Warrant Amendment, including whether a U.S. Holder’s exchange of warrants for Ordinary Shares in the Offer or deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable, qualifies as a “recapitalization” under Section 368(a)(1)(E) of the Code or constitutes a value-for-value exchange for U.S. federal income tax purposes. Each U.S. Holder of warrants is urged to consult its tax advisors with  respect to the qualification of an exchange of warrants for Ordinary Shares in the Offer or deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable, as a “recapitalization”  under Section 368(a)(1)(E) of the Code and the tax consequences to them if such exchange or deemed exchange does not so qualify.

See “Material U.S. Federal Income Tax Considerations” for more detailed information.

Israeli Tax Consequences of the Offer	See “Material Israeli Tax Considerations.”

No Recommendation	None of our board of directors, our management, our affiliates the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors
You should consider all the information contained in this Prospectus/Offer to Exchange in deciding whether or not to participate in the Offer and Consent Solicitation. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange. Such risks include, but are not limited to, the following:

Risks Related to Our Warrants and the Offer and Consent Solicitation

•	The Warrant Amendment, if adopted, will allow us to require that all outstanding warrants be converted into Ordinary Shares at a ratio 10% lower than the exchange ratio applicable to the Offer.

•	The exchange of warrants for Ordinary Shares will increase the number of shares eligible for future resale and result in dilution to our shareholders.

•	We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

•	There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

•
The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted (subject to any amendment by us of the Offer and Consent Solicitation). The market price of our Ordinary Shares may fluctuate, and the market price of our Ordinary Shares when we deliver our Ordinary Shares in exchange for your warrants could be less than the market price at the time you tender your warrants.

•	We may redeem your unexpired public warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•	The warrants that are not exchanged may have reduced liquidity and may be delisted by Nasdaq.

•	The Israel Tax Authority (the “ITA”) may implement Israeli tax withholding requirements in a different manner than contemplated herein.

Risks Related to the Merger

•	The pending Merger may not be completed on the currently contemplated timeline or terms, or at all.

•	The pendency of the Merger could adversely affect our business and operations.

•	Otonomo will incur significant transaction and transition costs in connection with the Merger.

•	If the Merger is not completed, the price of our Ordinary Shares may fluctuate significantly.

Risks Related to Otonomo’s Operations

•
Otonomo’s Cost Reduction Initiative and associated organizational changes may not adequately reduce its operating costs or improve operating margins, may lead to additional workforce attrition, and may cause operational disruptions.

•	Otonomo has a limited operating history with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•
In 2022, two customers accounted for a material portion of Otonomo’s revenues and, therefore, the loss of those customers could materially and adversely affect its business, results of operations and financial condition.

•
Otonomo’s business depends on expanding its base of data and insurance services consumers and consumers increasing their use of its services, and its inability to expand its base of consumers or any loss of consumers or decline in their use of its services could materially and adversely affect its business, results of operations and financial condition.

•
Otonomo relies on the ability to access data from external providers at reasonable terms and prices. Otonomo’s data providers might restrict its use of, or refuse to license, data, which could lead to its inability to access certain data or provide certain services and, as a result, materially and adversely affect its operating results and financial condition.

•
If Otonomo is unable to expand its relationships with existing OEMs and vehicle fleet operators and add new OEMs and vehicle fleet operators and other data providers, its business, results of operations and financial condition could be adversely affected.

•
If Otonomo is unable to maintain The Floow’s existing relationships with insurance companies or establish new relationships with insurance companies, its business, results of operations, financial condition and growth potential could be adversely affected.

•
Changes in the practices of insurance companies in the markets in which Otonomo provides its telematics services could adversely affect its business, results of operations, financial condition and growth potential.

•
There is significant competition in the markets in which Otonomo offers its telematics services and products and its business, results of operations, financial condition and growth potential could be adversely affected if it fails to compete successfully.

Risks Related to Otonomo Being a Public Company

•	A market for Otonomo’s securities may not be sustained, which would adversely affect the liquidity and price of its securities.

Risks Related to Ownership of Otonomo’s Securities

•	If Otonomo fails to comply with the continued listing requirements of Nasdaq, Otonomo would face possible delisting, which would result in a limited public market for its shares.

•	The market price and trading volume of the Ordinary Shares may be volatile.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is:

Equiniti Trust Company, LLC
Operations Center
Attn: Reorganization Department
Brooklyn, New York 11219
E-mail: ReorgVoluntary@equiniti.com

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

Piper Sandler & Co.
800 Nicollet Mall
Minneapolis, Minnesota 55402
Direct: Jay Hershey
Email: Jay.Hershey@psc.com
(800) 754-1172 or (612) 303-0177

Additional Information	We recommend that our warrant holders review the registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 783-5524
Email: OTMO@dfking.com

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of (i) the last day of the fiscal year (A) following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement under the Exchange Act or the Securities Act, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iii) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (iv) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we continue to be exempt from the more stringent compensation and other disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Recent Developments

Workforce Reduction

During the fourth quarter of 2022, Otonomo initiated a workforce reduction of a significant number of its employees as Otonomo adjusted its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the workforce reduction, Otonomo sunsetted its artificial intelligence (AI) platform that transforms behavioral data into actionable insights (“MI services”) in December 2022 and sunsetted its Connected Vehicle Data services (“Connected Vehicle Data services”), which included services relating to multi-layered data, standardized and blurred to remove identifiers, in April 2023. The workforce reduction started in the fourth quarter of 2022 and is expected to be completed during the first half of 2023. In connection with the reduction in workforce, the Company has released its Chief Marketing Officer and Chief Revenue Officer, effective as of March 31, 2023.

Entry into Agreement and Plan of Merger

On February 9, 2023, Otonomo, Urgently and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, Merger Sub will merge with and into Otonomo, with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than certain excluded or cancelled shares) will be deemed transferred under Israeli law to Urgently in exchange for the right to receive a number of shares of common stock of Urgently (“Urgently common stock”) equal to the Exchange Ratio (as defined in the Merger Agreement). No fractional shares of Urgently common stock will be issued in the Merger. If a holder of Ordinary Shares was entitled to receive a fraction of a share of Urgently common stock, then the number of shares of Urgently common stock issuable to such holder will be rounded up or down to the nearest whole share of Urgently common stock as provided for in the Merger Agreement. The merger consideration will not include any cash consideration, except as set forth in the Merger Agreement. Immediately following closing of the Merger, the parties expect that Otonomo’s equityholders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final Exchange Ratio pursuant to the terms set forth in the Merger Agreement.

The Exchange Ratio will be calculated based on (i) Urgently’s valuation, (ii) Urgently’s fully-diluted share count, (iii) Otonomo’s net cash and (iv) Otonomo’s fully-diluted share count.

Urgently’s valuation will be calculated as (a) $271.0 million plus (b) Urgently’s cash as of the business day prior to closing of the Merger minus (c) Urgently’s transaction expenses minus (d) Urgently’s outstanding indebtedness minus (e) certain taxes of Urgently.

Urgently’s fully-diluted share count will include (a) all shares of Urgently common stock outstanding immediately prior to the Effective Time (including shares of Urgently common stock underlying convertible notes and warrants that will convert or be exercised prior to or in connection with closing of the Merger), plus (b) shares of Urgently common stock underlying all outstanding stock options, warrants and other convertible or derivative securities of the Urgently (provided, however, that it will not include shares underlying convertible notes that do not convert prior to closing of the Merger, the aggregate principal amount of which is included in the calculation of Urgently’s indebtedness).

Otonomo’s net cash will be calculated as (a) Otonomo’s cash as of March 31, 2023 minus (b) Otonomo’s transaction expenses minus (c) Otonomo’s outstanding indebtedness minus (d) certain taxes of Otonomo minus (e) Otonomo’s cash burn in excess of $2.55 million per month during the period between April 1, 2023 and closing of the Merger.

Otonomo’s fully-diluted share count will include (a) all outstanding Ordinary Shares immediately prior to the Effective Time plus (b) shares underlying all Otonomo RSU Awards (as defined below), warrants, promised but ungranted equity awards and other convertible or derivative securities of Otonomo outstanding immediately prior to the Effective Time.

At the Effective Time, each restricted stock unit award relating to Ordinary Shares that is outstanding immediately prior to the Effective Time, other than those that vest by reason of the consummation of the Merger (an “Otonomo RSU Award”), will be assumed by Urgently. Each Otonomo RSU Award will be automatically converted into a restricted stock unit award relating to shares of Urgently common stock (an “Adjusted RSU Award”) and will have the same terms and conditions as applied to the Otonomo RSU Award immediately prior to the Effective Time. The Adjusted RSU Awards will settle in the number of shares of Urgently common stock equal to the product obtained by multiplying (i) the number of Ordinary Shares subject to the Otonomo RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio.

Additionally, at the Effective Time, each Otonomo Stock Option that has an exercise price per share that is less than the Fair Market Value (as defined in the applicable Otonomo equity plan) of one Ordinary Share as of the third business day prior the anticipated date of closing of the Merger (such date the “Option Measurement Date” and such options, the “In-the-Money Options”) will be accelerated, such that all In-the-Money Options will be vested and exercisable as of not later than the Option Measurement Date.

Each In-the-Money Option that then remains outstanding and unexercised will be deemed to be exercised in full (on a “net exercise” cashless basis) and cancelled, and the holder of such In-the-Money Option will receive a number of fully vested Ordinary Shares (rounded down to the next whole share) equal to the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Fair Market Value of one Ordinary Share as of the Option Measurement Date over the per share exercise price of such In-the-Money Option, multiplied by (ii) the number of Ordinary Shares subject to such In-the-Money Option, by (b) the Fair Market Value of one Ordinary Share as of the Option Measurement Date. Each Otonomo Stock Option that then remains outstanding and unexercised and that is not an In-the-Money Option will automatically be cancelled without any payment being made in respect thereof.

Each warrant that is outstanding and unexercised immediately prior to the Effective Time will be assumed by the Urgently and automatically converted into a warrant to acquire shares of Urgently common stock (an “Assumed Warrant”), which will have the same terms and conditions as applied to the warrant immediately prior to the Effective Time. The number of shares of Urgently common stock subject to each Assumed Warrant will be equal to the product obtained by multiplying (i) the number of Ordinary Shares subject to the warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and the exercise price per share of Urgently common stock will be equal to the quotient of (x) the exercise price per Ordinary Share immediately prior to the Effective Time divided by (y) the Exchange Ratio.

The consummation of the Merger is subject to customary closing conditions, including: (i) the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote (or action by written consent) of the majority of the votes cast by the holders of Ordinary Shares that are present in person or by proxy at a quorate general meeting (the “Otonomo Shareholder Approval”) and the obtainment of the approval of Urgently’s amended and restated certificate of incorporation and bylaws by the irrevocable affirmative written consent of the holders of a majority of Urgently’s outstanding shares (the “Urgently Stockholder Consent”), (ii) the absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity that prohibits, the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (iii) the shares of Urgently common stock and Assumed Warrants to be issued in the Merger being approved for listing on the Nasdaq, subject to official notice of issuance, (iv) the SEC having declared effective the Registration Statement on Form S-4 of Urgently, which will contain the proxy statement/prospectus of the parties in connection with the Merger, (v) any consents, filings or approvals required under any foreign direct investment laws for the consummation of the transactions contemplated by the Merger Agreement having been obtained, (vi) the Secretary of State for Business, Energy & Industrial Strategy of the United Kingdom having either (A) confirmed that no further action will be taken in relation to the Merger, (B) made a final order in relation to the Merger pursuant to section 26(1)(a) of the National Security and Investment Act 2021 (United Kingdom) (the “NSIA 2021”) allowing the Merger to proceed, or (C) provided a written notice to the Urgently or Otonomo that the NSIA 2021 does not apply to the Merger, (vii) the absence of any pending action by any governmental entity that challenges or seeks to enjoin the Merger or the other transactions contemplated by the Merger Agreement, (viii) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Urgently and Merger Sub, on the hand, and Otonomo, on the other hand, contained in the Merger Agreement and the compliance by each party with the covenants contained therein, (ix) the absence of a material adverse effect with respect to each of Urgently and Otonomo, (x) Urgently complying with the provisions of the Merger Agreement relating to the appointment of the Otonomo Representatives (as defined in the Merger Agreement) to the board of directors of Urgently, (xi) the fulfillment of the required conditions set forth in Section 323 of the Israeli Companies Law – 5759-1999 and at least fifty days having elapsed after the filing of the merger proposal with the Israeli Registrar of Companies and expiration of the thirty-day waiting period following the Otonomo Shareholder Approval as referenced in (i) above, (xii) the receipt by Urgently of a no-action letter (the “ISA No-Action Letter”) from the Israel Securities Authority (the “ISA”), (xiii) either a 104H tax ruling or 104H interim tax ruling and a withholding tax ruling from the ITA having been obtained and (xiv) the Exchange Ratio having been finally determined in accordance with the Merger Agreement. On April 18, 2023, the Secretary of State for Business, Energy & Industrial Strategy of the United Kingdom provided written notice confirming that no further action will be taken in relation to the Merger. The ISA No-Action Letter was obtained on June 13, 2023.

The consummation of the Merger is not conditioned upon the completion of the Offer or the Consent Solicitation.

A copy of the Merger Agreement is filed as Exhibit 2.2 to this Prospectus/Offer to Exchange. For more information regarding the Merger, we refer you to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 10, 2023.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Urgently as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data assumes the Merger of Urgently and Otonomo took place on March 31, 2023. The selected unaudited pro forma condensed combined statements of operations data assumes the Merger of Urgently and Otonomo took place on January 1, 2022.

The following selected unaudited pro forma condensed combined financial data is for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined financial data should be read in conjunction with the sections entitled “Summary — Entry into Agreement and Plan of Merger” and “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this Prospectus/Offer to Exchange.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share amounts)	Three months ended March 31, 2023	Year ended December 31, 2022
Revenues	$51,417	$194,581
Net loss	(32,000)	(144,336)
Net loss per share attributable to common stockholders:
Basic and Diluted	(4.80)	(23.24)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)	As of March 31, 2023
Total assets	$197,452
Total liabilities	124,181
Total stockholder’s equity	73,271

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this Prospectus/Offer to Exchange, including our consolidated financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange, before exchanging your warrants for our Ordinary Shares. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us.

Risks Related to Our Warrants and the Offer and Consent Solicitation

The Warrant Amendment, if adopted, will allow us to require that all outstanding warrants be converted into Ordinary Shares at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the warrants, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.01503 Ordinary Shares. This represents a ratio of Ordinary Shares per warrant that is 10% than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of a majority of the then outstanding public warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of greater than 50% of the number of the then outstanding public warrants.

If adopted, we currently intend to require the conversion of all outstanding warrants to Ordinary Shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 0.00167 fewer Ordinary Shares per warrant than if they had tendered their warrants in the Offer.

The exchange of warrants for Ordinary Shares will increase the number of shares eligible for future resale and result in dilution to our shareholders.

Our warrants may be exchanged for Ordinary Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $172.50 per share exercise price is below the market price of our Ordinary Shares. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional Ordinary Shares will be issued. These issuances of Ordinary Shares will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Ordinary Shares in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our Ordinary Shares and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for Ordinary Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, and you choose not to tender some or all of your warrants in the Offer, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted (subject to any amendment by us of the Offer and Consent Solicitation). The market price of our Ordinary Shares may fluctuate, and the market price of our Ordinary Shares when we deliver our Ordinary Shares in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of Ordinary Shares for each warrant accepted for exchange is fixed (subject to any amendment by us of the Offer and Consent Solicitation) at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Ordinary Shares or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Ordinary Shares when we deliver Ordinary Shares in exchange for your warrants could be less than the market price of the public warrants at the time you tender your warrants. The market price of our Ordinary Shares could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver Ordinary Shares in exchange for warrants, or during any extension of the Offer Period.

We may redeem your unexpired public warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants (excluding any private placement warrants held by the Sponsor and its affiliates or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our Ordinary Shares in the event Ordinary Shares are not traded on any specific trading day) of our Ordinary Shares equals or exceeds $270.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day period ending three trading days before we send notice of the redemption to the warrant holders, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering our Ordinary Shares issuable upon exercise of the warrants and current prospectus relating to them is available. If and when the warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

The warrants that are not exchanged may have reduced liquidity and may be delisted by Nasdaq.

If the Warrant Amendment is adopted, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if adopted, will allow us to require that all outstanding warrants be converted into Ordinary Shares at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. Additionally, if we fail to satisfy Nasdaq’s listing requirements as a result of the exchange, such as by having fewer than 300 round lot holders, then Nasdaq may delist our public warrants from trading on its exchange, which could limit public warrant holders’ ability to make transactions in our public warrants and further impair the market for unexchanged warrants. If Nasdaq delists our public warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our public warrants could be quoted on an over-the-counter market. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

The ITA may implement Israeli tax withholding requirements in a different manner than contemplated herein.

The identification of warrant holders and determination of their tax status for purposes of implementing Israeli tax withholding requirements as described under “Material Israeli Tax Considerations — Israeli Tax Withholding” below, shall be done in reliance on the Residency Declarations and/or Valid Tax Certificates provided by such warrant holders, as applicable. Nevertheless, the ITA may determine that the Israeli tax withholding obligations of Otonomo are not fully satisfied by the withholding procedures described below. In such case, Otonomo may be exposed to liability in the event of a final determination that there is any shortfall in withholding amounts, and warrant holders may be exposed to liability as further described under “Material Israeli Tax Considerations — Israeli Tax Withholding” below.

Risks Related to the Merger

The pending Merger may not be completed on the currently contemplated timeline or terms, or at all.

Either we or Urgently may terminate the Merger Agreement in specified circumstances. If the Merger is not completed, our business, results of operations and financial condition could be materially and adversely affected and, without realizing any of the benefits of having completed the Merger, we will be subject to a number of risks, including the following:

•	the market price of our securities could decline;

•
we will be required to pay our costs relating to the Merger, such as legal, accounting, financial advisor, filing and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger, whether or not the Merger is completed;

•
if the Merger Agreement is terminated and our board of directors seeks another merger, our shareholders cannot be certain that we will be able to find another party willing to enter into a transaction as attractive to us as the Merger;

•	we could be subject to litigation related to any failure to complete Merger or related to any enforcement proceeding commenced against us to perform our obligations under the Merger Agreement;

•
we will not realize the benefit of the time and resources, financial and otherwise, committed by our management to matters relating to Merger that could have been devoted to pursuing other beneficial opportunities; and

•
we may experience reputational harm due to the adverse perception of any failure to successfully complete the Merger or negative reactions from the financial markets or from our suppliers, customers, employees and other commercial relationships; and

•
any of these risks could adversely affect our business, results of operations and financial condition. Similarly, delays in the completion of the Merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the Merger and could adversely affect our business, results of operations and financial condition.

The pendency of the Merger could adversely affect our business and operations.

In connection with the pending Merger, some parties with commercial relationships with us may delay or defer decisions, which could adversely affect our revenues, earnings, funds from operations, cash flows and expenses, regardless of whether the Merger is completed. Similarly, our current and prospective employees may experience uncertainty about their future roles with the combined company following the Merger, which may adversely affect our ability to attract and retain key personnel during the pendency of the Merger.

We will not have any right to make damage claims against Urgently or its stockholders for the breach of any representation, warranty or covenant made by Urgently in the Merger Agreement.

In general, neither Urgently nor Otonomo is obligated to complete the Merger if there is a Material Adverse Effect (as that term is defined in the Merger Agreement) affecting the other party between February 9, 2023, the date of the Merger Agreement, and the closing of the Merger.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms contemplate performance after the Effective Time.

Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Effective Time, except for covenants that by their terms contemplate performance after the Effective Time.

Otonomo will incur significant transaction and transition costs in connection with the Merger.

Otonomo has incurred and expects to incur significant, non-recurring costs in connection with consummating the Merger. Otonomo may also incur additional costs to retain key employees. All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid, whether or not the Merger is consummated, by the party incurring such fees or expenses.

Otonomo or Urgently may waive one or more of the conditions to the Merger.

Otonomo or Urgently may agree to waive, in whole or in part, some of the conditions to each party’s obligations to complete the Merger, to the extent permitted by applicable law. For example, it is a condition to Otonomo’s obligations to close the Merger that certain of Urgently’s representations and warranties are true and correct in all respects as of the Closing Date (as defined in the Merger Agreement), except to the extent the failure of such representations and warranties of Otonomo to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Urgently. However, if Otonomo’s board determines that it is in the best interest of the shareholders of Otonomo to waive any such breach, then Otonomo’s board may elect to waive that condition and consummate the Merger.

If the Merger is not completed, the price of our Ordinary Shares may fluctuate significantly.

The market price of our Ordinary Shares is subject to significant fluctuations. During the 12-month period ended February 10, 2023, the closing sales price of the Ordinary Shares on Nasdaq ranged from a high of $31.5 on February 11, 2022 to a low of $3.45 on October 14, 2022. The market price of Ordinary Shares will likely be volatile based on whether shareholders and other investors believe that Otonomo can complete the Merger and whether the Merger is beneficial to shareholders and investors. The volatility of the market price of our Ordinary Shares is exacerbated by low trading volume.

During the pendency of the Merger, Otonomo may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect its business prospects.

Covenants in the Merger Agreement impede the ability of Urgently and Otonomo to make acquisitions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, Otonomo is generally prohibited from soliciting, initiating, knowingly encouraging, or taking any other action designed to, or which would reasonably be expected to facilitate a proposal, offer or indication of interest with respect to certain transactions involving a third party, including a merger, sale of assets or other business combination (or would reasonably be expected to lead to such a proposal), subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them.

Lawsuits may be filed against Otonomo and Urgently and the members of their respective boards in connection with the Merger in the future. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the Merger and/or substantial costs to Otonomo.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Otonomo’s liquidity and financial condition.

One of the conditions to the closing of the Merger is that no injunction by any governmental entity having jurisdiction over Otonomo or Urgently has been entered and continues to be in effect and no law has been adopted, in either case that restrains, enjoins or otherwise prohibits the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the Merger from being completed within the expected time frame or at all, which may adversely affect Otonomo’s, business, financial position and results of operations. There can be no assurance that any of the defendants will be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Otonomo’s business, financial condition, results of operations and cash flows.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit Otonomo from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances. In addition, if the Merger is not completed, Otonomo is subject to the following risks:

•	if the Merger Agreement is terminated under certain specified circumstances, Otonomo will be required to pay Urgently a termination fee of up to $3.0 million;

•	the price of the Ordinary Shares may decline and could fluctuate significantly; and

•	the incurrence of costs related to the Merger, such as financial advisor, legal and accounting fees, a majority of which must be paid even if the Merger is not completed.

Risks Related to Otonomo’s Operations

Otonomo has a limited operating history and may be unable to achieve or sustain profitability or accurately predict its future results.

Otonomo has been focused on developing a platform to provide vehicle data services since its formation in 2015. Otonomo’s limited operating history makes it difficult to evaluate its current business and future prospects and may increase the risk of your investment. Further, because Otonomo has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market.

Otonomo’s losses in prior periods and accumulated deficit reflect the investments Otonomo has made to date to grow its business. Otonomo expects to have significant operating expenses in the future to further support and grow its business, including expanding the range of integrations between its platform and third‑party applications and platforms, expanding its direct and indirect sales capabilities, investing in its infrastructure and R&D and integrating businesses it acquires. As a result, Otonomo may be unable to achieve or sustain profitability or accurately predict its future results. You should not consider Otonomo’s recent growth in revenue as indicative of its future performance. Otonomo cannot assure you that it will achieve profitability in the future, or that if Otonomo does become profitable, that it will sustain profitability.

If Otonomo fails to address the risks and difficulties that it faces, including those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Otonomo has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Otonomo’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if Otonomo does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Otonomo’s Cost Reduction Initiative and associated organizational changes may not adequately reduce its operating costs or improve operating margins, may lead to additional workforce attrition, and may cause operational disruptions.

During the fourth quarter of 2022, Otonomo commenced the Cost Reduction Initiative, which included a workforce reduction of a significant number of employees in connection with the Company adjusting its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the Cost Reduction Initiative, the Company sunsetted its MI services in December 2022 and sunsetted its Connected Vehicle Data services in April 2023.

The Cost Reduction Initiative was completed in the second quarter of 2023. As a result of completing the Cost Reduction Initiative, Otonomo anticipates that it will recognize substantial cost savings. The estimates of the charges and expenditures that Otonomo expects to incur in connection with the workforce reduction, and timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and Otonomo may incur costs that are greater than it currently expects in connection with the Cost Reduction Initiative.

The Cost Reduction Initiative may yield unintended consequences and costs (financial or otherwise), such as the loss of institutional knowledge and expertise, employee attrition beyond Otonomo’s intended reduction in force, a reduction in morale among its remaining employees, greater-than-anticipated costs incurred in connection with implementing the restructuring process, and the risk that Otonomo may not achieve the benefits from the Cost Reduction Initiative to the extent or as quickly as it anticipates, all of which may have a material adverse effect on its results of operations or financial condition. These restructuring initiatives could place substantial demands on its management and employees, which could lead to the diversion of its management’s and employees’ attention from other business priorities. In addition, while certain positions have been eliminated in connection with the Cost Reduction Initiative, certain functions necessary to Otonomo’s reduced operations remain, and Otonomo may be unsuccessful in distributing the duties and obligations of departed employees among its remaining employees or external service providers, which could result in disruptions to its operations. Otonomo may also discover that the workforce reduction and other restructuring efforts will make it difficult for it to pursue new opportunities and initiatives and require it to hire qualified replacement personnel, which may require it to incur additional and unanticipated costs and expenses.

Otonomo has a limited operating history with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

Otonomo has incurred net losses on an annual basis since its inception. Otonomo incurred net losses of approximately $131.1 million and $30.9 million for the years ended December 31, 2022 and 2021, respectively. Otonomo believes that it will continue to incur operating and net losses each quarter for the foreseeable future.

Otonomo expects to continue to invest its efforts and resources into, among other things:

•	Otonomo’s engineering team, the development of new products, features and functionality and enhancements in its Connected Fleet platform and the Otonomo Connected Insurance Tech Business;

•	research and development; and

•	general administration costs, including legal costs, accounting costs, and other expenses related to being a public company.

These investments may not result in an increased revenue or growth of Otonomo’s business. Otonomo also expects that its revenue growth rate will decline over time. Accordingly, Otonomo may not be able to generate sufficient revenue to offset its expected cost increases and achieve and sustain profitability. If Otonomo fails to achieve and sustain profitability, then its business, results of operations and financial condition could be adversely affected.

If Otonomo does not develop enhancements to its services and introduce new services that achieve market acceptance, its growth, business, results of operations and financial condition could be adversely affected.

Otonomo’s ability to attract new consumers and increase revenue from existing consumers depends in part on its ability to enhance and improve its existing services, increase adoption and usage of its services, and introduce new services. The success of any enhancements or new services depends on several factors, including timely completion, adequate quality testing, actual performance quality, market accepted pricing levels and overall market acceptance.

Enhancements, such as additional technology features, and new services, such as software licenses and data services, that Otonomo develops may not be introduced in a timely or cost effective manner, or at all due to the Cost Reduction Initiative, and thus may not achieve the broad market acceptance necessary to generate significant revenue. Furthermore, Otonomo’s ability to increase the usage of its services depends, in part, on the development of new uses for its services, which may be delayed or not occur. Otonomo’s ability to generate usage of additional services by its consumers may also require increasingly sophisticated and more costly sales efforts and result in a longer sales cycle. If Otonomo is unable to successfully enhance its existing services to meet evolving consumer requirements, increase adoption and usage of its services, develop new services, or if its efforts to increase the usage of its services are more expensive than it expects, then its business, results of operations and financial condition would be adversely affected.

If Otonomo is unsuccessful at investing in growth opportunities, its business could be materially and adversely affected.

Due to the Cost Reduction Initiative, Otonomo reduced its investment in growth opportunities, including the development of new technologies and services to meet its clients’ needs. If Otonomo is unable to develop new technologies and services, consumers do not use or license its new technologies and services, its new technologies and services do not work as intended or there are delays in the availability or adoption of its new technologies and services, then Otonomo may not be able to grow its business or growth may occur slower than anticipated. Additionally, although Otonomo expects continued growth in the vehicle data market, such growth may occur more slowly or not at all, and Otonomo may not benefit from its investments.

Any of the foregoing could have a material and adverse effect on its operating results and financial condition.

Otonomo may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to it when it needs them. If Otonomo cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected.

Otonomo may require additional capital in the future in order to respond to technological advancements, competitive dynamics or technologies, consumer demands, business opportunities, challenges, acquisitions or unforeseen circumstances. Otonomo may also determine to raise equity or debt financing for other reasons. For example, in order to further enhance business relationships with current or potential customers or partners, Otonomo may issue equity or equity‑linked securities to such current or potential customers or partners.

Otonomo may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Otonomo raises additional funds through the issuance of equity or convertible debt or other equity‑linked securities, Otonomo’s existing shareholders could experience significant dilution. In addition, any debt financing Otonomo obtains in the future, whether in the form of a credit facility or otherwise, could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Otonomo is unable to obtain adequate financing or financing on terms satisfactory to it when it requires it, its ability to continue to grow or support its business and to respond to business challenges could be significantly limited. In addition, because Otonomo’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing, nature or success of its future capital raising efforts.

Otonomo relies, in part, on partnerships to grow its business. The partnerships may not produce the expected financial or operating results it expects. In addition, if Otonomo is unable to enter into partnerships or successfully maintain them, its growth may be adversely impacted.

Historically, Otonomo has relied, in part, on a variety of partnerships covering different focus areas and data to grow its business. The majority of the partnerships allow Otonomo to provide data or data services as part of services provided by the partners, thereby increasing its customer base without the need to address the customers directly.

Any partnerships Otonomo enters into may not be on favorable terms, and the expected benefits and growth from these partnerships may not materialize as planned. Otonomo may have difficulty assimilating new partnerships and their services, technologies, IT systems and personnel into its operations. IT and data security profiles of partners may not meet its technological standards and may take longer to integrate and remediate than planned. This may result in significantly greater transaction and integration costs for future partnerships than Otonomo has experienced historically, or it could mean that it will not pursue certain partnerships where the costs of integration and remediation are too significant. These difficulties could disrupt its ongoing business, increase its expenses and adversely affect its operating results and financial condition.

Despite Otonomo’s past experience, opportunities to grow its business through partnerships may not be available to it in the future.

In 2022, two customers accounted for a material portion of Otonomo’s revenues and, therefore, the loss of those customers could materially and adversely affect its business, results of operations and financial condition.

             The Auto Club Group and DL Insurance Services Limited accounted for approximately 16% and 12%, respectively, of Otonomo’s revenue in 2022. The loss of these customers could result in a significant reduction of Otonomo’s anticipated revenues, which could materially and adversely affect its business, results of operations and financial condition.

Otonomo’s business depends on expanding its base of data and insurance services consumers and consumers increasing their use of its services, and its inability to expand its base of consumers or any loss of consumers or decline in their use of its services could materially and adversely affect its business, results of operations and financial condition.

Otonomo’s ability to grow and generate revenue growth depends, in part, on its ability to expand its base of consumers and maintain and grow its relationships with existing consumers and to have them increase their usage of its platform. If Otonomo is not successful in attracting new consumers or its existing consumers do not increase their use of its services, then its revenue growth may decline, and its results of operations may be harmed. Data consumers are charged based on the usage of its services. Many of Otonomo’s data consumers do not have long‑term contractual financial commitments to it and, therefore, most of its data consumers may reduce or cease their use of its services at any time without penalty or termination charges. Insurance service consumer arrangements normally include committed fees as well as elements of uncommitted usage-based fees. Consumers may terminate or reduce their use of Otonomo’s services for any number of reasons, including if they are not satisfied with its services, the value proposition of its services or its ability to meet their needs and expectations. Otonomo cannot accurately predict consumers’ usage levels and its inability to attract new consumers or the loss of consumers or reductions in their usage levels of its services may each have a negative impact on its business, results of operations and financial condition and may slow its growth in the future if customers are not satisfied with its products, the value proposition of its products or its ability to meet their needs and expectations. If a significant number of consumers cease using, or reduce their usage of its services, then Otonomo may be required to spend significantly more on sales and marketing than it currently plans to spend in order to maintain or increase revenue from consumers. Such additional sales and marketing expenditures could adversely affect its business, results of operations and financial condition.

If Otonomo fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, its products may become less competitive.

The market for mobility technology in general, and vehicle data, is subject to rapid changes, evolving industry standards, changing regulations, as well as changing customer needs, requirements, and preferences. The success of Otonomo’s business will depend, in part, on its ability to adapt and respond effectively to these changes on a timely basis. If Otonomo is unable to develop new services that satisfy its consumers and provide enhancements and new features for its existing services that keep pace with rapid technological and industry change, its business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact Otonomo’s ability to compete effectively.

Otonomo’s platform must integrate with a variety of network, hardware, mobile and software platforms and technologies, and it needs to continuously modify and enhance its services and platform to adapt to changes and innovation in these technologies. If data providers, partners or consumers adopt new software platforms or infrastructure, Otonomo may be required to develop new or enhanced versions of its services to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect its business, results of operations and financial condition. Any failure of Otonomo’s services and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for its services. If Otonomo is unable to respond to these changes in a cost‑effective manner, its services may become less marketable and less competitive or obsolete, and its business, results of operations and financial condition could be adversely affected.

The market for Otonomo’s services and platform is new and unproven and may decline or experience limited growth and is dependent in part on consumers continuing to adopt its platform and use its services.

Otonomo has been developing and providing a cloud based platform, through which it serves as a vehicle data marketplace, which enables car manufacturers, drivers and service providers to be part of a connected ecosystem. This market is relatively new and unproven and is subject to a number of risks and uncertainties. Otonomo believes that its future success will significantly depend in large part on the growth, if any, of this market. The utilization of a data marketplace to obtain data on vehicles, drivers and the environment is still relatively new, and consumers may not recognize the need for, or benefits of, its services and platform. Moreover, if they do not recognize the need for and benefits of its services and platform, they may decide to adopt alternative services to satisfy some portion of their business needs. In order to grow its business and extend its market position, Otonomo should focus on educating potential customers about the benefits of its services and platform, expanding the range of its services and bringing new technologies to market to increase market acceptance and use of its platform. Otonomo’s ability to expand the market that its services and platform address depends upon a number of factors, including the cost, performance and perceived value associated with such services and platform. The market for Otonomo’s services and platform could fail to grow significantly due to the Cost Reduction Initiative or otherwise or there could be a reduction in demand for its services as a result of a lack of acceptance, technological challenges, competing services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If Otonomo’s market does not experience significant growth, or demand for its services decreases, then its business, results of operations, and financial condition could be adversely affected.

Otonomo relies on the ability to access data from external providers at reasonable terms and prices. Otonomo’s data providers might restrict its use of, or refuse to license, data, which could lead to its inability to access certain data or provide certain services and, as a result, materially and adversely affect its operating results and financial condition.

Otonomo relies extensively upon vehicle data from a variety of external providers to provide its services, including data from OEMs, vehicle fleet operators and mobile devices. Otonomo’s data providers could increase restrictions on its use of such data, increase the price they charge it for data, or refuse altogether to license the data to it. In addition, during the term of any data supply contract, providers may fail to adhere to Otonomo’s data quality control standards or fail to deliver data. Further, although no single individual data provider is material to its business, if a number of providers collectively representing a significant amount of data that it uses for one or more of its services were to impose additional contractual restrictions on its use of or access to data, fail to adhere to its quality‑control standards, repeatedly fail to deliver data or refuse to provide data, now or in the future, its ability to provide those services to its clients could be materially adversely impacted, which may harm its operating results and financial condition. In addition, if a number of providers collectively representing a significant amount of data that it uses are no longer able or are unwilling to provide it with certain data, Otonomo may need to find alternative providers.

If Otonomo is unable to identify and contract with suitable alternative data providers and efficiently and effectively integrate these data sources into its service offerings, it could experience service disruptions, increased costs, and reduced quality and availability of its services. Moreover, some of its data providers compete with it in certain service offerings, which may make it vulnerable to unpredictable price increases from them and they may elect to stop providing data to it. Significant price increases could have a material adverse effect on its operating margins and its financial position, in particular if Otonomo is unable to arrange for substitute replacement data suppliers on favorable economic terms. There can be no assurance that Otonomo would be able to obtain data from alternative suppliers if its current suppliers become unavailable. Loss of such access or the availability of data in the future on commercially reasonable terms, or at all, may reduce the quality and availability of its services, which could have a material adverse effect on its business, financial condition, and results of operations.

Some of its data suppliers face similar regulatory requirements as Otonomo does and, consequently, they may cease to be able to provide data to it or may substantially increase the fees they charge it for this data, which may make it financially burdensome or impossible for it to acquire data that is necessary to offer services. Many consumer advocates, privacy advocates, and government regulators believe that existing laws and regulations do not adequately protect privacy or ensure the accuracy of personal data. As a result, such advocates and regulators are seeking further restrictions on the dissemination or commercial use of personal information to the public and private sectors, as well as contemplating requirements relative to data accuracy and the ability of consumers to opt to have their personal data removed from databases such as Otonomo’s. Any future laws, regulations, or other restrictions limiting the dissemination or use of personal information may reduce the quality and availability of the data necessary for its products and services, which could have a material adverse effect on its business, financial condition, and results of operations.

If Otonomo is unable to expand its relationships with existing OEMs and vehicle fleet operators and add new OEMs and vehicle fleet operators and other data providers, its business, results of operations and financial condition could be adversely affected.

Otonomo believes that its business depends in part upon developing and expanding strategic relationships with OEMs and vehicle fleet operators and other data providers. OEMs and vehicle fleet operators provide much of the data it provides as part of its services. As demand grows for data‑driven products and services and customer groups join the ecosystem and expand their usage of external data, it will need to be able to provide the data in order to meet increasing market needs.

If Otonomo fails to expand its relationships with existing OEMs and vehicle fleet operators or establish relationships with new OEMs and vehicle fleet operators and other data providers in a timely and cost effective manner, or at all, it will be unable to grow its business and meet its customers’ needs, which would adversely affect its business, results of operations and financial condition.

Any failure to offer high quality user support may adversely affect Otonomo’s relationships with its consumers and prospective consumers, and adversely affect its business, results of operations and financial condition.

Many of Otonomo’s customers depend on its customer support team to assist them in deploying its services effectively to help them to resolve post‑deployment issues quickly, and to provide ongoing support. If Otonomo does not devote sufficient resources or are otherwise unsuccessful in assisting its consumers effectively, it could adversely affect its ability to retain existing consumers and could prevent prospective consumers from adopting its services. Otonomo may be unable to respond quickly enough to accommodate short‑term increases in demand for customer support. Otonomo also may be unable to modify the nature, scope and delivery of its customer support to compete with changes in the support services provided by its competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect its business, results of operations and financial condition. Otonomo’s revenues are highly dependent on its business reputation. Any failure to maintain high quality customer support, or a market perception that Otonomo does not maintain high quality customer support, could erode customer trust and adversely affect its reputation, business, results of operations and financial condition.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Otonomo’s results of operations.

Otonomo’s business is directly affected by, and significantly dependent on, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements and political volatility, especially in energy‑producing countries and growth markets. In addition, automotive production and sales can be affected by its automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to regulatory requirements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year.

Otonomo expects any such fluctuations to give rise to fluctuations in the demand for its products. Reductions in automotive sales could slow the increasing connectivity of vehicles, as new vehicles have greater connectivity that older ones, and would slow the demand for data‑driven products and services. In addition, a reduction in the number of vehicles would reduce the potential number of data consumers for its services. Any significant adverse change in automotive production and sales could have a material adverse effect on its business, results of operations and financial condition.

The market in which Otonomo participates is intensely competitive, and if Otonomo does not compete effectively, its business, results of operations and financial condition could be harmed.

The market for vehicle data is rapidly evolving and highly competitive, with relatively low barriers to entry in some areas. Otonomo’s future success will depend on its ability to maintain its lead by continuing to develop and protect from infringement advanced technology in a timely manner and to stay ahead of existing and new competitors. Otonomo currently faces competition from a range of companies seeking to establish and develop relationships with OEMs and other data providers. Otonomo’s competitors are also working to advance technology, performance and innovation in their development of new and improved solutions.

Otonomo’s direct competitors focus on data provision, services to manage and structure data and consent management. Otonomo’s indirect competitors include service providers and personal use case companies, which focus on enabling services via APIs and connecting service providers with customers’ personally identifiable information (“PII”), as well as industry‑specific data and service providers for location‑based services, fleet management and repair and maintenance. Additionally, technology companies, such as Google and Alibaba, and vehicle operating system providers, such as Huawei and Baidu, are potential competitors to its platform, as are companies providing cloud computing platforms and APIs, such as Amazon Web Services and Microsoft. In addition, Otonomo faces potential competition from its vertically integrated data providers which may elect to directly provide more data‑related services as part of their business.

The principal competitive factors in its market include completeness of offering, ease of integration and programmability, product features, platform scalability, and performance and cost.

Some of Otonomo’s competitors and potential competitors are larger and have greater name recognition, longer operating histories, more established customer relationships, larger budgets and significantly greater resources than it does. In addition, some have the operating flexibility to bundle competing products and services at little or no perceived incremental cost, including offering them at a lower price as part of a larger sales transaction. As a result, Otonomo’s competitors may be able to respond more quickly and effectively than it can to new or changing opportunities, technologies, standards or customer requirements. These effects may be magnified if Otonomo is unable to continue to pursue innovative solutions and offerings due to the Cost Reduction Initiative or otherwise.

With the introduction of new services and new market entrants, Otonomo expects competition to intensify in the future. Increased competition may result in pricing pressure and reduced margins and may impede its ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

Otonomo expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the price of its securities to fluctuate or decline.

Otonomo’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of its operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Otonomo’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of its business. These fluctuations could adversely affect its ability to meet its expectations or those of securities analysts or investors. If Otonomo does not meet these expectations for any period, the value of its business and its securities could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•	The timing of revenues generated in any quarter;

•	Pricing changes Otonomo may adopt to drive market adoption or in response to competitive pressure;

•	Otonomo’s ability to retain its existing customers and attract new customers;

•	Otonomo’s ability to integrate acquired companies and businesses;

•	Otonomo’s ability to develop, introduce and sell services and products in a timely manner that meet customer requirements;

•	Disruptions in its sales channels or termination of its relationship with partners;

•	Delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new services or updates from it or its competitors;

•	Fluctuations in demand pressures for its products;

•	The mix of services sold in any quarter;

•	The timing and rate of broader market adoption of its data service platform;

•	Market acceptance of its services and further technological advancements by its competitors and other market participants;

•	Any change in the competitive dynamics of its markets, including consolidation of competitors, regulatory developments and new market entrants;

•	Changes in the source, cost, availability of and regulations pertaining to materials it uses;

•	Adverse litigation, judgments, settlements or other litigation‑related costs, or claims that may give rise to such costs;

•	Foreign currency fluctuations, interest rates, inflation, recession risks and economic recovery timing; and

•	General economic, industry and market conditions, including trade disputes.

Changes in tax laws or exposure to additional income tax liabilities could affect Otonomo’s future profitability.

Factors that could materially affect its future, effective tax rates, include but are not limited to:

•	Changes in tax laws or the regulatory environment;

•	Changes in accounting and tax standards or practices;

•	Changes in the composition of operating income by tax jurisdiction; and

•	Otonomo’s operating results before taxes.

Otonomo’s effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

Changes in Otonomo’s product mix may impact its financial performance.

Otonomo’s financial performance can be affected by the mix of services it sells during a given period. If Otonomo’s sales include more of the lower gross margin services than higher gross margin products, its results of operations and financial condition may be adversely affected. There can be no guarantees that it will be able to successfully alter its service mix so that Otonomo is selling more of its high gross margin products.

Otonomo is highly dependent on the services of its CEO and founder, Ben Volkow.

Otonomo is highly dependent on its CEO and founder, Ben Volkow. Mr. Volkow has acted as its Chief Executive Officer since its inception, and as such, is deeply involved in all aspects of its business, including product development. The loss of Mr. Volkow would adversely affect its business because this could make it more difficult to, among other things, compete with other market participants, manage its R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, Mr. Volkow may adversely affect its brand, relationship with customers or standing in the industry.

Otonomo’s business depends on its ability to attract and retain highly skilled personnel and senior management.

Competition for highly‑skilled personnel is often intense, especially in Israel, where Otonomo’s principal office is located, and Otonomo may incur significant costs to attract them. Otonomo may face challenges in attracting or retaining qualified personnel to fulfill its current or future needs. Otonomo has, from time to time, experienced, and Otonomo expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. As a result of the intense competition for qualified human resources, the technology market has also experienced, and may continue to experience, significant wage inflation. Accordingly, Otonomo’s efforts to attract, retain and develop personnel may also result in significant additional expenses, which could adversely affect its profitability. Furthermore, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of its equity or equity awards declines, it may adversely affect Otonomo’s ability to retain highly skilled employees. During the fourth quarter of 2022, Otonomo authorized a workforce reduction (as part of its Cost Reduction Initiative) which resulted in a reduced headcount of approximately 135 employees worldwide. The workforce reduction may make it more difficult to preserve Otonomo’s company culture and may negatively impact employee morale. Otonomo’s success depends in part on the attraction, retention and motivation of executive personnel critical to the business and its operations. If Otonomo fails to attract new personnel or fails to retain and motivate its current personnel, it could face disruptions in its operations, strategic relationships, key information, expertise or know‑how and unanticipated recruitment and onboarding costs, and its business and future growth prospects could be adversely affected.

Otonomo’s sales and operations in international markets expose it to operational, financial and regulatory risks.

A core component of Otonomo’s growth strategy is international expansion. While Otonomo has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	Foreign currency exchange rate fluctuations; political and economic instability, international terrorism and anti‑American sentiment, particularly in emerging markets;

•	Rising inflation in the economies in which Otonomo operates and its ability to control costs, including operating expenses;

•	Potential for violations of anti‑corruption laws and regulations, such as those related to bribery and fraud;

•	Preference for locally branded products, and laws and business practices favoring local competition;

•	Potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	Delayed revenue recognition;

•	Less effective protection of intellectual property;

•
Stringent regulation of the autonomous or other systems, or products using its products and rigorous consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances directive, the Waste Electrical and Electronic Equipment directive and the European Ecodesign directive that are costly to comply with, and may vary from country to country;

•	Difficulties and costs of staffing and managing foreign operations;

•	Import and export laws and the impact of tariffs; and

•	Changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws.

As a result of these and other factors, international expansion may be more difficult, take longer and not generate the results Otonomo anticipates, which could negatively impact its growth and business.

Otonomo’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man‑made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of its business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events (such as the COVID-19 pandemic), could have an adverse effect on its business and operating results. In addition, natural disasters, acts of terrorism or war, including the ongoing invasion of Ukraine by Russia, could cause disruptions in its remaining business operations, its or its customers’ or partners’ businesses, its data providers or the economy as a whole. Otonomo also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to its communications, whether caused by a natural disaster or by man‑made problems, such as power disruptions, could adversely affect its business. Otonomo does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, its business, operating results and financial condition would be adversely affected.

Otonomo is exposed to fluctuations in currency exchange rates that could adversely affect its financial results.

Otonomo faces exposure to movements in currency exchange rates, which may cause its revenue and operating results to differ materially from expectations. Fluctuations in the value of the U.S. dollar versus foreign currencies may impact its operating results when translated into U.S. dollars. Thus, its results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. In addition, its operating results are subject to fluctuation if its mix of U.S. and foreign currency denominated transactions and expenses change in the future. Although Otonomo may apply certain strategies to mitigate foreign currency risk, these strategies might not eliminate its exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

Breaches of Otonomo’s networks or systems, or those of its data providers or partners, could degrade its ability to conduct its business, compromise the integrity of its products, platform and data, result in significant data losses and the theft of its intellectual property, damage its reputation, expose it to liability to third parties and require it to incur significant additional costs to maintain the security of its networks and data.

Otonomo depends upon its IT systems to conduct virtually all of its business operations, ranging from its internal operations and research and development activities to its marketing and sales efforts and communications with its customers and business partners. Individuals or entities may attempt to penetrate its network security, or that of its platform, and to cause harm to its business operations, including by misappropriating proprietary information or that of its data suppliers, data consumers, partners and employees or to cause interruptions of its products and platform. In general, cyberattacks and other malicious internet‑based activity continue to increase in frequency and magnitude, and cloud‑based companies have been targeted in the past and are likely to continue to be targeted in the future. In addition to threats from traditional computer hackers, malicious code (such as malware, viruses, worms, and ransomware), employee theft or misuse, password spraying, phishing, credential stuffing, and denial‑of‑service attacks, Otonomo also faces threats from sophisticated organized crime, nation‑state, and nation‑state supported actors who engage in attacks (including advanced persistent threat intrusions) that add to the risk to its systems (including those hosted on AWS or other cloud services), internal networks, its customers’ systems and the information that they store and process.

While Otonomo devotes significant financial and personnel resources to implement and maintain security measures, because the techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, Otonomo may be required to make further investments over time to protect data and infrastructure as cybersecurity threats develop, evolve and grow more complex over time. Otonomo may also be unable to anticipate these techniques, and Otonomo may not become aware in a timely manner of security breaches, which could exacerbate any damage it experiences. Additionally, Otonomo depends upon its employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy its IT resources in a safe and secure manner that does not expose its network systems to security breaches or the loss of data. Any data security incidents, including internal malfeasance or inadvertent disclosures by its employees or a third party’s fraudulent inducement of its employees to disclose information, unauthorized access or usage, introduction of a virus or similar breach or disruption of it or its service providers, such as AWS, could result in loss of confidential information, damage to its reputation, erosion of customer trust, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Accordingly, if its cybersecurity measures or its service providers fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), or the mishandling of data by its employees and contractors, then its reputation, business, results of operations and financial condition could be adversely affected. While Otonomo maintains errors, omissions, and cyber liability insurance policies covering certain security and privacy damages, it cannot be certain that its existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage as to any future claim.

Any disruption of service at the Cloud Service Providers that host Otonomo’s platform could harm its business.

Otonomo currently hosts its platform primarily using AWS, and, to a lesser extent, Microsoft Azure and Google Cloud, referred to as its Cloud Service Providers. Otonomo’s continued growth depends on the ability of its customers to access its platform at any time and within an acceptable amount of time.

Although Otonomo has disaster recovery plans, including the use of multiple Cloud Service Provider locations, any incident affecting its Cloud Service Provider infrastructure that may be caused by fire, flood, severe storm, earthquake or other natural disasters, cyber‑attacks, terrorist or other attacks, and other similar events beyond its control could negatively affect its platform and its ability to deliver its services to its customers. A prolonged Cloud Service Provider disruption affecting its platform for any of the foregoing reasons would negatively impact its ability to serve its customers and could damage its reputation with current and potential customers, expose it to liability, cause it to lose customers or otherwise harm its business. Otonomo may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the Cloud Service Providers it uses.

In the event that its Cloud Service Provider service agreements are terminated, or there is a lapse of service, Otonomo would experience interruptions in access to its platform as well as significant delays and additional expense in arranging new facilities and services and/or re‑architecting its solutions for deployment on a different cloud infrastructure, which would adversely affect its business, operating results and financial condition.

Climate change and related environmental issues may have an adverse effect on Otonomo’s business, financial condition and operating results.

Climate change related events, such as increasing temperatures, rising sea levels and changes to patterns and intensity of wildfires, hurricanes, floods, other storms and severe weather‑related events and natural disasters, may have an adverse effect on its business, financial condition and operating results. Otonomo recognizes that there are inherent climate related risks regardless of how and where it conducts its operations. For example, a catastrophic natural disaster could negatively impact the locations of its customers and suppliers. Access to clean water and reliable energy in the communities where Otonomo conducts its operations is critical to it. Accordingly, a natural disaster has the potential to disrupt its and its customers’ businesses and may cause it to experience work stoppages, project delays, financial losses and additional costs to resume operations, including increased insurance costs or loss of cover, legal liability and reputational losses.

If Otonomo is unable to maintain The Floow’s existing relationships with insurance companies or establish new relationships with insurance companies, its business, results of operations, financial condition and growth potential could be adversely affected.

Otonomo believes that the success of its business depends in part upon developing and expanding relationships with insurance companies. The Floow’s revenue depends, in large part, on revenue associated with its data refinery platform and telematics services, each of which primarily comes from insurance company customers. Otonomo’s inability to maintain these existing relationships with the Floow’s insurance company customers or establish new relationships with insurance companies could adversely affect its business, results of operations, financial condition and growth potential.

Changes in the practices of insurance companies in the markets in which Otonomo provides its telematics services could adversely affect its business, results of operations, financial condition and growth potential.

The Floow’s business depends, in part, on the existing practices of insurance companies in the markets in which Otonomo provides The Floow’s data refinery platform and sell its telematics services. Among other items, Otonomo relies on insurance companies’ continued practice of:

•	accepting vehicle location as a preferred security product;

•	requiring or providing a premium discount for using location and recovery services and products; and

•	mandating or encouraging the use of its telematics services, or similar services and products, for drivers.

If any or all of these policies or practices change, revenues from The Floow’s data refinery platform and sales of its telematics services could decline, which could adversely affect its business, results of operations, financial condition and growth potential.

Failure to effectively combine vehicle and mobile data from Otonomo and The Floow could adversely affect its growth potential.

Otonomo believes the combination of vehicle and mobile data from Otonomo and The Floow will be crucial to enabling innovative, usage-based and behavioral-based insurance products and to move from “detect and repair” to “predict and prevent” models to create safer, greener and smarter driving experiences for policy holders; however, Otonomo may experience technical and operational challenges in performing this data combination and/or the ultimate results may not be as predictive of risk as anticipated. In the event that Otonomo experiences these challenges or the results are not as predictive as anticipated, Otonomo may not realize the full benefits Otonomo anticipates from the combination of vehicle and mobile data from Otonomo and The Floow and its business and results of operations could be adversely affected.

Insurance products are highly regulated in the United States and other countries in which Otonomo operates.

The markets for insurance products are highly affected by governmental regulation in the United States and in other countries in which Otonomo operates and these regulations are subject to change. Failure to comply with applicable regulations and quality assurance guidelines, or increases in the costs associated with efforts to comply with such regulations and guidelines, could lead to changes in its products and services, which could have a material adverse effect on its business, financial condition and results of operations.

There is significant competition in the markets in which Otonomo offers its telematics services and products and its business, results of operations, financial condition and growth potential could be adversely affected if it fails to compete successfully.

The markets for its telematics services and products are highly competitive. Otonomo competes primarily on the basis of the technological innovation, quality and price of its services and products. The telematics services market and the related telematics products market are extremely competitive due to the existence of a wide variety of competing services and products and alternative technologies that offer various levels of personalized product and driver coaching capabilities, including global positioning systems, or GPS, satellite- or network-based cellular systems and direction-finding homing technologies. Providers of competing services or products may extend their offerings to the locations in which Otonomo operates, or new competitors may enter the telematics services market. Some of these competing products have greater brand recognition than its telematics products. Increased competition in the telematics services and products space could adversely affect its business, results of operations, financial condition and growth potential.

Risks Related to Otonomo’s Intellectual Property

Otonomo may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Otonomo’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Otonomo’s services and its business depends in part on its ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Otonomo relies on a combination of patent, copyright, service mark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection. Otonomo cannot assure you that any patents will be issued with respect to its currently pending patent applications, including in a manner that gives it adequate defensive protection or competitive advantages, if at all, or that any of its patents will not be challenged, invalidated or circumvented. Otonomo has filed for patents in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which Otonomo operates or in which Otonomo seeks to enforce its intellectual property rights or may be difficult to enforce in practice. Otonomo cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to it or infringe its intellectual property.

Protecting against the unauthorized use of its intellectual property, products and other proprietary rights is expensive and can be difficult, particularly with respect to international jurisdictions. Unauthorized parties may attempt to copy or reverse engineer its solutions or certain aspects of its solutions that are considered proprietary. Litigation may be necessary in the future to enforce or defend its intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the U.S. Any such litigation, regardless of merit, could be costly, divert the attention of management and may not ultimately be resolved in its favor.

Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which its products are available and competitors based in other countries may sell infringing products in one or more markets. An inability to adequately protect and enforce its intellectual property and other proprietary rights or an inability to prevent authorized parties from copying or reverse engineering its smart vision solutions or certain aspects of its solutions that Otonomo considers proprietary could adversely affect its business, operating results, financial condition and prospects.

In addition to patented technology, Otonomo relies on its unpatented proprietary technology, trade secrets, processes and know‑how.

Otonomo relies on proprietary information (such as trade secrets, know‑how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that it believes is best protected by means that do not require public disclosure.

Otonomo generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non‑disclosure and non‑use provisions with its employees, consultants, contractors and third parties. However, Otonomo may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third‑party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Otonomo has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, its proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that Otonomo’s employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for it, disputes may arise as to the rights in related or resulting know‑how and inventions. Costly and time‑consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Otonomo operates may afford limited or no protection to its trade secrets.

Otonomo also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or that these measures will provide adequate protection. There is a risk that third parties may obtain and improperly utilize its proprietary information to its competitive disadvantage. Otonomo may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Third‑party claims that Otonomo is infringing intellectual property, whether successful or not, could subject it to costly and time‑consuming litigation or expensive licenses, and its business could be adversely affected.

Although Otonomo has pending patents related to its products, a number of companies, both within and outside of the vehicle data service industry, hold other patents covering systems and methods for processing vehicle requests. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Otonomo may receive, in the future, inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as it expands its presence in the market. In addition, third parties may claim that the names and branding of its products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Otonomo may be liable for damages, be forced to change the branding of its products in the affected territories, or may be required to pay royalties for a license (if a license is available at all).

Otonomo currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and partners from damages and costs which may arise from the infringement by its products of third‑party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Otonomo’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if without merit, could adversely affect its relationships with its customers, may deter future customers from purchasing its products and could expose it to costly litigation and settlement expenses. Even if Otonomo is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for it to defend its products against intellectual property infringement claims in any subsequent litigation in which Otonomo is a named party. Any of these results could adversely affect its brand and operating results.

Otonomo’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time‑consuming, expensive to litigate or settle, divert management resources and attention and force it to acquire intellectual property rights or licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires it to pay substantial damages or obtain an injunction. An adverse determination also could invalidate its intellectual property rights and adversely affect its ability to offer its products to its customers and may require that it procures or develops substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect its business, operating results, financial condition and prospects.

Weakened global economic conditions may harm Otonomo’s industry, business and results of operations.

Otonomo’s overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to it or the software industry may harm it. The United States and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, inflation and overall uncertainty with respect to the economy, including tariff and trade issues. Weak economic conditions or significant uncertainty regarding the stability of financial markets related to stock market volatility, inflation, recession, changes in tariffs, trade agreements or governmental fiscal, monetary and tax policies, among others, could adversely impact its business, financial condition and operating results. Further, weak market conditions have, and could in the future result in, the impairment of its investments and long-lived assets.

Further, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector, uncertainty over the future of the Euro zone and volatility in the value of the pound sterling and the Euro and instability resulting from the ongoing conflict between Russia and Ukraine. The effect of the conflict between Russia and Ukraine, including any resulting sanctions, export controls or other restrictive actions that may be imposed against governmental or other entities in, for example, Russia, have in the past contributed and may in the future contribute to disruption, instability and volatility in the global markets. Otonomo has operations, as well as current and potential new customers, throughout Europe. If economic conditions in Europe and other key markets for its platform continue to remain uncertain or deteriorate further, it could adversely affect its customers’ ability or willingness to subscribe to its platform, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, all of which could harm its operating results.

More recently, global inflation rates have increased to levels not seen in several decades, which may result in decreased demand for its products and services, increases in its operating costs, including its labor costs, constrained credit and liquidity, reduced government spending and volatility in financial markets. The Federal Reserve and other international government agencies have raised, and may again raise, interest rates in response to concerns over inflation risk. Increases in interest rates on credit and debt that would increase the cost of any borrowing that Otonomo may engage in from time to time and could impact its ability to access the capital markets. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. In an inflationary environment, Otonomo may be unable to raise the sales prices of its products and services at or above the rate at which its costs increase, which could/would reduce its profit margins and have a material adverse effect on its financial results and net income. Otonomo also may experience lower than expected sales and potential adverse impacts on its competitive position if there is a decrease in consumer spending or a negative reaction to its pricing. A reduction in its revenue would be detrimental to its profitability and financial condition and could also have an adverse impact on its future growth.

There continues to be uncertainty in the changing market and economic conditions, including the possibility of additional measures that could be taken by the Federal Reserve and other domestic and international government agencies, related to concerns over inflation risk. A sharp rise in interest rates could have an adverse impact on the fair market value of certain securities in its portfolio and investments in some financial instruments could pose risks arising from market liquidity and credit concerns, which could adversely affect its financial results.

The current economic downturn may lead to decreased demand for Otonomo’s products and services and otherwise harm its business and results of operations.

Otonomo’s overall performance depends, in part, on worldwide economic conditions. In recent months, Otonomo has observed increased economic uncertainty in the United States and abroad. Impacts of such economic weakness include:

•	lower overall demand for goods and services, leading to reduced profitability;

•	reduced credit availability;

•	higher borrowing costs;

•	reduced liquidity;

•	volatility in credit, equity and foreign exchange markets; and

•	bankruptcies.

These developments could lead to inflation, higher interest rates, and uncertainty about business continuity, which may adversely affect its business and its results of operations. As its customers react to global economic conditions and the potential for a global recession, Otonomo may see them reduce spending on its products and take additional precautionary measures to limit or delay expenditures and preserve capital and liquidity. Reductions in spending, delays in purchasing decisions, lack of renewals, inability to attract new customers, as well as pressure for extended billing terms or pricing discounts, would limit its ability to grow its business and could negatively affect its operating results and financial condition.

Legal and Regulatory Risks Related to Otonomo’s Business

Otonomo’s operations and platform are subject to a variety of U.S. and international laws and regulations, including those regarding privacy, data protection and information security, and its data consumers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of its platform and operations to comply with or enable data consumers to comply with applicable laws and regulations would harm its business, results of operations and financial condition.

Privacy is at the core of Otonomo’s technology. As a result, the platform and marketplace were designed to take into consideration the requirements of the GDPR and CCPA. Otonomo has and continue to invest time and resources, including the review of its technology and systems to ensure its taking into consideration the requirements of applicable data privacy laws.

Otonomo and its data providers and data consumers may be subject to privacy and data protection‑related laws and regulations that impose obligations in connection with the collection, processing and use of personal data. The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personal data of individuals. The U.S. Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data, and to the security measures applied to such data.

Similarly, many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of personal data obtained from EU residents or by businesses operating within their jurisdiction. For example, from January 1, 2021, Otonomo is subject to the GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal data that identifies or may be used to identify an individual, such as names, telephone numbers, email addresses, vehicle identification number, GPS location and, in some jurisdictions, IP addresses and other online identifiers.

For example, the GDPR, and national implementing legislation in the European Economic Area (“EEA”) member states and the United Kingdom, impose a strict data protection compliance regime including: providing detailed disclosures about how personal data is collected and processed (in a concise, intelligible and easily accessible form); demonstrating that an appropriate legal basis is in place or otherwise exists to justify data processing activities; granting new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability), as well as enhancing current rights (e.g., data subject access requests); introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of significant data breaches; defining for the first time pseudonymized (i.e., key‑coded) data; imposing limitations on retention of personal data; maintaining a record of data processing; and complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

Noncompliance with GDPR and the UK GDPR can respectively trigger fines equal to or greater of €20 million or 4% of global annual revenues. In addition to the foregoing, a breach of the GDPR or UK GDPR could result in regulatory investigations, reputational damage, orders to cease/ change its processing of its data, enforcement notices, and/ or assessment notices (for a compulsory audit). Otonomo may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. Although Otonomo believes that its Otonomo Vehicle Data Platform currently meets the material requirements of GDPR, to the extent the requirements of GDPR change or are expanded, Otonomo may need to invest significant time and resources, including a review of its technology and systems currently in use against such changed or expanded requirements of GDPR. There are also additional EU laws and regulations (and member states implementations thereof) which govern the protection of consumers and of electronic communications. If Otonomo’s efforts to comply with GDPR or other applicable EU laws and regulations are not successful, Otonomo may be subject to penalties and fines, as well as the other action as noted above, that would adversely impact its business and results of operations, and its ability to conduct business in the EU could be significantly impaired.

Otonomo is also subject to European Union rules with respect to cross‑border transfers of personal data out of the EEA and the United Kingdom. Recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EU to the United States. On July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU‑US Privacy Shield Framework. The CJEU also imposed substantial requirements upon the continued use of standard contractual clauses for data transfers from the EU to the United States, which may make the use of standard contractual clauses difficult or impossible to use under some circumstances. These recent developments may require it to review and amend the legal mechanisms by which it makes and/ or receives personal data transfers to/ in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, it could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if Otonomo is otherwise unable to transfer personal data between and among countries and regions in which Otonomo operates, it could affect the manner in which it provides its services, the geographical location or segregation of its relevant systems and operations, and could adversely affect its financial results. Otonomo and its customers are at risk of enforcement actions taken by European regulators until such point in time that Otonomo is able to ensure that all data transfers to the United States (and other countries deemed to be “third countries”) from the EU are legitimized.

In addition, Otonomo also may encounter additional complexity with respect to data privacy and data transfers in relation to the U.K. Following the U.K.’s withdrawal from the EU, the U.K. will become a “third country” for the purposes of data transfers from the EU to the United Kingdom following the expiration of the four to six‑month personal data transfer grace period (from January 1, 2021) set out in the EU and UK Trade and Cooperation Agreement, unless a relevant adequacy decision is adopted in favor of the U.K. (which would allow data transfers without additional measures). If Otonomo is unable to transfer personal data between and among countries and regions in which Otonomo operates or may operate in the future, it could affect the manner in which Otonomo provides its services or could adversely affect its financial results.

Otonomo is also subject to evolving EU and U.K. privacy laws on cookies and e‑marketing. In the EU and the U.K., regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the European Directive 2002/58/EC, (the “ePrivacy Directive”) are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non‑compliance. In the EU and the UK, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre‑checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of its marketing activities, divert the attention of its technology personnel, adversely affect its margins, increase costs and subject it to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on its marketing and personalization activities and may negatively impact its efforts to understand users.

Furthermore, outside of the EU, Otonomo continues to see increased regulation of data privacy and security, including the adoption of more stringent subject matter specific state laws in the United States. For example, on July 8, 2019, Brazil enacted the General Data Protection Law (Lei Geral de Proteção de Dados Pessoais) (Law No. 13,709/2018) (“LGPD”) regulating the processing of personal data, which was enacted in August 2020. Also, on June 28, 2018, California enacted the CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although Otonomo believes that its Otonomo Vehicle Data Platform currently meets the requirements of the CCPA, to the extent the requirements of CCPA change or are expanded may increase its compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the U.S., which could increase its potential liability and adversely affect its business. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal data. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022. Otonomo continues to invest time and resources in reviewing its technology and systems to meet the evolving data privacy regulations, be they GDPR, CCPA or others. Restrictions on the collection, use, sharing or disclosure of personal data or additional requirements and liability for security and data integrity may require it to modify its business practices, limit its ability to develop new products and features and subject it to increased compliance obligations and regulatory scrutiny.

In addition, additional jurisdictions may impose data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit Otonomo’s ability to expand into those markets or prohibit it from continuing to offer its marketplace in those markets without significant additional costs.

The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for Otonomo’s platform, restrict its ability to offer its marketplace in certain locations, limit its ability to transfer data between jurisdictions or subject it to sanctions, by national data protection regulators, all of which could harm its business, financial condition and results of operations. Any such regulations may also restrict OEMs or other data providers from collecting, processing and sharing vehicle data which may adversely impact its business. Additionally, although Otonomo endeavors to have its platform and operations comply with applicable laws and regulations, Otonomo expects that there will continue to be new proposed laws, rules of self‑regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and it cannot yet determine the impact such future laws, rules, regulations and standards may have on its business or that of its data providers and data consumers, which may indirectly impact it. Furthermore, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or its internal practices. As a result, it is possible that Otonomo or its platform or operations or the businesses of its data providers and data consumers, may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact its business and practices, require it to expend significant resources to adapt to these changes and modify its platform and business, or to stop offering its platform in certain countries. These developments could adversely affect its business, results of operations and financial condition.

Otonomo also may be bound by contractual obligations relating to its collection, use and disclosure of personal and other data or may find it necessary or desirable to join industry or other self‑regulatory bodies or other privacy or data protection‑related organizations that require compliance with their rules pertaining to privacy and data protection.

Any failure or perceived failure by it, its platform or operations, or its data providers and data consumers, to comply with new or existing U.S., EU or other applicable privacy or data security laws, regulations, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, share or transfer of, personal data or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

Risks Related to Otonomo Being a Public Company

Otonomo incurs increased costs as a result of operating as a public company, and its management devotes substantial time to new compliance initiatives.

Otonomo is a new public company subject to reporting requirements in the United States, and it incurs significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Otonomo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Otonomo is subject to the reporting requirements of the Exchange Act, the Sarbanes‑Oxley Act, the Dodd‑Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and The Nasdaq Stock Market LLC (“Nasdaq”). Otonomo’s management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, Otonomo expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time‑consuming and costly. The increased costs will increase its net loss. For example, Otonomo expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and Otonomo may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Otonomo cannot predict or estimate the amount or timing of additional costs Otonomo may incur to respond to these requirements. The impact of these requirements could also make it more difficult for it to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

A market for Otonomo’s securities may not be sustained, which would adversely affect the liquidity and price of its securities.

The price of Otonomo’s securities may fluctuate significantly due to, among other things, general market and economic conditions. An active trading market for its securities may not be sustained. In addition, the price of its securities can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter‑dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of its securities may be more limited than if it were quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Otonomo identified material weaknesses in connection with its internal control over financial reporting. Otonomo’s efforts to remediate these material weaknesses may not be successful in a timely manner, or at all, and Otonomo may identify other material weaknesses.

Effective internal controls over financial reporting are necessary for it to provide reliable financial reports and, together with adequate disclosure controls and procedures are designed to prevent fraud. Otonomo’s management are required to assess the effectiveness of its internal controls and procedures and disclose changes in these controls on an annual basis. However, for as long as Otonomo is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404.

This assessment needs to include disclosure of any material weaknesses identified by its management in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2022, Otonomo’s management has identified the following material weaknesses in its internal controls over financial reporting:

(a) For a substantial portion of the year, management was unable to design and maintain effective controls over information technology general controls (ITGCs) for information systems and applications that are relevant to the preparation of the consolidated financial statements. Specifically, management did not design and maintain: sufficient user access controls to ensure appropriate segregation of duties and adequately restrict user and privileged access to financial applications, programs and data to appropriate Company personnel; and program change management controls to ensure that information technology (IT) program and data changes affecting financial information technology applications and underlying accounting records were authorized, tested, and implemented appropriately. As a result, business process controls (automated and IT-dependent manual controls) that were dependent on the ineffective ITGCs, or that used data produced from systems impacted by the ineffective ITGCs were deemed ineffective at December 31, 2022; and

(b) Management did not have an adequate process and the resources in place to monitor and oversee the completion of its testing and assessment of the design and operating effectiveness of internal control over financial reporting in a timely manner.

These deficiencies, together with other business process level control deficiencies, could result in material misstatements in the Company’s financial statements and therefore constitute material weaknesses in internal controls. Based on these material weaknesses, the Company’s management concluded that as of December 31, 2022, the Company’s internal control over financial reporting was not effective.

As of the date of this Prospectus/Offer to Exchange, management is continuing to re-assess its internal controls in light of the Merger, and is in the process of modifying processes designed to improve its internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses, including but not limited to, (a) developing an execution plan and resourcing to test controls and providing timely feedback of any deficiencies noted to complete remediation, (b) establishing a training program for the entire organization to support ongoing execution of internal controls and adherence to control activities and (c) actively monitoring corrective actions and providing status reporting to leadership on the progress.

Failure to remediate the material weaknesses described above at all or within its expected timeframe, or the identification of any newly identified material weaknesses, could limit its ability to prevent or detect a misstatement of its financial results, lead to a loss of investor confidence and have a negative impact on the trading price of its common stock and could subject it to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. A failure to implement and maintain effective control systems could also restrict its future access to the capital markets.

Otonomo’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on its business and reputation.

Otonomo is subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes‑Oxley Act and the rules and regulations of Nasdaq. Otonomo expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time‑consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes‑Oxley Act requires, among other things, that Otonomo maintain effective disclosure controls and procedures and internal control over financial reporting. Otonomo is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to its principal executive and financial officers.

Otonomo’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in its internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect its operating results or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of its internal control over financial reporting that Otonomo is required to include in the reports it files with the SEC under Section 404 of the Sarbanes‑Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in its reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Otonomo has expended and anticipate that it will continue to expend significant resources, including accounting‑related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase its operating costs and could materially and adversely affect its ability to operate its business. In the event that its internal controls are perceived as inadequate or that Otonomo is unable to produce timely or accurate financial statements, investors may lose confidence in its operating results and the price of its securities could decline.

In addition, if Otonomo is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on Nasdaq.

Otonomo’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Otonomo is no longer an emerging growth company and become an accelerated filer. At such time, its independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Otonomo’s business and operating results.

Risks Related to Ownership of Otonomo’s Securities

If Otonomo fails to comply with the continued listing requirements of Nasdaq, Otonomo would face possible delisting, which would result in a limited public market for its shares.

On August 23, 2022, Otonomo received written notification from the Listing Qualifications Department of Nasdaq indicating that the Company no longer satisfies Nasdaq Listing Rule 5450(a)(1) based upon a closing bid price of less than $1.00 per share for the Company’s Ordinary Shares for the prior 30 consecutive business day period. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided with a grace period of 180 days, or until February 20, 2023, to meet the minimum bid price requirement under the Nasdaq Listing Rules.

Effective as of January 9, 2023, Otonomo moved the listing of its Ordinary Shares from the Nasdaq Global Market to the Nasdaq Capital Market and requested from Nasdaq an additional 180-day compliance period to meet the minimum bid price. On February 21, 2023, Nasdaq notified Otonomo that it had determined Otonomo was eligible for an additional 180-calendar day period, or until August 21, 2023, to regain compliance.

On August 3, 2023, Otonomo effected a 1-for-15 reverse share split in order to regain compliance with Nasdaq’s minimum bid price requirement. As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares were automatically converted into one Ordinary Share. No fractional shares were issued as a result of the reverse share split. Instead, in accordance with the Otonomo Articles, all fractional shares were rounded to the nearest whole share (half shares were rounded up). The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). The reverse share split also affected Otonomo’s options, warrants and restricted share units (collectively, the “Outstanding Equity Rights”). Generally, the plans and other documents pertaining to the Outstanding Equity Rights included provisions providing for adjustments in the event of a reverse share split in order to maintain the same economic effect. Specifically, the exercise price and the number of Ordinary Shares issuable pursuant to Outstanding Equity Rights were adjusted pursuant to the terms of such instruments in connection with the reverse share split. The Ordinary Shares began trading on a split-adjusted basis on Nasdaq at the open of business on August 4, 2023. On August 18, 2023, the Listing Qualifications Department of Nasdaq notified Otonomo that it had regained compliance with Nasdaq Listing Rule 5450(a)(1).

A delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Otonomo can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non- compliance with Nasdaq’s listing requirements. Additionally, if Otonomo’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter- dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Otonomo’s securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The Otonomo Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of its securities.

Certain provisions of Israeli law and the Otonomo Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire it or for its shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for its Ordinary Shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to it or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax.

Otonomo does not intend to pay dividends for the foreseeable future. Accordingly, you may not receive any return on investment unless you sell your Ordinary Shares for a price greater than the price you paid for your Ordinary Shares.

Otonomo has never declared or paid any cash dividends on its shares. Otonomo currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Ordinary Shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

Otonomo’s board of directors has sole discretion whether to pay dividends. If Otonomo’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law, 1999 (the “Companies Law”) imposes restrictions on its ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.

The market price and trading volume of the Ordinary Shares may be volatile.

The stock markets, including Nasdaq on which Otonomo lists the Ordinary Shares and warrants under the symbols “OTMO,” and “OTMOW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for the Ordinary Shares and warrants, the market price of the Ordinary Shares and warrants may be volatile and could decline significantly. In addition, the trading volume in the Ordinary Shares and warrants may fluctuate and cause significant price variations to occur. If the market price of the Ordinary Shares and warrants declines significantly, you may be unable to resell your shares or warrants at or above the market price of the Ordinary Shares and warrants. Otonomo cannot assure you that the market price of the Ordinary Shares and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this Prospectus/Offer to Exchange;

•	actual or anticipated differences in its estimates, or in the estimates of analysts, for its revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes‑Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of its securities including due to the expiration of contractual lock‑up agreements;

•	publication of research reports about Otonomo;

•	the performance and market valuations of other similar companies;

•
failure of securities analysts to initiate or maintain coverage of it, changes in financial estimates by any securities analysts who follow it or its failure to meet these estimates or the expectations of investors;

•	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to Otonomo;

•	commencement of, or involvement in, litigation involving Otonomo;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (such as the COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class‑action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert its management’s attention and resources, which could have a material adverse effect on it.

Otonomo’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond its control, resulting in a decline in its stock price.

Otonomo’s quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of its products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long‑lived assets;

•	macroeconomic conditions, both internationally and locally;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If securities or industry analysts do not publish or cease publishing research or reports about Otonomo, its business, or its market, or if they change their recommendations regarding the Ordinary Shares adversely, then the price and trading volume of Otonomo’s securities could decline.

The trading market for Otonomo’s securities is and will be influenced by the research and reports that industry or financial analysts publish about its business. Otonomo does not control these analysts, or the content and opinions included in their reports. As a new public company, Otonomo may be slow to attract research coverage and the analysts who publish information about its securities will have had relatively little experience with it, which could affect their ability to accurately forecast its results and make it more likely that Otonomo fails to meet their estimates. In the event Otonomo obtains industry or financial analyst coverage, if any of the analysts who cover it issues an inaccurate or unfavorable opinion regarding it, the price of its securities would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Otonomo’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade its securities or publish unfavorable research about it. If one or more of these analysts cease coverage of it or fail to publish reports on it regularly, its visibility in the financial markets could decrease, which in turn could cause the price of its securities or trading volume to decline.

Sales of a substantial number of Otonomo’s securities in the public market by selling securityholders and/or by its existing securityholders could cause the price of the Ordinary Shares and warrants to fall.

Otonomo has registered for resale by certain selling shareholders (a) 3,645,471 Ordinary Shares and (b) 5,200,000 warrants. Sales of a substantial number of Ordinary Shares and/or warrants in the public market by such selling securityholders and/or by its other existing securityholders, or the perception that those sales might occur, could depress the market price of its Ordinary Shares and warrants and could impair its ability to raise capital through the sale of additional equity securities. Otonomo is unable to predict the effect that such sales may have on the prevailing market price of its Ordinary Shares and warrants.

Otonomo qualifies as an emerging growth company within the meaning of the Securities Act, and it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which make its securities less attractive to investors and make it more difficult to compare its performance with other public companies.

Otonomo is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Otonomo intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Otonomo continues to be an emerging growth company, Otonomo may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Otonomo could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.235 billion, if Otonomo issues more than $1.0 billion in non‑convertible debt securities during any three‑year period, or if before that time Otonomo is a “large accelerated filer” under U.S. securities laws.

Otonomo cannot predict if investors find its securities less attractive because Otonomo relies on these exemptions. If some investors find its securities less attractive as a result, there may be a less active trading market for its securities and the price of its securities may be more volatile. Further, there is no guarantee that the exemptions available to it under the JOBS Act will result in significant savings. To the extent that Otonomo chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact its financial condition.

Otonomo is a foreign private issuer and, as a result, Otonomo is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Otonomo reports under the Exchange Act as a non‑U.S. company with foreign private issuer status. Because Otonomo qualifies as a foreign private issuer under the Exchange Act, Otonomo is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10‑Q containing unaudited financial and other specified information, although Otonomo is subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6‑K. In addition, foreign private issuers are not required to file their annual report on Form 20‑F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10‑K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10‑K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Otonomo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Otonomo is a foreign private issuer, and therefore are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to it on June 30, 2023. In the future, Otonomo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Otonomo loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Otonomo would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short‑swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Otonomo would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Otonomo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

As Otonomo is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, Otonomo has the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that Otonomo discloses the requirements it is not following and describe the home country practices Otonomo is following. Otonomo intends to rely on this “foreign private issuer exemption” with respect to the Nasdaq rules for shareholder meeting quorums and Nasdaq rules requiring shareholder approval. Otonomo may in the future elect to follow home country practices with regard to other matters. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Otonomo may issue additional Ordinary Shares or other equity securities without seeking approval of its shareholders, which would dilute your ownership interests and may depress the market price of the Ordinary Shares.

Otonomo has warrants outstanding to purchase up to an aggregate of 13,824,976 Ordinary Shares. Further, Otonomo may choose to seek third party financing to provide additional working capital for its business, in which event Otonomo may issue additional equity securities. Otonomo may also issue additional Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	its shareholders’ proportionate ownership interest in it will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Ordinary Share may be diminished; and

•	the market price of the Ordinary Shares may decline.

The IRS may not agree that Otonomo should be treated as a non‑U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, we, who are incorporated and tax resident in Israel, would generally be classified as a non U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that we are treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, we would be liable for U.S. federal income tax on our income in the same manner as any other U.S. corporation and certain distributions made by us to persons that are not U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. withholding tax.

Based on the terms of the Business Combination and certain factual assumptions, we do not believe we should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed U.S. Treasury regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of us as a non U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code our status as a non U.S. corporation for U.S. federal income tax purposes, we and certain of our shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on us and future withholding taxes on certain of our shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.

If we or any of our subsidiaries are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non‑U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. We believe we were a PFIC for our taxable year ending December 31, 2022, and based on the current and anticipated composition of the income, assets and operations of us and our subsidiaries, we believe we are likely to be a PFIC for our taxable year in which the Offer occurs. However, there can be no assurances in this regard or any assurances with respect to our status as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we are or any of our subsidiaries is or are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, and the market value of our and our subsidiaries’ shares and assets. Changes in the composition of our income or composition of our or any of our subsidiaries’ assets may cause us to be or become a PFIC for the current or subsequent taxable years. Moreover, the value of our assets (including unbooked goodwill) for purposes of the PFIC determination may be determined by reference to the trading value of our Ordinary Shares, which could fluctuate significantly. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations”) of Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations.”  In addition, even if the exchange of warrants for Ordinary Shares pursuant to the Offer and/or the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment qualifies as a tax-free “recapitalization” under Section 368(a)(1)(E) of the Code, any gain realized upon the exchange or deemed exchange, as applicable, may be required to be recognized unless Ordinary Shares or “new” warrants, as applicable, are treated as shares or warrants in a PFIC or, in the case of Ordinary Shares received in exchange for warrants pursuant to the Offer, the U.S. Holder filed a certain election under the PFIC rules.

U.S. Holders of warrants are strongly urged to consult their own advisors regarding the potential application of the PFIC rules to the Offer and the ownership of Ordinary Shares and/or “new” warrants.

If a U.S. Holder is treated as owning at least 10% of the Ordinary Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our equity interests, such person may be treated as a “United States shareholder” with respect to us, or any of our applicable subsidiaries, if we are, or any such subsidiary is, a “controlled foreign corporation.” If we have one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether we are treated as a controlled foreign corporation.

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. We cannot provide any assurances that we will assist U.S. Holders in determining whether we or any of our subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if we, or any of our subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes.

Risks Related to Otonomo’s Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect Otonomo’s business.

Many of Otonomo’s employees, including certain management members operate from its offices that are located in Herzliya Pituach, Israel. In addition, a number of its officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect its business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian‑backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which its employees are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect its operations and results of operations.

Otonomo’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Otonomo cannot assure you that this government coverage will be maintained or that it will sufficiently cover its potential damages. Any losses or damages incurred by it could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm its results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on its results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect its business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, its business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call‑ups of military reservists. It is possible that there will be military reserve duty call‑ups in the future. Otonomo’s operations could be disrupted by such call‑ups, which may include the call‑up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. This has sparked extensive political debate. In response to the foregoing developments, many individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel, including due to reluctance of foreign investors to invest or transact business in Israel, increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets, and other changes in macroeconomic conditions. To the extent that any of these negative developments do occur, they may have an adverse effect on its business, its results of operations and its ability to raise additional funds, if deemed necessary by its management and board of directors.

Otonomo may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of Otonomo’s intellectual property has been developed by its employees in the course of their employment by it. Under the Israeli Patents Law, 5727‑1967 (the “Patents Law”), inventions conceived by an employee during and as a result of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent an agreement between the employee and employer providing otherwise. The Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patents Law. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case‑by‑case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patents Law. Although Otonomo generally enters into agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created during and as a result of their employment with it, Otonomo may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Otonomo could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such monetary claims (which will not affect its proprietary rights), which could negatively affect its business.

Certain tax benefits that may be available to Otonomo, if obtained by it, would require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase its costs and taxes.

Otonomo may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 5719‑1959, referred to as the Investment Law. If Otonomo obtains tax benefits under the “Preferred Technological Enterprises” regime then, in order to remain eligible for such tax benefits, it will need to continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, its Israeli taxable income may be subject to the Israeli corporate tax rate of 23% in 2018 and thereafter. Additionally, if Otonomo increase its activities outside of Israel through acquisitions, for example, its activities might not be eligible for inclusion in future Israeli tax benefit programs.

It may be difficult to enforce a U.S. judgment against Otonomo, its officers and directors and the Israeli experts named in this Prospectus/Offer to Exchange in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on its officers and directors and these experts.

Most of Otonomo’s directors or officers are not residents of the United States and most of their and its assets are located outside the United States. Service of process upon it or its non‑U.S. resident directors and officers and enforcement of judgments obtained in the United States against it or its non‑U.S. directors and executive officers may be difficult to obtain within the United States. Otonomo has been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against it or its non‑U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time‑consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against it or its non‑U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a non‑Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Your rights and responsibilities as a shareholder of Otonomo will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Otonomo is incorporated under Israeli law. The rights and responsibilities of holders of the Ordinary Shares are governed by the Otonomo Articles and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

The Otonomo Articles provide that, unless it consents otherwise, the District Court (Economic Division), located in Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between it and its shareholders under the Companies Law and the Israeli Securities Law, which could limit its shareholders’ ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with, it, its directors, officers and other employees.

The District Court (Economic Division), located in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of it, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of it to it or its shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in its Articles will not relieve it of its duties to comply with federal securities laws and the rules and regulations thereunder, and its shareholders will not be deemed to have waived its compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders’ ability to bring a claim in a judicial forum of its choosing for disputes with it or its directors, officers or other employees, which may discourage lawsuits against it, its directors, officers and other employees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet data gives effect to the proposed Merger as if it had occurred on March 31, 2023, while the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and year ended December 31, 2022 are presented as if the Merger had occurred on January 1, 2022. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, to reflect merger-related pro forma adjustments, is based on available information and certain assumptions that Urgently believes are reasonable and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company following the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 14 of this Prospectus/Offer to Exchange.

Introduction

On February 9, 2023, Urgently, Otonomo and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Otonomo, and Otonomo will continue as the surviving company of the Merger and as a wholly owned subsidiary of Urgently. Urgently and Otonomo expect the transaction to close during the third quarter of 2023 subject to the approval of Otonomo’s shareholders and the satisfaction or waiver of certain conditions to the closing of the Merger set forth in the Merger Agreement, as further described in the section entitled “Summary — Entry into Agreement and Plan of Merger.” The merger consideration is estimated to be approximately $91.4 million payable in shares of Urgently common stock. See Note 2 for additional information on the estimated merger consideration.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives effect to the Merger as if this transaction had been completed on March 31, 2023 and combines figures derived from the unaudited condensed consolidated balance sheet of Urgently as of March 31, 2023 with figures derived from Otonomo’s unaudited condensed consolidated balance sheet as of March 31, 2023.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and year ended December 31, 2022 gives effect to the Merger as if it had occurred on January 1, 2022, the beginning of the earliest period presented, and combines the historical results of Urgently and Otonomo. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 combines figures derived from the unaudited condensed consolidated statement of operations of Urgently for the three months ended March 31, 2023, with figures derived from Otonomo’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines figures derived from the audited consolidated statement of operations of Urgently for the year ended December 31, 2022 with figures derived from Otonomo’s audited consolidated statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined financial information has been prepared pursuant to Article 11 of Regulation S-X.

The consolidated financial statements of Urgently and the consolidated financial statements of Otonomo have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events described in the introduction paragraph above through transaction accounting adjustments, which would be necessary to (1) account for the Merger, in accordance with US GAAP and (2) reflect other material recapitalization and other transactions that are expected to be initiated immediately preceding and in conjunction with the Merger in accordance with Rule 11-01(a)(8) of Regulation S-X. The accompanying unaudited pro forma condensed combined financial information gives effect to (i) the 1-for-90 reverse stock split of Urgently common stock conducted on July 28, 2023, and (ii) the reverse share split of the Ordinary Shares at a ratio of 1-for-15, which was conducted on August 3, 2023. The unaudited pro forma adjustments are based upon available information and certain assumptions that Urgently’s management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•
The separate unaudited condensed consolidated financial statements of Urgently as of and for the three months ended March 31, 2023 and the related notes, included elsewhere in this Prospectus/Offer to Exchange;

•	The separate audited consolidated financial statements of Urgently as of and for the year ended December 31, 2022 and the related notes, included in this Prospectus/Offer to Exchange;

•
The separate unaudited condensed consolidated financial statements of Otonomo as of and for the three months ended March 31, 2023 and the related notes, included elsewhere in this Prospectus/Offer to Exchange;

•	The separate audited consolidated financial statements of Otonomo as of and for the year ended December 31, 2022 and the related notes, included in this Prospectus/Offer to Exchange; and

•	The section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of the Merger

Pursuant to the Merger Agreement, Merger Sub, a company organized under the laws of the State of Israel and a direct wholly owned subsidiary of Urgently, will be merged with and into Otonomo with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently. As a result, each issued and outstanding Ordinary Share will be automatically transferred to Urgently, and the rights of the holders of Ordinary Shares immediately prior to the Effective Time will automatically convert into and represent the right to receive a number of shares of Urgently common stock equal to the Exchange Ratio (as defined in the Merger Agreement). Based on Otonomo’s and Urgently’s respective pro forma capitalization, and based on assumptions as of March 31, 2023 as to the anticipated valuations of Otonomo and Urgently, respectively, on the business day prior to the anticipated date of the closing of the Merger, the Exchange Ratio is estimated to be 0.236. This estimate is subject to adjustment prior to the closing of the Merger for Otonomo’s and Urgently’s capitalization at the Effective Time and the definitive amounts of Otonomo’s and Urgently’s respective valuations on the business day prior to the anticipated date of the closing of the Merger.

Accounting for the Merger

The Merger is being accounted for as a business combination using the acquisition method with Urgently as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Otonomo’s separately identifiable assets acquired and liabilities assumed based upon their estimated fair values or other measurement explicitly permissible by US GAAP at the date of completion of the Merger. The process of valuing the net assets of Otonomo immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any shortfall between the estimated fair value of the consideration transferred and the estimated fair value of the Otonomo assets acquired and liabilities assumed will be recorded as a bargain purchase gain. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of the fair value of Otonomo’s net assets, Ordinary Shares and the value of Urgently common stock immediately prior to the Effective Time, after the date of this Prospectus/Offer to Exchange. See Note 1 Basis of Presentation below for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Urgently.

The Merger is subject to reclassification and transaction accounting adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final reclassification and transaction accounting adjustments may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023
(In thousands)

	Historical				Pro Forma Combined
	Urgently	Otonomo	Transaction Accounting Adjustments Note 3	Notes
Assets
Current assets:
Cash and cash equivalents	$7,730	$23,102	—		$30,832
Restricted cash	1,050	302	—		1,352
Short-term deposits	—	50,101	—		50,101
Marketable securities	—	56,264	—		56,264
Accounts receivable, net	30,452	970	—		31,422
Prepaid expenses and other current assets	1,233	1,896	—		3,129

Total current assets	40,465	132,635	—		173,100
Right-of-use assets	2,316	1,792	—		4,108
Property and equipment, net	403	918	—		1,321
Intangible assets, net	31	—	18,000	3A	18,031
Other non-current assets	501	391	—		892

Total assets	$43,716	$135,736	$18,000		$197,452

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,023	$5,310	$—		$17,333
Accrued expenses	22,254	6,548	13,993	3B	42,795
Accrued interest	8,784	—	(8,784)	3C	—
Deferred revenue, current	62	186	—		248
Current lease liabilities	714	653	—		1,367
Current portion of contingent consideration	—	2,292	—		2,292
Current portion of long-term debt	53,786	—	—		53,786

Total current liabilities	97,623	14,989	5,209		117,821
Long-term lease liabilities	1,964	1,005	—		2,969
Long-term debt, net	50,206	—	(50,206)	3D	—
Derivative liability	33,368	—	(32,876)	3D	492
Warrant liability	10,324	160	(10,324)	3D	160
Other long-term liabilities	2,739	—	—		2,739

Total liabilities	196,224	16,154	(88,197)		124,181

Redeemable convertible preferred stock	46,334	—	(46,334)	3D	—
Stockholders’ deficit:
Common stock	—	—	6	3E	6
Additional paid-in capital	48,404	372,515	(123,748)	3E	297,171
Accumulated other comprehensive loss	—	(5,024)	5,024	3E	—
Accumulated deficit	(247,246)	(247,909)	271,249	3E	(223,906)

Total stockholders’ equity (deficit)	(198,842)	119,582	152,531		73,271

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$43,716	$135,736	$18,000		$197,452

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2023
(In thousands, except per share amounts)

	Historical
	Urgently	Otonomo	Transaction Accounting Adjustments Note 4	Notes	Pro Forma Combined
Revenues	$49,578	$1,839	$—		$51,417
Cost of revenues	40,319	1,204	—		41,523
Cloud infrastructure	—	754	—		754

Gross margin	9,259	(119)	—		9,140

Operating expenses:
Research and development	3,742	3,550	—		7,292
Sales and marketing	1,072	4,642	—		5,714
Operations and support	7,201	—	—		7,201
General and administrative	7,480	7,344	—		14,824
Depreciation and amortization	72	87	1,000	4B	1,159
Contingent consideration expense	—	1,381	—		1,381

Total operating expenses	19,567	17,004	1,000		37,571

Operating loss	(10,308)	(17,123)	(1,000)		(28,431)
Other income (expense), net:
Interest expense, net	(10,951)	1,239	6,045	4C	(3,667)
Change in fair value of derivative liability	(111)	—	111	4C	—
Change in fair value of warrant liability	3,633	(5)	(3,633)	4D	(5)
Foreign exchange loss	(11)	140	—		129

Loss before provision for income taxes	(17,748)	(15,749)	1,523		(31,974)
Provision for income taxes	—	26	—		26

Net loss	$(17,748)	$(15,775)	$1,523		$(32,000)

Loss per share:
Basic and diluted	$(114.66)	$(1.66)			$(4.80)

Weighted average shares outstanding:
Basic and diluted	155	9,495			6,665

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2022
(In thousands, except per share amounts)

	Historical
	Urgently	Otonomo	Transaction Accounting Adjustments Note 4	Notes	Pro Forma Combined
Revenues	$187,589	$6,992	$—		$194,581
Cost of revenues	167,442	3,367	—		170,809
Cloud infrastructure	—	4,777	—		4,777

Gross margin	20,147	(1,152)	—		18,995

Operating expenses:
Research and development	16,733	22,573	—		39,306
Sales and marketing	5,647	21,761	—		27,408
Operations and support	36,893	—	—		36,893
General and administrative	14,129	22,059	13,993	4A	50,181
Depreciation and amortization	297	2,749	1,510	4B	4,556
Impairment of goodwill/intangibles	—	72,041	(72,041)	4E	—
Contingent consideration income	—	(8,954)	—		(8,954)

Total operating expenses	73,699	132,229	(56,538)		149,390

Operating loss	(53,552)	(133,381)	56,538		(130,395)
Other income (expense), net:
Interest expense, net	(31,447)	1,857	15,285	4C	(14,305)
Change in fair value of derivative liability	(4,077)	—	4,077	4C	—
Change in fair value of warrant liability	(5,809)	1,769	5,809	4D	1,769
Warrant expense	(1,009)	—	1,009	4D	—
Foreign exchange loss	(88)	(1,171)	—		(1,259)

Loss before provision for income taxes	(95,982)	(130,926)	82,718		(144,190)
Provision for income taxes	—	146	—		146

Net loss	$(95,982)	$(131,072)	$82,718		$(144,336)

Loss per share:
Basic and diluted	$(949.35)	$(14.21)			$(23.24)

Weighted average shares outstanding:
Basic and diluted	101	9,224			6,212

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1: Basis of Presentation

The pro forma condensed combined financial information has been prepared by Urgently in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information reflects transaction accounting adjustments management believes are necessary to present fairly Urgently’s pro forma financial position and results of operations for (1) the closing of the Merger and (2) other material recapitalization transactions expected to occur immediately preceding or contemporaneous with the Merger. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Merger, nor does it reflect the costs to integrate the operations of Urgently and Otonomo or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements. The accompanying unaudited pro forma condensed combined financial information gives effect to (i) a 1-for-90 reverse stock split of Urgently common stock, and (ii) a 1-for-15 reverse share split of the Ordinary Shares.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Urgently as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical condensed consolidated financial statements of Urgently and the historical condensed consolidated financial statements of Otonomo. Under ASC Topic 805, all assets acquired and liabilities assumed in a business combination are generally recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the fair value of assets acquired and liabilities assumed over the merger consideration is recorded as a transaction gain.

The transaction accounting adjustments represent Urgently management’s best estimates and are based upon currently available information and certain assumptions that Urgently believes are reasonable under the circumstances. All significant intercompany balances and transactions between Urgently and Otonomo have been eliminated in combination

Urgently management has not identified any reclassification adjustments given all currently available information about Otonomo, which would be necessary to conform the presentation of Otonomo’s financial statements or accounting policies to those of Urgently.

Note 2: Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information as of March 31, 2023 is estimated to be approximately $91.4 million. The actual consideration will change based on fluctuations in the share price of Urgently common stock and the number of Ordinary Shares outstanding on the closing date of the Merger. The following table summarizes the preliminary estimate of the merger consideration to be transferred as a result of the Merger:

(in thousands, except exchange ratio and share price)
Otonomo shares outstanding as of March 31, 2023	9,573
Exchange Ratio, as defined in the Merger Agreement	0.236
Urgently stock to be issued in exchange	2,258
Urgently estimated stock value at March 31, 2023	$40.50

Estimated consideration	$91,430

The Urgently common stock value as of March 31, 2023 was calculated by Urgently’s management with input and consideration of a third-party valuation report obtained by Urgently in the ordinary course of business, and is the most current valuation available as of the date of this filing. Urgently’s management gauged the overall reasonableness of its fair value estimate of the acquisition consideration by comparing it to the market capitalization of Otonomo’s common equity of approximately $35.0 million as of August 11, 2023, a date closer to the filing of this Prospectus/Offer to Exchange and the registration statement of which this Prospectus/Offer to Exchange forms a part. The decline of Otomono’s market capitalization is consistent with Urgently management’s observations that Otonomo has continued to consume cash and more importantly, Otonomo’s stock price has been negatively impacted by the overall stock market performance.

The final purchase consideration may differ materially from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in Urgently’s estimated common stock value and Ordinary Share price up to the closing date of the Merger. A sensitivity analysis related to the fluctuation in the Urgently estimated common stock value was performed to assess the impact of a hypothetical change of 10% on the Urgently common stock value on the estimated purchase consideration and goodwill as of the closing date of the Merger.

The following table shows the change in Urgently estimated common stock value, estimated merger consideration and bargain purchase gain:

	Estimated common stock value	Consideration	Bargain purchase gain
	(in thousands, except per share amounts)
Increase of 10%	$44.55	$100,573	$37,009
Decrease of 10%	$36.45	$82,287	$55,295

Urgently considered the guidance in ASC 820-10-35-54I, and in particular item c., and concluded that the Merger was not orderly as defined in ASC 820, and that it is appropriate to recognize a pro forma bargain purchase gain since the fair value of identifiable assets acquired and liabilities assumed exceeds the fair value of the consideration transferred. The bargain purchase gain will be recognized in “Other income (expense), net” on a separate line item within the consolidated statement of operations of the combined company.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Otonomo will be recognized and measured at fair value (or other measurement basis permissible by US GAAP) as of the closing date of the Merger and added to those of Urgently, which will be carried at their historical cost. The determination of fair value used in the transaction adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The costs of finite-lived intangible assets are amortized through expense over their estimated lives. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Otonomo’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual purchase price allocations to the assets and liabilities of Otonomo at time of the Merger will differ from the transaction accounting adjustments presented in these unaudited condensed pro forma statements. Upon completion of the Merger, Urgently intends to engage a third-party valuation specialist to assist in the final determination of the purchase price allocation.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Otonomo based on Otonomo’s unaudited interim consolidated balance sheet as of March 31, 2023, with the shortfall recorded to bargain purchase gain:

(in thousands)
Cash and cash equivalents	$23,102
Restricted cash	302
Short-term deposits	50,101
Marketable securities	56,264
Accounts receivable	970
Prepaid expenses and other current assets	1,896
Right-of-use assets	1,792
Property and equipment, net	918
Intangible assets	18,000
Other non-current assets	391

Total assets acquired	153,736

Accounts payable	5,310
Accrued expenses and other payables	6,548
Deferred revenue	186
Current portion of contingent consideration	2,292
Lease liabilities	1,658
Warrant liability	160

Total liabilities assumed	16,154

Net assets acquired	137,582
Purchase price	91,430

Bargain purchase gain	$46,152

Intangible Assets

Preliminary estimates for the fair value of identifiable intangible assets of Otonomo included the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary fair value	Estimated useful life
	(in thousands)	(in years)
Customer contracts	$3,000	3
Software	15,000	5
	$18,000

The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on management estimation and publicly available benchmarking. As discussed above, the amount that will ultimately be allocated to definite-lived intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the transaction gain.

Note 3: Transaction Accounting Adjustments for Condensed Combined Balance Sheet

A.	Reflects the capitalization of the preliminary purchase accounting adjustments for estimated intangible assets based on the acquisition method of accounting.

B.	Reflects the accrual of Urgently and Otonomo estimated transaction costs.

C.	Reflects the elimination of accrued interest on convertible notes that will convert into common stock at the time of the Merger.

D.
Reflects adjustments to remove Urgently’s long-term debt, derivative liability, warrant liability, and redeemable convertible preferred stock due to the expected conversion of convertible notes (and the corresponding derivative liability) and the exchange of the outstanding warrants (“Urgently Warrants”) to acquire shares of Urgently common stock or shares of Urgently’s preferred stock, par value $0.001 per share (“Urgently Preferred Stock”), and Urgently Preferred Stock into Urgently common stock at the time of the Merger. Certain of the Urgently’s convertible notes are convertible pursuant to their terms in connection with the transactions contemplated in connection with the Merger. Urgently has sought and is in the process of obtaining consents from the holders of its outstanding convertible notes that are not automatically convertible to amend such convertible notes to provide for their conversion in connection with the transactions contemplated in connection with the Merger. Similarly, certain outstanding Urgently Warrants are automatically exercisable into Urgently common stock pursuant to their terms in connection with the transactions contemplated in connection with the Merger. In connection with the signing of the Merger Agreement, Urgently sought and obtained consents from the holders of its outstanding redeemable convertible preferred stock to convert such shares into Urgently common stock in connection with and contingent upon the closing of the Merger.

E.
Reflects adjustments to Urgently’s stockholder’s equity for the conversion of convertible notes, incentive plan awards, and Urgently Warrants into Urgently common stock at the time of the Merger; the elimination of Otonomo’s historical common stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit; the accrual of estimated transaction costs related to the Merger; and the stock consideration component of the Merger.

(in thousands)	Common stock	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit
Conversion of Urgently Preferred Stock, convertible notes, incentive plan awards, and Urgently Warrants to Urgently common stock	$4	$157,339	$—	$(8,819)
Elimination of Otonomo’s historical shareholders’ equity	—	(372,515)	5,024	247,909
Accrual of Urgently and Otonomo estimated transaction costs	—	—	—	(13,993)
Estimated merger consideration	2	91,428	—	46,152

	$6	$(123,748)	$5,024	$271,249

Note 4: Transaction Accounting Adjustments for Condensed Combined Statement of Operations

Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 are as follows:

A.
For the year ended December 31, 2022, reflects an adjustment to record estimated transaction costs related to the Merger, which Urgently and Otonomo are expected to incur after March 31, 2023 and up until the date of the Merger. These additional merger transaction costs, which include investment banking fees, legal and professional fees, and lender fees, are not included in the annual financial information of Otonomo and Urgently for the year ended December 31, 2022 presented in the first two columns in the pro-forma condensed statements above. These merger transaction costs are not expected to affect the combined company’s income statement beyond 12 months after the Merger date. Approximately $8.2 million of transaction costs incurred are included in the historical statements of operations for Urgently and Otonomo for the three months ended March 31, 2023.

B.
Reflects the adjustments to eliminate Otonomo’s historical amortization expense and impairment of goodwill and intangible assets, and to record new amortization expense based on the fair value of the identifiable acquired intangible assets:

	Three months ended March 31, 2023	Year ended December 31, 2022
	(in thousands)
Elimination of Otonomo’s historical amortization expense	$—	$(2,490)
Amortization of acquired intangible assets	1,000	4,000
	$1,000	$1,510

C.
Reflects the adjustments to eliminate historical interest expense and changes in fair value of derivative liabilities related to convertible notes of Urgently that will convert into common stock at the time of the Merger.

D.
Reflects the adjustments to eliminate historical changes in fair value of Urgently Warrants and warrant expense related to liability-classified warrants of Urgently that will convert to equity at the time of the Merger

E.	Reflects the adjustments to eliminate Otonomo’s historical impairment of goodwill and intangible assets.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.0167 Ordinary Shares in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive Ordinary Shares pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive a fractional share pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

As part of the Offer, we are also soliciting from the holders of the public warrants their consent to the Warrant Amendment, which, if adopted, will permit the Company to require that all warrants outstanding upon completion of the Offer be converted into Ordinary Shares at a ratio of 0.01503 Ordinary Shares per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached as Annex A to this Prospectus/Offer to Exchange. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of a majority of the number of the then outstanding public warrants is required to amend the Warrant Agreement.

Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any warrants, you should be aware that a tender of warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is adopted, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by August 22, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information

We were incorporated in Israel on December 8, 2015 under the Israeli Companies Law, 5759 1999, and our principal executive office is located at 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel. Our legal and commercial name is Otonomo Technologies Ltd. We are registered with the Israeli Registrar of Companies and our registration number is 51 53528-13. Our telephone number is +(972) 52 432 9955.

Our website is www.otonomo.io. The information on, or that can be accessed through, our website is not part of this Prospectus/Offer to Exchange, and you should not consider information contained on our website in deciding whether to exchange your warrants for our Ordinary Shares. Our Ordinary Shares and public warrants trade on Nasdaq under the symbols “OTMO” and “OTMOW,” respectively.

Warrants Subject to the Offer

The warrants were issued in connection with the IPO. Each warrant entitles the holder to purchase one fifteenth (1/15th) of one Ordinary Share at a price of $172.50 per share, subject to adjustment. The public warrants trade on Nasdaq under the symbol “OTMOW.”

As of August 18, 2023, 13,824,976 warrants were outstanding, consisting of 8,624,976 public warrants and 5,200,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 230,877 Ordinary Shares in exchange for the warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on August 22, 2023, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is adopted, until the warrants expire on August 13, 2026 or earlier upon redemption or liquidation.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Ordinary Shares issuable in exchange for a warrant, the amount of warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive a fractional share pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•
the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•
no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•
there shall not have occurred (i) any general suspension of trading in securities in U.S. or Israeli securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or Israel; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against Israel, the United States or their respective citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned on our receiving the consent of holders of a majority of the number of the then outstanding public warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided that any such determination may be challenged by a holder of warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Ordinary Shares upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants is unknown and cannot be predicted with certainty; and (vi) such warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Private Placement Warrants Using Letter of Transmittal and Consent

A registered holder of private placement warrants may tender warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of private placement warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such private placement warrants through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of private placement warrants, unless you intend to tender those private placement warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for private placement warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the private placement warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the private placement warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered private placement warrant holder must set forth: (i) its name and address; (ii) the number of private placement warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered private placement warrants (for example, if the registered holder has assigned the private placement warrants to a third-party), or if our Ordinary Shares to be issued upon exchange of the tendered private placement warrants are to be issued in a name other than that of the registered holder of the tendered private placement warrants, the tendered private placement warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the private placement warrants, with the signature(s) on the private placement warrants or assignment documents guaranteed by an Eligible Institution.

Any private placement warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such private placement warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the private placement warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such private placement warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants on their behalf.

Tendering Warrants Using Book-Entry Transfer

To participate in the Offer and Consent Solicitation, holders of public warrants must comply with DTC’s ATOP procedures described below.

In addition, either:

•	the exchange agent must receive, prior to the Expiration Date a properly transmitted Agent’s Message (as defined herein); or

•
the exchange agent must receive, prior to the Expiration Date, as applicable, a timely confirmation of book-entry transfer of such public warrants into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below.

Tenders of warrants pursuant to the procedures described above, and acceptance therefore by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer and Consent Solicitation, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the dealer manager or the information agent. Delivery of an Agent’s Message through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the exchange agent.

By tendering warrants pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the warrants is not effective, and the risk of loss of the warrants does not pass to the exchange agent, until receipt by the exchange agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the exchange agent at or prior to the Expiration Date.

By tendering warrants pursuant to the Offer, you will be deemed to have represented and warranted, among other things, that you have full power and authority to tender, sell, exchange, assign and transfer the warrants tendered hereby, and that when such warrants are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and delivery any additional documentation deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the warrants tendered hereby.

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent, and holders of public warrants desiring to tender warrants for exchange pursuant to the Offer must do so through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as set forth in this document, and we may enforce such agreement against such participant. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Offer and Consent Solicitation as set forth in this Prospectus/Offer to Exchange, and that we may enforce such agreement against the participant.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such warrants as part of the completion of the Offer.

Book-Entry Delivery Procedures for Tendering Warrants Held with DTC

To tender warrants on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering you warrant pursuant to the Offer and Consent Solicitation; and

•
instruct your nominee to tender all warrants you wish to be tendered in the Offer and Consent Solicitation into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer at or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender warrants by effecting a book-entry transfer of warrants to be tendered in the Offer and Consent Solicitation into the account of the exchange agent at DTC by electronically transmitting its acceptance of such Offer and Consent Solicitation through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an Agent’s Message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering warrants that the participant has received and that we may enforce the agreement against the participant. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•
the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of Ordinary Shares for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Ordinary Shares are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your warrants. A valid withdrawal of tendered warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that warrants that are not accepted by us for exchange by August 22, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on August 22, 2023, or such later time and date to which we may extend. Our Ordinary Shares to be issued upon exchange of warrants pursuant to the Offer, along with written notice from exchange agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our board of directors approved the Offer and Consent Solicitation on July 19, 2023. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the warrants. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Ordinary Shares in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the outstanding warrants. None of our directors, executive officers or affiliates are required to participate in the Offer. The following table lists the warrants beneficially owned by our directors, executive officers and other affiliates and related persons (all of which are private placement warrants) as of August 18, 2023:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Jonathan Huberman(2)	5,200,000	37.6%

(1)	Determined based on 13,824,976 warrants, representing 8,624,976 public warrants and 5,200,000 private placement warrants outstanding as of August 18, 2023.

(2)
Consists of private placement warrants to purchase 346,667 Ordinary Shares held by Software Acquisition Holdings II LLC, of which Mr. Huberman is a member. Mr. Huberman disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

BUSINESS

History and Development of Otonomo

Otonomo was incorporated in Israel on December 8, 2015 under the Israeli Companies Law, 5759 1999, and our principal executive office is located at 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel. Our legal and commercial name is Otonomo Technologies Ltd. We are registered with the Israeli Registrar of Companies and our registration number is 51 53528‑13. Our website address is www.otonomo.io, and our telephone number is +(972) 52 432 9955. Information contained on, or that can be accessed through, our website does not constitute a part of this Prospectus/Offer to Exchange and is not incorporated by reference herein. We have included our website address in this Prospectus/Offer to Exchange solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

The information contained on the website does not form a part of, and is not incorporated by reference into, this Prospectus/Offer to Exchange.

Recent Developments

Workforce Reduction

During the fourth quarter of 2022, Otonomo initiated a workforce reduction of a significant number of its employees as Otonomo adjusted its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the workforce reduction, Otonomo sunsetted its MI services in December 2022 and sunsetted its Connected Vehicle Data services, which included services relating to multi-layered data, standardized and blurred to remove identifiers, in April 2023. The workforce reduction started in the fourth quarter of 2022 and is expected to be completed during the first half of 2023. In connection with the reduction in workforce, the Company has released its Chief Marketing Officer and Chief Revenue Officer, effective of March 31, 2023.

Entry into Merger Agreement

On February 9, 2023, Otonomo, Urgently and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, Merger Sub will merge with and into Otonomo, with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently. For more information, see “Summary — Recent Developments — Entry into Agreement and Plan of Merger.”

Business Information

Overview

We are a leading one‑stop shop for mobility data. Otonomo fuels a data ecosystem of OEMs, fleets and providers spanning the transportation, mobility and automotive industries. Our platform securely processes data globally from vehicles licensed on the platform and mobility demand data from multimodal sources, then reshapes and enriches it to accelerate time to market for new services that improve the mobility and transportation experience. We provide deeper visibility and actionable insights to empower strategic data‑driven decisions – taking the guesswork out of mobility and transportation planning, deployment and operations.

As part of our proprietary data platform, we have developed a robust suite of SaaS offerings that provide both OEMs and service providers with additional capabilities, and that incorporate vertically specific applications to meet different privacy, regulation, storage, visualization and data insight needs.

Privacy by design and neutrality are at the core of our platform, which enables compliance with regulations such as GDPR, CCPA, and other vehicle specific regulations, such as the EU requirement/directive that OEMs share connected car data with third parties or the Massachusetts’ Right to Repair Act allowing access to vehicle data for maintenance and repair purposes.

We generate the majority of our revenue from subscription fees from customers accessing the Company’s SaaS subscriptions.

Our customers typically enter into contractual arrangements with terms up to three‑years. Some customers use our platform through the self‑serve platform on an on‑demand basis, for which we charge based on activated vehicles.

Our go‑to‑market strategy is focused on expanding its access to data through partnering with OEMs, fleets and other data providers, acquiring new customers and driving continued use of our platform for existing customers.

We pursue strategic partnerships with OEMs, fleets and other data providers through a dedicated team segmented by geographical regions. We focus our selling efforts on organizations of various sizes, within specific customer segments, and licenses access to our platform through a direct sales force which is geographically distributed.

The Smart Mobility Data Platform

Otonomo’s Smart Mobility Data Platform provides easy access to a range of proprietary and patented mobility data solutions that power customers’ products and services. It delivers consent-based VIN-specific data compliant with data privacy regulations, referred to as the Connected Fleet.

Customers have used the Connected Fleet data to:

•	Provide software-based telematics for key vehicle metrics – vehicle location, speed, harsh driving events and trip information, without aftermarket hardware;

•	Monitor all connected vehicles in a fleet via a single interface, including critical vehicle metrics such as vehicle status, trip information, current maintenance, and alerts; and

•	Help improve the safety of customers and vehicles by automating vehicle maintenance requirements, including alerts for upcoming services, past due maintenance, and emergency maintenance needs.

A connected car may generate up to 25 gigabytes of data per hour. As it is produced, most of this data leaves the car via in‑vehicle telematics control units. The data is initially stored in data centers or cloud platforms owned by OEMs, and in some cases by Tier‑1 suppliers or the third parties which own the on‑board diagnostics (“OBD II”) onboard devices installed after vehicle purchase.

Due to the lack of consistent connected car data formats or standards, connected car data must undergo additional processing before it can be useful for applications and services. Our platform aggregates and normalizes data from multiple OEMs and other data providers and processes the data to make it usable and valuable to data providers and data consumers.

Understanding the Data

We collect vehicle‑specific data from vehicle data providers, such as OEMs and others. Vehicle specific data refers to data that is collected from a specific vehicle or group of vehicles such as vehicle identification number (“VIN”).

The Otonomo Smart Mobility Data Platform connects to our data providers’ respective data centers via application programming interfaces (“APIs”), and provides data consumers with application‑ready, enriched datasets and insights. This eliminates the need for data consumers to invest the significant amount of development work required to utilize connected vehicle data in applications and services. OEMs, other data providers and data consumers use the Otonomo Smart Mobility Data Platform and marketplace to efficiently share and utilize vehicle data and offer drivers advanced in‑car services, while meeting security, privacy and data regulation requirements. We generate revenue for these data providers by the utilization of the data by data consumers mainly in the fleet services segment. During 2022 and through termination of the Connected Vehicle Data services we generated revenues from customers in various segments, primarily smart cities, transportation companies, fleet services, insurance companies, financial institutions and dealerships.

Key Trends in Connected Cars and Vehicle Data

Since the introduction of the first embedded telematics systems in the mid‑1990s, OEMs have gradually added data systems and connectivity features to their vehicles and have offered drivers a growing variety of data‑driven products and services. Technological advancements in recent years have increased the volume and quality of the data captured by vehicles. The value of this new data opened opportunities for OEMs to integrate more sensors and connectivity features, resulting in expanded offerings to drivers and a more diverse portfolio of in‑vehicle and remote data‑driven services.

Vehicles are now able to generate, monitor and share many types of data, including geolocation, performance and driver behavior. As OEMs continue to develop application‑based tools to monitor key maintenance statistics, uses for vehicle health data and operational functionality are expanding.

The growth of connectivity in vehicles has increased the demand for data‑driven products and services, and provides for ample data utilization opportunities, which expand with every customer who integrates into the connected car ecosystem. Vehicles with greater connectivity levels also generate higher value per vehicle. According to Ptolemus Consulting, May 2022, vehicle connectivity levels are projected to reach more than 1.7 billion vehicles on the road in the next decade. The growing data availability leads to an increasing market size as well as to an increased importance of vehicle data marketplaces that facilitate data exchange.

The mobility economy includes five sectors:

(1)          Transport Infrastructure – includes the construction, operation & maintenance of rail, road, parking and energy supply;

(2)          Vehicle Manufacturing – sector comprises all automotive OEMs and their suppliers;

(3)          Vehicle-related Services – includes all lifecycle services from distribution to financing, insuring and repairing vehicles;

(4)          Transportation Services – are all services related to the transport of people and goods by third parties; and

(5)          Enabling Services – are all possible services related to mobility focused connectivity, IT, ticketing, etc.

The growth of advanced connectivity sensors in addition to at least the basic level of general hardware connectivity creates more opportunity. The greater the connectivity, the more seamless a rider’s experience becomes, and the more opportunities for generating data‑based revenue are created. User expectations will continue to evolve in parallel with available technology and will incentivize OEMs and service providers to deliver higher‑value, data‑driven user experiences.

Regulatory developments in recent years are also expected to contribute to the expanding vehicle data ecosystem. By introducing new concepts that promote greater and more equal access to OEM data, regulators have been creating a favorable environment for data utilization. Examples include the “extended vehicle” concept which is being strengthened by the obligations imposed on OEMs under Regulation (EU) 2018/858 and the Massachusetts Right to Repair Act extending to vehicle data.

Advantages of a vehicle data platform:

Existing platforms for consuming vehicle data can be limited and inefficient. For example, OBD II aftermarket dongles, which are commonly used by telematics service providers in order to perform fleet and vehicle tracking, only provide selected data points and limited data streaming. OBD II onboard devices require separate installation in every vehicle and their use may be further limited in the future due to regulatory changes.

Furthermore, OBD II onboard devices may be easily vandalized and removed. Smartphone data is used by many data consumers to monitor vehicle usage, but the data it provides is limited and subject to manipulation and inaccuracy.

Connected vehicle data run through a platform like Otonomo:

•
allows data providers and consumers to efficiently outsource consent management, data processing and data structuring, allowing them to benefit from vehicle data while remaining focused on their core business;

•	presents significant cost reductions for data providers that only need to integrate with one partner instead of multiple data consumers;

•
presents significant cost reductions for data consumers by allowing them to work with one integration partner. This provides data consumers with data in a structured and usable format, instead of dealing with the challenges of contracting multiple OEMs and managing multiple stakeholders and formats;

•	facilitates use cases of aggregate data that require certain coverage levels;

•	eliminates reliance on OBD II aftermarket devices in favor of data marketplaces that provide the same data and other data points continuously and in a more user‑friendly format; and

•	ensures data quality and accuracy for data consumers by replacing smartphone data with more sanitized data, thereby lowering risk of fraud and inaccuracy.

Otonomo API and Delivery Methods

We provide a rich, flexible API to serve the unique needs of diverse applications and services. Different data use cases may require different data delivery types. For example, an emergency car service may require real‑time data when an accident takes place. On the other hand, usage‑based insurance may pull a car’s odometer once a week. Lastly, a data analytics company might opt for historical car data to understand traffic trends. We provide different data delivery methods to cater to these different use case requirements:

•
Historical data reports: CSV reports contain historical, aggregated vehicle data. Historical data reports are triggered by a RESTful API call with parameters that define a region (e.g., city), and time span for the report. Report generation may take minutes or hours to complete. Several historical reports exist for different data types (e.g., vehicle data points and vehicle trips).

•
Vehicle status: A near‑real time RESTful API returns the last known status of a specific vehicle. Vehicle data information is used by personal driver applications, such as fueling and parking. Additionally, we provide bulk vehicle status for receiving the last known status of one or more vehicles. This interface can be particularly useful for fleets.

•
Streaming: This is a “push” mechanism that continuously streams real‑time data to data consumers. Streaming uses HTTP POST requests and can send both aggregate and personal vehicle data. A stream is created upon subscribing. Stream subscription defines one or more data filters such as desired vehicle area (i.e., city), and maximal point latency. Streaming is optimal for applications that require real‑time, rich vehicle data.

•
Events: An event is defined by a logical rule on a vehicle data point. When a rule is evaluated to be true, an event message is triggered and sent to the data consumer. For example, an event message would be sent to the data consumer through a fueling application whenever a vehicle travels in a certain radius from a gas station while below the 10% fuel level. Events receive the data they need in real‑time, enabling applications to save processing power and network bandwidth. Events can be used for both personal and aggregated data. This capability is currently under development.

Otonomo Dynamic Blurring Engine

The Otonomo Dynamic Blurring Engine, which was used for Connected Vehicle Data services prior to termination in April 2023, is a SaaS capability that protects personal data by using sophisticated blurring techniques to blur personal data while preserving the data’s value for a diverse range of mobility and other applications and services. These services may include assisting smart cities with traffic management and HD mapping, road safety, location analysis and site selection.

Otonomo Consent Management Hub

The Otonomo Consent Management Hub provides an efficient way for connected car drivers to take control over the sharing of their vehicle data by providing a networked architecture to simplify setup and integration and deliver high scalability for automotive OEMs and service providers.

As the transportation ecosystem advances its use of vehicle data, the information flows around driver consent can become complex. For example, in‑vehicle delivery from retailers may require drivers to provide consent to both the retailer and a third‑party courier service. With the Otonomo Consent Management Hub, each party has a single integration point through which they can validate driver consent and deliver the approved personal data to other parties in the ecosystem. OEMs also do not need to directly support integration with multiple parties, including companies such as courier services with which they may not have a contractual relationship. Service providers can innovate faster by eliminating point‑to‑point integrations with multiple OEMs. Any new OEM or service provider integration will open new opportunities to numerous organizations in the ecosystem.

The Otonomo Consent Management Hub allows drivers to grant or revoke access for specific services at any time and provides drivers full transparency as to what vehicle data will be shared with specific services.

Vehicle Management Service

Our Vehicle Management service is designed for fleets to easily and efficiently manage the data of their fleet vehicles. The vehicle management service streamlines data operations and can be used in conjunction with, or independently from, existing fleet management systems.

The Otonomo Connected Insurance Tech Business

Ptolemus identified motor insurance as the largest sub-sector of vehicle related services in the mobility economy. While the industry has capitalized on mobile phone telematics, we see opportunity for growth by combining connected vehicle data with mobile telematics. Our growth in this area follows the closing of our acquisition of The Floow, a well-established player with more than a decade of building insurance tech applications.

The Floow is a leading provider of telematics products and software for insurers in the EMEA and US markets with a strong track record of successful delivery. Its customer base primarily consists of blue-chip insurers focused on personal motor insurance, although it does provide a fleet product to Progressive in the US market. The Floow’s products enable more accurate premium pricing and help to reduce fraud. The Floow has a long track record of winning new customers through competitive tenders, and with a growing network of channel partners in both EMEA and US geographies, is well placed to continue gaining new customers.

Advantages of Insurance Tech solutions:

•
Market and customer feedback suggests that there are multiple catalysts that will enable a step-change in telematics-based insurance adoption, with mobile apps, impact of COVID-19, regulation changes and significant advances in the accuracy and capability of telematics increasing the appeal of these solutions.

•
Emergence of mobile app solutions (rather than installation of expensive black boxes) enables a more widespread adoption across all age groups as the cost is significantly lower and becomes attractive for all driver demographics. The accuracy and functionality of these solutions has also increased considerably in the last 5-10 years.

•
During COVID-19 the volume of miles-driven decreased for many drivers, resulting in an increasing proportion of drivers exploring pay-as-you-drive (PAYD) policies that use telematics to track level of activity.

•
New regulation in the UK prevents insurers from raising prices for existing customers above those offered to new customers, which has increased the importance of insurers’ ability to better evaluate existing customers and reward the low-risk customers through better pricing / discounts and rewards. This is enabled through pay-how-you-drive (PHYD) policies that use telematics to track not only user’s level of activity but also driving behavior.

Our Market Opportunity

•
Growing ecosystem and data pool. There are dozens of potential customer groups and thousands of potential data consumers for vehicle data utilization. These include product‑related players, such as OEMs and Tier 1 suppliers, vehicle‑related service providers, such as fleet operators, and other organizations in the extended ecosystem, such as smart cities, insurance companies and telecom operators. Overall, we believe many customer groups will join the ecosystem and expand their usage of external vehicle data. A growing number of service providers actively use external vehicle data, and we believe that the number of service providers using such data is likely to continue to increase moving forward. As 4G/5G mobile network ubiquity increases, the volume of data and parameters being sent from vehicles to OEM clouds is growing exponentially.

•
Unique technological needs and high onboarding costs for data providers. The increasing volume and scope of vehicle data requires data providers to integrate complex data processing, cleaning, accounting, consent, multiple APIs and data structuring technologies. OEMs often lack the capabilities to implement these technologies and do not have the desire to develop them internally due to the substantial investments required for building and maintaining the data infrastructure. Tapping into the vast potential of data utilization also requires data providers to individually contract and integrate with multiple data consumers, which results in high marginal costs per each new data consumer acquired. Onboarding each new consumer also requires the involvement of multiple organizational functions, such as IT, legal and procurement. The onboarding process is often too expensive to justify the investment for data providers, especially when data consumers are small or medium‑sized businesses. Without significant reduction of onboarding costs, the ability of data providers to efficiently scale their utilization efforts is limited.

•
Technological and cost constraints on data consumers. Lack of consistent formats or data standards across OEMs, or even across different models manufactured by the same OEM, requires data consumers to work with multiple stakeholders in different data formats and on different APIs. In addition, contracting with multiple OEMs involves conducting lengthy and costly negotiation and integration efforts by legal, privacy and technology resources with multiple parties. For some use cases, data consumers require certain levels of vehicle coverage in a specific area (e.g., smart city applications may need at least 2% coverage) and contracting OEMs directly would not be sufficient for their needs.

•
Regulatory‑driven opportunities. Recent developments in regulation of vehicle data and connected cars, such as Regulation (EU) 2018/858 requiring OEMs to share connected car data with third parties, as well as emerging industry standards (such as NEVADA Share & Secure, which are intended to enable the secure transmission of data generated in the vehicle and make it usable for public authorities and industry), promote open access to vehicle data and neutrality, while also challenging OEMs by requiring them to supply the scale and ability to technically and legally align with the hundreds of service providers seeking access to vehicle data. With the removal of barriers to vehicle data accessibility, more organizations will be able to access and utilize vehicle data, and more data‑driven services are expected to become available.

•
Compliance challenges. Data providers collecting, processing or sharing vehicle data must ensure that their collection, processing and use of vehicle data is compliant with personal data protection regulations, such as GDPR and CCPA, which often require prior consent. While free, informed and specific consents may be required from every vehicle user whose personal data is collected, obtaining compliant consents from drivers and passengers not related to the vehicle’s legal owner involves practical concerns for OEMs. The need for explicit consent for sharing data with separate service providers requires OEMs to provide advanced consent flows and consent management capabilities that can be seamlessly integrated. It has proven to be challenging for the OEMs to manage data compliance on very large scale with no consent management standards available.

Marketing

As part of the Cost Reduction Initiative, the Company has adjusted its budget for 2023 to focus on managing expenses and preserving operating capital in order to achieve its growth and profitability goals. In connection with the workforce reduction, the Company dismissed its employees focused on marketing during the first quarter of 2023 and will be using a third-party marketing firm moving forward.

Sales

Our sales efforts are focused on delivering solutions for companies creating a new generation of mobility experiences and services.

To acquire car‑generated data and mobility data from mobile devices, we partner directly with OEMs and other data providers through our dedicated sales engagement organization, which focus on deepening our existing relationships and increasing our data pool and geographic coverage. We pay for acquired data through a combination of fixed fees and revenue share arrangements with data providers.

Sales to customers are executed primarily through an organic sales organization that sells directly to data consumers, indirectly through our partners, serving as sales channels and through strategic partnerships.

Global sales efforts focus on connected fleet services (providing improved fleet management driven by GPS vehicle tracking and remote diagnostics) and connected InsuranceTech (providing better policyholder experience through behavioral analysis and accident reconstruction).

Intelligent Custom plans are offered through our direct sales organization and our marketing partners. The pricing and data models of these plans are customized to the customers’ needs. Custom plans include full data access, near real‑time streaming and a growing variety of SaaS offerings.

As part of the Cost Reduction Initiative, the Company has adjusted its budget for 2023 to focus on managing expenses and preserving operating capital in order to achieve its growth and profitability goals. In connection with the workforce reduction, the Company reduced its sales workforce from 45 employees to 24 employees during the first quarter of 2023.

Technology

The Otonomo Vehicle Data Platform and Mobility Platform each use state of the art cloud‑native microservices architecture, as well as a long list of Big Data technologies to ingest, process and expose the billions of data points per day that we receive. These include streaming technologies like Apache Flink, as well as Big Data batch‑processing based on Apache Spark. Security is a first‑class citizen in our technology, from the design and development processes through its production.

Research and Development

We have invested a significant amount of time and expense into research and development in order to develop the Otonomo Vehicle Data Platform, strengthen its data reshaping capabilities, scale the data pipeline and facilitate data access by its ecosystem. Our research and development activities are largely conducted at our headquarters in Herzliya Pituach, Israel and also in our facilities in Sheffield, UK. As of December 31, 2022, Otonomo had approximately 118 full‑time or equivalent employees engaged in R&D activities. Our ability to compete in our industry depends in part on our ability to successfully achieve continual innovation in its technology and products through R&D activities.

As part of the Cost Reduction Initiative, the Company has adjusted its budget for 2023 to focus on managing expenses and preserving operating capital in order to achieve its growth and profitability goals. In connection with the workforce reduction, the Company reduced its research and development workforce from 119 employees to 70 employees during the first quarter of 2023.

Intellectual Property

Our business depends, in part, on our ability to develop and maintain the proprietary aspects of our core technology. Our policy is to obtain appropriate proprietary rights protection for any potentially significant new technology we develop. As of December 31, 2022, we held 17 registered patents (of which 11 are U.S. patents) and have 19 pending patent applications (of which 17 are pending U.S. patent applications) covering a range of key aspects of our proprietary technology, including, among other things, methods for data extraction, normalization, aggregation and ingestion, as well as privacy and consent management technology.

In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with OEMs, customers, vendors, employees, consultants and through other similar measures.

Market Position

The market for vehicle data marketplaces is emerging and several players are in the early and growth stages. Our closest competitors focus on data provisioning, services to manage and structure data and consent management.

Outlying players include service providers and personal use case companies. These players focus on enabling services via APIs and connecting service providers with customers’ PII. They may also provide industry‑specific data and service providers for location‑based services, while others focus on fleet management, and repair‑and maintenance data services.

Additionally, tech companies, such as Google and Alibaba, and vehicle operating system providers, such as Huawei and Baidu, may enter the vehicle data market.

Companies providing cloud computing platforms and APIs, such as Amazon Web Services and Microsoft, may also enter the vehicle data exchange or utilization space.

We currently face challenges from a range of companies seeking to establish and develop relationships with OEMs and other data providers. Some players are working to advance technology, performance and innovation in their development of new solutions.

Within the vehicle data segment, traction is based significantly on scale, performance and technology. We believe that our deep relationships with OEMs and other data providers, our mature, proprietary technology and global coverage well position us to partner with additional OEMs, and data providers looking for a strong data partner with low operational risk.

We believe that it may take small, emerging companies a substantial period of time and many resources to gain the recognition and trust of OEMs and other data providers. We believe that our early and broad engagement with OEMs and fleets, resulting in strong relationships and potentially the largest installed base in the market, differentiates us from our competitors.

We expect that our technology and continual innovation will support our position as a leader in the vehicle data market based on the previous mentioned market differentiators. While other market players will continue to emerge and recede, we believe our leadership position will maintain its stronghold.

Government Regulation

Vehicle data companies are subject to emerging regulatory federal, state, national and international frameworks that are in a rapid state of change.

To operate its platform and provide services to its customers, we receive, process and share vehicle‑generated data. This data includes PII and aggregate data from our data providers, such as OEMs, fleet operators, and mobile devices. PII can only be collected, processed and shared in compliance with legal and technical requirements such as GDPR, the EU Directive on Privacy and Electronic Communications, Regulation (EU) 2018/858 requiring OEMs to share connected car data with third parties or California’s CCPA as well as industry standards (as such NEVADA Share & Secure) promoting open access to data and neutrality. Aggregate data is generally subject to different privacy obligations or is exempt from personal data protection laws. We do not receive, process or share vehicle generated PII without receiving sufficient assurances from our data providers that the subject of the information has been provided with clear and appropriate notice and explicitly consented to provide such information. We view privacy regulation as generally favorable to its business as the Otonomo Vehicle Data Platform allows data providers and customers to utilize personal and aggregate data while complying with privacy regulations through the Otonomo Consent Management Hub and the Otonomo Dynamic Blurring Engine.

Regulation requiring greater and more equal access to vehicle data requires data providers to share more data with more data consumers thereby reducing costs for data consumers and enabling more use cases and opens new end markets. We believe that breaking down barriers to data accessibility will make more data‑driven services available, grow data utilization opportunities for our partners and customers and expand the connected car ecosystem.

Growing car connectivity and digitization, the acceleration of autonomous driving innovation and the expansion of digital mobility services has contributed to the continued rise of the importance of cybersecurity in the automotive industry. Regulators have started adopting mandatory minimum standards for vehicle software cybersecurity. For example, in December 2019 California’s Department of Motor Vehicles published regulations requiring light‑duty autonomous delivery vehicles to be certified as meeting current industry standards to help defend against, detect and respond to cyber‑attacks, unauthorized intrusions or false vehicle control commands.

The largest international vehicle regulatory system, the World Forum for the Harmonization of Vehicle Regulations (“WP.29”), which is part of the United Nations Economic Commission for Europe (“UNECE”), published in June 2020 is the first WP.29 regulation that outlines cybersecurity requirements for OEMs and the connected and autonomous vehicles that they manufacture. The WP.29 automotive cybersecurity regulation also outlines processes that OEMs in over 60 countries must have within their organizations and vehicles to achieve vehicle‑type approval with regard to cybersecurity in their vehicles.

The vehicle data and connected car regulatory landscape is still evolving rapidly. We believe that national and international legal frameworks around vehicle data and connected cars will continue to develop and change to address technological, consumer and societal developments. We may become subject to additional regulatory schemes and requirements, whether applicable to it directly as a vehicle data marketplace, or indirectly, as a result of legal requirements imposed on OEMs and other data providers.

As a global technology company, we are also subject to trade, export controls, anti‑bribery and sourcing regulations in various jurisdictions. Our operations are also subject to various federal, state and foreign laws and regulations governing the employment and occupational health and safety of our employees and wage regulations.

Seasonality

We do not experience material seasonality in our operations.

Employees

As of December 31, 2022, we had 225 full‑time (or full‑time equivalent) employees based primarily in Israel, including 38 employees engaged in research and development, 11 employees in product development and management, 23 employees in sales and marketing and 27 employees in general management, administration and finance. We also have 18 employees based in the United States, 103 employee based in the United Kingdom and 5 employees based in other European countries. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. To date, we have not experienced any work stoppages. Due to the Cost Reduction Initiative, we significantly reduced our headcount in the second quarter of 2023.

Facilities

Our headquarters is located in Herzliya Pituach, Israel. Our headquarters is subject to a lease agreement with an initial term that expired in December 2022; however, the lease automatically renews on a quarterly basis. This facility contains engineering, product, commercial, marketing, sales and administrative functions. In addition, we have two lease agreements for our Sheffield facility in the UK, which such leases expiring in September 2027 and December 2029, respectively.

Legal Proceedings

We may be subject from time to time to various proceedings, lawsuits, disputes or claims in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently unpredictable, we are currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on our business, financial position, results of operations, or cash flow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the historical audited annual consolidated financial statements and the related notes included elsewhere in this Prospectus/Offer to Exchange. Some of the information contained in this discussion and analysis or set forth elsewhere in this Prospectus/Offer to Exchange, including information with respect to our plans and strategy for our business and related financing, includes forward‑looking statements that involve risks and uncertainties. As a result of many factors, our actual results could differ materially from the results described in or implied by the forward‑looking statements contained in the following discussion and analysis.

Overview

We are a leading one‑stop shop for mobility data. Otonomo fuels a data ecosystem of OEMs, fleets and service providers spanning the transportation, mobility and automotive industries. Our platform securely processes data globally from vehicles licensed on the platform and mobility demand data from multimodal sources, then reshapes and enriches it to accelerate time to market for new services that improve the mobility and transportation experience. We provide deeper visibility and actionable insights to empower strategic data‑driven decisions – taking the guesswork out of mobility and transportation planning, deployment and operations.

As part of our proprietary data platform, we have developed a robust suite of SaaS offerings that provide both OEMs and service providers with additional capabilities, and that incorporate vertically specific applications to meet different privacy, regulation, storage, visualization and data insight needs.

Privacy by design and neutrality are at the core of our platform, which enables compliance with regulations such as GDPR, CCPA, and other vehicle specific regulations, such as the EU requirement/directive that OEMs share connected car data with third parties or the Massachusetts’ Right to Repair Act allowing access to vehicle data for maintenance and repair purposes.

We generate the majority of our revenue from subscription fees from customers accessing the Company’s SaaS subscriptions.

Our customers typically enter into contractual arrangements with terms up to three‑years. Some customers, especially smaller organizations, consume data points on our platform through the self‑serve platform on an on‑demand basis for which we charge based on data points or trips taken.

Our go‑to‑market strategy is focused on expanding our access to data through partnering with OEMs, fleets and other data providers, acquiring new customers and driving continued use of our platform for existing customers.

We pursue strategic partnerships with OEMs, fleets and other data providers through a dedicated team segmented by geographical regions. We focus our selling efforts on organizations of various sizes, within specific customer segments, and licenses access to our platform through a direct sales force which is geographically separated. Our platform is used globally by organizations of all sizes across a broad range of industries. In 2022, we had 107 total customers, which was an increase from 55 total customers in 2021.

Key Factors Affecting Our Operating Results

Cost Reduction Initiative

During the fourth quarter of 2022, the Company commenced the Cost Reduction Initiative, which included a workforce reduction of a significant number of employees in connection with the Company adjusting its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the Cost Reduction Initiative, the Company sunsetted its MI services in December 2022 and sunsetted its Connected Vehicle Data services in April 2023.

Focusing on Connected Fleet and Connected Insurance Tech business lines

In connection with the Cost Reduction Initiative, the Company is focusing on the Connected Fleet and Connected Insurance Tech business lines. The Company sunsetted its MI services in December 2022 and sunsetted its Connected Vehicle Data services in April 2023. We may not achieve anticipated revenue growth due to the Cost Reduction Initiative, which includes a workforce reduction of a significant number of employees.

Expanding Within Our Existing Customer Base

We believe that there is a substantial opportunity to expand the usage of our platform within our existing customers. We plan to continue investing in our direct sales force to encourage increased data consumption and adoption of new use cases among our existing customers.

Once deployed, our customers often expand their use of our platform more broadly within the enterprise and across their ecosystem of customers and partners as they identify new use cases and realize the benefits of our platform.

In any given period, there is a risk that customer consumption of our platform will be lower than we expect, which may cause fluctuations in our revenue and results of operations. Our ability to increase usage of our platform by existing customers, and, in particular, by large enterprise customers, will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing, availability and quality of data, overall changes in our customers’ spending levels and the effectiveness of our efforts to help our customers realize the benefits of our platform.

Key Business Metric

              We monitor the key business metric set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The calculation of the key metric discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Components of Results of Operations

Revenues

The revenue comprised mainly of subscription fees from customers accessing the Company’s SaaS subscriptions. In addition, the Company provides customization, research, and analytical services to its customers, such professional services revenues are recognized as services are delivered.

 The following table sets forth the geographic breakdown of revenues for the periods indicated.

	Year Ended December 31,
	2022	2021	2020
	USD thousands	USD thousands	USD thousands
Americas	3,283	176	43
APAC	188	329	164
EMEA	3,521	1,218	187

Total revenues	6,992	1,723	394

	Period Ended March 31,
	2023	2022
	USD thousands	USD thousands
Americas	830	344
APAC	27	11
EMEA	982	676

Total revenues	1,839	1,031

Cost of Services

Cost of services consists primarily of expenses related to the purchasing of data from data suppliers, amounts paid to data suppliers under revenue sharing or fixed price arrangements, software licenses, and personnel-related costs associated with customer support and professional services, including salaries and benefits.

Operating Expenses

Our operating expenses consist of third‑party cloud infrastructure, sales and marketing, research and development, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses and share‑based compensation. Operating expenses also include allocated overhead costs. Overhead costs that are not substantially dedicated for use by a specific functional group are allocated based on headcount. Such costs include costs associated with office facilities, IT‑related personnel and other expenses, such as software and subscription services.

Third‑Party Cloud Infrastructure

Third-party cloud infrastructure expenses include expenses incurred in connection with the Company’s customers’ use of the Company’s platform and the maintenance of the Company’s platform on public clouds, such as cloud computing or other hosting and data storage, including different regional deployments. In addition, cloud infrastructure also includes the third-party cloud infrastructure expenses incurred with internal research and development use.

We expect that our third‑party cloud infrastructure expenses will decrease due to our Cost Reduction Initiative we started during the fourth quarter of 2022 and completed in the second quarter of 2023.

Research and Development

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel responsible for the design, development and testing of its products, cost of development environments and tools and allocated overhead. Research and development costs are expensed as incurred.

We expect that our research and development expenses will decrease due to our Cost Reduction Initiative we started during the fourth quarter of 2022 and completed in the second quarter of 2023.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel‑related expenses associated with our sales and marketing staff, including salaries, benefits, bonuses, share‑based compensation and travel. Marketing expenses also include third‑party software tools required for marketing automation and consulting and advertising costs. We expect these costs to increase over time as the market expands and additional tools are implemented. Prior to the disruption of international travel caused by the COVID‑19 pandemic beginning in January 2020, sales and marketing expenses also included international travel of personnel and expenses related to trade shows and other marketing events. We expect that our sales and marketing expenses will decrease due to our Cost Reduction Initiative we started during the fourth quarter of 2022 and completed in the second quarter of 2023.

General and Administrative

General and administrative expenses consist primarily of personnel‑related expenses for our finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and share‑based compensation. General and administrative expenses also include external legal, accounting, bookkeeping and other professional services fees, software and subscription services dedicated for use by our general and administrative functions, and other corporate expenses. General and administrative expenses also include allocated overhead costs.

We incur additional expenses as a result of becoming a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our sales and marketing expenses will decrease due to our Cost Reduction Initiative we started during the fourth quarter of 2022 and completed in the second quarter of 2023.

Financial Income (Expense), Net

Financial income (expense), net, consists primarily of adjustments related to changes in value of our warrants for Ordinary Shares, which were charged to financial income (expenses), net.

In addition, financial income (expense), net also include interest income earned on our cash equivalents and short‑term and long-term deposits and investments as well as currency related adjustments.

Provision for (Benefit from) Income Taxes

Provision for (benefit from) income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this Prospectus/Offer to Exchange.

Comparison of the Periods Ended March 31, 2023 and March 31, 2022

Revenue

	Period Ended March 31,		Change	Change
	2023	2022	$	%
	(Dollars in thousands)
Americas	$830	$344	$486	141%
APAC	$27	$11	$16	145%
EMEA	$982	$676	$306	45%

Total	$1,839	$1,031	$808	78%

Revenue increased by approximately $808 thousand, or 78%, to approximately $1,839 thousand for the period ended March 31, 2023, from approximately $1,031 thousand for the period ended March 31, 2022. Growth was primarily driven by the contribution of $1,592 thousand in revenue by The Floow, which was acquired in April 2022, which was offset by $784 thousand due to the decrease in revenue from Connected Vehicle Data and the MI services.

Costs of Services and Operating Expenses

	Period Ended March 31,		Change	Change
	2023	2022	$	%
	(Dollars in thousands)
Cost of services	$1,204	$380	$824	217%
Cloud infrastructure	$754	$1,158	$(404)	(35)%
Research and development	$3,550	$4,727	$(1,177)	(26)%
Sales and marketing	$4,642	$4,410	$232	5%
General and administrative	$7,344	$5,022	$2,322	48%
Depreciation and amortization	$87	$455	$(368)	(81)%
Contingent consideration income	$1,381	$—	$1,381	100%

Total costs of services and operating expenses	$18,962	$16,152	$2,810	17%

Cost of services

Cost of services increased by approximately $824 thousand, or 217%, to approximately $1,204 thousand for the period ended March 31, 2023, from approximately $380 thousand for the period ended March 31, 2022. Cost of services includes the purchasing of data for $556 thousand, an increase of 46% year over year, which reflects the cost we paid to the OEMs and other data providers for their data.

Third-Party Cloud Infrastructure

Third-party cloud infrastructure expenses decreased by approximately $404 thousand, or 35%, to approximately $754 thousand for the period ended March 31, 2023, from approximately $1,158 thousand for the period ended March 31, 2022. The decrease largely occurred as a result of the Cost Reduction Initiative.

Research and Development

Research and development expenses decreased by approximately $1,177 thousand, or 26%, to approximately $3,550 thousand for the period ended March 31, 2023, from approximately $4,727 thousand for the period ended March 31, 2022. The increase was mainly due to workforce growth in connection with The Floow Acquisition and the Neura Acquisition. The decrease was mainly due to workforce reduction in connection with the Cost Reduction Initiative.

Sales and Marketing

Sales and marketing expenses increased by approximately $232 thousand, or 5%, to approximately $4,642 thousand for the period ended March 31, 2023 from approximately $4,410 thousand for the period ended March 31, 2022. The increase was mainly due to restructuring costs of $1,336 thousand. Net expenses, excluding restructuring expenses, decreased by 25%, respectively, year over year mainly due to the Cost Reduction Initiative.

General and Administrative

General and administrative expenses increased by approximately $2,322 thousand, or 48%, to approximately $7,344 thousand for the period ended March 31, 2023 from approximately $5,022 thousand for the period ended March 31, 2022. The increase was primarily attributable to $3,597 thousand of transaction expenses related to the Merger Agreement and $84 thousand of restructuring costs. Net expenses, excluding restructuring and transaction expenses, decreased by 26% mainly due to the Cost Reduction Initiative.

Depreciation and amortization

Depreciation and amortization decreased by approximately $368 thousand, or 81%, to approximately $87 thousand for the period ended March 31, 2023, from approximately $455 thousand for the period ended March 31, 2022. In the period ended March 31, 2022, the main expense can be attributed to the amortization of technology, customer relationships and trademarks that was acquired in connection with the Neura Acquisition and began amortizing in October 2021. The decrease primarily stems from Neura’s goodwill and intangibles impairment charge during the second quarter of 2022, which was triggered by the decrease in the stock market and recorded in compliance with ASC 350 “Intangibles—Goodwill and Other.”

Contingent consideration income

During the period ended March 31, 2023, the contingent consideration liability accrual in relation to The Floow Acquisition increased by $1,381 thousand due to revaluation.

Financial (Expense) Income, Net

	Period Ended March 31,		Change	Change
	2023	2022	$	%
	(Dollars in thousands)
Financial (Expense) Income, Net	$1,374	$1,027	$347	34%

Financial income was $1,374 thousand in the period ended March 31, 2023 compared to financial income of $1,027 thousand in the period ended March 31, 2022. The change primarily related to interest income from deposits and investment in marketable securities, currency exchange changes and the revaluation of warrants and redeemable convertible preferred shares.

Comparison of the Years Ended December 31, 2022 and December 31, 2021

Revenue

	Year Ended December 31,		Change	Change
	2022	2021	$	%
	(Dollars in thousands)
Americas	$3,283	$176	$3,107	1,765%
APAC	$188	$329	$(141)	(43)%
EMEA	$3,521	$1,218	$2,303	189%

Total	$6,992	$1,723	$5,269	306%

Revenue increased by approximately $5,269 thousand, or 306%, to approximately $6,992 thousand for the year ended December 31, 2022, from approximately $1,723 thousand for the year ended December 31, 2021. Growth was primarily driven by growth in our core connected vehicle data and the contribution of revenue by The Floow, which we acquired in April 2022. In 2022, we had 107 total customers, an increase from 55 total customers in 2021.

Costs of Services and Operating Expenses

	Year Ended December 31,		Change	Change
	2022	2021	$	%
	(Dollars in thousands)
Cost of services	$3,367	$953	$2,414	253%
Cloud infrastructure	$4,777	$2,814	$1,963	70%
Research and development	$22,573	$12,077	$10,496	87%
Sales and marketing	$21,761	$9,435	$12,326	131%
General and administrative	$22,059	$11,904	$10,155	85%
Depreciation and amortization	$2,749	$532	$2,217	417%
Contingent consideration income	$(8,954)	$—	$(8,954)	100%
Impairment of Goodwill	$49,686	$—	$49,686	100%
Impairment of intangible assets	$22,355	$—	$22,355	100%

Total costs of services and operating expenses	$140,373	$37,715	$102,658	272%

Cost of services

Cost of services increased by approximately $2,414 thousand, or 253%, to approximately $3,367 thousand for the year ended December 31, 2022, from approximately $953 thousand for the year ended December 31, 2021. Cost of services includes the purchasing of data for $2,249 thousand, an increase of 143% year over year, which reflects the cost we paid to the OEMs and other data providers for their data.

Third-Party Cloud Infrastructure

Third-party cloud infrastructure expenses increased by approximately $1,963 thousand, or 70%, to approximately $4,777 thousand for the year ended December 31, 2022, from approximately $2,814 thousand for the year ended December 31, 2021. The increase largely occurred as a result of The Floow Acquisition as well as an increase in traffic and data storage related to our platform maintenance and internal research and development use.

Research and Development

Research and development expenses increased by approximately $10,496 thousand, or 87%, to approximately $22,573 thousand for the year ended December 31, 2022, from approximately $12,077 thousand for the year ended December 31, 2021. The increase was mainly due to workforce growth in connection with The Floow Acquisition and the Neura Acquisition.

Sales and Marketing

Sales and marketing expenses increased by approximately $12,326 thousand, or 131%, to approximately $21,761 thousand for the year ended December 31, 2022 from approximately $9,435 thousand for the year ended December 31, 2021. The increase was mainly due to workforce growth in connection with The Floow Acquisition and the Neura Acquisition.

General and Administrative

General and administrative expenses increased by approximately $10,155 thousand, or 85%, to approximately $22,059 thousand for the year ended December 31, 2022 from approximately $11,904 thousand for the year ended December 31, 2021. The increase was primarily attributable to an increase in headcount in connection with The Floow Acquisition and the Neura Acquisition.

Depreciation and amortization

Depreciation and amortization increased by approximately $2,217 thousand, or 417%, to approximately $2,749 thousand for the year ended December 31, 2022, from approximately $532 thousand for the year ended December 31, 2021. The increase was primarily attributable to the amortization of technology, customer relationships and trademarks with a useful life of two to eight years that was acquired in connection with the Neura Acquisition and The Floow Acquisition and began amortizing in October 2021 and April 2022, respectively.

Contingent consideration income

During the year 2022, the contingent consideration accrual in relation to The Floow Acquisition decreased by $8,954 thousand.

Impairment of goodwill and intangible assets

Company fully wrote off the goodwill and intangible assets from Neura and The Floow in the total amount of $72,041 thousand, comprised of impairment of goodwill in the amount of $49,686 thousand and technology in the amount of $22,355 thousand. Impairment was triggered by the decrease in the stock market and recorded in compliance with ASC 350 “Intangibles—Goodwill and Other.”

Financial (Expense) Income, Net

	Year Ended December 31,		Change	Change
	2022	2021	$	%
	(Dollars in thousands)
Financial (Expense) Income, Net	$2,455	$5,280	$(2,825)	(54)%

Financial income was $2,455 thousand in the year ended December 31, 2022 compared to financial income of $5,280 thousand in the year ended December 31, 2021. The change was primarily related to the revaluation of warrants and redeemable convertible preferred shares, interest income from deposits and investment in marketable securities, and currency exchange changes.

Liquidity and Capital Resources

In the periods and years ended March 31, 2023 and March 31, 2022, December 31, 2022 and December 31, 2021, our principal source of liquidity was the $224 million of net proceeds received from the Business Combination. As of March 31, 2023, March 31, 2022, December 31, 2022 and December 31, 2021, we had approximately $129.8 million, $196.8 million, $140.6 million and $208.1 million in cash, cash equivalents, restricted cash and short-term and long-term investments, marketable securities short and long-term, respectively. Our investments consist of US and Israeli deposits.

We believe that our existing cash, cash equivalents, and short-term and long-term investments will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months from the date of this Prospectus/Offer to Exchange. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, the price at which we are able to purchase public cloud capacity, expenses associated with our international expansion, the introduction of platform enhancements, and the continuing market adoption of our platform. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition.

The following table shows a summary of our cash flows for the periods presented:

	Period Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2023	2022	2022	2021
	(Dollars in thousands)
Net cash used in operating activities	$(11,799)	$(11,446)	$(56,373)	$(33,361)
Net cash provided by (used in) investing activities	$12,448	$(54)	$(127,808)	$2,680
Net cash provided by financing activities	$62	$83	$140	$223,776
Foreign currency effect on cash and cash equivalents and short-term restricted cash	$(101)	$—	$(1,244)	$—
Net increase (decrease) in cash and cash equivalents and short-term restricted cash equivalents	$610	$(11,270)	$(185,285)	$193,095

Operating Activities

Our primary uses of cash from operating activities are for personnel-related expenses, sales and marketing expenses, third-party cloud infrastructure expenses and overhead expenses.

Cash used in operating activities mainly consist of our net loss adjusted for certain non-cash items, including contingent consideration income related to The Floow Acquisition, share-based compensation, change in the fair value of the warrants, depreciation and amortization expenses, impairment of goodwill and intangible assets and changes in operating assets and liabilities during each period.

During the period ended March 31, 2023, net cash used in operating activities was approximately $11.8 million. The primary factors affecting operating cash flows during this period was net loss of approximately $15.8 million during the periods ended March 31, 2023, primarily due to the transaction costs coming from the Merger Agreement, costs incurred in relation to the Cost Reduction Initiative and the costs of being a public company.

During the period ended March 31, 2022, net cash used in operating activities was approximately $11.5 million. The primary factors affecting operating cash flows during this period was net loss of approximately $14.1 million during the period ended March 31, 2022, primarily due to costs incurred in relation to The Floow Acquisition and the costs of being a public company.

During the year ended December 31, 2022 and 2021, net cash used in operating activities was approximately $56.4 million and $33.4 million, respectively. The primary factors affecting operating cash flows during these periods were net losses of approximately $131.1 million and $30.9 million during the years ended December 31, 2022 and December 31, 2021, respectively, primarily due to a significant increase in headcount across the Company, costs incurred in relation to merger and acquisition activity and the costs of being a public company.

Investing Activities

Cash provided by investing activities during the period ended March 31, 2023 was approximately $12.4 million, mainly as a result of net proceeds from short-term bank deposits.

Cash used in investing activities during the period ended March 31, 2022 was approximately $0.1 million as a result of purchases of property and equipment.

Cash used in investing activities during the year ended December 31, 2022 was approximately $127.8 million as a result of net investment in The Floow of approximately $11 million, net of investments in bank deposits and marketable securities of approximately $116.5 million, and purchases of property and equipment to support additional office facilities and long term assets of approximately $0.2 million.

Cash provided by investing activities during the year ended December 31, 2021 was approximately $2.7 million as a result of net investment in Neura of approximately $10 million, as a result of net releases of short-term investments of $12.8 million and purchases of property and equipment to support additional office facilities and long term assets of approximately $0.2 million.

Financing Activities

Cash provided by financing activities for the period ended March 31, 2023 and March 31, 2022 was approximately $0.1 million, respectively, all from option exercises.

Cash provided by financing activities for the year ended December 31, 2022 was approximately $140 thousand, all from option exercises. Cash provided by financing activities for the year ended December 31, 2021 was approximately $223.8 million, primarily as a result of proceeds from the Business Combination, net of issuance costs, and $44 thousand from option exercises.

Contractual Obligations and Commitments

Our ability to fund our material obligations will depend on our ability to generate cash in the future. Our future ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, regulatory and other conditions. Based on our current level of operations, we believe that our existing cash balances and expected cash flows generated from operations is sufficient to meet our operating requirements for at least the next twelve months.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as of the period ended March 31, 2023.

As of the year ended December 31, 2022, the Company had a bank guaranty to the leased premises’ landlord of $229 thousand.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of its business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of December 31, 2022, we had approximately $140.3 million of cash, cash equivalents, and short‑term investments in an ILS and US linked deposit. In addition, we had approximately $0.3 million of restricted cash primarily due to outstanding letters of credit established in connection with lease agreements for our facilities and to secure our credit card obligations. Our cash, cash equivalents, and short‑term and long‑term investments are held for working capital purposes. We do not enter into investments for trading or speculative purposes. We do not believe a 10% increase or decrease in the relative value of the U.S. dollar would have a material impact on our operating results.

Foreign Currency Exchange Risk

Our reporting currency and the functional currency of our wholly owned foreign subsidiaries is the U.S. dollar. Our sales are currently denominated in U.S. dollars and Euros, and therefore our Euro dominated revenue is currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in Israel, USA and Germany, Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although it may choose to do so in the future. We do not believe a 10% increase or decrease in the relative value of the U.S. dollar would have a material impact on our operating results.

Research and Development, Patents and Licenses, Etc.

Our research and development activities are primarily located in Israel and the United Kingdom.

Research and development expenses are primarily comprised of costs of our research and development personnel and other development‑related expenses. Research and development personnel focus primarily on continuously enhancing our vehicle data marketplace. We invest in research and development in order to address our customer’s needs across a range of use cases and create unique differentiation for our business and offerings in the market.

Trend Information

During the fourth quarter of 2022, the Company commenced the Cost Reduction Initiative, which included a workforce reduction of a significant number of employees in connection with the Company adjusting its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the Cost Reduction Initiative, the Company sunsetted its MI services in December 2022 and sunsetted its Connected Vehicle Data services in April 2023.

The Cost Reduction Initiative was completed in the second quarter of 2023 and we anticipate that the Cost Reduction Initiative will result in cost savings. The estimates of the charges and expenditures that we expect to incur in connection with the workforce reduction, and timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and we may incur costs that are greater than we currently expect in connection with the Cost Reduction Initiative.

Other than described in this Prospectus/Offer to Exchange, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our total revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this Prospectus/Offer to Exchange are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the accounting policies described below involve a substantial degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Revenue Recognition

The Company recognizes revenue at the time control of services is transferred to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company’s revenue is comprised mainly of subscription fees from customers accessing its SaaS subscriptions.

In addition, the Company provides customization, research, and analytical services to its customers, such professional services revenues are recognized as services are delivered.

The Company determines revenue recognition through the following five-step framework:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract.

The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The Company evaluates the terms and conditions included within the customer’s contracts to ensure appropriate revenue recognition, including whether products and services are considered distinct performance obligations that should be accounted for separately versus together. For contracts with multiple performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling price by considering the historical selling price of these performance obligations in similar transactions as the well as other factors, including, but not limited to, competitive pricing of similar products, other software vendor pricing, industry publications and current pricing practices.

The Company’s SaaS subscriptions revenues consist primarily of fees to provide the Company’s customers access to its cloud-based platform, including routine customer support. Subscription service contracts do not provide customers with the right to take possession of the software, are cancelable, and do not contain general rights of return. The Company recognizes subscription revenues ratably over the contract term beginning on the commencement date of each contract, which is the date the Company makes the services available to the customers.

The Company’s subscription contracts typically have a term of up to three years and are based on fixed-fee and/or a pay-per-use basis. Certain pay-per-use contract includes minimum monthly or annual fees. For fixed-fee basis contracts, invoicing occurring in quarterly or monthly installments at the end of each period. Fixed or substantive minimum fees are recognized ratably over the term of the arrangement beginning on the date that the service is made available to the customer. For pay-per-use contracts, the Company applies the ‘as-invoiced’ practical expedient and recognizes revenue in the amount which is equivalent to the service rendered each month. Invoicing is normally done monthly at the end of each month.

Contract assets consist of unbilled accounts receivable, which occur when a right to consideration for the Company’s performance under the customer contract occurs before invoicing to the customer. The amount of unbilled accounts receivable included within accounts receivable, net, on the consolidated balance sheets.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. To the extent the Company bills customers in advance of the billing period commencement date, the trade receivable and corresponding deferred revenue amounts are netted to zero on the Company’s consolidated balance sheets, unless such amounts have been paid as of the balance sheet date. The current portion of the deferred revenue balance is recognized as revenue during the 12-month period after the balance sheet date.

Share‑Based Compensation

We measure share‑based awards granted to our employees, consultants or advisors or our affiliates based on their fair value on the date of the grant and recognizes compensation expense of those awards, over the requisite service period, which is generally the vesting period of the respective award. We apply the straight‑line method of expense recognition to all awards with only service‑based vesting conditions.

We estimate the fair value of each share option grant on the date of grant using the Black‑Scholes option‑pricing model, which uses as inputs the fair value of the Ordinary Shares and assumptions for the volatility of the Ordinary Shares, the expected term of its share options, the risk‑free interest rate for a period that approximates the expected term of our share options and their expected dividend yield.

Recently Issued Accounting Pronouncements

See our financial statements included elsewhere in this Prospectus/Offer to Exchange for recently issued accounting pronouncements not yet adopted as of the date of this Prospectus/Offer to Exchange.

MANAGEMENT

Executive Officers and Directors

The following table provides information about our directors and executive officers as of March 31, 2023. The address for each of the directors and executive officers is 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel.

Name	Age	Position(s)
Ben Volkow	49	Chief Executive Officer, Founder and Director
Bonnie Moav	45	Chief Financial Officer
Aldo Monteforte	56	Chief Executive Officer of The Floow
Andrew Geisse	66	Director
Benny Schnaider	65	Director
Jonathan Huberman	58	Director
Meir Moshe	69	Director
Vered Raviv Schwarz	54	Director

Ben Volkow, Chief Executive Officer, Founder and Director

Ben Volkow founded Otonomo in 2015 and has served as Otonomo’s Chief Executive Officer since then and serves as the board chairman. As founder and CEO of three successful companies, Mr. Volkow brings an extensive track record and rich entrepreneurial experience. From 2012 to 2015, Mr. Volkow served as a Business Unit General Manager at F5 Networks (Nasdaq: FFIV), which he joined after the acquisition of Traffix Communication Systems Ltd., where he was Co‑Founder and CEO from 2006 to 2012. As the founder and CEO of Traffix, Mr. Volkow built a multi‑million dollar global business. From 2003 to 2005, Mr. Volkow managed R&D groups in Sendo (UK), which provided advanced mobile data solutions. From 2001 to 2003, Mr. Volkow filled various roles at Panasonic Mobile Communications (UK), which included building their first European market products. Mr. Volkow was the Co‑founder of VC‑backed Sedona Networks, a provider of advanced network solutions. Mr. Volkow studied Computer Science at the Academic College of Tel Aviv‑Yaffo.

Bonnie Moav, Chief Financial Officer

Bonnie Moav has served as Otonomo’s Chief Financial Officer since 2017. From 2011 to 2017, Ms. Moav served as Director and Vice President Finance at Vizrt Technologies (formerly traded on the Oslo Stock Exchange), a leading provider of software‑defined visual storytelling tools (#SDVS) for media content creators, where she oversaw the financial management of the Vizrt’s annual turnover of over $140 million and supported these aspects of Vizrt’s activity through to its acquisition by a private equity fund. From 2010 to 2011, Ms. Moav served as a controller at Checkpoint Technologies Ltd a leading software company traded on Nasdaq. From 2001 to 2009, Ms. Moav was a Senior Manager at Ernst & Young, where she was responsible for designing and implementing financial strategies, processes and policies. Ms. Moav is a Certified Public Accountant and holds an MBA (Major in Finance) from the Tel Aviv University, a BA in Accounting from the Tel‑Aviv University and L.LB in Law form the Tel‑Aviv University.

Aldo Monteforte, Chief Executive Officer of The Floow

Aldo Monteforte has served as Chief Executive Officer of The Floow since February 2012. In 2000, after a career in investment banking, Aldo became an entrepreneur and investor in high growth telematics companies. He conceived and founded The Floow in 2012, with the vision of making mobility safer and smarter for all. Aldo saw the potential to transform the telematics industry from the convergence of mobile technologies, large scale data mining and psychology applied to driver behavior. Aldo is a graduate of Stanford University, Graduate School of Business, where he earned an MSc in Management (Sloan Fellows). He is a member of the Sloan Alumni Advisory Board of Stanford GSB and graduated “cum laude” from the University of Pavia’s “Economia e Commercio” program in Italy.

Andrew Geisse, Director

Andrew Geisse has served as a member of the Otonomo board of directors since 2016. He is an Operating Partner of Bessemer Venture Partners and has over 40 years of experience working in the technology industry. Mr. Geisse is the former CEO of AT&T Business Solutions and the former CIO of AT&T, Inc. Since 2018, Mr. Geisse has served as member of the board of directors of RM2, a smart, reusable pallet company. Mr. Geisse served as a member of the board of directors of Broadsoft, a Nasdaq‑listed company, from 2015 until its acquisition by Cisco Systems, Inc. in 2018. Mr. Geisse also previously served on the board of directors of FixStream, an artificial intelligence platform for information technology operations, and iSight Partners, a cybersecurity company. Mr. Geisse holds a Bachelor of Arts in Mathematics and Economics from the University of Missouri and a MBA from the Olin School of Business at Washington University.

Benny Schnaider, Director

Benny Schnaider has served as a member of the Otonomo board of directors since 2016. Mr. Schnaider currently serves as a Partner at StageOne Ventures. Mr. Schnaider is a prolific investor and startup entrepreneur and also currently serves as the Co‑Founder and President of Salto Labs, a business app configuration platform. Prior to Salto, Mr. Schnaider founded Pentacom, which was acquired by Cisco in 2000, co‑founded P‑Cube, which was acquired by Cisco in 2004, co‑founded and served as CEO of Qumranet, which was acquired by Red Hat in 2008, served as the chairman of Traffix Systems, which was acquired by F5 in 2012, and served as Chairman, President and Co‑Founder of Ravello Systems, which was acquired by NetApp in 2020. Mr. Schnaider is a member of the board of directors of Salto, vHive, Colabo and ScyllaDB. Mr. Schnaider also previously served on the board of directors of Ravello and Spot.IO. Mr. Schnaider holds a Bachelor of Science in Computer Engineering from Technion, the Israel Institute of Technology and a Master of Science in Engineering Management from Santa Clara University.

Jonathan Huberman, Director

Jonathan Huberman has served as a member of the Otonomo board of directors since the closing of the Business Combination on August 13, 2021.  Jonathan Huberman currently serves as the Chief Executive Officer, President and Chairman of the Board of Directors of Nogin, Inc. (Nasdaq: NOGN) and has over 25 years of high-tech business leadership experience. He was the Chairman, Chief Executive Officer and Chief Financial Officer of SWAG, a blank check company that raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, and announced in February 2022 that it had entered into a definitive agreement with respect to its initial business combination with Nogin. From 2020 through August 2021, he was the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company that raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, and that closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data, in the third quarter of 2021. He was previously the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company that raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, and that closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, in the fourth quarter of 2020. From 2017 to 2019, Mr. Huberman was Chief Executive Officer of Ooyala, a provider of media workflow automation, delivery and monetization solutions, which he and Mike Nikzad, SWAG’s former Vice President of Acquisitions and Director, acquired from Telstra in 2018. Together with Mr. Nikzad, they turned around an underperforming company and sold Ooyala’s three core business units to Invidi Technologies, Brightcove (Nasdaq: BCOV) and Dalet (EPA: DLT), major players in the same sector. Previously, Mr. Huberman served as the Chief Executive Officer of Syncplicity, a SaaS enterprise data management company, which he sourced and acquired from EMC and engineered an exit to Axway (EPA: AXW). Prior to this, from 2013 to 2015, Mr. Huberman was the Chief Executive Officer of Tiburon, an enterprise software company serving the public safety sector, which he sold to Tritech Systems, and before that he was the Chief Executive Officer at Iomega Corporation (NYSE: IOM), a consumer and distributed enterprise storage solutions provider. After Iomega was acquired by EMC Corporation in 2008, Mr. Huberman served as President of the Consumer and Small Business Division of EMC. In addition to his experience leading turnarounds and exits at five technology companies, Mr. Huberman spent nine years as an investor for the Bass Family interests where he led investments in private and public companies. He also had senior roles leading the operations of the technology investments of the Gores Group and Skyview Capital. In the last five years he has served as a director of Aculon, Inc., a privately held provider of easy-to-apply nanotech surface-modification technologies, as well as Venture Corporation Limited (SGX: V03) a high-tech design and manufacture firm based in Singapore. Mr. Huberman holds a Bachelor of Arts in Computer Science from Princeton University and an MBA from The Wharton School at the University of Pennsylvania.

Meir Moshe, Director

Meir Moshe has served as a member of the Otonomo board of directors since June 2022. From June 1999 to January 2016, served as Chief Financial Officer of Radware Ltd. (Nasdaq: RDWR). He has served as a director and member of the audit committee in multiple public companies, including Ability Inc. (from 2016 to 2017), Carasso Motors Ltd. (from 2018 to 2019) and Albert Technologies Ltd. (from 2018 to 2019). He currently serves as a board member of Radware Ltd. (Nasdaq: RDWR). Mr. Moshe holds a B.Sc. in economics and accounting from Tel Aviv University, Israel and is a certified public accountant.

Vered Raviv Schwarz, Director

Vered Raviv Schwarz has served as a member of the Otonomo board of directors since the closing of the Business Combination on August 13, 2021. Ms. Schwarz is the President and Chief Operating Officer of Guesty, Inc., a property management platform for short‑term and vacation rentals. Prior to her time at Guesty, Ms. Schwarz served as the Chief Operating Officer of Fiverr, an online marketplace for freelance services, from 2012 to 2018. Before Fiverr, Ms. Schwarz served as the General Counsel and Vice President of Global Operations at Kenshoo and MediaMind (Sizmek Inc.) and as the Vice President of Legal Affairs at Radware Ltd. Prior to joining Radware Ltd, Ms. Schwarz practiced as a lawyer, specializing in corporate law, mergers and acquisitions and initial public offerings. Ms. Schwarz holds an LL.B and an LL.M in Commercial Law from Tel Aviv University.

Corporate Governance Policies

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we have elected to opt out of those requirements of the Companies Law. These exemptions will continue to be available to us so long as: (i) it does not have a “controlling shareholder” as used under the Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it complies with the director independence requirements and the audit committee, compensation committee and nominating committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

The term “controlling shareholder” as used in the Companies Law (including by reference to the term “control” as used in the Israeli Securities Law) for purposes related to external directors and for the requirements related to appointment to the audit committee, compensation committee or nominating committee, as described below, means a shareholder with the ability to direct the activities of the company, but excluding a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters (including various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company.

Accordingly, we comply with Nasdaq rule 5605(b)(1), which requires that the board of directors be comprised of a majority of independent directors. A majority of our board of directors is composed of directors who are “independent” as defined by the rules of Nasdaq and all of the nonmanagement directors qualify as “independent” under these standards. The board of directors has established categorical standards to assist it in making its determination of director independence. We use the definition of “independence” of Nasdaq to make this determination. We are listed on Nasdaq and Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of our company or any other individual having a relationship which, in the opinion of the board or directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules provide that the following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, an employee of our company; or

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a director who accepted or who has a family member who accepted any compensation from our company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service).

Provided, however, that in addition to the requirements contained above, audit committee members are also subject to additional, more stringent independence requirements under the Nasdaq rules:

•	a director who is a family member of an individual who is, or at any time during the past three years was employed by us as an executive officer;

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a director who is or has a family member who is a partner in, of a controlling shareholder of, or an executive officer of an entity to which we made, or from which our company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

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a director of our company who is or has a family member who is employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of our company served on the compensation committee of such other entity; or

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a director who is or has a family member who is a current partner of our outside auditor, or at any time during the past three years was a partner or employee of our outside auditor, and who worked on our audit.

Under such definitions, we have five independent directors.

The board of directors will assess on a regular basis, and at least annually, the independence of directors and will make a determination as to which members are independent. References to “our company” above include any subsidiary in a consolidated group with our company. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the Nasdaq listing standards.

As a foreign private issuer whose shares are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of Nasdaq. Pursuant to the “foreign private issuer exemption.” However, as a foreign private issuer, we are permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it disclose which requirements we are not following and the equivalent Israeli requirement. Pursuant to this “home country practice exemption” with respect to the following:

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We follow the quorum requirement for shareholder meetings. As permitted under the Companies Law, pursuant to the Amended and Restated Articles of Association of Otonomo (the “Otonomo Articles”) the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold at least 25% of the voting power of its shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the Nasdaq corporate governance rules.

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We intend to adopt and approve material changes to equity incentive plans in accordance with the Companies Law which does not impose a requirement of shareholder approval for such actions. In addition, we intend to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity based compensation of officers, directors, employees, or consultants; and

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We follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in Otonomo and certain acquisitions of the stock or assets of another company).

We otherwise comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. It may in the future decide to use the foreign private issuer exemption with respect to some or all of the other corporate governance rules.

Chairperson of the Board

The Otonomo Articles provide that the chairman of the board is appointed by the members of the board of directors and serves as chairman of the board throughout his term as a director, unless resolved otherwise by the board of directors. Under the Companies Law, in a public company, the chief executive officer (or any relative of the chief executive officer) may not serve as the chairman of the board of directors, and the chairman (or any relative of the chairman) may not be vested with authorities of the chief executive officer without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

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at least a majority of the shares of non controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

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the total number of shares of non‑controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairman of the board may not serve in any other position in the company or a controlled company, but he may serve as a director or chairman of a subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are public companies, including companies with shares listed on Nasdaq, are required to appoint at least two external directors who must meet heightened independence requirements. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to opt out from these Companies Law requirements. Instead, we must comply with the director independence requirements, the audit committee and the compensation committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

Committees of the Board of Directors

The board of directors will have the following standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Under the Companies Law, the board of directors of a public company must appoint an audit committee (the “Audit Committee”). The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. In addition, the Audit Committee is responsible for the following additional matters pursuant to the Companies Law:

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

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identifying irregularities in our business administration, including by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

The charter of the Audit Committee is available without charge at https://investors.otonomo.io.

The members of the Audit Committee are Jonathan Huberman, Meir Moshe and Vered Raviv Schwarz. The board of directors designated Jonathan Huberman and Meir Moshe as “audit committee financial experts” and determined that each member is “financially literate” under the Nasdaq rules. The board of directors also determined that each member of the Audit Committee is “independent” as defined under the Nasdaq rules and Exchange Act rules and regulations.

Compensation Committee

Under the Companies Law, the board of directors of a public company must appoint a compensation committee (the “Compensation Committee”). The Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Otonomo and its subsidiaries, establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. The Compensation Committee is also responsible for:

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recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•	reviewing the implementation of the compensation policy and recommending from time to time to the board of directors with respect to any amendments or updates of the compensation plan;

•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with a candidate to serve as the chief executive officer of our company.

The charter of the Compensation Committee is available without charge at https://investors.otonomo.io.

The members of the Compensation Committee are Benny Schnaider, Andrew Geisse, and Meir Moshe. The board of directors determined that each member of the Compensation Committee is “independent” as defined under the Nasdaq listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a shareholders meeting, provided that either:

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such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

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the total number of shares of non controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the company’s aggregate voting rights.

In the event that, in the future, our shareholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering (or prior to the closing of the Business Combination) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Companies Law and will remain in effect for term of five years from the date such company becomes a public company. We have adopted our compensation policy which was effective as of the closing of the Business Combination, and it is in force for an initial period of five years.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors as set forth in the Companies Law, including advancement of the company’s objectives, business plan and long‑term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position, responsibilities and prior compensation agreements with him or her;

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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•
if the terms of employment include variable components the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non cash variable equity based components; and

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if the terms of employment include severance compensation the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regard to variable components of compensation:

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with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

•	the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant.

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a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity based components to be set in the terms of office or employment, as applicable, while taking into consideration long term incentives; and

•	a limit on retirement grants.

Our compensation policy, which became effective immediately after the consummation of the Business Combination, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long‑term performance and provide a risk management tool. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long‑term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long‑term, such as limits on the value of cash bonuses and equity‑based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity‑based compensation.

The compensation policy also addresses our executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity‑based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity‑based compensation) may not exceed 125% of each executive officer’s total compensation package with respect to any given calendar year.

An annual cash bonus may be awarded to executive officers upon the attainment of pre‑set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer. The annual cash bonus that may be granted to executive officers other than our chief executive officer may be based entirely on a discretionary evaluation. Furthermore, our chief executive officer is entitled to recommend performance objectives, and such performance objectives will be approved by the Compensation Committee (and, if required by law, by our board of directors).

The performance measurable objectives of our chief executive officer is determined by our Compensation Committee and board of directors. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the board of directors based on quantitative and qualitative criteria.

The equity‑based compensation under the compensation policy for our executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and our long‑term interests and those of our shareholders and strengthening the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity‑based awards, such as restricted shares and restricted share units, in accordance with our share incentive plan then in place. All equity‑based incentives granted to executive officers shall be subject to vesting periods in order to promote long‑term retention of the awarded executive officers. Equity‑based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, the compensation policy contains compensation recovery provisions which allows us under certain conditions to recover bonuses paid in excess, enables our chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance with our compensation policy) and allows us to exculpate, indemnify and insure our executive officers and directors subject to certain limitations as set forth therein.

The compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in the compensation policy.

Our compensation policy, which was approved by our board of directors on April 20, 2021 and by our shareholders on April 26, 2021, respectively, became effective upon the closing of the Business Combination.

Nominating Committee

Our nominating committee (the “Nominating Committee”) consists of Benny Schnaider, Vered Raviv Schwarz and Andrew Geisse, and is responsible, among other things, for:

•	overseeing and assisting its board in reviewing and recommending nominees for election as directors;

•	assessing the performance of the members of the board; and

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our Company.

The charter of the Nominating Committee is available without charge at https://investors.otonomo.io.

Exculpation, insurance and indemnification of office holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Otonomo Articles to be effective following the closing of the Business Combination include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

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a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

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reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors, also by shareholders.

Otonomo Articles permit to us to exculpate, indemnify and ensure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the greater of $40,000,000 and 25% of our shareholder’s equity as reflected in our most recent consolidated financial statements made publicly available prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third‑party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. As of February 7, 2022, Ariel Horowitz, from Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, is acting as our internal auditor.

DIRECTOR AND EXECUTIVE COMPENSATION

Directors

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then, the compensation committee and the board of directors may approve such compensation, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors. Furthermore, shareholder approval will also be required, provided that:

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at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

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the total number of shares of non‑controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in Otonomo.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an office holder (who is not a director) requires only the approval of the compensation committee if the compensation committee determines that the amendment is not material in comparison to the existing arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the chief executive officer shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non‑material amendment to the terms of service of an office holder (other than the chief executive officer) may be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy, and that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate.

Aggregate Compensation of Office Holders

The aggregate compensation accrued and paid by our company and its subsidiaries to our executive officers and directors, including share‑based compensation, for the year ended December 31, 2022, was approximately $8.3 million. This amount includes approximately $7.0 million to its employees executive officers set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefit costs commonly reimbursed or paid by companies in Israel.

During the fourth quarter 2022, Otonomo initiated a workforce reduction of a significant number of its employees as Otonomo adjusted its budget for 2023 to focus on managing expenses and preserving operating capital to achieve its growth and profitability goals. In connection with the workforce reduction, Otonomo sunsetted its MI services and its Connected Vehicle Data services. The workforce reduction started in the fourth quarter of 2022 and is expected to be completed during the first half of 2023. In connection with the reduction in workforce, the Company has released its Chief Marketing Officer and Chief Revenue Officer, effective of March 31, 2023.

As of December 31, 2022, options to purchase 252,993 of our Ordinary Shares granted to our executive officers and directors were outstanding under the 2016 Share Option Plan and options to purchase 28,966 of our Ordinary Shares granted to our executive officers and directors were outstanding under the 2021 Share Incentive Plan, respectively, at a weighted average exercise price of $1.92 and $138.45, respectively. In addition, as of December 31, 2022, RSUs covering an aggregate total of 157,729 Ordinary Shares granted to our executive officers and other employees were outstanding under the 2021 Share Incentive Plan.

The summary below outlines the compensation granted to our five most highly compensated executive officers during the year ended December 31, 2022. The compensation detailed in the summary below refers to actual compensation granted or paid during such year:

Mr. Ben Volkow, Co‑Founder, Chief Executive Officer and Chairman of the Board. Compensation expenses recorded in 2022 of $303.6 thousand in salary expenses, $79.8 thousand in value of social benefits costs, $1,240.6 thousand in value of equity‑based compensation and $551.9 thousand in all other compensation which represents, among other things, retention compensation and the 2022 management bonus. Compensation represents the aggregate yearly gross monthly salaries or other payments with respect to the Company’s executive officers for the year 2022. Mr. Volkow does not receive extra compensation for his service as a member of the board of directors.

Ms. Bonnie Moav, Chief Financial Officer. Compensation expenses recorded in 2022 of $267.9 thousand in salary expenses, $71.8 thousand in value of social benefits costs, $454.9 thousand in value of equity‑based compensation and $316.6 thousand in all other compensation represents, among other things, retention compensation and the 2022 management bonus.

Mr. Aldo Monteforte, Chief Executive Officer of The Floow. Compensation expenses recorded in 2022 of $265.0 thousand in salary expenses, $42.2 thousand in value of social benefits costs, $78.4 thousand in value of equity‑based compensation and $36.3 thousand in all other compensation represents, among other things, retention compensation and the 2022 management bonus. Employment began on April 14, 2022.

Mr. Anders Truelsen, Chief Revenue Officer. Compensation expenses recorded in 2022 of $465.0 thousand in salary expenses, $72.4 thousand in value of social benefits costs, $1,403.8 thousand in value of equity‑based compensation and $318.3 thousand in all other compensation represents, among other things, retention compensation and the 2022 management bonus. In connection with the Cost Reduction Initiative, the Company released Mr. Truelsen effective as of March 31, 2023.

Mr. Fred Kohout, Chief Marketing Officer. Compensation expenses recorded in 2022 of $425.0 thousand in salary expenses, $56.7 thousand in value of social benefits costs, $507.8 thousand in value of equity‑based compensation and $69.6 thousand in all other compensation represents, among other things, retention compensation and the 2022 management bonus. In connection with the Cost Reduction Initiative, the Company released Mr. Kohout effective as of March 31, 2023.

We pay to each of our non‑employee directors an annual cash retainer as follows: chairperson of the board of directors: $30,000; chairperson of the audit committee, compensation committee and nominating committee: $30,000, $30,000 and $30,000, respectively; member of the audit committee, compensation committee and nominating committee: $20,000, $20,000 and $20,000, respectively; and each other director: $30,000. Such compensation will not be cumulative and the non‑employee directors will receive the highest level of compensation to which they are entitled. Additionally, we grant each of our non‑employee director annual grants in a value of up to $180,000 each. We also intend to reimburse them for expenses arising from their board membership.

Share Option Plans

2016 Share Option Plan

On February 11, 2016, we adopted the Plan, and on December 26, 2016, we adopted the Sub‑Plan (collectively, the “2016 Share Option Plan”). The 2016 Share Option Plan provides for the grant of options to employees, directors, office holders, services providers, and consultants of Otonomo and its subsidiaries. As of December 31, 2022, a total of 506,772 options to purchase Ordinary Shares were outstanding under the 2016 Share Option Plan, with a weighted average exercise price of $2.76 per share. Our board of directors, or a duly authorized committee of our board of directors, administers the 2016 Share Option Plan.

We no longer grant any awards under the 2016 Share Option Plan as it was superseded by our 2021 Share Incentive Plan, although outstanding options previously granted under the 2016 Share Option Plan remain governed by the 2016 Share Option Plan.

2021 Share Incentive Plan

In connection with the closing of the Business Combination, we adopted a new share incentive plan (the “2021 Plan”), under which we may grant equity‑based incentive awards to attract, motivate and retain the talent for which it competes. Following the adoption of the 2021 Plan, we no longer grant any awards under the 2016 Share Option Plan, though previously granted options under the 2016 Share Option Plan remain outstanding and governed by the 2016 Share Option Plan.

The maximum number of Ordinary Shares available for issuance under the 2021 Plan is equal to the sum of (i) 370,838 shares (which also includes any shares subject to awards under the 2016 Share Option Plan that have expired or become unexercisable without having been exercised), and (ii) an annual increase on the first day of 2023 and ending in and including the last year of the term of the 2021 Plan, equal to the lesser of (A) 5% of the total number of Ordinary Shares outstanding as of the end of the last day of the immediately preceding calendar year, and (B) such smaller amount of Ordinary Shares as is determined by the committee established by the Otonomo board of directors to administer the 2021 Plan, if so determined prior to January 1st of the calendar year in which the increase will occur; provided, however, that no more than 2,000,000 Ordinary Shares in total may be issued upon the exercise of incentive stock options, or ISOs, under the 2021 Plan. If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or the 2016 Share Option Plan may again be available for issuance under the 2021 Plan. Our board of directors may also reduce the number of Ordinary Shares reserved and available for issuance under the 2021 Plan in its discretion.

Our board of directors, or a duly authorized committee of our board of directors, administers the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an Ordinary Share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten‑year term (unless extended by the administrator pursuant to the provisions of the 2021 Plan).

The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including “incentive stock options” (“ISOs”) or nonqualified stock option awards to those recipients who are deemed to be residents of the United States for tax purposes, in compliance with the provisions of the Code, including, without limitations, Section 422, 409A and 83 of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non‑employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.

The 2021 Plan provides for the grant of stock options (including ISOs and nonqualified stock options), Ordinary Shares, restricted shares, restricted share units and other share‑based awards. Options granted under the 2021 Plan to our employees who are U.S. residents may qualify as ISOs within the meaning of Section 422 of the Code or may be nonqualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).

MARKET INFORMATION, DIVIDENDS AND RELATED SHAREHOLDER MATTERS

Market Information of Ordinary Shares and warrants

Our Ordinary Shares and public warrants are listed on Nasdaq under the symbols “OTMO” and “OTMOW,” respectively. As of August 18, 2023, 9,648,253 Ordinary Shares and 13,824,976 warrants, consisting of 8,624,976 public warrants and 5,200,000 private placement warrants, were outstanding. The closing price of our Ordinary Shares and public warrants on August 18, 2023 was $3.25 and $0.0435, respectively.

As of August 18, 2023, there were approximately 34 holders of record of our Ordinary Shares and one holder of record of our warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Dividends

We have never declared or paid any cash dividends on our Ordinary Shares and we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on the Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non‑residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our Ordinary Shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1.5 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Equiniti Trust Company, LLC, has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Piper Sandler & Co. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange. The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates may in the future provide a variety of these services to us and to persons and entities with relationships with us for which they may receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth (i) in the sections of this Prospectus/Offer to Exchange entitled “Description of Share Capital and Articles of Association” and “Certain Relationships and Related Party Transactions” and (ii) in the Otonomo Articles, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Registration Under the Exchange Act

The public warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if, among other things, there are fewer than 300 record holders of the public warrants. We currently do not intend to terminate the registration of the public warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our public warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Ordinary Shares.

Accounting Treatment

The excess, if any, of the fair value of the exchanged equity-classified warrants over the fair value of these warrants immediately before the modification will be accounted for as a dividend. All other warrants, which were accounted for as liabilities, will be remeasured to fair value through profit and loss upon the modification.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The Company has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Ordinary Shares and warrants to purchase Ordinary Shares. The following description may not contain all of the information that is important to you, and we therefore refer you to the Otonomo Articles, a copy of which is included as an exhibit to the registration statement on Form F-4 of which this Prospectus/Offer to Exchange forms a part.

ORDINARY SHARES

Authorized Capitalization

Our authorized share capital consists of 30,000,000 Ordinary Shares, with no par value per share.

All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights. All Ordinary Shares have identical voting and other rights in all respects, unless otherwise determined pursuant to the Otonomo Articles.

Our board of directors may determine the issue prices and terms for such Ordinary Shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. The board of directors may make calls or assessments upon shareholders with respect to any sum unpaid in respect of Ordinary Shares held by such shareholders which is not, the terms of allotment thereof or otherwise, payable at a fixed time.

The following descriptions of share capital and provisions of Otonomo Articles are summaries and are qualified by reference to such articles.

Listing, Registration Number and Purpose

Our Ordinary Shares are listed and traded on Nasdaq under the trading symbol, “OTMO.”

Our registration number with the Israeli Registrar of Companies is 51-53528-13. Our purpose as set forth in Otonomo Articles is to engage in any activity permitted by law.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under the Otonomo Articles, unless the transfer is restricted or prohibited by the provisions of the Articles, another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by Otonomo Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect our directors, and subject to the special approval requirements for external directors under the Companies Law described in the section entitled “Management.”

Under the Otonomo Articles, the number of directors on our board of directors must be no less than three (3) and no more than eight (8), including any external directors required to be appointed under the Companies Law (if required). The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of our outstanding shares.

Other than external directors (if so elected), for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote. In addition, under the Otonomo Articles, our board of directors may elect new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in Otonomo Articles), provided that the total number of directors shall not, at any time, exceed eight (8) directors and provided that our board of directors may not elect external directors. Otonomo Articles provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated.

Furthermore, under the Otonomo Articles, our directors, other than external directors, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of 1/3 of the total number of directors constituting the entire board of directors (other than the external directors).

External directors, if so elected, are elected for an initial term of three years, may be elected for additional three-year terms, and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings, or as other provided by the Otonomo Articles. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Otonomo Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If a company does not meet such criteria, then it may distribute dividends only with court approval. In each case, we would only be permitted to distribute a dividend if its board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future pursuant to the Otonomo Articles.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in Otonomo Articles as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, such as nominating a director candidate, provided that it is appropriate to discuss such a matter at the general meeting. Otonomo Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding, among other things, the following matters must be passed at a general meeting of our shareholders:

•	amendments to the Otonomo Articles;

•	appointment or termination of our auditors;

•	election of directors, including external directors (unless otherwise determined in Otonomo Articles);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

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the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under the Otonomo Articles, we are not required to give notice to our registered shareholders pursuant to the Israeli Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders of a public company are not permitted to take action by written consent in lieu of a meeting. Otonomo Articles provide that a notice of general meeting shall be published by us on the website of (i) the SEC, and (ii) us, as a Current Report on Form 6-K or Form 8-K (or such other form prescribed by the applicable law), at a date prior to the meeting as required by law.

Limitations on Liability and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Otonomo Articles include such a provision. Otonomo may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

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a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

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reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors, also by shareholders.

Otonomo Articles permit to us to exculpate, indemnify and ensure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

We had entered into agreements with each of its directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to it as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the greater of $40,000,000 and 25% of our shareholder’s equity as reflected in our most recent consolidated financial statements made publicly available prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act, and (ii) the Tel Aviv District Court (Economic Division) shall be the exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or to our shareholders, or (C) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”) and providing that any person or entity purchasing or otherwise acquiring or holding any interest in our shares shall be deemed to have notice of and consented to these provisions. Such exclusive forum provision in the Otonomo Articles will not relieve Otonomo of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of Otonomo will not be deemed to have waived Otonomo’s compliance with these laws, rules and regulations.

Voting Rights

Quorum Requirements

Pursuant to the Otonomo Articles, holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Under the Otonomo Articles, the quorum required for general meetings of shareholders must consist of at least two shareholders present in person or by proxy (including by voting deed) holding 25% or more of our voting rights. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

The Otonomo Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Otonomo Articles.

Pursuant to the Otonomo Articles, an amendment to the Otonomo Articles regarding any change of the composition or election procedures of our directors will require a special majority vote (66 2/3%).

Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above in the section entitled “Management.” Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Modification of Class Rights

Under the Companies Law and Otonomo Articles, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in Otonomo Articles.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and material shareholders register, Otonomo Articles, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the ISA. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Changes in Capital

The Otonomo Articles enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Registration Rights

In connection with the Business Combination, we entered into a Registration Rights Agreement that entitles certain of our shareholders to certain registration rights following the closing of the Business Combination.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of voting rights or the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class.

If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares for as long as such shares are held by the purchaser who purchased those shares in contradiction with such rules.

Special Tender Offer. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company.

These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control).

If a special tender offer is accepted, then the shareholders who did not respond to or that had rejected the offer may accept the offer within four (4) days of the last day set for the acceptance of the offer and such shareholders will be considered to have accepted the offer from the first day it was made.

If a special tender offer is accepted, then the acquirer or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares for as long as such shares are held by the purchaser who purchased those shares in contradiction with such rules under the Companies Law.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case that the shares of the target company are divided into separate classes, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether, in its opinion, there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors of the merging companies must jointly prepare and execute a merger proposal, and the merging companies must submit the merger proposal to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the merger transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its contents. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under the Otonomo Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Otonomo Articles, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is American Stock Transfer & Trust Company, LLC.

WARRANTS

Public Warrants

Each warrant entitles the registered holder to purchase one fifteenth (1/15th) of one Ordinary Share, subject to adjustment as discussed below, at any time commencing on September 12, 2021. On August 13, 2021, Otonomo, SWAG, CST and American Stock Transfer & Trust Company entered into the Warrant Agreement. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time on August 13, 2026 or earlier upon redemption or liquidation.

Our warrants are listed and traded on Nasdaq under the trading symbol “OTMOW.”

Otonomo will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the company satisfying its registration obligations. No warrant will be exercisable and Otonomo will not be obligated to issue Ordinary Shares upon exercise of a warrant unless Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event is Otonomo required to net cash settle any warrant.

During any period when Otonomo has failed to maintain an effective registration statement, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Otonomo may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $270.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing on August 13, 2021 and ending on the third trading day prior to the date the company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Otonomo, Otonomo may not exercise its redemption right if the issuance of Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Otonomo is unable to effect such registration or qualification.

Otonomo established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Otonomo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $270.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $172.50 exercise price per share after the redemption notice is issued.

If Otonomo calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Otonomo’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of Otonomo’s warrants. If Otonomo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Otonomo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This may be an attractive option to Otonomo if it does not need the cash from the exercise of the warrants. If Otonomo calls the warrants for redemption and management does not take advantage of this option, holders of private placement warrants would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. See “Description of Warrants-Private Placement Warrants.”

A holder of a warrant may notify Otonomo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Otonomo, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of Otonomo’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of Otonomo with or into another corporation (other than a consolidation or merger in which Otonomo is the continuing corporation and that does not result in any reclassification or reorganization of Otonomo’s outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Otonomo as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement, based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this Prospectus/Offer to Exchange, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Otonomo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Otonomo will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants are not redeemable by Otonomo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by someone other than the Sponsor or its permitted transferees, the private placement warrants are redeemable by Otonomo and exercisable by such holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Warrant Agent

The warrant agent for the warrants is American Stock Transfer & Trust Company, LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Voting Agreements

On February 9, 2023, in connection with the execution of the Merger Agreement, certain shareholders of Otonomo, including executive officers and members of the Otonomo board of directors, entered into voting agreements with Urgently and Otonomo (the “Otonomo Voting Agreements”).

Pursuant to the Otonomo Voting Agreements, such Otonomo shareholders have agreed, among other things, to vote or cause to be voted any issued and outstanding Ordinary Shares beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the shareholder approval in favor of the Merger) (the “Otonomo Covered Shares”) at every shareholders’ meeting of Otonomo during the term of the Otonomo Voting Agreements (i) in favor of (A) all proposals to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone any meeting of the Otonomo shareholders to a later date if there are not sufficient votes to approve the proposals necessary to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, provided that no Otonomo shareholder will be required to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would be less favorable in any material respect to such Otonomo shareholder than the Merger Agreement attached as an exhibit to this report (excluding any amendments affecting Otonomo shareholders who are directors, officers or employees of Otonomo in their capacities as such); and (ii) against (A) any competing acquisition proposal and (B) any amendments to Otonomo’s organizational documents (other than as required to effect the Merger and the other transactions contemplated by the Merger Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, interfere with, delay, postpone or adversely affect in any manner the Merger or the other transactions contemplated by the Merger Agreement, (2) change, in any manner, the voting rights of any class of share capital of Otonomo, (3) result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of Otonomo under the Merger Agreement or the Otonomo shareholder under the Otonomo Voting Agreements in any material respect.

In addition, each Otonomo shareholder party to the Otonomo Voting Agreement has agreed that, with limited exceptions provided therein, during the period from the date of the Otonomo Voting Agreements until termination thereof, he, she or it will not transfer, directly or indirectly, any Otonomo Covered Shares.

Registration Rights Agreement

In connection with the Business Combination, certain equityholders of SWAG and certain equityholders of Otonomo entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Otonomo agreed to file a shelf registration statement with respect to the registrable securities defined therein within twenty (20) business days of closing of the Business Combination. Pursuant to the Registration Rights Agreement, certain Otonomo equityholders of registrable securities may collectively request to sell all or any portion of their registrable securities in an underwritten offering up to four times in any 12‑month period and certain former SWAG holders of registrable securities may collectively request to sell all or any portion of their registrable securities in an underwritten offering up to two times in any 12‑month period, in each case, so long as the total offering price is reasonably expected to exceed $25,000,000; provided, however, that such Otonomo equityholders and such former SWAG holders may not collectively request more than two underwritten shelf takedowns in any 12‑month period. Otonomo also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that Otonomo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Confidentiality and Lock‑Up Agreement

In connection with the Business Combination, certain equityholders of Otonomo and certain equityholders of SWAG entered into a confidentiality and lockup agreement (the “Confidentiality and Lockup Agreement”). Pursuant to the Confidentiality and Lockup Agreement, the shareholder parties thereto agreed that they will not, (i) in the case of the equityholders of Otonomo listed on Exhibit B to the Confidentiality and Lockup Agreement, during the period beginning on August 13, 2021 and continuing to and including February 9, 2022, and (ii) in the case of Software Acquisition Holdings II LLC (the “Sponsor”), the former directors and officers of SWAG and certain members of Otonomo management, during the period beginning on the Closing Date and continuing to and including the date that is the earlier of (A) August 13, 2022 and (B) if the last sale price of Otonomo’s Ordinary Shares equals or exceeds $180.00 per share (as adjusted after the Closing for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30‑trading day period commencing at least 150 days after August 13, 2021 (in each case, the “Lockup Period”), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreement).

Agreements with Officers

Employment Agreements. Otonomo entered into employment agreements with each of Otonomo’s executive officers, and the terms of each individual’s employment or service, as applicable, were approved by Otonomo’s board of directors. These agreements provide for notice periods of varying duration for termination of the agreement by Otonomo or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options and RSUs. Since Otonomo’s inception, it has granted options to purchase Ordinary Shares and RSUs to its executive officers and directors.

Cash Bonuses.  Since Otonomo’s inception, it has granted certain cash bonuses to its executive officers.

Exculpation, indemnification, and insurance. The Otonomo Articles permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Otonomo entered into agreements with certain officeholders, exculpating them from a breach of their duty of care to Otonomo to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the closing of the Business Combination to the extent that these liabilities are not covered by insurance.

Policies and Procedures for Transactions with Related Persons

Otonomo’s board of directors has adopted a written related party transaction policy to set forth the policies and procedures for identifying related party transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders (as defined below) of the receipt of Ordinary Shares in exchange for warrants pursuant to the Offer, of the Warrant Amendment of warrants not exchanged for Ordinary Shares in the Offer and of the ownership and disposition of our Ordinary Shares received in exchange for warrants pursuant to the Offer. This section applies only to U.S. Holders that hold their warrants and, upon the exchange of the warrants pursuant to the Offer, Ordinary Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).  The following discussion does not address any U.S. federal income tax considerations relating to the Merger, which is addressed in Registration Statement on Form S-4 of Urgently. For purposes of the following discussion, it is assumed that the exchange of warrants pursuant to the Offer will be completed prior to the closing of the Merger.

This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to U.S. Holders that are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to our Ordinary Shares or warrants;

•
persons required to accelerate the recognition of any item of gross income with respect to our Ordinary Shares or warrants as a result of such income being recognized on an applicable financial statement;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	individual retirement accounts or other tax-deferred accounts;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that directly, indirectly or constructively own ten percent or more (by vote or value) of our capital stock;

•	S corporations;

•	trusts and estates;

•	persons that acquired their warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold Ordinary Shares or warrants as part of a straddle, constructive sale, constructive ownership transaction, hedging, wash sale, synthetic security, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our warrants or Ordinary Shares received in exchange for the warrants in the Offer, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our warrants or Ordinary Shares received in exchange for the warrants in the Offer and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF OUR WARRANTS AND OF ORDINARY SHARES RECEIVED IN EXCHANGE FOR THE WARRANTS IN THE OFFER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON‑U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of a warrant or an Ordinary Share who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Exchange of Warrants for Our Ordinary Shares

For a U.S. Holder of warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of warrants for Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the discussion of the PFIC rules below, (i) such U.S. Holder should not recognize any gain or loss on the exchange of warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in the Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in the warrants surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for Ordinary Shares, there can be no assurance in this regard. Alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of warrants for Ordinary Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

Although we believe the exchange of warrants for Ordinary Shares pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Ordinary Shares to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable as ordinary income to the U.S. Holder). In particular, U.S. Holders exchanging warrants for Ordinary Shares pursuant to the Offer may be subject to the risk that a portion of the Ordinary Shares received in the Offer is treated as a fee received in consideration for consenting to the Warrant Amendment, in an amount equal to the fair market value of the excess amount of Ordinary Shares received pursuant to the Offer over the fair market value of the amount of Ordinary Shares such U.S. Holder would receive pursuant to an exchange of warrants for Ordinary Shares upon adoption of the Warrant Amendment. Alternatively, the fair market value of such excess amount could be taxed as a constructive dividend, which may subject to the PFIC rules discussed below.

If we are or have been treated as a PFIC, as discussed below under “Passive Foreign Investment Company Rules — Effect of PFIC Rules on Offer and Warrant Amendment,” under certain proposed Treasury regulations, unless we continue to be a PFIC at the time of the exchange pursuant to the Offer and Ordinary Shares are treated as shares of a PFIC or the U.S. Holder filed a certain election under the PFIC rules, any gain realized on the exchange of warrants for Ordinary Shares pursuant to the Offer might be subject to certain special and adverse rules requiring recognition even though the exchange pursuant to the Offer may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer if we are, as we believe we have been and likely will continue to be, treated as a PFIC.

If a U.S. Holder exchanges warrants for Ordinary Shares pursuant to the Offer, and if the U.S. Holder holds five percent or more of Ordinary Shares prior to the exchange, or if the U.S. Holder holds warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, such U.S. Holder will be required to file with their U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the warrants transferred in the exchange and the U.S. Holder’s tax basis, prior to the exchange, in Ordinary Shares or other securities), and to maintain permanent records containing such information.

Neither we, nor any of our advisors or affiliates, make any representation or provide any assurance regarding the tax consequences of the Offer, including whether a U.S. Holder’s exchange of warrants for Ordinary Shares in the Offer qualifies as a “recapitalization” under Section 368(a)(1)(E) of the Code or constitutes a value-for-value exchange for U.S. federal income tax purposes. Each U.S. Holder of warrants is urged to consult its tax advisors with respect to the qualification of an exchange of warrants for Ordinary Shares in the Offer as a “recapitalization” under Section 368(a)(1)(E) of the Code and the tax consequences to them if such exchange does not so qualify.

Warrants Not Exchanged for our Ordinary Shares if the Warrant Amendment is Adopted

Although not free from doubt, if the Warrant Amendment is adopted, we intend to treat all warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which, subject to the discussion of the PFIC rules below, (i) a U.S. Holder of such warrants should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in its existing warrants deemed surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. U.S. Holders should consult their tax advisor as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

If we are or have been treated as a PFIC as discussed below under “Passive Foreign Investment Company Rules — Effect of PFIC Rules on Offer and Warrant Amendment,” under certain proposed Treasury regulations, unless we continue to be a PFIC at the time of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment and “new” warrants are treated as warrants of a PFIC, any gain realized on the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment might be subject to certain special and adverse rules requiring recognition even though the deemed exchange pursuant to the Warrant Amendment may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Warrant Amendment if we are, as we believe we have been and likely will continue to be, treated as a PFIC.

Neither we, nor any of our advisors or affiliates, make any representation or provide any assurance regarding the tax consequences of the Warrant Amendment, including whether the adoption of the Warrant Amendment qualifies as a “recapitalization” under Section 368(a)(1)(E) of the Code or is properly treated as an exchange of warrants for “new” warrants for U.S. federal income tax purposes. Each U.S. Holder of warrants is urged to consult its tax advisors with respect to the qualification of the adoption of the Warrant Amendment as a “recapitalization” under Section 368(a)(1)(E) of the Code and the tax consequences to them the Warrant Amendment does not so qualify.

Warrants Not Exchanged for our Ordinary Shares if the Warrant Amendment is Not Adopted

If the Warrant Amendment is not adopted, a U.S. Holder should not have any U.S. federal income tax consequences of the Offer with respect to warrants that are not exchanged for our Ordinary Shares pursuant to the Offer.

Dividends and Other Distributions on Our Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.” If we do not provide calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends paid to you with respect to our Ordinary Shares generally will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be credited against your U.S. federal income tax liability or, at your election, be deducted from your U.S. federal taxable income. An election to deduct creditable foreign taxes instead of claiming foreign tax credits would generally apply to all such foreign taxes paid or accrued in such taxable year.  Dividends that we distribute generally should constitute “passive category income” for purposes of the foreign tax credit. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The United States Treasury recently issued additional regulations imposing further restrictions on the use of foreign tax credits.  The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you would be entitled to this credit, including your eligibility for benefits under an applicable income tax treaty and the potential impact of the applicable United States Treasury regulations.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Share, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares received in exchange for warrants pursuant to the Offer could be materially different from that described above if we are, as we believe we have been and likely will continue to be, treated as a PFIC for U.S. federal income tax purposes. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer and Ordinary Shares received in exchange for warrants pursuant to the Offer assuming we are and have been treated as a PFIC during the period such U.S. Holder held the warrants.

A non-U.S. corporation generally will be a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of its assets (determined based on a quarterly average) are held for the production of, or produce, passive income (such test described in clause (ii), “Asset Test”). Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds, directly or indirectly, a 25% or greater interest by value of the stock. While the Asset Test is generally performed based on the fair market value of the assets, special rules apply with respect to the Asset Test in the case of the assets held by controlled foreign corporations.

Based on the composition of our income and assets, and the market value of our shares and assets (including unbooked goodwill), including the composition of income and assets and the market value of shares or assets, as applicable, of our subsidiaries, we believe we were a PFIC for our taxable year ended December 31, 2022 and, based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, we believe there is a significant risk we continue to be a PFIC for our current taxable year. However, there can be no assurances in this regard, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty.

Although our PFIC status is determined annually, we will generally continue to be treated as a PFIC in subsequent years in the case of a U.S. Holder who held our Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares (which under certain proposed Treasury Regulations includes the holding period of the corresponding warrants) and the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below, for our first taxable year in which we were treated as a PFIC during such holding period, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares (which may include gain realized by reason of transfers of our Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Ordinary Shares (which may include the U.S. Holder’s holding period for warrants exchanged for Ordinary Shares pursuant to the Offer);

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, own equity in a non-U.S. corporation that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

The impact of the PFIC rules described above on a U.S. Holder of Ordinary Shares will depend on whether the U.S. Holder makes or has made a timely and effective election to treat us as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Ordinary Shares during which we were a PFIC (a “QEF Election”) or, if (i) in a later taxable year or (ii) following the exchange of warrants for Ordinary Shares, the U.S. Holder made a QEF Election along with a purging election creating a deemed sale or deemed dividend. Generally, a QEF Election is required to be filed not later than the deadline for filing the tax return of the electing shareholder for the tax year in which we first became a PFIC and during which such shareholder owned Ordinary Shares. Moreover, annual filings are required by such electing shareholder for subsequent years during which we are a PFIC.

A U.S. Holder’s ability to make a timely and effective QEF Election with respect to us is contingent upon, among other things, the provision by us of a “PFIC Annual Information Statement” to such U.S. Holder. We will endeavor to provide PFIC Annual Information Statements, upon request, to U.S. Holders of Ordinary Shares with respect to each taxable year for which we determine we are or have been a PFIC. There is no assurance, however, that we will timely provide such information. Because we will provide the PFIC Annual Information Statement only upon request, any U.S. Holder planning to make a QEF Election is urged to consult its tax advisors and contact us if it plans to make a QEF Election.

A U.S. Holder with a valid QEF Election in effect with respect to us generally would not be subject to the adverse PFIC rules discussed above with respect to its Ordinary Shares, but rather would include annually in gross income its pro rata share of our ordinary earnings and net capital gain, whether or not such amounts are actually distributed. Moreover, if any of our non-U.S. subsidiaries is determined to be a PFIC, certain special rules may apply.

The impact of the PFIC rules on a U.S. Holder of Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to the disposition of their Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock (which, under certain proposed Treasury Regulations, would include its holding period for warrants exchanged for such PFIC stock), then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Ordinary Shares.

Effect of PFIC Rules on Offer and Warrant Amendment.

The tax consequences of a U.S. Holder’s exchange of warrants for Ordinary Shares pursuant to the Offer, or of a U.S. Holder’s deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable, could be materially different from that described above if we, as we believe we have been and likely will continue to be, treated as a PFIC for U.S. federal income tax purposes. Even if an exchange of warrants for Ordinary Shares pursuant to the Offer or a deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable, qualifies as a “recapitalization” under Section 368(a)(1)(E) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose an exchange of warrants for Ordinary Shares pursuant to the offer or a deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted) recognizes gain notwithstanding any other provision of the Code (the “Nonrecognition Rule”). No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized, unless an exception applied, those proposed Treasury Regulations may require gain recognition to U.S. Holders of warrants as a result of the Offer or Warrant Amendment, as applicable, if we were classified as a PFIC at any time during such U.S. Holder’s holding period in such warrants. Additionally, no QEF Election or MTM Election is currently available for warrants of a PFIC. The tax on any such recognized gain would be imposed on the basis of the adverse rules set forth above with respect to transfers of PFIC stock and/or “excess distributions.”

Notwithstanding the Nonrecognition Rule described above, the proposed Treasury Regulations under Section 1291(f) provide certain exceptions to the Nonrecognition Rule. One such exception to the Nonrecognition Rule applies if stock (or, under certain proposed Treasury Regulations, warrants) of a PFIC is exchanged for stock (or, under certain proposed Treasury Regulations, warrants) of the same or another corporation that is a PFIC on the day after the relevant nonrecognition transfer (the “Continued Ownership Exception”). While subject to uncertainty, it is expected that an exchange of warrants for Ordinary Shares or a deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable, would qualify for the Continued Ownership Exception as promulgated under the proposed Treasury Regulations.

The application of the PFIC rules, including the Nonrecognition Rule, to U.S. Holders of warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules (the “Option Rule”) generally treats an “option” (which would include warrants) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations, including the Option Rule, if finalized in their current form would apply to cause gain recognition on the exchange of warrants for Ordinary Shares pursuant to the Offer or a deemed exchange of warrants for “new” warrants if the Warrant Amendment is adopted, as applicable.

There are significant ambiguities in applying the PFIC rules to options (which include warrants).  It is difficult to predict whether, in what form and with what effective date, applicable final Treasury Regulations may be adopted or how any such final Treasury Regulations would apply to the Offer and Warrant Amendment.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether a mark-to-market or any other election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until after such required information is furnished to the IRS.

THE RULES AND PROPOSED TREASURY REGULATIONS GOVERNING PFICS ARE VERY COMPLEX AND ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ACCORDINGLY, ALL U.S. HOLDERS OF OUR WARRANTS AND/OR ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE PFIC RULES TO OUR SECURITIES UNDER THEIR PARTICULAR CIRCUMSTANCES.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for our Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.‑related financial intermediaries are subject to information reporting and may be subject to backup withholding.

Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is an exempt recipient (such as certain corporations) or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OFFER AND WARRANT AMENDMENT, AND THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following discussion is a summary of material Israeli income tax considerations of the receipt of Ordinary Shares in exchange for warrants pursuant to the Offer, and of the ownership and disposition of our Ordinary Shares received in exchange for warrants pursuant to the Offer. This section applies only to holders that hold their warrants and, upon the exchange of the warrants pursuant to the Offer, Ordinary Shares as “capital assets” for Israeli income tax purposes (i.e., this section does not discuss the tax implications for “dealers” in securities or any other person for which the sale or disposition of the warrants may be classified as “business income” for Israeli tax purposes).  The following discussion does not address any Israeli income tax considerations relating to the Merger, which is addressed in Registration Statement on Form S-4 of Urgently. For purposes of the following discussion, it is assumed that the exchange of warrants pursuant to the Offer will be completed prior to the closing of the Merger.

Exchange of Warrants for Our Ordinary Shares

Generally, the exchange of warrants for Ordinary Shares would be treated as a sale and subject to Israeli tax both for Israeli and non-Israeli resident warrant holders. However, certain relief and/or exemptions may be available under Israeli law or under applicable tax treaties.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including warrants of Israeli companies, by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the seller’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or in certain circumstances a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals. However, an individual that is a “significant shareholder” of the Company would be subject to Israeli capital gains tax at the rate of 30%. A “significant shareholder” refers to a person who directly or indirectly, alone or together with another, holds at least 10% of one or more of the means of control of the Company.  “Means of control” generally includes the right to vote, receive profits, nominate a director or general manager of the Company, receive assets upon liquidation or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), all regardless of the source of such right. “Together with another” means together with a related party or together with a person who is not a related party, if the holder and such other person regularly, directly or indirectly, cooperate by agreement on substantive matters relating to the Company. The actual capital gains tax rates which may apply to individual Company warrant holders on the sale of the warrants (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the warrants were purchased, whether the warrants are held through a nominee company or by the shareholder, the identity of the warrant holder and certain tax elections which may have been made in the past by the warrant holder. In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23%. Due to certain Israeli law provisions, the actual effective capital gains tax applicable to certain companies may be different than that specified above.

Pursuant to Israeli tax law, and subject to certain provisions of Israeli law, non-Israeli residents (individuals or corporations) are generally exempt from Israeli capital gains tax on the sale of warrants, subject to certain conditions. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax would generally not apply when arising from the sale, exchange or disposition of the warrants by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who holds the shares as a capital asset and is entitled to claim the benefits afforded to such person by the treaty.

However, such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gains from such sale, exchange or disposition may be attributed to a permanent establishment of the U.S. resident that is maintained in Israel, under certain terms; or (iv) the U.S. resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.

In order to obtain an applicable withholding tax exemption for capital gains tax, certain documentation and/or declarations shall need to be provided to the ITA.

You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of Ordinary Shares in exchange for warrants pursuant to the Offer.

Israeli Tax Withholding

Whether or not a particular warrant holder is actually subject to Israeli capital gains tax in connection with the warrant exchange, all Company warrant holders will generally be subject to Israeli withholding tax at the rate of 25% on the gross value of the Ordinary Shares received by such warrant holder in the exchange unless the warrant holder, upon the terms and conditions set forth in the Letter of Transmittal and Consent, either:

•
certifies, by properly completing the “Declaration of Status for Israeli Income Tax Purposes” attached to the Letter of Transmittal and Consent (the “Residency Declaration”), that such warrant holder (1) holds less than 5% of the outstanding shares of the Company (as applied to the warrants on an as-exercised basis); (2) is not, and was not on any date since the warrants were acquired, a resident of Israel for tax purposes; and (3) acquired its warrants on or after the date of the IPO. Such Residency Declaration will require warrant holders to provide additional specific statements for this purpose. In case the tendering warrant holder was not able to timely complete and deliver the Residency Declaration, the Warrant Agent will withhold (through an Israeli withholding agent appointed by the Company) Israeli withholding tax and will be entitled to sell an applicable number of Ordinary Shares (or, in the case of any merger or consolidation of Otonomo with or into another entity, shares of common stock of the other entity) to satisfy such tax withholding requirement, in which case the number of shares that the holder will receive in exchange for its warrants will be reduced accordingly; or

•
provides the Warrant Agent, as instructed in the Letter of Transmittal and Consent, with a valid certificate of exemption or tax approval from the ITA in form and substance reasonably satisfactory to the Company (a “Valid Tax Certificate”), applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax. In such case, the Warrant Agent will withhold (through an Israeli withholding agent appointed by the Company) Israeli withholding tax at the rate prescribed by such Valid Tax Certificate (or not withhold, if such warrant holder is entitled to a full exemption) and will be entitled to sell an applicable number of Ordinary Shares (or, in the case of any merger or consolidation of Otonomo with or into another entity, shares of common stock of the other entity) to satisfy such tax withholding requirement, in which case the number of shares that the holder will receive in exchange for its warrants will be reduced accordingly.

In order to obtain a Valid Tax Certificate, certain documentation and/or declarations may need to be provided to the ITA.

Warrant holders whose consideration in respect of their warrants exchanged pursuant to the Offer equals or exceeds US$ 300,000 will not be able to provide a Residency Declaration, but instead will be required to submit a Valid Tax Certificate.

The Ordinary Shares shall initially be deposited with the exchange agent for a period of up to 180 days from the date on which the last warrant is exchanged in connection with the Offer or the mandatory warrant exchange following effectiveness of the Warrant Amendment, which we expect to be on or around September 5, 2023 (the “Withholding Drop Date”). If a warrant holder does not provide a Residency Declaration (together with the applicable supporting documents) or a Valid Tax Certificate, or if a warrant holder submits a Valid Tax Certificate which determines a reduced rate of withholding tax, by no later than three business days prior to the Withholding Drop Date, Israeli tax will be withheld at the rate of 25% (or a reduced rate in accordance with the Valid Tax Certificate). In such cases, the exchange agent will be entitled to sell an applicable number of Ordinary Shares (or shares of Urgently common stock, in the event that the Residency Declaration or the Valid Tax Certificate is submitted following the closing of the Merger) to satisfy such withholding tax obligation, and the number of shares that such warrant holder will receive in exchange for its warrants will be reduced accordingly.

Israeli withholding, as set forth herein and in the Letter of Transmittal and Consent, shall apply with respect to the exchange of the warrants pursuant to the Offer, regardless of and in addition to any Israeli withholding which shall apply with respect to the exchange of Ordinary Shares for shares of Urgently common stock pursuant to the terms of the Merger Agreement. Therefore, all warrant holders are required to provide a Residency Declaration or a Valid Tax Certificate, regardless of any declaration and/or tax certificate which they may be required to provide with respect to the exchange of Ordinary Shares for shares of Urgently common stock pursuant to the terms of the Merger Agreement, and regardless of their participation in any tax ruling which may be obtained by the Company in connection with the Merger. As specified above, the event that a warrant holder does not provide a Residency Declaration or a Valid Tax Certificate, the exchange agent shall be entitled to sell an applicable number of Ordinary Shares (or shares of Urgently common stock, as applicable) in order to satisfy Israeli withholding tax obligations.

The identification of warrant holders and determination of their tax status for purposes of implementing Israeli tax withholding requirements as stated above, shall be done in reliance on the Residency Declarations and/or Valid Tax Certificates provided by such warrant holders. Nevertheless, the ITA may claim that Israeli tax withholding requirements should be implemented differently, in a less favorable manner. In such case, the Company may be exposed to liability in the event of a final determination that there is any shortfall in withholding amounts, and you might be exposed to liability as set forth below.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of warrant holders subject to Israeli tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund. We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes, including eligibility for any withholding tax reduction or exemption, and the refund procedure.

Please note that if you tender your warrants to the Warrant Agent and provide a Residency Declaration, you also consent to the provision of such Residency Declaration to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Residency Declaration or Valid Tax Certificate (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties.

We reserve the absolute right to reject any or all Residency Declarations or Valid Tax Certificates that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Residency Declaration or Valid Tax Certificate of any particular warrant holder, whether or not similar defects or irregularities are waived in the case of other warrant holders. None of us, our affiliates, our assigns, the Warrant Agent, the Information Agent, the Israeli withholding agent or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is currently 23%, which has been the rate since 2018. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to taxation at the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company that derives 90% or more of its income in any tax year, other than income from certain government loans, from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under Section 3A of the ITO. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following are the principal tax benefits available to Industrial Companies:

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amortization of the cost of purchased patents, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing with the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, in the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:

•	the expenditures are approved by the relevant Israeli government ministry, which depends on the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants to finance such scientific research and development projects. No deduction under these research and development deduction rules is allowed if the deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the ITO. Expenditures that do not qualify under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of the research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing with the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives and tax benefits to eligible companies. Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, which may be classified as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility of the company. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment cancelled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not wholly owned by a governmental entity, and that, among other things, has Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Such corporate tax rate was reduced from 15% or 10% to 12.5% or 7%, respectively, in 2013, 16% or 9%, respectively, in 2014-2016, and 16% or 7.5%, respectively, commencing in 2017. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to a further reduced tax rate of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations – 0%, (unless the dividends are subsequently distributed to individuals or a non-Israeli company, in which case the rates detailed in clauses (ii) and (iii) will apply), (ii) Israeli resident individuals – 20%, and (iii) non-Israeli residents (individuals and corporations) – 20%, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, which are in addition to the previously existing tax benefit programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in Development Zone A. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gains derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company with group consolidated revenues of at least NIS 10 billion will qualify as a “Special Preferred Technological Enterprise,” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above is calculated according to a nexus formula, which is based on the proportion of qualifying expenditures on IP compared to overall expenditures. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to the receipt of certain approvals as specified in the Investment Law.

Dividends paid out of Preferred Technological Income, which are distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more of the Israeli company and other conditions are met, the tax rate will be 4%. Dividends paid out to individuals may be subject to an additional surtax of 3%, as described below.

Taxation of our Shareholders

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes. Israeli law also generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or in certain circumstances a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2023). An Israeli resident individual will generally be subject to capital gains tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expense and linkage differences in connection with the purchase and holding of such shares or is a “substantial shareholder” (as defined above under “— Exchange of Warrants for Our Ordinary Shares”) at the time of the sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) alone, or together with such Israeli residents’ related party or another person who collaborates with such Israeli resident on a permanent basis, hold, directly or indirectly, more than 25% of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and who is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of our Ordinary Shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the U.S.-Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or to obtain a specific exemption from the ITA to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends that may be paid on our Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12-month period, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income that was subject to certain preferential tax rates in Israel. If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is subject to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Israeli Income Tax Ordinance [New Version], 1961 (the “ITO”) is exempt from tax on dividends.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends that may be paid on our Ordinary Shares at the rate of 25% or 30% if the recipient of the dividends is a “substantial shareholder” at the time of distribution or at any time during the preceding 12-month period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). The withholding rates may be reduced if the dividend is distributed from income subject to certain preferential tax rates in Israel, or if a reduced rate is provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding rate. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a U.S. Resident is 25%. However, the maximum withholding tax rate on dividends (other than dividends distributed out of income that was subject to certain preferential tax rates in Israel) that are paid to a United States corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income that was subject to certain preferential tax rates in Israel are not entitled to such reduction under the U.S.-Israel Tax Treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income that was subject to certain preferential tax rates, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, provided that (1) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to surtax (see below) in accordance with Section 121B of the ITO.

Surtax

Individuals (and certain other persons treated as individuals for Israeli tax purposes, such as trusts) are required to pay an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 698,280 for 2023).

Estate and Gift Tax

            Israeli law presently does not impose estate or gift taxes.

            You are urged to consult with your own tax advisor for a full understanding of the tax consequences to you of the exchange of warrants and ownership of Ordinary Shares, including the consequences under any applicable state, local, foreign or other tax laws.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of June 1, 2023 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding Ordinary Shares;

•	each member of our board of directors and each of our other executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d‑3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of June 1, 2023 through the exercise of any option, conversion or any other right. As of June 1, 2023, there were 9,648,253 Ordinary Shares outstanding.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares	%
5% Shareholders of Otonomo
Aptiv Financial Services (Luxembourg) S.à.r.l.(2)	626,552	6.5%
Mithaq Capital SPC(3)	2,220,713	23.0%
Directors and Executive Officers of Otonomo
Benjamin Volkow(4)	1,120,290	11.6%
Bonnie Moav(5)	33,482	*
Aldo Monteforte(6)	72,266	*
Jonathan Huberman(7)	453,034	4.5%
Andrew Geisse(8)	290,610	3.0%
Benny Schnaider(9)	70,493	*
Vered Raviv Schwarz(10)	10,431	*
Meir Moshe(11)	9,231	*
All Directors and Executive Officers of Otonomo as a Group (8 Individuals)	2,059,836	20.4%

*	Denotes less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Otonomo Technologies Ltd., 16 Abba Eban Blvd., Herzliya Pituach 467256, Israel.

(2)
According to the Schedule 13G/A filed on February 2, 2023, Aptiv PLC (NYSE: APTV) is the ultimate beneficial owner of Aptiv Financial Services (Luxembourg) S.à.r.l. The members of the board of directors of Aptiv PLC may be deemed to have shared voting and dispositive control over the shares. The members of the board of directors of Aptiv PLC are Kevin P. Clark, Richard L. Clemmer, Nancy E. Cooper, Joseph L. (Jay) Hooley, Merit E. Janow, Sean O. Mahoney, Paul M. Meister, Robert K. (Kelly) Ortberg, Colin J. Parris, and Ana G. Pinczuk. The business address of each of the foregoing is 5 Hanover Quay, Grand Canal Dock, Dublin, D02 VY79, Ireland.

(3)
According to the Schedule 13D/A filed on August 10, 2022 by Mithaq Capital SPC, Mithaq Capital SPC, Turki Saleh A. AlRajhi and Muhammad Asif Seemab have shared voting and dispositive power over 2,220,713 Ordinary Shares. The business address of Mithaq Capital SPC and the other beneficial owners is Mithaq Capital SPC, c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia.

(4)	Consists of 1,098,672 Ordinary Shares held directly by Mr. Volkow and 21,618 Ordinary Shares subject to options and RSUs exercisable within 60 days of June 1, 2023.

(5)	Consists of Ordinary Shares subject to options and RSUs exercisable within 60 days of June 1, 2023.

(6)	Consists of 65,478 Ordinary Shares held directly by Mr. Monteforte and 6,788 Ordinary Shares subject to RSUs exercisable within 60 days of June 1, 2023.

(7)
Consists of: (a) 346,667 Ordinary Shares underlying warrants exercisable within 60 days of June 1, 2023 held by Software Acquisition Holdings II LLC, of which Mr. Huberman is a member; (b) 95,937 Ordinary Shares held by 211 LV LLC, of which Mr. Huberman is a member; and (c) 10,431 Ordinary Shares subject to RSUs exercisable within 60 days of June 1, 2023. Mr. Huberman disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address for Mr. Huberman is 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135.

(8)
Consists of: (a) 69,646 Ordinary Shares held by Andrew M and Jane S Geisse 2000 Trust (Mr. Geisse is affiliated with Andrew M and Jane S Geisse 2000 Trust and may be deemed to have beneficial ownership with respect to these shares); (b) 209,117 Ordinary Shares held by Mr. Geisse; and (c) 11,847 Ordinary Shares held by Marla Bay Advisors, LLC (Mr. Geisse is affiliated with Marla BayAdvisors, LLC and may be deemed to have beneficial ownership with respect to these options).

(9)	Consists of: (a) 36,941 Ordinary Shares; and (b) 32,749 Ordinary Shares subject to options or RSUs exercisable within 60 days of June 1, 2023.

(10)	Consists of Ordinary Shares subject to options and RSUs exercisable within 60 days of June 1, 2023.

(11)	Consists of Ordinary Shares subject to options and RSUs exercisable within 60 days of June 1, 2023.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this Prospectus/Offer to Exchange and certain other Israeli legal matters will be passed upon for Otonomo by Goldfarb Gross Seligman & Co., Tel-Aviv, Israel. Certain legal matters relating to United States law will be passed upon for Otonomo by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Otonomo Technologies Ltd. and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Urgently as of December 31, 2022 and 2021 and for each of the years then ended have been audited by CohnReznick LLP, independent registered public accounting firm, as stated in their report which is included in the registration statement of which this proxy statement/prospectus forms a part. The report of CohnReznick LLP contains an explanatory paragraph about the ability of Urgent.ly Inc. to continue as a going concern. Such consolidated financial statements have been included herein in reliance on such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Otonomo is a company incorporated under the laws of the State of Israel. Some of Otonomo’s directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this Prospectus/Offer to Exchange, reside outside of the United States. A substantial portion of Otonomo’s assets and the assets of those non-resident persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Otonomo or those persons or to enforce against Otonomo or them, either inside or outside the United States, judgments obtained in United States courts, or to enforce in United States courts, judgments obtained against them in courts in the jurisdictions outside of the United States, in any action predicated upon civil liability provisions of the federal or state securities laws of the United States. Both in the original actions and in actions for the enforcement of judgments of United States courts, there is doubt as to whether civil liabilities predicated solely upon the United States federal securities laws are enforceable in Israel. However, Otonomo may be served with process in the United States with respect to actions against Otonomo arising out of or in connection with a violation of United States federal securities laws relating to offers and sales of Otonomo’s securities by serving Otonomo’s United States agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act. This Prospectus/Offer to Exchange, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this Prospectus/Offer to Exchange relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and current reports on Form 6-K. The SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. None of the information contained on, or that may be accessed through any other website identified herein is part of, or incorporated into, this Prospectus/Offer to Exchange. All website addresses in this Prospectus/Offer to Exchange are intended to be inactive textual references only.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers and directors are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

Otonomo Technologies Ltd.

Consolidated Financial Statements
As of December 31, 2022

Otonomo Technologies Ltd.

Consolidated Financial Statements as of December 31, 2022

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Otonomo Technologies Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Otonomo Technologies Ltd. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2P to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2022, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2015.
Tel-Aviv, Israel
March 31, 2023, except as to Note 1b, which is as of August 14, 2023

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Otonomo Technologies Ltd.

Consolidated Balance Sheets

(in USD thousands, except share and per share data)

	December 31	December 31
	2022	2021

Assets

Current assets
Cash and cash equivalents	22,448	207,842
Short-term restricted cash	346	237
Short-term deposits	62,262	-
Marketable securities	55,587	-
Trade receivables, net	1,271	1,077
Other receivables and prepaid expenses	3,043	2,683
Total current assets	144,957	211,839

Non-current assets
Other long-term assets	606	254
Property and equipment, net	1,043	725
Operating lease right-of-use assets, net	2,040	-
Intangible assets, net	-	9,621
Goodwill	-	37,000
Total non-current assets	3,689	47,600

Total assets	148,646	259,439

Liabilities and Shareholders' Equity

Current liabilities
Account payables	1,020	312
Other payables and accrued expenses	10,958	8,405
Deferred revenue	216	35
Current portion of operating lease liabilities	729	-
Current portion of contingent consideration	165	-
Total current liabilities	13,088	8,752

Non-Current liabilities
Warrants for ordinary shares	155	1,924
Operating lease liabilities, less current portion	1,225	-
Contingent consideration, less current portion	746	-
Other non-current liabilities	4	-
Total non-current liabilities	2,130	1,924

Total liabilities	15,218	10,676

Commitments and contingencies (Note 10)

Shareholders’ equity:
Ordinary shares, no par value; 30,000,000 shares authorized as of
December 31, 2022, and 2021; 9,458,682 and 8,814,316 shares issued
and outstanding as of December 31, 2022 and 2021, respectively;	-	-
Additional paid-in capital	370,412	349,825
Accumulated other comprehensive loss	(4,850)	-
Accumulated deficit	(232,134)	(101,062)
Total shareholders’ equity	133,428	248,763

Total liabilities and Shareholders' Equity	148,646	259,439

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.
Consolidated Statements of Operations and Comprehensive Loss

(in USD thousands, except share and per share data)

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020

Revenues	6,992	1,723	394

Costs and operating expenses:
Cost of services	(3,367)	(953)	(336)
Cloud infrastructure	(4,777)	(2,814)	(1,262)
Research and development	(22,573)	(12,077)	(8,194)
Sales and marketing	(21,761)	(9,435)	(5,168)
General and administrative	(22,059)	(11,904)	(2,515)
Depreciation and amortization	(2,749)	(532)	(147)
Contingent consideration income	8,954	-	-
Impairment of goodwill	(49,686)	-	-
Impairment of intangible assets	(22,355)	-	-
Total costs and operating expenses	(140,373)	(37,715)	(17,622)

Operating loss	(133,381)	(35,992)	(17,228)

Financial income (expenses), net	2,455	5,280	(2,737)

Loss before income tax expense	(130,926)	(30,712)	(19,965)

Income tax expense	(146)	(222)	(76)

Net loss	(131,072)	(30,934)	(20,041)

Net loss per share attributable to ordinary shareholders, basic and diluted	(14.21)	(6.70)	(9.80)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,224,186	4,614,860	2,044,951

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(4,791)	-	-
Unrealized losses on available-for-sale marketable securities, net	(59)	-	-

Other comprehensive loss	(4,850)	-	-

Comprehensive loss	(135,922)	(30,934)	(20,041)

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ equity (deficit)

(in USD thousands, except share and per share data)

	Redeemable Convertible				Additional	Accumulated	Accumulated Other	Total
	preferred shares		Ordinary shares		paid-in capital	deficit	Comprehensive Loss	Equity
	Number of	USD	Number of	USD	USD	USD	USD	USD
	Shares	thousands	Shares	thousands	thousands	thousands	thousands	thousands
Balance as of January 1, 2020	3,880,573	62,195	1,997,008	-	8,784	(50,087)	-	(41,303)

Issuance of redeemable convertible preferred shares, net	314,521	15,507	-	-	-	-	-	-

Issuance of shares in connection with stock-based compensation plans	-	-	102,253	-	133	-	-	133

Share based compensation	-	-	-	-	1,440	-	-	1,440

Comprehensive loss	-	-	-	-	-	(20,041)	-	(20,041)

Balance as of December 31, 2020	4,195,094	77,702	2,099,261	-	10,357	(70,128)	-	(59,771)

Exercise of warrants for redeemable convertible preferred shares	78,630	10,896	-	-	-	-	-	-

Conversion of redeemable convertible preferred shares	(4,273,724)	(88,598)	4,273,724	-	88,598	-	-	88,598

Issuance of ordinary shares in connection with PIPE offering, net	-	-	950,000	-	124,560	-	-	124,560

Recapitalization, net	-	-	1,038,432	-	88,843	-	-	88,843

Shares issued related to the business acquisitions	-	-	437,332	-	33,816	-	-	33,816

Issuance of shares in connection with stock-based compensation plans	-	-	15,567	-	44	-	-	44

Share based compensation	-	-	-	-	3,607	-	-	3,607

Comprehensive loss	-	-	-	-	-	(30,934)	-	(30,934)

Balance as of December 31, 2021	-	-	8,814,316	-	349,825	(101,062)	-	248,763

Shares issued related to the business acquisitions	-	-	430,806	-	10,691	-	-	10,691

Issuance of shares in connection with stock-based compensation plans	-	-	213,560	-	140	-	-	140

Share based compensation	-	-	-	-	9,756	-	-	9,756

Comprehensive loss	-	-	-	-	-	(131,072)	(4,850)	(135,922)

Balance as of December 31, 2022	-	-	9,458,682	-	370,412	(232,134)	(4,850)	133,428

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd

Consolidated Statements of Cash Flows

(in USD thousands, except share and per share data)

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020
Cash flows from operating activities
Net loss	(131,072)	(30,934)	(20,041)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,749	532	147
Share based compensation	9,756	3,607	1,440
Revaluation of warrants	(1,769)	(5,259)	3,271
Impairment of Goodwill	49,686	-	-
Impairment of intangible assets	22,355	-	-
Contingent consideration income	(8,954)	-	-
Deferred tax expense (benefit)	(31)	(11)	3
Foreign currency translation loss	1,321	-	-
Investments interest receivables, amortization, and accretion	(1,490)	-	-
Other	-	-	134

Changes in operating assets and liabilities:
Trade receivables, net	639	(629)	(85)
Other receivables and prepaid expenses	731	(2,059)	574
Other payables and accrued expenses	140	1,886	99
Account payables	136	(252)	63
Deferred revenue	(167)	(242)	260
Other assets and liabilities	(403)	-	-

Net cash used in operating activities	(56,373)	(33,361)	(14,135)

Cash flows from investing activities
Purchases of property and equipment	(241)	(188)	(420)
Proceeds from short-term bank deposits, net	(61,549)	12,800	(1,393)
Investment in marketable securities	(55,000)	-	-
Other long-term assets, net	-	33	(19)
Payments for business acquisitions, net of cash acquired	(11,018)	(9,965)	-

Net cash provided by (used in) investing activities	(127,808)	2,680	(1,832)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred shares and warrants, net	-	-	19,967
Issuance of ordinary shares, net	-	223,732	-
Proceeds from exercise of share options	140	44	133

Net cash provided by financing activities	140	223,776	20,100

Foreign currency effect on cash and cash equivalents and short-term restricted cash	(1,244)	-	-

Net increase (decrease) in cash and cash equivalents and short-term restricted cash	(185,285)	193,095	4,133

Cash and cash equivalents and short-term restricted cash at
the beginning of the year	208,079	14,984	10,851

Cash and cash equivalents and short-term restricted cash
at the end of the year	22,794	208,079	14,984

Supplemental disclosures of cash flow information
Cash paid for income taxes, net of tax refunds	243	104	69

Non-cash investing activities:
Contingent consideration	9,865	-	-
Shares issued related to the business acquisitions	10,691	33,816

Non-cash financing activities:
Conversion of warrants to redeemable convertible preferred shares	-	10,896	-

The accompanying notes are an integral part of the consolidated financial statements.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 1 - General

A. Otonomo Technologies Ltd. (together with its subsidiaries, “Otonomo”, or the “Company”) was incorporated as an Israeli corporation in December 2015. The Company provides an automotive data service platform enabling car manufacturers, drivers, insurance carriers and service providers to be part of a connected ecosystem as well as mobility intelligence which transforms vast amounts of anonymized data and activity signals into actionable, impactful, and valuable insights.

On February 9, 2023, subsequent to the balance sheet date, the Company and Urgent.ly, Inc. (“Urgently”), a provider of digital roadside and mobility assistance technology and services, entered into a definitive agreement to merge and the Company will become a wholly owned subsidiary of Urgently. Upon closing of the transaction, holders of the Company’s ordinary shares will receive common stock of Urgently. The Company’s shareholders and other equity holders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2023, subject to the approval of the Company’s shareholders and the satisfaction of other customary closing conditions.

B. On August 3, 2023, the Company executed a 1-for-15 reverse share split of its ordinary shares, no par value per share (the “Ordinary Shares”). As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares were automatically converted into one Ordinary Share. The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). The reverse share split will also affect the Company’s outstanding options, warrants and restricted share units. As a result, all ordinary share, convertible preferred shares and options for ordinary shares, exercise price per share and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements. The number of Ordinary Shares underlying the warrants were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split. The number of options and restricted share units outstanding and the number of Ordinary Shares underlying the options and restricted share units were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split.

Note 2 - Summary of Significant Accounting Policies

A.
Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Otonomo Technologies Ltd. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

B.
Recapitalization

On August 13, 2021, the Company merged with Software Acquisition Group Inc. II (“SWAG”), a special purpose acquisition company, that resulted in SWAG becoming a wholly-owned subsidiary of the Company. The transaction was accounted for as a recapitalization as pre-combination Otonomo was determined to be the accounting acquirer under Financial Accounting Standards Board (FASB)’s Accounting Standards Codification Topic 805, Business Combinations (ASC 805). In connection with the recapitalization, all outstanding capital stock of the pre-combination Otonomo was converted into Company Ordinary Shares, representing a recapitalization, and the net assets of SWAG were acquired at historical cost, with no goodwill or intangible assets recorded.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

C.
Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these consolidated financial statements, the most significant estimates relate to purchase price allocation including contingent consideration, recoverability of goodwill and intangible assets and fair value of warrant liability.

A number of estimates have been and will continue to be affected by global events and other longer-term macroeconomic conditions, including rising inflation and increasing interest rates. As a result, the accounting estimates and assumptions may change over time. These consolidated financial statements reflect the financial statement effects based upon management’s estimates and assumptions utilizing the most currently available information.

D.
Foreign Currency

The functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Accounting Standard Codification ("ASC") Topic 830 "Foreign Currency Matters." All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

The functional currency of the Company's United Kingdom subsidiary is the British Pound. Accordingly, the translation to U.S. dollars takes the balance sheet date exchange rates for assets and liabilities, historical rates of exchange for equity, and average exchange rates in the period for revenues and expenses. The effects of foreign currency translation adjustments are included in shareholders’ equity (deficit) as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets.

E.
Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents, restricted cash, short-term deposits, investment in marketable securities and account receivables. Most of the Company’s cash and cash equivalents and bank deposits are invested with banks in the U.S., Israel and Europe. Management believes that the credit risk with respect to the financial institutions that hold the Company’s cash, cash equivalents and bank deposits is low.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

F.
Cash, Cash equivalents and restricted cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Restricted cash includes cash that is legally restricted as to withdrawal or usage.

G.
Short-term deposits

Short-term deposits consist of bank deposits with an original maturity of greater than three months at the date of purchase. Short-term bank deposits are presented at their cost, including accrued interest.

H.
Marketable securities

Marketable securities consist of commercial paper, corporate bonds, and U.S. government and agency. The Company considers all of its marketable securities as available for use in current operations, including those with maturity dates beyond one year, and therefore classifies these securities within current assets on the consolidated balance sheets. Securities are classified as available for sale and are carried at fair, with the change in unrealized gains and losses, net of tax, reported as a separate component on the consolidated statements of comprehensive loss until realized. Realized gains and losses on sales of marketable securities, are included in financial income (expenses), net. The amortized cost of marketable securities is adjusted for amortization of premium and accretion of discount to maturity, both of which, together with interest, are included in financial income (expenses), net.

The Company's securities are reviewed for impairment in accordance with ASC Topic 320. If such assets are considered to be impaired, the impairment charge is recognized in earnings when a decline in the fair value of its investments below the cost basis is judged to be Other-Than-Temporary Impairment (OTTI). Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and the Company's intent to sell, including whether it is more likely than not that the Company will be required to sell the investment before recovery of cost basis. Based on the above factors, the Company concluded that unrealized losses on its available-for-sale securities for the year ended 2022 were not OTTI.

I.
Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

I.
Fair Value Measurements (cont'd)

Level 2: Observable inputs that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

J.
Accounts Receivables, net

Accounts receivables are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts.

As of December 31, 2022, and 2021, unbilled accounts receivables of $193 and $215 thousands, respectively, was included in account receivables, net, on the Company’s consolidated balance sheets. The allowance of doubtful accounts was not material for the periods presented.

K.
Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Maintenance and repair expenses are charged to operation as incurred. Depreciation is calculated on the straight-line method based on the estimated useful lives of the assets and commences once the assets are ready for their intended use.

Annual rates at depreciation are as follows:

%
Computers and software	33
Office furniture and equipment	7;15
Leasehold improvements	Shorter of remaining lease term or estimated useful life

The Company evaluates the recoverability of property and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairment charges to property and equipment during the years presented.

L.
Capitalized Software Costs

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Maintenance costs are expensed as incurred. The amount of qualifying costs for capitalization incurred was immaterial for the years presented.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

M.
Business Combinations

The Company allocates the fair value of consideration transferred in a business combination to the assets acquired and liabilities assumed in the acquired business based on their fair values at the acquisition date. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred. The excess of the fair value of the consideration transferred over the fair value of the assets acquired, liabilities assumed in the acquired business is recorded as goodwill. Key assumptions include, but are not limited to, future expected cash flows, discount rates and profit margin that management believes a market participant would use in pricing the asset or liability. These assumptions are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which may not be later than one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. The fair value of the consideration transferred may include a combination of cash, equity securities and earn out payments. The Company includes the results of operations of the businesses that it has acquired in its consolidated results prospectively from the respective dates of acquisition.

The Company records obligations in connection with its business combinations at fair value on the acquisition date. Each reporting period thereafter, the Company revalues earn-out payments which are classified as contingent consideration liabilities and records the changes in their fair value in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the obligations in connection with its business combinations mainly result from the Company’s shares price and sales and profitability targets. These fair value measurements represent Level 3 measurements, as they are based on significant inputs not observable in the market.

N.
Goodwill and Intangible Assets, net

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. Goodwill is not amortized but rather tested for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may not be recoverable. A qualitative assessment is performed to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount. If the reporting unit does not pass the qualitative assessment, the carrying amount of the reporting unit, including goodwill, is compared to fair value and goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. Any excess of the carrying value of the goodwill above its fair value is recognized as an impairment loss.

Intangible assets are amortized over the period of estimated benefit and estimated useful lives ranging from two to eight years. The Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

During 2022, as a result of the decline in the quoted share price of the Company, an impairment loss was recognized for the entire goodwill and intangible assets. For information on key assumptions used in calculation of the recoverable amount, see Note 7.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

O.	Employee Benefit Plans

a)
Section 14 of the Israeli Severance Pay Law

Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. The Company has elected to include its employees in Israel under Section 14 of the Severance Pay Law, under which these employees are entitled only to monthly deposits made in their name with insurance companies, at a rate of 8.33% of their monthly salary. These payments release the Company from any future obligation under the Israeli Severance Pay Law to make severance payments in respect of those employees; therefore, any liability for severance pay due to these employees, and the deposits under Section 14 are not recorded as an asset in the consolidated balance sheets.

b)
401(k) Savings Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of the annual compensation on a pre-tax basis. Company contributions to the plan may be made as the discretion of the Board of Directors

P.
Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the statements of operations the expenses in a manner similar to prior practice. The Company adopted Topic 842 using the modified retrospective method as of January 1, 2022 and elected the transition option that allows the Company not to restate the comparative periods in the financial statements in the year of adoption.

The Company determines if an arrangement is a lease at inception. The Company currently does not have any finance leases.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. Operating lease ROU assets include any prepaid lease payments.

Certain lease agreements in Israel include rental payments adjusted periodically for the Israeli consumer price index (“CPI”). The ROU and lease liability were calculated using the initial CPI and are not subsequently adjusted. For short-term leases with a term of 12 months or less, operating lease ROU assets and liabilities are not recognized and the Company records lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

P.
Leases (cont'd)

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The Company’s lease terms may include options to extend or terminate the lease. These options are reflected in the ROU asset and lease liability when it is reasonably certain that the Company will exercise the option. Operating lease expense is recognized on a straight-line basis over the lease term.

The adoption of the standard resulted in the recognition of right of use ("ROU") assets and lease liabilities of approximately $1.8 million, on January 1, 2022, for the headquarters in Israel.

Q.
Revenue Recognition

Revenues are recognized when control of services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The revenue comprised mainly of subscription fees from customers accessing the Company’s enterprise cloud computing services (“SaaS subscriptions”).

In addition, the Company provides customization, research, and analytical services to its customers, such professional services revenues are recognized as services are delivered.

The Company determines revenue recognition through the following five-step framework:

•	Identification of the contract, or contracts, with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

Q.
Revenue Recognition (cont'd)

The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The Company evaluates the terms and conditions included within the customer’s contracts to ensure appropriate revenue recognition, including whether products and services are considered distinct performance obligations that should be accounted for separately versus together. For contracts with multiple performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determine standalone selling price by considering the historical selling price of these performance obligations in similar transactions as the well as other factors, including, but not limited to, competitive pricing of similar products, other software vendor pricing, industry publications and current pricing practices.

The Company’s SaaS subscriptions revenues consist primarily of fees to provide the Company’s customers access to its cloud-based platform, which includes routine customer support. Subscription service contracts do not provide customers with the right to take possession of the software, are cancelable, and do not contain general rights of return. The Company recognizes subscription revenues ratably over the contract term beginning on the commencement date of each contract, which is the date the Company makes the services available to the customers.

Subscription contracts typically have a term of up to three years and are based on fixed-fee and/or a pay per use basis. Certain pay per use contract includes minimum monthly or annual fees. For fixed-fee basis contracts, invoicing occurring in quarterly or monthly installments at the end of each period. Fixed or substantive minimum fees are recognized ratably over the term of the arrangement beginning on the date that the service is made available to the customer. For pay per use basis contracts, the Company applies the ‘as-invoiced’ practical expedient and recognizes revenue in the amount which is equivalent to the service rendered each month. Invoicing is normally done monthly at the end of each month.

Contract assets consist of unbilled accounts receivable, which occur when a right to consideration for the Company’s performance under the customer contract occurs before invoicing to the customer. The amount of unbilled accounts receivable included within accounts receivable, net, on the consolidated balance sheets.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. To the extent the Company bill customers in advance of the billing period commencement date, the trade receivable and corresponding deferred revenue amounts are netted to zero on the Company’s consolidated balance sheets, unless such amounts have been paid as of the balance sheet date. The current portion of the deferred revenue balance is recognized as revenue during the 12-month period after the balance sheet date.

Contract Balances

Of the $216 thousand of deferred revenue recorded as of December 31, 2022, the Company expects to recognize 100% as revenue during the year ended December 31, 2023.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

Q.
Revenue Recognition (cont'd)

Cost to Obtain a Contract

The Company capitalizes certain sales commissions as costs of obtaining a contract when they are incremental and if they are expected to be recovered. These costs are subsequently amortized consistently with the pattern of revenue recognition from contracts for which the commissions relate, over an estimated period of benefit. Deferred commission costs capitalized are periodically reviewed for impairment. There were no impairment losses recorded during the periods presented. For costs that the Company would have capitalized and amortized over one year or less, the Company has elected to apply the practical expedient and expense these costs as incurred. Amortization expense of these costs are included in selling and marketing expenses.

As of December 31, 2022, the amount of deferred commissions was $273 and is included in other receivables and prepaid expenses and other long-term assets on the consolidated balance sheets. As of December 31, 2021, incremental costs of obtaining a contract that are eligible to capitalization, were immaterial.

R.
Cost of Services

Cost of services consists primarily of expenses related to purchasing of data from data suppliers, amounts paid to data suppliers under revenue sharing or fixed price arrangements, software licenses, and personnel-related costs associated with customer support and professional services, including salaries and benefits.

S.
Cloud infrastructure

Third-party cloud infrastructure expenses incurred in connection with the Company’s customers’ use of the Company’s platform and the maintenance of the Company’s platform on public clouds, such as cloud computing or other hosting and data storage including different regional deployments. In addition, cloud infrastructure also includes the third-party cloud infrastructure expenses incurred with internal research and development use.

T.
Research and Development

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel responsible for the design, development and testing of its products, cost of development environments and tools, and allocated overhead. Research and development costs are expensed as incurred.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

U.
Share Based Compensation

Share based compensation expense related to share-based awards is recognized based on the fair value of the awards granted and recognized as an expense on a straight-line basis over the requisite service period for share options and restricted share units (“RSUs”). The Company measures compensation expense for options based on estimated fair values on the date of grant using the Black-Scholes option pricing model. This option pricing model requires estimates as to the option’s expected term and the price volatility of the underlying stock. The fair value of each RSU award is based on the fair value of the underlying ordinary shares on the grant date.

The Company records forfeitures for share-based awards and RSUs as they occur. If an employee forfeits an award because he fails to complete the requisite service period, the Company will reverse the compensation cost previously recognized in the period the award is forfeited.

V.
Income Taxes

The Company is subject to income taxes in Israel, the U.S., and other foreign jurisdictions. These foreign jurisdictions may have different statutory tax rates than in Israel. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis as well as for operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The Company recognizes income tax benefits from tax positions only if it believes that it is more likely than not that the tax position will be sustained upon examination. The tax benefits recognized are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement.

W.
Net Loss Per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont'd)

W.
Net Loss Per Share (cont'd)

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

X.
Recently Adopted Accounting Pronouncements

As an “Emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The Company adopted this guidance and the related amendments on January 1, 2022. Refer to Notes 2P and 8.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740). The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles and simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The Company adopted the guidance effective January 1, 2022, with no material impact on its consolidated financial statements.

Y.
Recently Issued Accounting Pronouncements

In June 2016, the FASB issued an ASU 2016-13, Topic 326, that supersedes the existing impairment model for most financial assets to a current expected credit loss model. The new guidance requires an entity to recognize an impairment allowance equal to its current estimate of all contractual cash flows the entity does not expect to collect. The guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is in the process of evaluating the effects of this standard on it the consolidated financial statements.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 3 - Business Combinations

Neura acquisition

On October 4, 2021, the Company acquired 100% of the share capital of Neura Inc. (“Neura”), a privately held company in the United States, which develops an artificial Intelligence (AI) platform that transforms behavioral data into actionable insights (“MI services”).

The total purchase consideration transferred for the Neura acquisition was $46.8 million:

(a)	$13.0 million in cash.
(b)	$33.8 million in equity for the fair value of 443,894 shares of the Company’s ordinary shares issued.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of acquisition:

Fair Value
USD thousands

Net tangible assets and liabilities assumed (current and non-current)	(205)
Technology	10,021
Goodwill	37,000

Net assets acquired	46,816

Goodwill is primarily attributable to expected synergies arising from technology integration and expanded product availability to the Company’s existing and new customers. Goodwill is not deductible for income tax purpose.

The identified intangible asset acquired was developed technology in the amount of $10.0 million with an estimated useful life of 6 years.

The Floow acquisition

On April 14, 2022, the Company acquired 100% of the share capital of The Floow Limited (“The Floow”), a privately held company in the United Kingdom, a SaaS provider of connected insurance technology for major carriers globally.

The total purchase consideration transferred for The Floow acquisition was $31.4 million:

(a)	$10.8 million in cash
(b)	$10.7 million in equity for the fair value of 424,242 shares of the Company’s ordinary shares issued.
(c)
Contingent consideration of up to $12 million in cash and up to 436,364 of the Company’s ordinary shares, based on performance condition, which was evaluated as of the acquisition date, at a fair value of the amount of $9.9 million.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 3 - Business Combinations (cont'd)

The Floow acquisition (cont'd)

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the date of acquisition:

	Fair Value	Useful life
	USD thousand	In years

Net tangible assets and liabilities assumed (current
and non-current)	(1,355)
Customer Relationships	9,454	8
Technology	7,881	5
Trademark	435	2
Goodwill	14,934

	31,349

Goodwill is primarily attributable to expected synergies arising from customer relationships, the expanded product availability to the Company’s existing and new customers, technology integration, and trademark, and the benefits from combining the activity of the acquired entity with the Company. Goodwill is not deductible for income tax purposes.

Contingent Consideration

As part of the purchase agreement of The Floow, the Company is obligated to pay additional consideration to the former shareholders of The Floow, contingent upon achievement of certain future revenue over a period of 24 months following July 1, 2022, the additional consideration of up to $12.0 million in cash and up to 436,364 of the Company’s ordinary shares will be paid in 2 tranches every 12 months. In the event of a change of control of the Company, certain acceleration conditions may be triggered.

As of acquisition, the Company evaluated the contingent consideration liability related to the earnout provision in the amount of $9.9 thousand, which is reported in Current and Non-current contingent consideration in the accompanying consolidated balance sheets. The Company used a probability-weighted future cash flows approach to estimate the contingent consideration. The amount accrued was discounted to include the present value of the liability. Refer also to Note 5 in respect of subsequent measurement of the contingent consideration.

Pro Forma on acquisitions

The following unaudited pro forma financial information summarizes the combined results of operations for the Company, Neura and The Floow, as if the acquisitions had been completed on January 1, 2021. The unaudited pro forma financial information was as follows:

	Year Ended	Year Ended
	December 31	December 31
	2022	2021
	USD thousands	USD thousands
Revenue	8,591	10,109
Net loss	(121,462)	(40,063)

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 3 - Business Combinations (cont'd)

Pro Forma on acquisitions (cont'd)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of Neura and The Floow to reflect the business combination accounting effects resulting from these acquisitions, including the amortization expense from acquired intangible assets, impairment of goodwill and intangible assets, and the share-based compensation expenses for unvested share options. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination and factually supportable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of 2021.

Note 4 - Segments and Entity-Wide Disclosure

Otonomo operates its business and reports its financial results in two segments:

(a)
Connected Vehicles – connected vehicle data platform, which provides customers access to vehicle data and other value-added services (“Connected Vehicle”), complemented by Mobility Intelligence platform (“MI services”).

(b)	Insurance related Services – connected insurance technology to insurance carriers, comprised of The Floow acquired activity.

The chief operating decision maker (“CODM”) reviews financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues and contributed profit by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance.

In 2021, prior to the The Floow acquisition, Otonomo operated in one operating and reportable segment, the Connected Vehicles segment, therefore corresponding information for earlier periods is not applicable.

Otonomo’s CODM does not regularly review asset information by reportable segment and, therefore, Otonomo does not report asset information by reportable segment.

Segment loss is comprised of operating loss and does not include amortization, depreciation and certain other items.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 4 - Segments and Entity-Wide Disclosure (cont'd)

A.	Segment information

	Year ended December 31 2022
	Connected Vehicles	Insurance related Services	Total
	USD thousands	USD thousands	USD thousands
Revenues	3,078	3,914	6,992
Segment loss	(51,326)	(6,463)	(57,789)

Amounts not allocated to segments:
Depreciation and amortization			(2,749)
Contingent consideration income			8,954
Impairment of goodwill			(49,686)
Impairment of intangible assets			(22,355)
Share-based compensation			(9,756)
Operating loss			(133,381)
Financial income, net			2,455
Loss before income taxes			(130,926)

B.	Revenue by geographical region of the Company’s customers

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020
	USD thousands	USD thousands	USD thousands
Americas	3,283	176	43
APAC	188	329	164
EMEA	3,521	1,218	187

Total revenues	6,992	1,723	394

C.	Property and equipment, net, and operating lease right-of-use assets, by geographic region

	December 31	December 31
	2022	2021
	USD thousands	USD thousands
United States	30	9
Israel	1,878	716
Europe	1,175	-

Total operating lease right-of-use assets, property and equipment, net	3,083	725

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 4 - Segments and Entity-Wide Disclosure (cont'd)

D.	Number of customers accounted for over 10% of the revenues

For the year ended December 31, 2022, the Company had two customers that accounted for 12% and 16% respectively, of its revenues. For the year ended December 31, 2021, the Company had three customers that accounted for 13%, 14% and 28%, respectively, of its revenues.

For the year ended December 31, 2020, the Company had two customers that accounted for 12% and 30%, respectively, of its revenues.

Note 5 - Fair Value Measurement

The Company's financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments, and classified in the tables below in one of the three categories described in note 2.I.:

	December 31, 2022			December 31, 2021
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	USD thousands
Money Market funds (1)	447	-	-	-	-	-
U.S. Treasury securities (1)	4,197	-	-	-	-	-
Corporate bonds (1)	-	32,516	-	-	-	-
Commercial papers (1)	-	7,030	-	-	-	-
U.S. government agency securities (1)	-	9,399	-	-	-	-
Foreign bonds (1)	-	1,700	-	-	-	-
Contingent consideration (2)	-	-	(911)	-	-	-
Warrants for ordinary shares (3)	-	-	(155)	-	-	(1,924)
	4,644	50,645	(1,066)	-	-	(1,924)

(1)	The following tables summarize the composition of marketable securities as of December 31, 2022:

	December 31, 2022
	Amortized Cost	Unrealized Gain/Losses	Fair Value
	USD thousands
Money market funds	447	-	447
Available-for-sale debt securities
Corporate bonds	32,562	(46)	32,516
Commercial papers	7,030	-	7,030
U.S. government agency securities	9,411	(12)	9,399
U.S. Treasury securities	4,198	(1)	4,197
Foreign bonds	1,700	-	1,700
Total	54,901	(59)	54,842
	55,348	(59)	55,289

Accrued interest in an amount of $298 thousands is included in marketable securities on the consolidated balance sheets as of December 31, 2022.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 5 - Fair Value Measurement (cont'd)

The following table summarizes the fair value and amortized cost of the available-for-sale debt securities by contractual maturity as of December 31, 2022:

	December 31, 2022
	Amortized Cost	Fair Value
	USD thousands
Due within one year	44,596	44,556
Due after one year through two years	10,305	10,286
Total	54,901	54,842

(2)	Contingent consideration represents liabilities recorded at fair value in connection with acquisitions, and thus represents a Level 3 measurement within the fair value hierarchy.

The following table sets forth a summary of the changes in the fair value of the contingent consideration:

USD thousands
Fair value as of January 1, 2022	-
Current year acquisitions, see note 3	9,865
Change in fair value	(8,954)
Fair value as of December 31, 2022	911

As of December 31, 2022, the Company evaluated the contingent consideration based on updated revenue growth assumptions, including the decline in the Company’s ordinary shares fair value, resulting with a decrease in the liability for contingent consideration of $ 8,954 thousands during 2022.

(3)
In connection with the Recapitalization, on August 13, 2021, the Company issued 5,200,000 private warrants. Each warrant is exercisable for one fifteenth (1/15th) of one Ordinary Share. The warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. Refer to note 11.

Other financial instruments consist mainly of cash and cash equivalents, deposits, receivables, and accounts payable. The fair value of these financial instruments approximates their carrying values.

Note 6 - Property and Equipment, net

Property and equipment consist of the following:

	December 31	December 31
	2022	2021
	USD thousands	USD thousands
Computer and software	839	498
Office furniture and equipment	513	376
Leasehold improvements	426	359
	1,778	1,233
Less - accumulated depreciation	(735)	(508)

Property and equipment, net	1,043	725

Depreciation expenses were $259 thousand, $132 thousand and $147 thousand for the years ended December 31, 2022, 2021, and 2020 respectively.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 7 - Goodwill and Intangible Assets, net

During the year ended December 31, 2022, the Company’s quoted share price declined significantly, the decrease in the Company’s market capitalization and lower than expected growth rate in each of the two reporting units were considered by management as indicators of potential impairment which required an impairment analysis. The analysis included revised revenue growth assumptions, operating profit margins and a revised cash flow projection, together with a reconciliation of the fair value of each of the reporting units to the Company’s market capitalization as of the day of the analysis. As a result, the Company recorded in 2022 goodwill impairment charges of $49.7 million, and intangibles impairment charges of $22.4 million, writing-off of the entire goodwill and the entire net intangibles assets as of the date of the analysis.

Changes in the carrying amount of the Company’s goodwill for the years ended December 31, 2022, and 2021 were as follows:

	2022	2021
	USD thousands	USD thousands

Balance on January 1,	37,000	-
Goodwill acquired	14,934	37,000
Currency translation adjustments	(2,248)	-
Impairment	(49,686)	-

Balance on December 31,	-	37,000

Changes in the carrying amount of the Company’s other intangible assets, net for the years ended December 31, 2022, and 2021 were as follows:

	2022	2021
	USD thousands	USD thousands

Balance on January 1,	9,621	-
Assets acquired:
Technology	7,881	10,021
Customer Relationships	9,454	-
Trademark	435	-
Amortization	(2,490)	(400)
Currency translation adjustments	(2,546)	-
Impairment	(22,355)	-

Balance on December 31,	-	9,621

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 8 - Operating Lease

The Company leases its headquarters in Israel. The lease agreement expired in December 2022, and contains a renewal option of 2 years, which was reasonably certain to be exercised and therefore are factored into our determination of lease payments. In Addition, the Company acquired operating lease right-of-use assets and liabilities in Sheffield, UK, through the recent business combination of The Floow, which their lease agreements will expire in September 2027 and December 2029.

The Company’s operating lease expenses are recognized on a straight-line basis. Operating lease cost for the twelve months ended December 31, 2022 were as follows:

December 31
2022
USD thousand
Operating lease cost:
Fixed payments and variable payments that depend on an index or rate	1,000
1,000

Cash flow and other information related to operating leases were as follows:

December 31
2022
USD thousand
Cash paid for amounts included in the measurement of lease liabilities	904
Right-of-use assets obtained in exchange for new operating lease liabilities	2,040

December 31
2022
Weighted-average remaining lease term of operating leases	3.71 years
Weighted average discount rate of operating leases	3.10%

Maturities of operating lease liabilities were as follows:

USD thousand
2023	742
2024	742
2025	183
2026	183
Thereafter	259

Total undiscounted minimum lease payments	2,109
Less: Imputed interest	(155)

1,954

Note 9 - Other Payables and Accrued Expenses

	December 31	December 31
	2022	2021
	USD thousands	USD thousands
Employees and related institutions	6,363	4,973
Vacation and convalescence	1,127	1,246
Accrued expenses and other	3,070	1,819
Government institutions	398	367

	10,958	8,405

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 10 - Commitments and Contingencies

The Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims in the ordinary course of business. The Company investigates these claims as they arise. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on its business, financial position, results of operations, or cash flows.

Note 11 - Equity

A.	Recapitalization and Subscription Agreements

On August 13, 2021 (the “Closing Date”), the Company merged with SWAG. On the Closing Date, the following transactions occurred pursuant to the terms of the Merger, Subscription and Share Purchase agreements:

1)
Merger Sub merged with and into SWAG, with SWAG surviving the merger. As a result of the Merger, and simultaneously with the other transactions mentioned above, SWAG became a wholly owned subsidiary of the Company, with the securityholders of SWAG becoming securityholders of the Company.

2)	Each outstanding Preferred Share of the Company was converted into one Ordinary Share.

3)
After giving effect to the redemption of approximately $59,863 thousand of SWAG's Class A Stock, the remaining securityholders of SWAG were issued an aggregate of 1,038,432 of the Company's ordinary shares for gross proceeds of $112,646 thousand.

4)	In accordance with the terms of the Subscription Agreements, the PIPE Investors were issued an aggregate of 950,000 the Company's ordinary shares for gross proceeds of $142,500 thousand.

5)
In accordance with the terms of the Share Purchase Agreement, the Secondary PIPE Investors purchased 200,000 of the Company's ordinary shares from the Secondary Selling Shareholders at a purchase price of $150.00 per share, for an aggregate purchase price of $30,000 thousand.

6)
The Company effected a share split of each ordinary share into such number of ordinary shares, such that each ordinary share has a value of $150.00 per share after giving effect to such share split. As of the Closing Date, the share split calculated ratio was 1:0.3129. As a result, all ordinary share, redeemable convertible preferred shares, options for ordinary shares, exercise price and net loss per share amounts were adjusted retroactively for all periods.

In addition, upon the closing of the Recapitalization, 8,625,000 public warrants and 5,200,000 private warrants, that were both issued by SWAG prior to the Transaction, were outstanding to purchase Company Ordinary Shares.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 - Equity (cont'd)

A.	Recapitalization and Subscription Agreements (cont'd)

Each warrant entitles the holder to purchase one fifteenth (1/15th) of one Company Ordinary Share at a price of $172.50 per share, subject to adjustments. The warrants are exercisable at any time commencing 30 days after the completion of the Recapitalization and expire five years after the Closing Date or earlier upon redemption or liquidation. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant at any time after they become exercisable, provided that the last sale price of the Company Ordinary Shares equals or exceeds $270 per share, subject to adjustments, for any 20-trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders. The private warrants have similar terms as the public warrants, except that the private warrants may be exercised on a cashless basis at the holder’s option and the private warrants will not be redeemed by the Company as long as they are held by the initial purchasers or their permitted transferees, but once they are transferred, they have the same rights as the public warrants. The public warrants were classified as a component of permanent equity and the private warrants were classified as a liability measured at fair value pursuant to ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging”.

B.	Ordinary shares

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of shares outstanding.

C.	Redeemable Convertible Preferred Seed, A, B, C and C-1 Shares

Upon the consummation of the recapitalization transaction, all redeemable convertible preferred shares outstanding, totaling 4,273,724 shares, were automatically converted into an equivalent number of ordinary shares on a one-to-one basis and their carrying value of $88,598 thousand was reclassified into shareholders’ equity.

D.	Warrants for redeemable convertible preferred shares

On February 16, 2020, the Company signed an investment agreement for a total consideration of $20,000 thousand, issuing a total of 314,521 redeemable convertible preferred C shares together with 78,630 warrants (“Warrants”). Each warrant was exercisable to one redeemable convertible preferred C Share with an exercise price of $0.0001 per warrant. On June 15, 2021, the warrants were converted to 78,630 redeemable convertible preferred C shares.

As the deemed liquidation preference provisions of the Redeemable Convertible Preferred C Shares were considered contingent redemption provisions that are not solely within the Company’s control, the Warrants had been presented as a liability, with a mark-to-market adjustment related to value of the Warrants being charged to the consolidated statements of operations as part of the financial income (expenses), net, every period. For the years ended December 31, 2021 and 2020, the Company recorded a financial expense of $3,165 thousand and $3,271 thousand relating to the warrant’s fair value increased in the periods, respectively.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 - Equity (cont'd)

D.	Warrants for redeemable convertible preferred shares (cont'd)

The exercise price of each Warrant was $0.0001 and therefore, the fair value of each Warrant is approximately equaled to the fair value of the underlined Redeemable Convertible Preferred C Share.

E.	Warrants for ordinary shares

In connection with the Recapitalization, on August 13, 2021, the Company issued 13,825,000 warrants to purchase an aggregate of up to 921,667 Company Ordinary Shares, of which 5,200,000 are private warrants. Each warrant is exercisable for one fifteenth (1/15th) of one Ordinary Share. The private warrants include provisions for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. Because the holder of the warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such a provision precludes the warrants from being indexed to the Company’s share, and thus the warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. The Company measures the fair value of the private warrants using the Black and Scholes option pricing model. The fair value of the private warrants is considered a Level 3 fair value pursuant to ASC 820 “Fair Value” since valuation technique includes unobservable inputs.

The Black-Scholes assumptions used to value the private warrants are as follows:

	December 31	December 31
	2022	2021
Volatility	89.1%	41.0%
Risk-free interest rate	4.1%	1.2%
Expected dividends	0.0%	0.0%
Expected life (in years)	3.62	4.6

For the year ended December 31, 2022, and 2021, the Company recognized a financial income of $1,769 thousand and $8,424 thousand, respectively, to the consolidated statements of operations as part of the financial income (expenses), net, relating to the warrant’s fair value decreased in the period.

	December 31	December 31
	2022	2021

Value of warrant per share	$0.45	$5.55
Number of ordinary shares issuable upon exercise of warrants	346,667	346,667
Fair value of warrant liability (in USD thousand)	$155	$1,924

F.	Share Based Compensation

In February 2016, the Company adopted the 2016 Share Incentive Plan (the “2016 Plan”) for employees and consultants. Under the 2016 Plan, the Board of Directors (the “Board”) has the authority to grant share options to employees and consultants of the Company under varying Israel tax regimes or any other tax ruling provided by the tax authorities to the Company, as well as with respect to non-Israeli residents pursuant to the applicable law in their respective country of residence. Each option entitles the holder to purchase one ordinary share with no par value. On December 25, 2016, the Company adopted the 2016 U.S. Sub Plan, designated for U.S. persons.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 - Equity (cont'd)

F.	Share Based Compensation (cont'd)

In April 2021, the Company adopted the 2021 Share Incentive Plan (the “2021 Plan”). Following the effectiveness of the 2021 Plan, the Company will no longer grant any awards under the 2016 Plan, though previously granted options under the 2016 Plan remain outstanding and governed by the 2016 Plan. The 2021 Plan provides for the grant of share options and restricted share units.

The awards have varying terms, but generally vest over four years. Share options expire 10 years after the date of grant. The Company issues new ordinary shares upon exercise of share options.

Share Options

A summary of the stock option activity for the year ended December 31, 2022, is as follows:

		Weighted
	Number of	average
	Options	exercise price

Outstanding – January 1, 2021	611,130
Granted	50,332	$6.00
Forfeited	(6,475)	$9.30
Exercised	(15,567)	$2.70
Outstanding – December 31, 2021	639,420	$9.75
Forfeited	(42,596)	$16.65
Exercised	(61,087)	$2.25
Outstanding - December 31, 2022	535,737	$10.05
Exercisable at end of period	486,900	$3.90

The following table summarizes information about stock options outstanding at December 31, 2022:

	Options outstanding		Option exercisable
	Number outstanding at	Weighted average remaining	Number exercisable at
Exercise price	December 31, 2022	contractual life (in years)	December 31, 2022
$ 138.45	28,966	8.62	5,764
$ 16.65	13,276	7.07	10,146
$ 13.95	189	7.36	118
$ 9.60	58,850	7.54	37,019
$ 9.30	15,057	6.11	14,454
$ 7.05	3,196	5.09	3,196
$ 2.10	66,782	4.01	66,782
$ 1.05	33,489	5.04	33,489
$ 0.90	315,932	3.64	315,932
	535,737		486,900

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 - Equity (cont'd)

F.	Share Based Compensation (cont'd)

Share Options (cont'd)

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions. No options were granted during 2022.

The Black-Scholes assumptions used to value the employee options at the grant dates during 2021 and 2020 were as follows:

	Year ended	Year ended
	December 31	December 31
	2021	2020
Volatility	40.6%-45.6%	38.3%-41.1%
Risk-free interest rate	0.6%-1.4%	0.4%-1.6%
Expected dividends	0.0%	0.0%
Expected life (in years)	5.8-6.1	5.5-6.1

Restricted Share Units ("RSU")

A summary of RSU activity and related information under the Company's equity incentive plan and the RSU award is as follows:

		Weighted
	Number of	Average grant
	RSUs	date fair value

Balance at January 1, 2021	-
Granted	268,768	$0.35
Vested	(6,560)	$0.51
Forfeited	(6,284)	$0.37
Balance at December 31, 2021	255,924	$0.34
Granted	710,850	$0.07
Vested	(145,911)	$0.23
Forfeited	(116,513)	$0.26
Balance at December 31, 2022	704,350	$0.11

Share-Based Compensation Expenses

The share-based compensation expenses by line item in the accompanying Consolidated Statements of Operations is summarized as follows:

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
	2022	2021	2020
	USD thousands	USD thousands	USD thousands
Cost of Service	73	-	-
Research and development	2,105	1,103	771
Sales and marketing	3,025	737	406
General and administrative	4,553	1,767	263

	9,756	3,607	1,440

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 11 - Equity (cont'd)

F.	Share Based Compensation (cont'd)

Share-Based Compensation Expenses (cont'd)

The total unrecognized share-based compensation cost as of December 31, 2022, was $20.2 million, which will be recognized over a weighted-average period of 1.45 years. Subsequent to the balance sheet date, a significant portion of the share-based awards and RSUs were forfeited as result of the employment termination of employees. The Company accounts for forfeitures when the employee leaves the Company.

G.	Accumulated other comprehensive loss

The following tables present the changes in the components of accumulated other comprehensive loss, net of taxes, for the year ended December 31, 2022:

	Unrealized losses on
	available-for-sale	Foreign currency
	marketable securities, net	translation adjustments	Total
	USD thousands

Balance as of January 1, 2022	-	-	-
Other comprehensive loss before reclassifications	59	4,791	4,850
Amounts reclassified from accumulated other comprehensive loss	-	-	-
Other comprehensive loss, net of tax	59	4,791	4,850
Balance as of December 31, 2022	59	4,791	4,850

During the years ended and as of December 31, 2021 and 2020, the Company did not have accumulated other comprehensive loss.

Note 12 - Income Taxes

A.	Income tax rate

•	The corporate tax rate in Israel relevant to the Company is 23%.
•	The corporate tax rate in the UK relevant to the Company’s subsidiary is 19%.
•	The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 12 - Income Taxes (cont'd)

B.	Deferred taxes

The following table presents the significant components of the Company’s deferred tax assets and liabilities:

	December 31	December 31
	2022	2021
	USD thousands	USD thousands

Deferred tax assets:
Operating loss and tax credit carryforwards	51,675	30,882
Capitalized research and development expenses	2,098	2,061
Share based compensation	2,070	1,125
Accrued expenses and other items	244	596
Deferred tax assets	56,087	34,664
Valuation allowance	(55,929)	(32,408)
Deferred tax assets, net of valuation allowance	158	2,256

Deferred tax liabilities:
Intangible assets	-	(2,198)
Other items	(69)	-
Deferred tax liabilities	(69)	(2,198)

Net deferred taxes	89	58

The Company’s deferred tax assets and liabilities are included within other long-term assets and other non-current liabilities, respectively, on the consolidated balance sheets.

Based on the available evidence, management believes that it is more likely than not that certain of its deferred tax assets relating to net operating loss carryforwards and other temporary differences will not be realized and accordingly, a valuation allowance has been recognized.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 12 - Income Taxes (cont'd)

C.	Income tax expense

The components of the loss before income tax expense were as follows:

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020
	USD thousands	USD thousands	USD thousands

Israel	(35,706)	(27,301)	(20,004)
Foreign	(95,220)	(3,411)	39
Total	(130,926)	(30,712)	(19,965)

Income tax expense was as follows:

Current:
Israel	133	87	-
Foreign	44	146	73
Total current tax expense	177	233	73

Deferred:
Foreign	(31)	(11)	3
Total deferred tax expense (benefit)	(31)	(11)	3

Total income tax expense	146	222	76

D.	Reconciliation

A reconciliation of the amount of income tax benefit that would result from applying the Israeli statutory income tax rate to reported income tax expense is as follows:

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020
	USD thousands	USD thousands	USD thousands

Loss before income tax expense as reported in the consolidated statements of operations	(130,926)	(30,712)	(19,965)
Statutory income tax rate	23%	23%	23%
Theoretical income tax benefit	(30,113)	(7,063)	(4,592)

Foreign tax rate differentials	2,599	69	1
Non-deductible share-based compensation	1,939	837	288
Revaluation of warrants	(407)	(1,210)	752
Goodwill impairment	10,176	-	-
Contingent consideration income	(2,059)	-	-
Currency transactions gain	-	(1,069)	(1,602)
Change in valuation allowance	18,066	8,688	5,256
Other differences, net	(55)	(30)	(27)

Reported income tax expense	146	222	76

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 12 - Income Taxes (cont'd)

E.	Operating loss carryforwards

As of December 31, 2022, the Company has net operating loss carryforwards in Israel of approximately $156 million that carry forward indefinitely.

As of December 31, 2022, the Company's subsidiaries have net operating loss carryforwards in the US of approximately $54.5 million and in the UK of approximately $22.5 million.
If not utilized, approximately $14 million of federal and state net operating loss carryforwards in the US will expire between the years ended 2033 and 2037. The U.S. subsidiaries’s utilization of federal net operating losses is subject to an annual limitation due to a “change in ownership,” as defined in Section 382 of the Code. The annual limitation may result in the expiration of net operating losses before utilization.

F.	Accounting for uncertainty in income taxes

The Company has reviewed the tax positions taken, or to be taken, in its tax returns for all tax years currently open to examination by a taxing authority. As of December 31, 2022 and 2021, the Company has not recorded any material uncertain tax position liability.

G.	Income tax assessments

The Company has final tax assessments for all years up to and including the tax year ended December 31, 2017.

Note 13 - Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended	Year ended	Year ended
	December 31	December 31	December 31
	2022	2021	2020
	In USD thousands, except share data

Numerator:
Net loss	(131,072)	(30,934)	(20,041)

Denominator:
Weighted-average shares used in computing net
loss per share attributable to ordinary
shareholders, basic and diluted	9,224,186	4,614,860	2,044,951

Net loss per share attributable to ordinary
shareholders, basic and diluted	(14.21)	(6.70)	(9.80)

Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. All of the Company’s outstanding stock options and RSUs, as well as the warrants and convertible redeemable preferred shares were excluded in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Otonomo Technologies Ltd.

Notes to the Consolidated Financial Statements as of December 31, 2022

Note 14 - Subsequent Events

A.	Merger agreement See note 1 regarding the agreement signed on February 9, 2023, between the Company and Urgently.

B.	Notification of Noncompliance

Effective as of January 9, 2023, the Company moved the listing of its ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market and requested from Nasdaq an additional 180-day compliance period to meet the minimum bid price. On February 21, 2023, Nasdaq notified the Company that it had determined Otonomo was eligible for an additional 180-calendar day period, or until August 21, 2023, to regain compliance from the Listing Qualifications Department of Nasdaq, especially the minimum bid price requirement under the Nasdaq Listing Rules. On August 3, 2023 the Company executed a reverse share split, which enabled the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). Please refer to note 1, relating to the Reverse Split.

Otonomo Technologies Ltd.
Index to Interim Condensed Consolidated Financial Statements as at March 31, 2023 (Unaudited)

Otonomo Technologies Ltd.
Interim Unaudited Condensed Consolidated Balance Sheets
(in USD thousands, except share and per share data)

	March 31 2023	December 31 2022
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	23,102	22,448
Short-term restricted cash	302	346
Short-term deposits	50,101	62,262
Marketable securities	56,264	55,587
Trade receivables, net	970	1,271
Other receivables and prepaid expenses	1,896	3,043
Total current assets	132,635	144,957

Non-current assets
Other long-term assets	391	606
Property and equipment, net	918	1,043
Operating lease right-of-use assets, net	1,792	2,040
Total non-current assets	3,101	3,689
Total assets	135,736	148,646

Liabilities and Shareholders’ Equity
Current liabilities
Account payables	5,310	1,020
Other payables and accrued expenses	6,548	10,958
Deferred revenue	186	216
Current portion of operating lease liabilities	653	729
Current portion of contingent consideration	2,292	165
Total current liabilities	14,989	13,088

Non-Current liabilities
Warrants for ordinary shares	160	155
Operating lease liabilities, less current portion	1,005	1,225
Contingent consideration, less current portion	—	746
Other non-current liabilities	—	4
Total non-current liabilities	1,165	2,130
Total liabilities	16,154	15,218

Shareholders’ equity:
Ordinary shares, no par value; 30,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 9,572,577 and 9,458,682 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively;	—	—
Additional paid-in capital	372,515	370,412
Accumulated other comprehensive loss	(5,024)	(4,850)
Accumulated deficit	(247,909)	(232,134)
Total shareholders’ equity	119,582	133,428
Total liabilities and Shareholders’ Equity	135,736	148,646

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.
Interim Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in USD thousands, except share and per share data)

	Three-month period ended March 31 2023	Three-month period ended March 31 2022
Revenues	1,839	1,031
Costs and operating expenses:
Cost of services	1,204	380
Cloud infrastructure	754	1,158
Research and development	3,550	4,727
Sales and marketing	4,642	4,410
General and administrative	7,344	5,022
Depreciation and amortization	87	455
Contingent consideration expense	1,381	—
Total costs and operating expenses	18,962	16,152
Operating loss	(17,123)	(15,121)
Financial income, net	1,374	1,027
Loss before income tax expense	(15,749)	(14,094)
Income tax expense	(26)	(8)
Net loss for the period	(15,775)	(14,102)
Net loss per share attributable to ordinary shareholders, basic and diluted	(1.66)	(1.59)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted *	9,495,046	8,850,445
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments	(220)	—
Unrealized gains on available-for-sale marketable securities, net	46	—
Total comprehensive loss for the period	(15,949)	(14,102)

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.
Interim Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity
(in USD thousands, except share and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total equity
	Number of Shares	USD thousands	USD thousands	USD thousands	USD thousands	USD thousands
Balance as of December 31, 2022	9,458,682	—	370,412	(232,134)	(4,850)	133,428
Issuance of shares in connection with exercise of share options	113,895	—	62	—	—	62
Share based compensation	—	—	2,041	—	—	2,041
Comprehensive loss	—	—	—	(15,775)	(174)	(15,949)
Balance as of March 31, 2023	9,572,577	—	372,515	(247,909)	(5,024)	119,582
Balance as of December 31, 2021	8,814,316		349,825	(101,062)	—	248,763
Shares issued related to the business acquisitions	6,563	—	—	—	—	—
Issuance of shares in connection with exercise of share options	56,281	—	83	—	—	83
Share based compensation	—	—	2,197	—	—	2,197
Comprehensive loss	—	—	—	(14,102)	—	(14,102)
Balance as of March 31, 2022	8,877,160	—	352,105	(115,164)	—	236,941

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.
Interim Unaudited Condensed Consolidated Statements of Cash Flows
(in USD thousands, except share and per share data)

	Three-month period ended March 31, 2023	Three-month period ended March 31, 2022
Cash flows from operating activities
Net loss	(15,775)	(14,102)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	87	455
Share based compensation	2,041	2,197
Revaluation of warrants	5	(884)
Contingent consideration expense	1,381	—
Foreign currency translation loss	114	(147)
Investments interest receivables, amortization, and accretion	(887)	—
Other	13	—
Changes in operating assets and liabilities:
Trade receivables, net	310	(7)
Other receivables and prepaid expenses	934	(64)
Other payables and accrued expenses	(4,439)	936
Account payables	4,285	280
Deferred revenue	(33)	(26)
Other assets and liabilities	165	(84)
Net cash used in operating activities	(11,799)	(11,446)
Cash flows from investing activities
Proceeds from sale of property and equipment	44	—
Purchases of property and equipment	(13)	(54)
Proceeds from short-term bank deposits, net	12,417	—
Net cash provided by (used in) investing activities	12,448	(54)
Cash flows from financing activities
Proceeds from exercise of share options	62	83
Net cash provided by financing activities	62	83
Foreign currency effect on cash and cash equivalents and short-term restricted cash	(101)	147
Net increase (decrease) in cash and cash equivalents and short-term restricted cash	610	(11,270)
Cash and cash equivalents and short-term restricted cash at the beginning of the period	22,794	208,079
Cash and cash equivalents and short-term restricted cash at the end of the period	23,404	196,809

The accompanying notes are an integral part of the interim unaudited condensed consolidated financial statements.

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 1 – General

A.  Otonomo Technologies Ltd. (together with its subsidiaries, “Otonomo”, or the “Company”) was incorporated as an Israeli corporation in December 2015. The Company provides an automotive data service platform enabling car manufacturers, drivers, insurance carriers and service providers to be part of a connected ecosystem as well as mobility intelligence which transforms vast amounts of anonymized data and activity signals into actionable, impactful, and valuable insights.

On February 9, 2023, the Company and Urgent.ly Inc. (“Urgently”), a provider of digital roadside and mobility assistance technology and services, entered into a definitive agreement to merge pursuant to which the Company will become a wholly owned subsidiary of Urgently. Upon closing of the transaction, holders of the Company’s ordinary shares will receive common stock of Urgently. The Company’s shareholders and other equity holders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2023, subject to the approval of the Company’s shareholders and the satisfaction of other customary closing conditions.

B.  During March 2023, the Company started the process of sunsetting part of its connected vehicle data services (“CVD services”), which include services relating to aggregate multi-layered data, standardized data and data blurred to remove identifiers. The sunsetting of CVD services resulted in a further workforce reduction. The process is expected to be finalized in the second quarter of 2023. The Company concluded that the services were not considered as a component according to ASC 205 and therefore were not considered as a discontinued operation.

C.  On August 3, 2023, the Company executed a 1-for-15 reverse share split of its ordinary shares, no par value per share (the “Ordinary Shares”). As a result of the reverse share split, every 15 issued and outstanding Ordinary Shares were automatically converted into one Ordinary Share. The reverse share split is intended to increase the per share trading price of the Ordinary Shares to enable the Company to regain compliance with the minimum bid price requirement in Nasdaq Listing Rule 5450(a)(1). The reverse share split will also affect the Company’s outstanding options, warrants and restricted share units. As a result, all ordinary share, convertible preferred shares and options for ordinary shares, exercise price per share and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements. The number of Ordinary Shares underlying the warrants were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split. The number of options and restricted share units outstanding and the number of Ordinary Shares underlying the options and restricted share units were adjusted retroactively for all periods presented in these financial statements as a result of the reverse share split.

Note 2 – Summary of Significant Accounting Policies

A.	Basis of Preparation

The accompanying interim unaudited condensed consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements due to the permitted exclusion of certain disclosures for interim reporting. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2023.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2022.

B.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements.

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (cont’d)

As applicable to these consolidated financial statements, the most significant estimate relates to the fair value of contingent consideration.

A number of estimates have been and will continue to be affected by global events and other longer-term macroeconomic conditions, including rising inflation and increasing interest rates. As a result, the accounting estimates and assumptions may change over time. These consolidated financial statements reflect the financial statement effects based upon management’s estimates and assumptions utilizing the most currently available information.

C.	Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the Company’s Annual Report for the year ended December 31, 2022.

D.	Foreign currencies

The functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Accounting Standard Codification (“ASC”) Topic 830 “Foreign Currency Matters.” All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

The functional currency of the Company’s United Kingdom subsidiary is the British Pound. Accordingly, the translation to U.S. dollars takes the balance sheet date exchange rates for assets and liabilities, historical rates of exchange for equity, and average exchange rates in the period for revenues and expenses. The effects of foreign currency translation adjustments are included in shareholders’ equity (deficit) as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets.

Note 3 – Segments

Otonomo operates its business and reports its financial results in two segments:

(a)
Connected Vehicles – connected vehicle data platform, which provides customers access to vehicle data and other value-added services (“Connected Vehicle”), complemented by Mobility Intelligence platform (“MI services”).

(b)	Insurance related Services – connected insurance technology to insurance carriers, comprised of The Floow acquired activity.

The chief operating decision maker (“CODM”) reviews financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues and contributed profit by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance.

In Q1 2022, prior to the The Floow acquisition, Otonomo operated in one operating and reportable segment, the Connected Vehicles segment, therefore corresponding information for earlier periods is not applicable.

Otonomo’s CODM does not regularly review asset information by reportable segment and, therefore, Otonomo does not report asset information by reportable segment.

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 3 – Segments (cont’d)

Segment loss is comprised of operating loss and does not include amortization, depreciation and certain other items.

A.	Segment information

	Three-month period ended March 31, 2023
	Connected Vehicles	Insurance related Services	Total
	USD thousands	USD thousands	USD thousands
Revenues	282	1,557	1,839
Segment loss	(11,756)	(1,858)	(13,614)
Amounts not allocated to segments:
Depreciation and amortization			(87)
Contingent consideration expense			(1,381)
Share-based compensation			(2,041)
Operating loss			(17,123)
Financial income, net			1,374
Loss before income tax expense			(15,749)

B.	Revenue by geographical region of the Company’s customers

	Three-month period ended March 31, 2023	Three-month period ended March 31, 2022
	USD thousands	USD thousands
Americas	830	344
APAC	27	11
EMEA	982	676
Total revenues	1,839	1,031

C.	Property and equipment, net, and operating lease right-of-use assets, by geographic region

	March 31, 2023	December 31, 2022
	USD thousands	USD thousands
United States	18	30
Israel	1,566	1,878
Europe	1,126	1,175
Total operating lease right-of-use assets, property and equipment, net	2,710	3,083

D.	Number of customers accounted for over 10% of the revenues

For the three-month period ended March 31, 2023, the Company had two customers that accounted for 17% and 23% respectively, of its revenues. For the three-month period ended March 31, 2022, the Company had two customers that accounted for 18% and 49% respectively, of its revenues.

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 4 – Fair Value Measurement

The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments:

	March 31, 2023			December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	USD thousands
Money Market funds(1)	795	—	—	447	—	—
U.S. Treasury securities(1)	3,239	—	—	4,197	—	—
Corporate bonds(1)	—	24,809	—	—	32,516	—
Commercial papers(1)	—	11,403	—	—	7,030	—
U.S. government agency securities(1)	—	15,716	—	—	9,399	—
Foreign bonds(1)	—	—	—	—	1,700	—
Contingent consideration(2)	—	—	(2,292)	—	—	(911)
Warrants for ordinary shares(3)	—	—	(160)	—	—	(155)
	4,034	51,928	(2,452)	4,644	50,645	(1,066)

(1)	The following table summarizes the composition of marketable securities as of March 31, 2023:

	March 31, 2023
	Amortized Cost	Unrealized Gain/Losses	Fair Value
	USD thousands
Money market funds	795	—	795
Available-for-sale debt securities
Corporate bonds	24,828	(19)	24,809
Commercial papers	11,403	—	11,403
U.S. government agency securities	15,708	8	15,716
U.S. Treasury securities	3,241	(2)	3,239
Total	55,180	(13)	55,167
	55,975	(13)	55,962

Accrued interest in an amount of $302 thousand is included in marketable securities on the consolidated balance sheets as of March 31, 2023.

The following table summarizes the fair value and amortized cost of the available-for-sale debt securities by contractual maturity as of March 31, 2023:

	March 31, 2023
	Amortized Cost	Fair Value
	USD thousands
Due within one year	41,116	41,088
Due after one year through two years	14,064	14,079
Total	55,180	55,167

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 4 – Fair Value Measurement (cont’d)

(2)	Contingent consideration represents liabilities recorded at fair value in connection with acquisitions, and thus represents a level 3 measurement within the fair value hierarchy.

The following table sets forth a summary of the changes in the fair value of the contingent consideration:

USD thousands
Fair value as of January 1, 2023	911
Change in fair value	1,381
Fair value as of March 31, 2023	2,292

As of March 31, 2023, the Company evaluated the contingent consideration based on updated revenue growth assumptions, the Company’s ordinary shares fair value, and the probability of the merger with Urgently Inc., resulting with an increase in the liability for contingent consideration of $1,381 thousands during the three-month period ended March 31, 2023.

(3)
In connection with the recapitalization, on August 13, 2021, the Company issued 5,200,000 private warrants. Each warrant is exercisable for one fifteenth (1/15th) of one Ordinary Share. The warrants were classified as a liability measured at fair value, with changes in fair value each period reported in the consolidated statements of operations. Refer to note 6.

Other financial instruments consist mainly of cash and cash equivalents, deposits, receivables, and accounts payable. The fair value of these financial instruments approximates their carrying values.

Note 5 – Share-Based Compensation

Share Options

A summary of the stock option activity is as follows:

	Number of Options	Weighted Average exercise price
Outstanding – Balance at January 1, 2023	535,737	$10.05
Forfeited	(15,987)	$9.60
Exercised	(64,923)	$0.90
Outstanding – Balance at March 31, 2023	454,827	$11.40

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 5 – Share-Based Compensation (cont’d)

Restricted Share Units (“RSU”)

A summary of RSU activity and related information under the Company’s equity incentive plan and the RSU award is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested Balance at January 1, 2023	704,350	$24.75
Granted*	9,091	$6.60
Vested	(85,742)	$37.95
Forfeited	(314,519)	$23.70
Unvested Balance at March 31, 2023	313,180	$21.60

*	The RSU awards generally vest over four years, with no exercise price.

The share-based compensation expenses by line item in the accompanying condensed consolidated statements of comprehensive loss is summarized as follows:

	Three-months period ended March 31 2023	Three-months period ended March 31 2022
	USD thousand	USD thousand
Cost of services	14	—
Research and development	314	519
Sales and marketing	825	665
General and administrative	888	1,013
	2,041	2,197

Note 6 – Warrants for Ordinary Shares

The Fair value of the Warrants:

	March 31 2023	December 31 2022
Value of warrant per share	$0.46	$0.45
Number of ordinary shares issuable upon exercise of warrants	346,667	346,667
Fair value of warrant liability (in USD thousand)	$160	$155

For the period ended March 31, 2023, the Company recorded a financial expense of $5 thousand to the condensed consolidated statements of comprehensive loss as part of the financial income, net, relating to the warrant’s fair value increased in the period.

Otonomo Technologies Ltd.
Notes to the Interim Unaudited Condensed Consolidated Financial Statements

Note 6 – Warrants for Ordinary Shares (cont’d)

The Black-Scholes assumptions used to value the private warrants are as follows:

	March 31 2023	December 31 2022
Volatility	87.9%	89.1%
Risk-free interest rate	3.69%	4.1%
Expected dividends	0.0%	0.0%
Expected life (in years)	3.37	3.62

Note 7 – Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Three-months period ended March 31 2023	Three-months period ended March 31 2022
	In USD thousands, except share data
Numerator:
Net loss	(15,775)	(14,102)
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,495,046	8,850,445
Net loss per share attributable to ordinary shareholders, basic and diluted	(1.66)	(1.59)

Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. All of the Company’s outstanding stock options and RSUs, as well as the warrants were excluded in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Urgent.ly Inc.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders
Urgent.ly Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Urgent.ly Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations since inception and is dependent on debt and equity financing to fund operating shortfalls in the absence of another source of financing. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

/s/ CohnReznick LLP

Tysons, Virginia
May 15, 2023, except for the effects of the reverse stock split discussed in Note 16, as to which the date is August 14, 2023

Urgent.ly Inc.
Consolidated Balance Sheets
December 31, 2022 and 2021
(in thousands, except share and par value data)

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$6,357	$30,156
Restricted cash	1,050	1,050
Accounts receivable, net	33,966	32,753
Prepaid expenses and other current assets	2,102	2,105
Total current assets	43,475	66,064
Right-of-use assets	2,485	—
Property and equipment, net	414	503
Intangible assets, net	31	31
Other non-current assets	538	1,216
Total assets	$46,943	$67,814
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,536	$4,390
Accrued expenses	19,811	10,276
Deferred revenue, current	349	127
Current lease liabilities	740	—
Current portion of long-term debt	—	2,561
Total current liabilities	28,436	17,354
Deferred rent	—	456
Long-term lease liabilities	2,120	—
Long-term debt, net	99,443	83,606
Derivative liability	32,765	—
Warrant liability	13,957	7,084
Other long-term liabilities	5,059	29
Total liabilities	181,780	108,529
Redeemable convertible preferred stock:
Series C, par value $0.001; 222,222 and 157,395 shares authorized, 42,436 issued and outstanding at December 31, 2022 and 2021, respectively	46,334	19,940
Series C-1, par value $0.001; 50,287 shares authorized, 49,732 issued and outstanding at December 31, 2021	—	18,732
Series B-1, par value $0.001; 79,212 shares authorized, 62,731 issued and outstanding at December 31, 2021	—	19,045
Series B, par value $0.001; 30,896 shares authorized, issued and outstanding at December 31, 2021	—	10,925
Series A, par value $0.001; 60,693 shares authorized, issued and outstanding at December 31, 2021	—	10,218
Series Seed, par value $0.001; 12,260 shares authorized, issued and outstanding at December 31, 2021	—	996
Stockholders’ deficit:
Common stock, par value $0.001; 666,666 shares authorized, 154,786 and 53,240 issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	48,327	7,161
Accumulated deficit	(229,498)	(127,732)
Total stockholders’ deficit	(181,171)	(120,571)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$46,943	$67,814

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.
Consolidated Statements of Operations
Years Ended December 31, 2022 and 2021
(in thousands, except share and per share data)

	2022	2021
Revenue	$187,589	$148,508
Cost of revenue	167,442	140,095
Gross profit	20,147	8,413
Operating expenses:
Research and development	16,733	12,252
Sales and marketing	5,647	4,122
Operations and support	36,893	28,680
General and administrative	14,129	12,875
Depreciation and amortization	297	242
Total operating expenses	73,699	58,171
Operating loss	(53,552)	(49,758)
Other income (expense), net:
Interest expense	(31,454)	(3,712)
Interest income	7	5
Change in fair value of derivative liabilities	(4,077)	—
Change in fair value of warrant liabilities	(5,809)	(2,232)
Warrant expense	(1,009)	(705)
Foreign exchange gain (loss)	(88)	63
Total other expense, net	(42,430)	(6,581)
Loss before income taxes	(95,982)	(56,339)
Provision for income taxes	—	—
Net loss	$(95,982)	$(56,339)
Loss per share, basic and diluted	$(949.36)	$(1,061.64)
Weighted average shares outstanding, basic and diluted	101,102	53,068

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2022 and 2021
(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series B-1		Redeemable Convertible Preferred Stock Series B		Redeemable Convertible Preferred Stock Series A		Redeemable Convertible Preferred Stock Series Seed
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	55,532	$16,917	30,896	$10,900	60,693	$10.218	12,260	$996
Issuance of preferred stock	7,199	1,802	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	326	—	25	—	—	—	—
Issuance of warrants on common stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, December 31, 2021	62,731	$19,045	30,896	$10,925	60,693	$10,218	12,260	$996
Accretion of preferred stock to redemption value	—	143	—	12	—	—	—	—
Conversion of preferred stock in connection with recapitalization (see Note 1)	(62,731)	(19,188)	(30,896)	(10,937)	(60,693)	(10,218)	(12,260)	(996)
Issuance of common stock	—	—	—	—	—	—	—	—
Issuance of common stock warrants for services	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—

Balance, December 31, 2022	—	$—	—	$—	—	$—	—	$—

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2022 and 2021 (Continued)
(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series C		Redeemable Convertible Preferred Stock Series C-1		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	42,436	$19,924	49,732	$18,732	52,458	$—	$78	$(71,393)	$(71,315)
Issuance of preferred stock		—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	782	—	68	—	68
Accretion of preferred stock to redemption value	—	16	—	—	—	—	(367)	—	(367)
Issuance of warrants on common stock	—	—	—	—	—	—	6,684	—	6,684
Stock-based compensation expense	—	—	—	—	—	—	698	—	698
Net loss	—	—	—	—	—	—	—	(56,339)	(56,339)
Balance, December 31, 2021	42,436	$19,940	49,732	$18,732	53,240	$—	$7,161	$(127,732)	$(120,571)
Accretion of preferred stock to redemption value	—	8	—	—	—	—	(163)	—	(163)
Conversion of preferred stock in connection with the recapitalization (see Note 1)	114,959	26,386	(49,732)	(18,732)	101,351	—	40,726	(5,784)	34,942
Issuance of common stock	—	—	—	—	195	—	17	—	17
Issuance of common stock warrants for services	—	—	—	—	—	—	92	—	92
Stock-based compensation expense	—	—	—	—	—	—	494	—	494
Net loss	—	—	—	—	—	—	—	(95,982)	(95,982)
Balance, December 31, 2022	157,395	$46,334	—	$—	154,786	$—	$48,327	$(229,498)	$(181,171)

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2022 and 2021
(in thousands)

	2022	2021
Cash flows from operating activities:
Net loss	$(95,982)	$(56,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	297	242
Amortization of right-of-use assets	675	—
Amortization of contract costs to obtain	697	443
Amortization of contract costs to fulfill	116	187
Amortization of deferred financing fees	1,388	755
Stock-based compensation	494	698
Bad debt expense (recoveries)	(269)	341
Change in fair value of derivative and warrant liabilities	9,886	2,232
Warrant expense	1,009	705
Noncash interest expense	22,002	329
Issuance of common stock warrants for services	92	—
Changes in operating assets and liabilities:
Accounts receivable	(944)	(8,488)
Prepaid expenses and other current assets	3	(1,348)
Other assets	(135)	(705)
Accounts payable	3,146	1,649
Accrued expenses	3,812	2,225
Deferred rent	—	(16)
Deferred revenue	222	113
Lease liabilities	(756)	—
Long-term liabilities	10	(237)
Net cash used in operating activities	(54,237)	(57,214)
Cash flows from investing activities:
Purchases of property, equipment and software	(208)	(340)
Acquisition of intangible asset	—	(16)
Net cash used in investing activities	(208)	(356)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	—	56,700
Proceeds from revolving line of credit	—	41,075
Repayment of revolving line of credit and term loan	—	(55,325)
Refunds (payments) of deferred financing fees	629	(4,424)
Proceeds from issuance of convertible notes payable	30,000	39,957
Proceeds from exercise of warrants	—	51
Proceeds from exercise of stock options	17	18
Net cash provided by financing activities	30,646	78,052
Net increase (decrease) in cash and cash equivalents	(23,799)	20,482
Cash, cash equivalents and restricted cash at beginning of year	31,206	10,724
Cash, cash equivalents and restricted cash at end of year	$7,407	$31,206
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,863	$985
Supplemental noncash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$3,160	$—
Derivative liability resulting from issuance of convertible notes	$28,688	$—
Warrants issued in connection with issuance of convertible notes	$7,041	$—
Issuance of common stock warrants for services	$92	$—
Warrants issued in connection with issuance of long-term debt	$—	$7,004
Exercise of warrants into Series B-1 preferred stock	$—	$1,801

See accompanying notes to the consolidated financial statements.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

1.	Organization

Urgent.ly Inc. (“Urgent.ly” or “the Company”) was incorporated in the State of Delaware in May 2013. Urgent.ly is a leading connected mobility assistance software platform that matches vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services.

Urgent.ly is headquartered in Vienna, Virginia. On September 1, 2017, Roadside Innovation Inc. was incorporated in the State of Delaware as a wholly-owned subsidiary of Urgent.ly (collectively along with other wholly-owned subsidiaries, the “Company”) for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On July 23, 2020, Roadside Innovation (Arkansas) Inc. was incorporated in the State of Arkansas as a wholly-owned subsidiary of Urgent.ly for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On September 3, 2020, Urgently Canada Technologies ULC, was incorporated in British Columbia, Canada as a wholly-owned subsidiary of Urgent.ly for the purpose of providing roadside assistance services in Canada.

Recapitalization

In July 2022, the Company initiated a recapitalization in which all outstanding series of existing convertible preferred stock were converted into shares of common stock (the “Recapitalization”). Each share class of the existing convertible preferred stock was converted into one share of common stock. The Company also had certain warrants outstanding for convertible preferred stock which also converted into warrants for common stock on a one-to-one basis.

In connection therewith, the Company offered convertible promissory notes to stockholders that held convertible preferred stock at the time of the Recapitalization. Those stockholders that purchased convertible notes in 2022 had a portion of their newly converted common stock exchanged for shares of Series C convertible preferred stock using a formula stipulated in the arrangement. As the exchange transaction and the convertible note were entered into at the same time, the Company accounted for both as part of the Recapitalization. The Recapitalization, which included the conversion of the legacy preferred stock into common stock, and issuance of Series C convertible preferred stock resulted in the de-recognition of the carrying value of the legacy preferred stock to zero, and the difference in value of $32,773 was recorded in Additional paid-in capital. The carrying amount of the convertible notes was fully discounted due to the bifurcation of certain embedded features. The carrying amount of the convertible notes were fully discounted due to incentives provided under the Recapitalization (see Note 7).

Liquidity risk and going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The Company has a history of recurring operating losses and has required debt and equity financing to finance its operations. As of December 31, 2022, the Company reported an accumulated deficit of $229,498 and an operating loss of $53,552 for the year ended December 31, 2022.

Liquidity risk is the risk that suitable sources of funding for the Company’s business activities may not be available. The Company has a planning and budgeting process to monitor operating cash requirements including amounts projected for capital expenditures which are adjusted as input variables change. These variables include, but are not limited to, operating cash flows and the availability of other sources of debt and capital. As these variables change, the Company may be required to seek funding through additional equity issuances and/or additional debt financings.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

In October and December 2021, the Company entered into a new term debt facility with Structural Capital with proceeds totaling $17,500 which were used to retire a term loan with a bank and provide additional working capital. Additionally, from March 2021 through December 2021, the Company issued $39,957 in convertible promissory notes with new and existing investors. In December 2021, the Company received $40,000 in connection with a loan and security agreement with Highbridge Capital Management, LLC. And, from July through September 2022, the Company received $30,000 in convertible promissory notes with new and existing investors. As discussed in Note 16, in February 2023, the Company amended each of the existing loan agreements with Structural Capital and Highbridge Capital Management, LLC, which extended the maturity dates of those loans to 2024, at the earliest.

The Company believes that the current cash on hand will not be sufficient to fund operations beyond twelve months from the date of issuance of the consolidated financial statements. This has led management to conclude that substantial doubt about the Company’s ability to continue as a going concern exists. In the event the Company is unable to successfully raise additional equity and/or debt financing during the next twelve months from the date of issuance of the consolidated financial statements, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. The consolidated financial statements do not include any adjustments of the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Urgent.ly Inc. and its wholly-owned subsidiaries Roadside Innovation Inc., Roadside Innovation (Arkansas) Inc., and Urgently Canada Technologies ULC. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents are stated at cost, which, due to their short-term nature, approximates fair value. All highly-liquid investments with an original or remaining maturity of three months or less at the date of purchase are considered to be cash equivalents.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Restricted cash

Restricted cash represents amounts held as collateral required under the Company’s credit card program.

Accounts receivable

Accounts receivable result from service performed for which payment has yet to be received and include amounts invoiced and accrued amounts to be invoiced. Accounts receivable are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. The Company records an allowance for doubtful accounts based on historical experience and management’s expectation for future losses. The Company may consider an account past due when payment has not been received under the terms of the contract. The Company bases its estimates on historical experiences and on various other assumptions that are believed to be reasonable and appropriate under the circumstances. As of December 31, 2022 and 2021, the allowance for doubtful accounts is $338 and $662, respectively. The balance of accounts receivable at January 1, 2021 amounted to $24,606, net of an allowance for doubtful accounts of $321.

Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated asset lives, between 15 and 60 months. Leasehold improvements are depreciated over the shorter of their estimated useful lives or term of the respective lease on a straight-line basis.

Maintenance, repairs, and minor replacements are charged to expense as incurred. Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and accumulated depreciation are eliminated from the accounts and the related gain or loss is recognized in results of operations.

Impairment of long-lived assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of its long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. No impairment charges on long-lived assets were recognized during the years ended December 31, 2022 and 2021.

Software development costs

The Company incurs software development costs to enhance, improve, expand and/or upgrade certain proprietary software in an agile software environment with releases broken down into several iterations called sprints. Such software development costs and any new product development costs are considered research and development costs and are expensed as incurred.

Intangible assets

Acquired intangible assets consist primarily of acquired technology related to the Company’s software platform and two domain names. Acquired technology was amortized on a straight-line basis over two years, the estimated useful life of the asset. The domain names are deemed to have an indefinite life and are measured for impairment annually. The Company reviews the carrying value of long-lived assets for impairment when events or changes in business circumstances indicate the carrying value may not be recoverable. An impairment loss is recognized when an asset’s carrying value exceeds its fair value as calculated using a discounted future cash flow analysis. During the years ended December 31, 2022 and 2021, no impairment loss was recognized in the accompanying consolidated financial statements. The Company’s finite-lived intangible assets, including acquired technology, was fully amortized prior to 2018.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Deferred financing fees

Fees paid in connection with the Company’s debt arrangements are amortized using the effective interest method over the life of the related debt. During the years ended December 31, 2022 and 2021, the Company incurred and capitalized financing fees of $11 and $4,424, respectively, in connection with the issuance of convertible promissory notes and term loans (see Note 7). Amortization of deferred financing fees related to the convertible promissory notes and term loans totaled $1,388 and $755 during the years ended December 31, 2022 and 2021 and is included in interest expense in the accompanying consolidated statements of operations.

Modification of debt instruments

Modifications or exchanges of debt, which are not considered a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different. The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. During the year ended December 31, 2022, the Company amended its term loans (see Note 7). Those amendments have been accounted for as debt modifications.

Income taxes

In accordance with ASC Topic 740, Income Taxes (“ASC Topic 740”), income taxes are reported utilizing the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. ASC Topic 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized.

ASC Topic 740 provides a comprehensive model for the recognition, measurement, and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. A company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws.

The Company determined that its income tax positions did meet the more-likely-than-not recognition threshold and, therefore, required no reserve. In the event uncertain positions are employed in the future, additional interest and penalty charges associated with tax positions would be classified as income tax expense.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The Company’s primary tax jurisdiction is in the United States. Generally, federal, state and local authorities may examine the Company’s tax returns for three years from the date of filing.

Accounting for derivative instruments

The Company recognizes all derivative instruments as either assets or liabilities and measures them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of the variability in cash flows associated with forecasted transactions, the effective portion of the gain or loss on such derivative instruments will generally be reported in other comprehensive income and the ineffective portion, if any, will be reported in net income (loss). Such amounts recorded in accumulated other comprehensive income will be reclassified into net income (loss) when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with changes in the fair value of the hedged asset, liability, or firm commitment attributable to the hedged risk. See Note 9.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenues from Contracts with Customers (Topic 606) as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board (“FASB”) related to this revenue standard (“ASC 606”) and ASC Subtopic 340-40, Other Assets and Deferred Costs Contracts with Customers (“ASC 340-40”) on January 1, 2019.

The core principle of ASC 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company determines revenue recognition through the following five step model:

•	Identification of the contract, or contracts with a Customer Partner

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, performance obligations are satisfied

The Company recognizes revenue when there is evidence of a contract, probable collection of the consideration to which the Company expects to be entitled to receive, and completion of the performance obligations.

The Company generates substantially all its revenues from roadside assistance services (“RAS”) initiated through its software platform primarily in the United States and Canada. The Company’s platform enables its customers (Customer Partners) to outsource delivery for all or portions of their roadside assistance programs. The Company manages the RAS process after receiving the initial distress call or web-based request through final disposition.

The Company also offers RAS directly to motorists via pay per use or direct membership offerings. In addition, revenue is earned from platform license fees, whether delivered via cloud or traditional license delivery, professional services, and memberships.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Full-service outsourcing-flat rate

In connection with these service arrangements, the Company negotiates fixed rates with subcontract service providers and charges its Customer Partners fixed rates based on each service provided (per tow, per jump start, etc.) to their motorist. Both the Company and subcontract service providers are involved in the transfer of services to the motorist. The Company considers the nature of each specific promised service and applies judgment to determine whether the Company controls the service before it is transferred to the motorist or whether the Company is acting as an agent for the Customer Partner. To determine whether the Company controls the service before it is transferred to the motorist, the Company assesses indicators including which party is primarily responsible for fulfillment and has discretion in determining pricing for the service, as well as other considerations. The Company has concluded that in connection with the Company’s flat rate service arrangements, the Company’s promise to its Customer Partners to provide the services is not distinct from the services provided by the subcontract service providers. The Company has the ability to direct the use of and obtain substantially all of the benefits and risks of, the services provided by the subcontract service providers before those services are transferred to the Customer Partner. On that basis, the Company controls the services prior to the transfer to the Customer Partner. Further, the nature of the Company’s promise to provide the Company’s Customer Partners with roadside assistance services encompasses various tasks that may differ on any given day; however, these represent activities to fulfill the overall RAS process and not separate promises in the contract. In that regard, each increment of the promised service (i.e., each dispatch service, emergency assistance service) is distinct and part of a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, which the Company accounts for as a single performance obligation. As a result, the Company records revenues from flat rate service arrangements on a gross revenue basis and the costs are recorded as part of the cost of service. The total amount of revenue recognized in 2022 and 2021 related to such services amounted to $183,715 and $145,457, respectively.

Full-service outsourcing- claim cost pass-through

Under the claim cost pass-through arrangement, the Company’s performance obligation is solely to arrange the dispatch of the roadside assistance services. The Company does not control all roadside assistance services. The Customer Partner controls all other RAS services prior to the transfer to the motorist, the ultimate consumer. The Company acts as an agent in this transaction and, as a result, the Company records only its flat dispatch fee as revenue from its claim cost pass-through arrangements, net of the costs incurred from the subcontract service providers. The total amount of revenue recognized in 2022 and 2021 from this type of arrangement amounted to $40 and $59, respectively.

Membership

The Company also derives revenues from membership offerings for roadside assistance services. For these arrangements, the Company’s performance obligation is to provide roadside assistance services primarily to its Customer Partner’s members. The Customer Partner pays the Company an upfront fee per member or covered vehicle. The Company has applied the right to invoice practical expedient, reflecting the Company’s right to payment for the fixed fee that corresponds directly to the value provided for the Company’s performance. Accordingly, these fees are recognized over time to recognize revenue as invoiced. The cost of providing services is charged to cost of revenue as incurred. The total amount of revenue recognized over time in 2022 and 2021 related to this revenue stream amounted to $3,495 and $2,361, respectively.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Software licensing arrangements

The Company occasionally enters into licensing arrangements with Customer Partner, to provide access to its standard software platform. The Company customarily provides the Customer Partner with standard maintenance on licensed software which includes technical support and when-and-if available updates. The maintenance services are considered post-contract customer support. The Company does not sell its maintenance services separately nor has separate pricing been established. The Company has determined that the nature of the technical support and the when-and-if available updates are considered a service of standing-ready to the customer to provide technical support and upgrades as needed, and unspecified upgrades are provided on a when-and-if available basis for the duration of the maintenance period. The license revenue and the maintenance bundled in the arrangement are considered a single performance obligation that is recognized over the term of the agreement. The total revenue recognized over time for the term licensing arrangements amounted to $119 and $416 for the years ended December 31, 2022 and 2021, respectively.

Professional services

The Company sells professional services either on a stand-alone basis or as services bundled with software. When services are sold on a stand-alone basis, such services are generally contracted under fixed-fee arrangements and delivered over time to Customer Partners. Professional services include customization and design, integration, training and consulting services. Professional services performed by the Company represent distinct performance obligations. These services are not highly interdependent or highly interrelated with the Company’s platform license and SaaS arrangements such that a customer would be able to use the Company’s platform without the professional service. The standalone selling prices are determined based on contracted terms on a contract by-contract basis. Revenue for customization and design services represent the transfer to the customer for the right to access the customized software and is therefore recorded over time. Revenues for integration services, training and consulting services are separate performance obligations recognized over time as these and the SaaS arrangements can be purchased separately from the platform and SaaS arrangements. The total amount of revenue recognized over time in 2022 and 2021 related to these services amounted to $220 and $215, respectively.

The Company capitalizes costs to obtain contracts with Customer Partners, primarily employee sales commissions. At contract inception, the Company capitalizes such costs that they expect to recover and that would not have been incurred if the contract had not been obtained. Sales commissions earned by the Company’s sales team are considered incremental and recoverable costs of obtaining a contract and are deferred as other non-current assets and amortized on a straight-line basis over the initial contract term with an amortization period that exceeds one year. Commission expenses are included in Sales and Marketing expense on the consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

In connection with certain contracts, the Company capitalizes costs to fulfill contracts with Customer Partners, primarily costs to customize and integrate its platform in support of the contract requirements. Costs to fulfill are considered incremental and recoverable costs and are deferred as other non-current assets and amortized on a straight-line basis over the expected period of benefit for contracts with an amortization period that exceeds one year and included in cost of revenue on the consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

	2022	2021
Balance as of January 1	$1,048	$885
Additional contract costs to obtain	135	799
Amortization of contract costs to obtain	(697)	(449)
Amortization of contract costs to fulfill	(116)	(187)
Balance as of December 31	$370	$1,048

Cost of revenue

Cost of revenue, exclusive of depreciation and amortization, consists primarily of fees paid to Service Providers. Other costs included in cost of revenue are specifically the technology hosting and platform-related costs, certain personnel costs related to direct call center support to Consumers as part of platform authentication, and amortization of costs to fulfill.

Research and development

Research and development expenses primarily consist of compensation expenses, including equity-based compensation, for engineering, product development, product management and design employees, expenses associated with ongoing improvements to, and maintenance of, the Company’s platform offerings and other technology. Research and development expense also includes software expenses and technology consulting fees. Research and development expenditures are expensed as incurred.

Sales and marketing

Sales and marketing expenses primarily consist of compensation expenses, including equity-based compensation, in support of new business capture, Partner management and marketing such as commissions, salaries, and related benefits. Sales and marketing expense also includes expenses associated with advertising, promotions of the Company’s services, Partner advocacy management and brand-building. Advertising costs are expensed as incurred and totaled $420 and $359 for the years ended December 31, 2022 and 2021, respectively.

Operations and support

Operations and support expenses primarily consist of compensation expenses, including equity-based compensation, in support of customer support operations such as salaries, related benefits, contractors used to manage customer support workload and related technology costs to support such operations. Operations and support expenses also include expenses associated with Service Provider network management.

General and administrative

General and administrative expenses primarily consist of compensation expenses, including equity-based compensation and related benefits for the Company’s executive, finance, human resources, information technology, legal and other personnel performing administrative functions. General and administrative expense also includes corporate office rent expense, third-party professional fees, public company readiness expenses and any other cost or expense incurred not deemed to be related to cost of revenue, sales and marketing expense, research and development expense, or operations and support expense.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Deferred revenue

Deferred revenue represents amounts received from Customer Partners or Motorists in advance of fulfillment of the promised performance obligations related to professional services, membership and bundled license arrangements.

Stock-based compensation

The Company recognizes the compensation cost associated with its equity awards based on the grant-date fair value of the award. The fair value of stock options is estimated using the Black-Scholes option-pricing model. The Company recognizes stock-based compensation on a straight-line basis over the requisite service period for the award.

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, compensation cost is determined on the date of the grant and then amortized over the vesting period. The fair value of each stock option granted is estimated on the grant date using the Black-Scholes option-pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility and dividend yield.

Concentrations of credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash, restricted cash and accounts receivable. The Company places its cash and cash equivalents in an accredited financial institution and the balances are above federally insured limits. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

During the years ended December 31, 2022 and 2021, 69% and 62%, respectively, of revenue was earned from four customers. At December 31, 2022 and 2021, 34% and 55% of accounts receivable was due from two and three customers, respectively.

Foreign currency translation

The reporting currency of the Company and its subsidiaries is the U.S. dollar, and the functional currency of the Company’s foreign subsidiary is the U.S. dollar. Transactions denominated in foreign currencies other than a subsidiary’s functional currency are recorded at the rates of exchange prevailing at the time of the transaction. Exchange differences arising upon settlement of a transaction are reported as gains or losses and are included in Other income (expense) in the consolidated statements of operations.

Segment reporting

The Company has one primary business unit based on how management internally evaluates separate financial information, business activities and management responsibility: Mobility Assistance Services. The Mobility Assistance Services segment includes all products, services and software used to generate revenue under the Company’s commercial agreements. As the Company only operates in one segment, it does not separately allocate operating expenses or specific assets.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Recently adopted accounting standards

The Company adopted Financial Accounting Standards Board (“FASB”) ASC 842, Leases (“ASC 842”), and related amendments, as of January 1, 2022, using the modified retrospective transition approach and utilizing the effective date as the date of initial application. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the consolidated balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of operations. The Company elected the package of practical expedients permitted under the transition guidance within the new standard which allowed the Company to carry forward the historical lease classification. Periods prior to January 1, 2022 continue to be in accordance with ASC 840, Leases. The adoption of ASC 842 resulted in the recording of right-of-use assets of $3,160 and lease liabilities of $3,616 as of January 1, 2022. The difference between the operating lease assets and operating lease liabilities at transition on January 1, 2022 represented previously recognized deferred rent and lease incentives. See Note 15 for further details.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity to address the complexity in accounting for certain financial instruments with characteristics of liabilities and equity. Among other provisions, the amendments in this ASU significantly change the guidance on the issuer’s accounting for convertible instruments and the guidance on the derivative scope exception for contracts in an entity’s own equity such that fewer conversion features will require separate recognition, and fewer freestanding instruments, like warrants, will require liability treatment. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. The Company early adopted the amendments in 2022 and there was no impact on the consolidated financial statements.

Recently issued accounting standards not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance amends reporting of credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. The guidance is effective for the Company’s fiscal year beginning January 1, 2023 due to subsequently issued guidance in November 2019 by FASB, ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Company is currently in the process of evaluating the effects of the new guidance on its consolidated financial statements and the related disclosures.

The Company has evaluated all other issued and unadopted accounting standards updates and believes the adoption of these standards will not have a material impact on its consolidated statements of operations, balance sheets, or cash flows.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

3.	Fair value measurements

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1—	Quoted prices in active markets for identical assets or liabilities.

Level 2—
Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s population of financial assets and liabilities subject to fair value measurements on a recurring basis and the necessary disclosures are as follows:

	Fair value as of December 31, 2022
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$32,765	$32,765
Warrant liability	—	—	13,957	13,957
Total liabilities in fair value hierarchy	$—	$—	$46,722	$46,722
	Fair value as of December 31, 2021
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$7,084	$7,084

Level 3 financial liabilities consist of the derivative liability and the warrant liability for which there is no current market for the securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company’s derivative liability represents embedded share-settled redemption features bifurcated from the underlying convertible notes (see Note 7) and is carried at fair value. The changes in the fair value of the derivative liability are recorded as Change in fair value of derivative liability in the consolidated statements of operations.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The fair value of the share-settled redemption derivative liability was estimated based on the present value of the redemption discounts applied to the principal amount of each of the respective convertible promissory notes, adjusted to reflect the weighted probability of exercise.

The Company estimates the fair value of the warrant liability using that projected future cash flows and discounting the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the warrants. Changes in the fair value of the warrant liability are recorded as Change in the fair value of the warrant liability in the consolidated statements of operations.

The following table presents a reconciliation of the changes in fair value of the beginning and ending balances for the Company’s derivative liability and warrant liability at fair value using inputs classified as Level 3 in the fair value hierarchy:

	Derivative Liability		Warrant Liability	Total
Balance at December 31, 2020	$		$5,628	$5,628
Issuances		—	1,025	1,025
Exercises		—	(1,801)	(1,801)
Change in fair value		—	2,232	2,232
Balance at December 31, 2021		$—	$7,084	$7,084
Issuances		28,688	1,009	29,697
Adjustments due to recapitalization		—	55	55
Change in fair value		4,077	5,809	9,886
Balance at December 31, 2022		$32,765	$13,957	$46,722

4.	Property and equipment

Property and equipment consist of the following at December 31, 2022 and 2021:

	2022	2021
Furniture, fixtures and computer equipment	$1,364	$1,159
Software for internal use	887	887
Vehicles	6	6
	2,257	2,052
Less accumulated depreciation and amortization	(1,843)	(1,549)
	$414	$503

Depreciation and amortization expense was $297 and $242 for the years ended December 31, 2022 and 2021, respectively.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

5.	Intangible assets

Intangible assets consist of the following at December 31, 2022 and 2021:

	2022	2021
Acquired technology	$194	$194
Domain name	31	31
	225	225
Less accumulated amortization	(194)	(194)
	$31	$31

Amortization expense was $0 for the years ended December 31, 2022 and 2021.

6.	Accrued expenses

Accrued expenses consist of the following at December 31, 2022 and 2021:

	2022	2021
Accrued service provider costs	$5,461	$3,232
Accrued compensation	1,054	2,023
Accrued contract labor	2,400	1,509
Accrued interest	6,689	1,125
Credit card liabilities	100	263
Other accrued liabilities	4,107	2,124
	$19,811	$10,276

7.	Debt arrangements

The Company’s debt arrangements consisted of the following agreements as of December 31, 2022 and 2021:

	2022	2021
2021 Convertible promissory notes with an interest rate of 10.0% per annum maturing June 30, 2024	$39,957	$39,957
Structural Capital term loan with an interest rate at the greater of 10.75% or the prime rate plus 7.5% per annum maturing November 1, 2023 (see Note 16)	17,500	17,500
Highbridge Capital term loan with an interest rate ranging from 10%-13% per annum maturing December 15, 2023 (see Note 16)	40,000	40,000
2022 Convertible promissory notes with an interest rate of 15.0% per annum maturing June 30, 2024	30,000	—
	127,457	97,457
Less: current portion	—	(2,561)
Less: deferred financing fees and discounts	(28,014)	(11,290)
Total debt, less current portion	$99,443	$83,606

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Structural Term Loan

On October 13, 2021, the Company entered into a Loan and Security Agreement (the “2021 Structural Term Loan”) with Structural Capital with an initial commitment amount of $14,000. As described further below, additional loan commitments tranches were eliminated in July 2022. Borrowings under the 2021 Structural Term Loan accrued interest at the greater of 10.75% or the prime rate plus 7.5% per annum with a scheduled maturity date on October 1, 2024. Interest was payable in advance on the first day of each month. Upon repayment, the loan required a fee equal to 5% of the drawn amount and a success fee equal to 10% of the drawn amount. The 2021 Structural Term Loan was secured by substantially all assets of the Company.

On December 16, 2021, the Company amended the 2021 Loan and Security Agreement (the “2021 Amended Structural Term Loan”) with Structural Capital. An additional $3,500 was funded at closing, bringing the total term loan with Structural Capital to $17,500, and reducing the remaining commitment amount by $2,500. Borrowings under the 2021 Amended Structural Term Loan accrued interest at the greater of 10.75% or the prime rate plus 7.5% per annum with an amended scheduled maturity date on November 1, 2023. Upon repayment, the loan required a payment of $840, an exit fee equal to an amount sufficient to increase the minimum return to 1.20:1.0 if payable on or before April 1, 2022, 1.25:1.0 if payable between April 2, 2022 and October 1, 2022, or 1.30:1.0 if payable after October 1, 2022, and a success fee equal to 10% of the drawn amount. In addition, the Company paid $175K upon execution of the amendment. These fees were accreted to interest expense over the term of the loan. The 2021 Amended Structural Term Loan was secured by certain assets of the Company pursuant to an intercreditor agreement with Highbridge Capital Management, LLC.

In connection with the 2021 Amended Structural Term Loan, the Company issued 464 warrants to purchase Series C-1 preferred stock with an exercise price of $0.90 per share and expiring on December 16, 2031. The fair value of these warrants of $320 was recorded as a discount against the loan. The discount is amortized to interest expense using the effective interest rate method. Amortization of the discount totaled $167 and $14 during the years ended December 31, 2022 and 2021, respectively, and is included in interest expense in the accompanying consolidated statements of operations (see Note 9).

In July 2022, the Company executed the Second Amended and Restated Loan Agreement (the “Second Amendment”) which eliminated any additional tranches available for future borrowing and created a single term loan facility in the amount of $17,500 which had previously been funded. The interest rate and maturity date were not changed as part of the Second Amendment. The Second Amendment added an incremental amendment fee of $1,014 to be paid at maturity and a restructuring fee of $2,029 which is payable upon certain contingent events occurring. The Company concluded that the payment of the restructuring fee was probable; therefore, both fees are accreting to interest expense over the term of the agreement. The warrants that were outstanding as part of the 2021 Amended Structural Term Loan were amended as part of the Recapitalization (see Note 8) and became exercisable for common stock. The Second Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

The Second Amendment contained certain covenants such as receipt of at least $5,000 in convertible debt proceeds, maintaining unrestricted cash of at least $5,000 and maintaining a positive contribution margin from September 30, 2022 onward. As of December 31, 2022, the effective interest rate was 30.8%.

Highbridge Term Loan

On December 16, 2021, the Company entered into a Loan and Security Agreement (the “2021 Highbridge Term Loan”) with a consortium led by Highbridge Capital Management, LLC and included Whitebox Advisors, LLC and Onex Capital Solutions Holdings, LP. The Company received $30,000 upon closing with an additional $10,000 funding on December 20, 2021. As described further below, additional loan commitments were reduced to $0 in July 2022.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Borrowings under the 2021 Highbridge Term Loan accrue interest at 10.0% for the first six months, increasing by 1% for each six-month period thereafter, with a maximum rate of 13.0%. Interest is payable quarterly, in arrears, on the last business day of the calendar quarter and on the scheduled maturity date of December 15, 2023.

In connection with the funding on December 16, 2021 of the 2021 Highbridge Term Loan, the Company issued 16,881 warrants to purchase common stock with an exercise price of $0.90 per share expiring on December 16, 2031. In connection with the funding on December 20, 2021, the Company issued an additional 5,695 warrants to purchase common stock with an exercise price of $0.90 per share expiring on December 20, 2031. The fair value of these warrants of $6,685, plus an additional $800 discount, was recorded as a discount against the loan. The total discount is amortized to interest expense using the effective interest rate method. Amortization of the discount totaled $3,593 and $299 during the years ended December 31, 2022 and 2021, respectively, and is included in interest expense in the accompanying consolidated statements of operations (see Note 9).

Additional common stock warrants up to 0.72% of the fully diluted common stock of the Company were to be issued upon funding of the 2021 Highbridge Bridge Funding. If issued, these warrants will be automatically exercised prior to the close of a Qualified Public Trade Trigger (either IPO or SPAC merger). Upon the achievement of the Qualified Public Trade Trigger, the 2021 Highbridge Term Loan can be exchanged for a convertible note that would convert to common stock with terms to be determined.

The 2021 Highbridge Term Loan is secured by substantially all assets of the Company pursuant to an intercreditor agreement with Structural Capital.

In July 2022, the Company executed the Waiver and First Amendment to Loan and Security Agreement (the “First Highbridge Amendment”) which decreased the amount available under the term loan agreement by $20,000. As a result, there were no further amounts available to be borrowed under the revised arrangement. The interest rate and maturity date were not changed as part of the First Highbridge Amendment. The First Highbridge Amendment removed any covenants present in the original agreement and added a financial covenant in which the Company must maintain unrestricted cash as of the end of each calendar month in an amount above $5,000. The First Highbridge Amendment included an amendment fee in the amount of $2,319 which is accreting to interest expense over the term of the loan. As of December 31, 2022, the effective interest rate was 27.1%.

The First Highbridge Amendment also added an incremental sale fee of $4,639 payable upon the occurrence of certain contingent events. The Company determined that the sale fee was not probable of occurring. The First Highbridge Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

The warrants to purchase 16,881 shares of common stock were amended to become warrants to purchase a variable number of common shares based on a certain percentage of the fully-diluted capitalization of the Company at the time of the warrant exercise. The warrants to purchase 5,695 shares of common stock were canceled as part of this transaction.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Convertible Promissory Notes

2021 Convertible Notes

From March 2021 through December 2021, the Company issued convertible promissory notes in the amount of $39,957 (“2021 Convertible Notes”). The 2021 Convertible Notes accrue interest at the rate of 10% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. No payments can be made under the 2021 Convertible Notes unless the noteholders provide written demand. The Company may prepay the 2021 Convertible Notes prior to the maturity date only with the consent of the majority 2021 Convertible Note holders.

The 2021 Convertible Notes can settle as follows:

(i)
Automatic conversion into common stock upon a qualified transaction. Upon the consummation of a qualified business combination, an initial public offering with gross proceeds of at least $50.0 million or a direct listing of the Company’s common stock, the 2021 Convertible Notes will convert to common stock at the lesser of (i) $380,000 divided by the fully-diluted capitalization of the Company immediately prior to the transaction (“Cap Price”), and (ii) 0.75 multiplied by the per share price paid in the transaction.

(ii)
Optional conversion into convertible preferred stock in an Equity Financing. If the Company sells shares of preferred stock in an equity financing transaction while the notes are outstanding (“Equity Financing”), then the holders have the option to convert the outstanding principal amount and any unpaid accrued interest into shares of the series of convertible preferred stock issued in the Equity Financing at a price per share equal to the lesser of (i) 0.75 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

(iii)
Maturity. Upon or after maturity of the 2021 Convertible Notes, the notes can be settled in cash at the outstanding accrued interest and principal amount or converted to common stock at a price per share equal to the lesser of (i) 0.75 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

The Company concluded that certain settlement features of the 2021 Convertible Notes were determined to not be clearly and closely associated with the risk of the debt-type host instrument and were required to be separately accounted for as derivative financial instruments. The Company will reassess the fair market value of the derivative liability at the end of each reporting period and recognize any change in Other expense (income), net in the consolidated statements of operations. As of December 31, 2022, the value of the 2021 Convertible Notes derivative liability was $17,196 which reflected the increased likelihood of a qualified transaction that would trigger one of the embedded features which is included as part of the derivative liability.

The Company determined its derivative liabilities to be a Level 3 fair value measurement during the year based on management’s estimate of the expected future cash flows required to settle the liabilities. The Company determined the fair value of the derivative liability related to the 2021 Convertible Note to be immaterial at issuance and as such no debt discount was recorded related to the derivative.

2022 Convertible Notes

In July 2022 and in connection with the Recapitalization, the Company issued $30,000 in convertible promissory notes (“2022 Convertible Notes”) to several stockholders who previously held convertible preferred stock prior to the Recapitalization. The 2022 Convertible Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. No payments can be made under the 2022 Convertible Notes unless the noteholders provide written demand. The Company may prepay the 2022 Convertible Notes prior to the maturity date only with the consent of the majority 2022 Convertible Note holders.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

In connection with the issuance of the 2022 Convertible Notes, the Company issued warrants exercisable for 1,032,636 shares of common stock with an exercise price of $0.09 per share to the noteholders. The fair value of the warrants at issuance of the 2022 Convertible Notes was determined to be $9,201, of which $7,041 was recorded as a debt discount based upon a relative fair value allocation. The debt discount is being amortized over the estimated life of the debt using the effective interest method.

The 2022 Convertible Notes can settle as follows:

(i)
Optional conversion into Series C preferred stock. At any time upon the election of the noteholders, the outstanding principal of the 2022 Convertible Notes and any unpaid accrued interest shall convert into shares of the Company’s Series C convertible preferred stock at a conversion price per share equal to the lesser of $329.5719, or the Cap Price.

(ii)
Optional conversion in an Equity Financing. If the Company sells shares of preferred stock in an equity financing (as such term is defined in the 2022 Convertible Notes agreement), then the holders have the option to convert the outstanding principal amount and any unpaid accrued interest into shares of the series of convertible preferred stock issued in the Equity Financing at a price per share equal to the lesser of (i) 0.70 multiplied by the per share price paid by the cash investors in the Equity Financing, or (ii) the Cap Price.

(iii)
Company Sale. If the Company consummates a sale of the company while the 2022 Convertible Notes are outstanding, it is to repay the holders in cash in an amount equal to 300% of the outstanding principal amount of the notes plus any unpaid accrued interest. A Company Sale includes (i) the sale of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company with or into another entity, (iii) a liquidation, dissolution or winding up of the Company, (iv) other change of control type transaction as defined in the 2022 Convertible Notes agreement.

(iv)	Maturity. Upon or after maturity of the 2022 Convertible Notes, the notes can be settled in cash at the outstanding accrued interest and principal amount.

The Company concluded that certain settlement features of the 2022 Convertible Notes were determined to not be clearly and closely associated with the risk of the debt host instrument and have therefore been bifurcated and separately accounted for as derivative financial instruments. The Company will remeasure the fair market value of the derivative liability at each balance sheet date and recognize any change in Other expense (income), net in the consolidated statements of operations.

The Company determined the measurement of its derivative liabilities to be a Level 3 fair value measurement based on management’s estimate of the expected future cash flows required to settle the liabilities. The Company determined the fair value of the derivative liability related to the 2022 Convertible Note to be $28,688 upon issuance. The fair value of the derivative liability was recorded separately from the convertible notes with an offsetting amount of $22,959 recorded as a debt discount. The separation of the derivative liability caused the debt discount to reduce the net balance on the convertible notes to $0. The excess value of the derivative liability at issuance was recognized as part of the Recapitalization (see Note 1) through equity since the 2022 Convertible Notes were with shareholders of the Company. The debt discount is being amortized over the term of the debt using the effective interest method. As of December 31, 2022, the carrying value of the 2022 Convertible Notes is $7,500 and the fair value of the 2022 Convertible Notes derivative liability is $15,569. Amortization expense was $7,500 in 2022.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

8.	Redeemable convertible preferred stock

In July 2022, the Company initiated the Recapitalization (see Note 1), in which all outstanding series of existing convertible preferred stock were converted into shares of common stock. Each share class of the existing convertible preferred stock was converted into one share of common stock. The Company also had certain warrants outstanding for convertible preferred stock that converted into warrants for common stock on a one-to-one basis.

As of December 31, 2022, the authorized capital of the Company consists of 222,222 shares of Series C preferred stock and 666,666 shares of common stock. 73,005 common shares have been reserved for the Company’s option plan. None of the preferred shares are eligible for the Company’s option plan. The Company’s preferred and common stock have a par value of $0.001. The Company had 157,395 shares Series C preferred stock outstanding as of December 31, 2022.

Prior to the Recapitalization, the authorized capital of the Company consisted of 50,287 of Series C-1 preferred stock, 45,276 shares of Series C preferred stock, 79,212 shares of Series B-1 preferred stock, 30,895 shares of Series B preferred stock,60,692 shares of Series A preferred stock, 12,260 shares of Series Seed preferred stock, and 477,777 shares of common stock.

Voting

Holders of Series C preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted. The holders of the Series C preferred stock will vote together with the common shareholders as a single class and on an as-converted to common stock basis.

Holders of the shares of common stock and any other voting class of stock (including the Series C preferred stock), voting as a single class on an as-converted basis, shall be entitled to elect the directors of the Company.

Conversion

Any shares of Series C preferred stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series C preferred stock will be entitled upon conversion is determined in accordance with a conversion ratio equal to the original issue price over the applicable conversion price, which is initially one-to-one. Shares of Series C preferred stock shall automatically convert into common stock based on the then-effective applicable conversion price upon the earlier of (i) the closing of the sale of common stock to the public at a price of at least 300% of the Series C Original Issue Price in an underwritten public offering yielding not less than $50,000,000 in net cash proceeds or (ii) a date specified by a vote of the holders of a majority of the then outstanding shares of Series C preferred stock.

Dividend rights

Holders of Series C preferred stock shall be entitled to receive, in preference to any dividend distribution to the holders of common stock, cash dividends at the rate per annum of 8% of the Original Issue Price, when and if declared by the board of directors on each share of Series C preferred stock. As of December 31, 2022, the Company has not declared or paid any dividends on the preferred or common shares.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

Liquidation rights

The holders of the Series C preferred stock shall be entitled to receive, in preference to the holders of common stock, a per share amount equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C preferred stock been converted into common stock pursuant to a conversion immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Redemption

The Series C preferred stock is not redeemable at the option of the holder or the Company except in a certain scenario. It is only redeemable if there is a deemed liquidation event, and the Company does not effect a dissolution of the corporation under General Corporation Law within 90 days after the deemed liquidation event. If this occurs, the holders of the Series C preferred stock can vote as a single class on an as converted basis to request redemption using the proceeds received by the Company under the deemed liquidation event together with any available assets of the corporation to redeem the shares.

Preferred stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control are classified as temporary equity. At all other times, certain classes may be classified as shareholders’ equity. of the Series C preferred stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, preferred stock subject to possible redemption at the redemption amount is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

9.	Warrants to purchase preferred and common stock

Liability classified warrants

In conjunction with certain debt financing transactions, the Company issued warrants to purchase shares of preferred stock. These warrants are exercisable upon issuance and are not subject to any vesting or restrictions on timing of exercise. The Company classifies the warrants as liabilities on its consolidated balance sheet as the warrants are free-standing financial instruments that may require the Company to transfer assets upon exercise or have anti-dilution features which makes their settlement variable. Changes in the fair value at each reporting period included in the consolidated statements of operations under the caption Change in fair value of warrant liabilities until the earlier of: (1) exercise or (2) the expiration of the warrants. The initial value of the warrants issued with debt are recorded as a discount to the related debt and amortized as interest expense.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

As part of the Recapitalization, the warrants exercisable for preferred stock became exercisable for common stock. The liability classified warrants consisted of and were exercisable for the following as of December 31, 2022 and 2021:

December 31, 2022
Issuance Date	Contractual Term	Class of Stock		Balance Sheet Classification		Shares Issuable Upon Exercise		Exercise Price		Fair Value
May 2018	10 years	Common	[1]	Liability		30,915	[2]	$0.90	[1]	$9,037
May 2019	10 years	Common	[1]	Liability		514	[3]	$0.90	[1]	$287
December 2021 (Structural Debt)	10 years	Common	[1]	Liability		464	[4]	$0.90	[1]	$198
December 2021 (Highbridge Debt)	10 years	Common	[1]	Liability	[5]	71,104	[5]	$0.90		$4,435

						102,997				$13,957

December 31, 2021
Issuance Date	Contractual Term	Class of Stock		Balance Sheet Classification		Shares Issuable Upon Exercise		Exercise Price	Fair Value
May 2018	10 years	Series B-1	[6]	Liability		9,590	[2]	$376.65	$4,153
September 2018	10 years	Series B-1		Liability	[9]	5,759		$0.09	$2,392
May 2019	10 years	Series B-1	[6]	Liability		530	[7]	$376.65	$219
December 2021 (Structural Debt)	10 years	Series C-1	[6]	Liability		464	[8]	$376.65	$320

						16,343			$7,084

1
If at least $1,000 of the 2022 Convertible Notes convert to Series C, the warrants will become exercisable into Series C preferred stock at the lower of $329.5719 per share or the lowest price per share Series C is issued; upon a future qualified financing of preferred stock in which at least $1,000 of gross proceeds are received, the warrants will become exercisable for such shares of preferred stock at the lowest issue price. If such future round is in connection with a qualifying merger event or company sale event, the exercise price will be 40% of the effective price per share of such event.

2	Exercisable into shares representing 2.0% of the fully diluted capitalization table at exercise; the table currently represents the shares exercisable into as of the respective balance sheet date.
3	If exercisable into a future round of preferred stock or qualifying event, the number of shares the warrants will be exercisable into will be 200,000 divided by the exercise price.
4	If exercisable into a future round of preferred stock or qualifying event, the number of shares the warrants will be exercisable into will be 175,000 divided by the exercise price.
5
As part of the Recapitalization, these warrants were amended to add anti-dilutive features and their classification changed from equity to liability as a result. The number of shares the warrants are exercisable into is based upon 4.6% of the fully diluted capitalization table.

6	Upon qualified financing with gross proceeds of at least $1,000, warrants would have become exercisable for shares of that future round at the lowest issue price.
7	Exercisable into a number of shares based upon 200,000 divided by the exercise price.
8	Exercisable into a number of shares based upon 175,000 divided by the exercise price.
9
The September 2018 was reclassified from liability to equity upon the Recapitalization during the year ended December 31, 2022 as it was no longer exercisable for preferred stock and became exercisable for a fixed number of shares of common stock at a fixed price.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The May 2018 warrants have anti-dilution features whereby they remain exercisable for shares equal to 2.0% of the fully diluted capitalization of the Company; accordingly, the Company is required to issue additional warrants to the holder at any time it issues additional equity securities. In 2022, the Company issued 21,324 additional warrants in conjunction with anti-dilution provisions of these warrants, and the fair value of these additional warrants was $422.

In connection with the Recapitalization, the May 2018, May 2019 and December 2021 Structural Debt warrants were amended to be exercisable for common stock and will become exercisable as indicated in footnote 1 in the table above.

The September 2018 warrant became exercisable for common stock as a result of the Recapitalization, and became equity classified. The warrant’s fair value on the date of the Recapitalization of $2,405 was reclassified to equity.

The December 2021 (Highbridge Debt) warrants were amended in connection with the Recapitalization to include anti-dilutive features whereby they became exercisable for a number of shares based upon 4.6% of the fully dilutive capitalization table at exercise. As a result, they were reclassified from equity to liability during 2022 at a value of $2,459.

Equity classified warrants

In connection with certain debt financing transactions, the Company issued warrants to purchase shares of common stock. These warrants are exercisable upon issuance and are not subject to any vesting or restrictions on timing of exercise. The Company classifies the warrants as equity as they are exercisable for a fixed number of shares at a fixed exercise price and do not meet any of the criteria to be considered liability classified. The equity classified warrants outstanding as of December 31, 2022 and 2021 were as follows:

December 31, 2022
Issuance Date	Contractual Term	Class of Stock	Balance Sheet Classification		Shares Issuable Upon Exercise	Exercise Price
September 2018	10 years	Common	Equity	[1]	5,759	$0.09
November-December 2019	10 years	Common	Equity		9,796	$84.60
May 2020	10 years	Common	Equity		573	$89.10
September 2022[2]	10 years	Common	Equity		1,032,636	$0.09
September 2022[3]	10 years	Common	Equity		10,207	$0.09

					1,058,971

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

December 31, 2021
Issuance Date	Contractual Term	Class of Stock	Balance Sheet Classification	Shares Issuable Upon Exercise	Exercise Price
November-December 2019	10 years	Common	Equity	9,796	$84.60
May 2020	10 years	Common	Equity	573	$89.10
December 2021 (Highbridge Debt)[4]	10 years	Common	Equity	22,576	$0.90

				32,945

1
The September 2018 warrant was reclassified from liability to equity upon the Recapitalization during the year ended December 31, 2022 as it was no longer exercisable for preferred stock and became exercisable for a fixed number of shares of common stock at a fixed price.

2	Issued in connection with the 2022 Convertible Notes (Note 7).
3	Issued in connection with certain company advisor agreements resulting in $92 of expense recorded in general and administrative costs.
4	Issued in connection with the Highbridge Term Loan (Note 7).

The December 2021 warrants issued with the 2021 Highbridge Term Loan and the September 2022 warrants issued with the 2022 Convertible Notes in the amounts of $6,685 and $7,041, respectively, were recorded as a discount to the respective debt issued based upon their estimated fair values at issuance.

10.	Stock-based compensation

Stock-based plan

The Company has a 2013 Equity Incentive Plan (the “Plan”), under which it may grant incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to selected employees, directors and consultants. The Company reserved 73,005 shares of common stock for issuance under the Plan as of December 31, 2022. The Plan is administered by the Board of Directors, which determines the terms of options, including exercise price, the number of shares subject to the options, the vesting schedule, and the terms and conditions of the exercise.

Stock options

The fair value of stock options is recognized as expense on a straight-line basis over the vesting periods. During the years ended December 31, 2022 and 2021, the Company recognized compensation expense related to stock options of $494 and $698, respectively.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

A summary of the Company’s stock option activity during the years ended December 31, 2022 and 2021 follows:

	Options	Weighted average exercise price
Outstanding at December 31, 2020	53,648	$85.50
Granted	18,508	124.20
Exercised	(192)	93.60
Forfeited or expired	(2,269)	99.90
Outstanding at December 31, 2021	69,695	96.36
Granted	—	—
Exercised	(196)	85.96
Forfeited or expired	(22,159)	100.33
Outstanding at December 31, 2022	47,340	94.54

A summary of the Company’s non-vested stock option activity during the years ended December 31, 2022 and 2021 follows:

	Options	Weighted average exercise price
Non-vested as of December 31, 2020	30,815	$99.00
Granted	18,508	124.20
Vested	(14,271)	99.90
Forfeited or expired	(1,740)	105.30
Non-vested as of December 31, 2021	33,312	112.56
Granted	—	—
Vested	(11,542)	109.71
Forfeited or expired	(10,334)	110.42
Non-vested as of December 31, 2022	11,436	117.25

The total grant date fair value of stock options vested during the years ended December 31, 2022 and 2021 was $2,166 and $770, respectively.

As of December 31, 2022 and 2021, stock options outstanding and exercisable have a weighted average remaining contractual life of 5.3 years and 7.0 years, respectively.

As of December 31, 2022, there was $622 of total unrecognized compensation costs related to stock option grants that are expected to be recognized over a weighted-average period of three years.

The Company uses the Black-Scholes model to determine the fair value of stock options. The fair value of each option grant is estimated on the date of the grant. Given the lack of an active public market for the common stock, the Company’s Board of Directors made contemporaneous determinations of the fair value of the common stock. In the absence of a public market, and as an emerging company, the Company believes it is appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. The factors include: 1) the achievement of operational milestones by the Company; 2) the significant risks associated with the Company’s stage of development; 3) capital market conditions for technology companies, particularly similarly situated, privately held, early-stage companies; 4) the Company’s available cash, financial condition and results of operations; 5) the most recent sales of the Company’s preferred stock; and 6) the preferential rights of the outstanding preferred stock.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The weighted-average grant date fair value of options granted and the range of assumptions using the model for stock options granted in 2021 are as follows:

Risk-free interest rate	0.70-1.29%
Dividend yield	0%
Volatility	65%
Expected term of options	5-6.44 years

There were no options granted in 2022.

The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividends are based on the Company’s historical issuance and management’s expectations for dividend issuance in the future. The expected volatility of the options granted was estimated based on the volatility rate used in the Company’s independent business valuation performed as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected term of options granted represents the period of time that options granted are expected to be outstanding using the simplified method of estimation.

11.	Employee benefit plans

The Company has maintained a qualified 401(k) plan for regular full or part-time employees since January 1, 2019. All employees who are at least 18 years of age are immediately eligible upon the date of hire. Under the plan, employees may contribute a percentage of their annual salary, subject to statutory limitations, and the Company will make a Safe Harbor match of the employees’ contributions up to 4% of their salary during that pay period. The Company made matching contributions with immediate vesting of $625 and $449 for the years ended December 31, 2022 and 2021, respectively.

12.	Income taxes

The Company’s loss from operations before income tax expense by jurisdiction for the years ended December 31, 2022 and 2021 follows:

	2022	2021
United States	$(92,479)	$(51,062)
Foreign	(3,503)	(5,277)
	$(95,982)	$(56,339)

As a result of current and historical losses, there is no income tax provision for the years ended December 31, 2022 and 2021.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory income tax rate to loss before income taxes for the reasons set forth below for the years ended December 31, 2022 and 2021:

	2022	2021
Federal tax at statutory rate	21.00%	21.00%
State taxes	2.50%	1.26%
Permanent differences	(6.52)%	(1.71)%
Other	0.40%	0.10%
Change in tax rate	0.06%	(0.19)%
Foreign rate differential	0.99%	2.53%
Valuation allowances	(18.43)%	(22.99)%
Tax provision rate	0.00%	0.00%

Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows:

Deferred Tax Asset/(Liability)	2022	2021
Deferred tax assets:
Depreciation and amortization	$17	$73
Stock compensation	43	18
Deferred revenue	—	3
Deferred rent	—	107
Accrued expenses	68	600
Charitable contributions	24	22
Capitalized R&D expenditures	938	—
Right of use / lease liability	90	—
Interest expense	3,783	913
Federal and state net operating loss carryforward	42,663	27,792
Total deferred tax assets	47,626	29,528
Less: valuation allowance	(47,626)	(29,528)
Net deferred tax assets	$—	$—

As of December 31, 2022, the Company maintains a full valuation allowance against its U.S. and foreign deferred tax assets (“DTAs”). In accordance with ASC Topic 740, the Company considered all available evidence, both positive and negative, in assessing the need for an amount to which a valuation allowance should be applied to its net DTAs. Based upon this analysis, including the Company’s historical three-year cumulative loss (pre-tax income adjusted for permanent differences), management concluded that it is more-likely-than-not that all federal deferred tax assets attributable to net operating losses are expected to expire unused as well as state net operating losses (“NOL”) that are not expected to be used prior to expiration and other state non-attributable DTAs that are not expected to be realized.

As of December 31, 2022, the Company had a U.S. federal NOL carryforward of $164,645, of which $18,143 will begin to expire between 2033 and 2037. In accordance with the Tax Cuts and Jobs Act of 2017, the remaining $146,502 U.S. NOLs generated in the tax year ending after 2017 will not expire. The gross amount of the state NOL carryforwards of $94,762 expires over various periods based on individual state tax laws. Utilization of these carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The Tax Cuts and Jobs Act of 2017 (“TCJA”) amended IRC Section 174 to require capitalization of all research and developmental (“R&D”) costs incurred in tax years beginning after December 31, 2021. These costs are required to be amortized over five years if the R&D activities are performed in the United States or over 15 years if the activities were performed outside the United States. The Company capitalized approximately $4,331 of R&D expenses incurred during the year ended December 31, 2022.

The Company also had a foreign NOL carryforward of $10,905 generated by the Canadian subsidiary which will begin to expire in 2040.

As of December 31, 2022 and 2021, the Company has not recognized any amounts for uncertain tax positions. The Company files U.S. federal and state returns and is no longer subject to examination for years prior to 2018. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense.

13.	Related-party transactions

During 2016, the Company entered into licensing agreements with a shareholder. Under the terms of these agreements, the Company was generally responsible for providing set-up support and professional services related to a platform licensed to the shareholder by the Company. In exchange for services rendered under the agreements, the Company was entitled to a one-time set-up fee, a monthly licensing fee, consisting of a base fee plus an incentive fee per each transaction over a threshold (as defined in the respective agreements), and professional services fees (as defined in the respective agreements). These agreements terminated in 2021. Total revenues recognized related to these agreements were $0 and $516 for the years ended December 31, 2022 and 2021, respectively.

During 2018, the Company entered into a service agreement with a shareholder to provide scheduled long-distance towing or transport services under a recall program for vehicles not in warranty of the shareholder’s roadside assistance program in the United States. In 2019, the Company entered into a separate agreement with the same shareholder to provide emergency roadside assistance for the shareholder’s customers related to its four vehicle brands in the United States. Total revenue recognized for the years ended December 31, 2022 and 2021 amounted to $25,275 and $22,368, respectively. As of December 31, 2022 and 2021, $4,151 and $3,575, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

During 2018, the Company entered into a service agreement with a shareholder to provide services to its managed fleet maintenance customers. The services include primary towing roadside assistance and non-tow services including jump starts, tire change, lockout services and emergency fuel delivery. For the years ended December 31, 2022 and 2021, total revenue recognized under the fleet agreement amounted to $11,636 and $7,942, respectively. Also in 2019, the Company entered into a separate service agreement with the same shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its car rental brands in the United States. Total revenue recognized for the years ended December 31, 2022 and 2021 under the rental agreement amounted to $29,038 and $12,484, respectively. As of December 31, 2022 and 2021, $5,924 and $6,074, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

During 2020, the Company entered into a services agreement with a shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its two vehicle brands in the United States and Canada. Total revenue recognized for the years ended December 31, 2022 and 2021 was $11,930 and $15,403, respectively. As of December 31, 2022 and 2021, $2,882 and $6,425, respectively, was included in accounts receivable on the accompanying consolidated balance sheets.

The Company retained an affiliate of a shareholder and convertible note holder to provide investment banking services and incurred fees and expenses of approximately $1,400 and $2,500 under this arrangement during the years ended December 31, 2022 and 2021, respectively.

14.	Commitments and contingencies

Litigation

The Company from time to time may be involved in various claims and legal proceedings that arise in the ordinary course of business. It is the opinion of management that there are no unresolved claims and litigation in which the Company is currently involved that will materially affect the financial position or operations of the Company.

15.	Leases

The Company leases office space, equipment and furniture, and certain office space is subleased. Management determines if a contract is a lease at the inception of the arrangement and reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and accounts for these options when they are reasonably certain of being exercised. All the Company’s leases are classified as operating leases.

Leases with an initial term of greater than twelve months are recorded on the consolidated balance sheets. Lease expense is recognized on a straight-line basis over the lease term.

The Company’s lease contracts generally do not provide a readily determinable implicit rate. For these contracts, the estimated incremental borrowing rate is based on information available at the inception of the lease.

Operating lease cost consists of the following for the year ended December 31, 2022 (in thousands):

Lease cost	$1,200
Sublease income	(255)
Total lease cost	$945

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

The maturity of operating lease liabilities is presented in the following table as of December 31, 2022 (in thousands):

2023	$954
2024	757
2025	618
2026	635
2027	459
Total lease payments	3,423
Less imputed interest	(563)
Present value of lease liabilities	2,860
Less current lease liabilities	(740)
Long-term lease liabilities	$2,120

Additional information relating to the Company’s operating leases as of December 31, 2022 follows:

Weighted average remaining lease term	4.2 years
Weighted average discount rate	8.6%

16.	Subsequent events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through August 14, 2023, the date the consolidated financial statements were available to be issued, and the following events were noted:

On February 9, 2023, the Company entered into a definitive agreement to merge with Otonomo Technologies Ltd. (“Otonomo”) in an all-stock transaction. Upon closing of the transaction, holders of Otonomo’s ordinary shares will receive common stock of Urgently. Otonomo’s shareholders and other equityholders will own, in the aggregate, approximately 33% of the combined company on a fully diluted basis, subject to the determination of the final exchange ratio pursuant to the terms set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2023, subject to the approval of Otonomo’s shareholders and the satisfaction of other customary closing conditions.

On February 9, 2023, the Company amended its Loan and Security Agreement (the “2023 Amended Structural Term Loan”) with Structural Capital. Borrowings under the 2023 Amended Structural Term Loan will accrue interest monthly at the greater of 14% or the prime rate plus 7.5% for the first tranche of $14,000 and the greater of 13.5% or the prime rate plus 7.0% for the second tranche of $3,500. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. Upon repayment, the loan requires a final payment fee of $840, a success fee of $3,063, a restructuring fee of $2,232, and an amendment fee of $1,014.

On February 9, 2023, the Company amended its Loan and Security Agreement (the “2023 Amended Highbridge Term Loan”) with a consortium led by Highbridge Capital Management, LLC. The 2023 Amended Highbridge Term Loan limits the commitment amount to the $40,000 outstanding at December 31, 2022. Borrowings under the 2023 Amended Highbridge Term Loan will accrue interest at a rate of 12% through June 2023, increasing to 13% through maturity, and payments will be made quarterly in arrears. The scheduled maturity is dependent on future events and is scheduled to mature on either March 31, 2024 if certain future events are not met or January 31, 2025 if such events are met. Upon repayment, the loan requires a first amendment fee of $2,319, a second amendment fee of $3,000, and a consent fee of $4,639.

Urgent.ly Inc.
Notes to Consolidated Financial Statements
(in thousands, except for share and par value data)

In April 2023, the Company received approximately $4,700 in proceeds from the issuance of convertible notes (“2023 Convertible Notes”). The 2023 Convertible Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. The 2023 Convertible Notes may be settled as follows, as further described in the agreement: (i) optional conversion into Series C preferred stock; (ii) optional conversion in an equity financing; (iii) automatic conversion upon consummation of an approved acquisition and related direct listing; or (iv) sale of the company.

The Company is negotiating an amendment with Structural Capital to increase the term loan by $10,000. Borrowings will accrue interest monthly at the greater of 13.5% or the prime rate plus 7.0%. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. In connection with the amendment, Structural Capital will receive warrant coverage of $500. The amendment to the term loan is expected to close in May 2023.

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. At the effective time of the Reverse Stock Split, each 90 outstanding shares of Common Stock and each 90 outstanding shares of Series C Preferred Stock was exchanged and combined into one share of Common Stock and one share of Series C Preferred Stock, respectively. After giving effect to the Reverse Stock Split, the total number of authorized shares of stock is (i) 600,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 160,000 shares of Preferred Stock, $0.001 par value per share. The Company has adjusted all periods presented for the effects of the stock split.

Urgent.ly Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,730	$6,357
Restricted cash	1,050	1,050
Accounts receivable, net of allowance for doubtful accounts of $338 in 2023 and 2022	30,452	33,966
Prepaid expenses and other current assets	1,233	2,102
Total current assets	40,465	43,475
Right-of-use assets	2,316	2,485
Property and equipment, net of accumulated depreciation of $1,916 and $1,844 in 2023 and 2022, respectively	403	414
Intangible assets, net	31	31
Other non-current assets	501	538
Total assets	$43,716	$46,943

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,023	$7,536
Accrued expenses	22,254	13,122
Accrued interest	8,784	6,689
Deferred revenue, current	62	349
Current lease liabilities	714	740
Current portion of long-term debt	53,786	—
Total current liabilities	97,623	28,436
Long-term lease liabilities	1,964	2,120
Long-term debt, net	50,206	99,443
Derivative liability	33,368	32,765
Warrant liability	10,324	13,957
Other long-term liabilities	2,739	5,059
Total liabilities	196,224	181,780
Redeemable convertible preferred stock:
Series C, par value $0.001; 222,222 shares authorized, 157,395 issued and outstanding in 2023 and 2022	46,334	46,334
Stockholders’ deficit:
Common stock, par value $0.001; 6,666,666 shares authorized, 154,786 issued and outstanding in 2023 and 2022	—	—
Additional paid-in capital	48,404	48,327
Accumulated deficit	(247,246)	(229,498)
Total stockholders’ deficit	(198,842)	(181,171)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$43,716	$46,943

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$49,578	$40,155
Cost of revenue	40,319	37,713
Gross margin	9,259	2,442
Operating expenses:
Research and development	3,742	3,972
Sales and marketing	1,072	1,418
Operations and support	7,201	9,276
General and administrative	7,480	3,906
Depreciation and amortization	72	69
Total operating expenses	19,567	18,641
Operating loss	(10,308)	(16,199)
Other income (expense), net:
Interest expense	(10,951)	(4,514)
Interest income	—	2
Change in fair value of derivative liability	(111)	—
Change in fair value of warrant liability	3,633	(414)
Warrant expense	—	(8)
Foreign exchange loss	(11)	(62)
Total other expense, net	(7,440)	(4,996)
Loss before income taxes	(17,748)	(21,195)
Provision for income taxes	—	—
Net loss	$(17,748)	$(21,195)
Loss per share, basic and diluted	$(114.66)	$(397.89)
Weighted average shares outstanding, basic and diluted	154,786	53,268

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series B-1		Redeemable Convertible Preferred Stock Series B		Redeemable Convertible Preferred Stock Series A		Redeemable Convertible Preferred Stock Series Seed
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2021	62,731	$19,045	30,896	$10,925	60,693	$10,218	12,260	$996
Issuance of common stock	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	71	—	6	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Balance, March 31, 2022	62,731	$19,116	30,896	$10,931	60,693	$10,218	12,260	$996
Balance, December 31, 2022	—	$—	—	$—	—	$—	—	$—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Balance, March 31, 2023	—	$—	—	$—	—	$—	—	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Continued)
(in thousands, except share data)

	Redeemable Convertible Preferred Stock Series C		Redeemable Convertible Preferred Stock Series C-1		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2021	42,436	$19,940	49,732	$18,732	53,240	$—	$7,161	$(127,732)	$(120,571)
Issuance of common stock	—	—	—	—	75	—	7	—	7
Accretion of preferred stock to redemption value	—	4	—	—	—	—	(81)	—	(81)
Stock-based compensation expense	—	—	—	—	—	—	155	—	155
Net loss	—	—	—	—	—	—	—	(21,195)	(21,195)
Balance, March 31, 2022	42,436	$19,927	49,732	$18,732	53,315	$—	$7,242	$(148,927)	$(141,685)
Balance, December 31, 2022	157,395	$46,334	—	$—	154,786	$—	$48,327	$(229,498)	$(181,171)
Stock-based compensation expense	—	—	—	—	—	—	77	—	77
Net loss	—	—	—	—	—	—	—	(17,748)	(17,748)
Balance, March 31, 2023	157,395	$46,334	—	$—	154,786	$—	$48,404	$(247,246)	$(198,842)

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(17,748)	$(21,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72	69
Amortization of right-of-use assets	169	161
Amortization of contract costs to obtain	25	141
Amortization of contract costs to fulfill	12	48
Amortization of deferred financing fees	342	430
Stock-based compensation	77	155
Change in fair value of derivative and warrant liabilities	(3,522)	414
Warrant expense	—	8
Noncash interest expense	8,722	2,626
Changes in operating assets and liabilities:
Accounts receivable	3,514	(1,962)
Prepaid expenses and other current assets	869	737
Other assets	—	9
Accounts payable	4,487	3,792
Accrued expenses	7,204	(274)
Deferred revenue	(287)	—
Lease liabilities	(182)	(190)
Long-term liabilities	(4,770)	—
Net cash used in operating activities	(1,016)	(15,031)
Cash flows from investing activities:
Purchases of property, equipment and software	(61)	(91)
Net cash used in investing activities	(61)	(91)
Cash flows from financing activities:
Payments of deferred financing fees	—	(11)
Advances on April 2023 convertibles notes payable	2,450	—
Proceeds from exercise of stock options	—	7
Net cash provided by (used in) financing activities	2,450	(4)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,373	(15,126)
Cash, cash equivalents and restricted cash, beginning of period	7,407	31,206
Cash, cash equivalents and restricted cash, end of period	$8,780	$16,080
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,885	$1,624
Supplemental noncash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$—	$3,160
Derivative liability resulting from term loan amendment	$492	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

1. Organization

Urgent.ly Inc. (“Urgent.ly” or “the Company”) was incorporated in the State of Delaware in May 2013. Urgent.ly is a leading connected mobility assistance software platform that matches vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services.

Urgent.ly is headquartered in Vienna, Virginia. On September 1, 2017, Roadside Innovation Inc. was incorporated in the State of Delaware as a wholly-owned subsidiary of Urgent.ly (collectively along with other wholly-owned subsidiaries, the “Company”) for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On July 23, 2020, Roadside Innovation (Arkansas) Inc. was incorporated in the State of Arkansas as a wholly-owned subsidiary of Urgent.ly for the purpose of obtaining and holding motor club licenses in support of certain services provided by Urgent.ly. On September 3, 2020, Urgently Canada Technologies ULC, was incorporated in British Columbia, Canada as a wholly-owned subsidiary of Urgent.ly for the purpose of providing roadside assistance services in Canada.

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. The Company has adjusted all periods presented for the effects of the stock split. See Note 12 for additional information.

Liquidity risk and going concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The Company has a history of recurring operating losses and has required debt and equity financing to finance its operations. The Company reported an accumulated deficit of $247,246 as of March 31, 2023 and an operating loss of $10,308 for the three months ended March 31, 2023.

Liquidity risk is the risk that suitable sources of funding for the Company’s business activities may not be available. The Company has a planning and budgeting process to monitor operating cash requirements including amounts projected for capital expenditures which are adjusted as input variables change. These variables include, but are not limited to, operating cash flows and the availability of other sources of debt and capital. As these variables change, the Company may be required to seek funding through additional equity issuances and/or additional debt financings.

In October and December 2021, the Company entered into a new term debt facility with Structural Capital with proceeds totaling $17,500 which were used to retire a term loan with a bank and provide additional working capital. Additionally, from March 2021 through December 2021, the Company issued $39,957 in convertible promissory notes (the “2021 convertible notes”) with new and existing investors. In December 2021, the Company received $40,000 in connection with a loan and security agreement with Highbridge Capital. And, from July through September 2022, the Company received $30,000 in convertible promissory notes with new and existing investors. In February 2023, the Company amended each of the existing loan agreements with Structural Capital and Highbridge, which extended the maturity dates of those loans to 2024, at the earliest. In April 2023, the Company issued approximately $4,700 in convertible notes as further discussed in Note 12.

The Company believes that the current cash on hand will not be sufficient to fund operations beyond twelve months from the date of issuance of the condensed consolidated financial statements. This has led management to conclude that substantial doubt about the Company’s ability to continue as a going concern exists. In the event the Company is unable to successfully raise additional equity or debt during the next twelve months from the date of issuance of the condensed consolidated financial statements, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. The condensed consolidated financial statements do not include any adjustments of the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

2. Summary of significant accounting policies

There have been no material changes to the Company’s significant accounting policies from its audited consolidated financial statements for the year ended December 31, 2022.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of Urgent.ly Inc. and its wholly-owned subsidiaries Roadside Innovation Inc., Roadside Innovation (Arkansas) Inc., and Urgently Canada Technologies ULC. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of presentation

The accompanying condensed consolidated balance sheet as of March 31, 2023 and the condensed consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the three months ended March 31, 2023 and 2022 are unaudited. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all material adjustments, including normal recurring adjustments, necessary for the fair presentation of its financial position as of March 31, 2023 and its results of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the three months ended March 31, 2023 and 2022.

The results for the three months ended March 31, 2023 and 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2023. The condensed consolidated balance sheet at March 31, 2023 was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2022.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Concentrations of credit risk

Financial instruments that subject the Company to credit risk consist primarily of cash, restricted cash and accounts receivable. The Company places its cash and cash equivalents in an accredited financial institution and the balances are above federally insured limits. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

During the three months ended March 31, 2023 and 2022, 59% and 69% of revenue was earned from three and four customers, respectively. At March 31, 2023 and December 31, 2022, 59% and 34% of accounts receivable was due from three and two customers, respectively.

Modification of debt instruments

Modifications or exchanges of debt, which are not considered a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different. The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. During the three months ended March 31, 2023, the Company amended its term loans and convertible promissory notes (see Note 6). Those amendments have been accounted for as debt modifications.

New accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This updated guidance sets forth a current expected credit loss model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This guidance becomes effective for the Company beginning in interim periods starting in fiscal year 2023. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements for the quarter ended March 31, 2023 and is not expected to have a material impact on the Company’s annual financial statements for full-year 2023.

3. Revenue

The Company generates substantially all its revenues from roadside assistance services (“RAS”) initiated through its software platform primarily in the United States and Canada. The Company’s platform enables its customers (“Customer Partners”) to outsource delivery for all or portions of their roadside assistance programs. The Company manages the RAS process after receiving the initial distress call or web-based request through final disposition. Urgent.ly contracts with original equipment manufacturers (“OEM”), insurance companies, fleet management companies (including car rental companies) and aftermarket companies, which collectively represent the Company’s Customer Partners. These Customer Partners, who are our direct customers, in turn, offer roadside assistance plans to their customers—the Consumers.

The Company recognizes revenue when there is evidence of a contract, probable collection of the consideration to which the Company expects to be entitled to receive, and completion of the performance obligations. Urgent.ly recognizes revenue on a gross basis (as the principal) or net basis (as the agent) depending on the nature of the Company’s role with respect to the Customer Partner to deliver roadside assistance services.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Full-service outsourcing—flat rate

Under the full-service outsourcing-flat rate agreements, the Company controls the services prior to the transfer to the Customer Partner. The nature of the Company’s promise is to provide a series of distinct services that the Company accounts for as a single performance obligation. As a result, the Company records revenues from flat rate service arrangements on a gross revenue basis and the costs are recorded as part of the cost of service. The Company has applied the right to invoice practical expedient in recognizing these revenues. The Company recognizes these revenues over time.

Full-service outsourcing—claim cost pass-through

Under the claim cost pass-through arrangement, the Company’s performance obligation is solely to arrange the dispatch of the roadside assistance services. The Company does not control all roadside assistance services. The Customer Partner controls all other RAS services prior to the transfer to the motorist, the ultimate consumer. The Company acts as an agent in this transaction and, as a result, the Company records only its flat dispatch fee as revenue from its claim cost pass-through arrangements, net of the costs incurred from the subcontract service providers. The Company recognizes these revenues over time.

Membership

The Company also derives revenues from membership offerings for roadside assistance services, for which the Company’s performance obligation is to provide roadside assistance services primarily to its Customer Partner’s members. The Company has applied the right to invoice practical expedient and recognizes these revenues over time as when the related fee is invoiced. The cost of providing services is charged to cost of revenue as incurred.

Software licensing arrangements

The Company occasionally enters into licensing arrangements with Customer Partner, to provide access to its standard software platform. The Company customarily provides the Customer Partner with standard maintenance on licensed software which includes technical support and when-and-if available updates. The Company considers this a service of standing-ready to the customer to provide technical support and upgrades as needed, and unspecified upgrades are provided on a when-and-if available basis for the duration of the maintenance period. The license revenue and the maintenance bundled in the arrangement are considered a single performance obligation that is recognized over the term of the agreement.

Professional services

The Company sells professional services either on a stand-alone basis or as services bundled with software. Professional services include customization and design, integration, training and consulting services. Professional services performed by the Company represent distinct performance obligations, not highly interdependent or highly interrelated with the Company’s platform license and SaaS arrangements. The standalone selling prices are determined based on contracted terms on a contract by-contract basis. Revenue for customization and design services represents the transfer to the customer for the right to access the customized software and therefore is recorded over time. Revenues for integration services, training and consulting services are separate performance obligations recognized over time as these and the SaaS arrangements can be purchased separately from the platform and SaaS arrangements.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Revenues on a disaggregated basis are as follows:

	Three Months Ended March 31,
	2023	2022
Full-service outsourcing—flat rate	$48,688	$39,297
Full-service outsourcing—claim cost pass-through	3	8
Membership	772	833
Software licensing arrangements	101	—
Professional services	14	17
Total revenue	$49,578	$40,155

Contract assets

In connection with certain contracts, the Company capitalizes costs to fulfill contracts with Customer Partners, primarily costs to customize and integrate its platform in support of the contract requirements. Costs to fulfill are considered incremental and recoverable costs and are deferred as other non-current assets and amortized on a straight-line basis over the expected period of benefit for contracts with an amortization period that exceeds one year and included in cost of revenue on the condensed consolidated statements of operations. The expected period of benefit is determined using the initial contract term.

	2023	2022
Balance as of January 1	$370	$1,049
Amortization of contract costs to obtain	(25)	(141)
Amortization of contract costs to fulfill	(12)	(48)
Balance as of March 31	$333	$860

Contract liabilities

Contract liabilities represents amounts received from Customer Partners or Motorists in advance of fulfillment of the promised performance obligations related to professional services, membership and bundled license arrangements.

4. Fair value measurements

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Level 2 —
Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s population of financial assets and liabilities subject to fair value measurements on a recurring basis are as follows:

	Fair Value as of March 31, 2023
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$33,368	$33,368
Warrant liability	—	—	10,324	10,324
Total liabilities in fair value hierarchy	$—	$—	$43,692	$43,692

	Fair Value as of December 31, 2022
Recurring fair value measurements	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$32,765	$32,765
Warrant liability	—	—	13,957	13,957
Total liabilities in fair value hierarchy	$—	$—	$46,722	$46,722

Level 3 financial liabilities consist of the derivative liability and the warrant liability for which there is no current market for the securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company’s derivative liability represents embedded share-settled redemption and contingent fee features bifurcated from the underlying convertible notes and term loans and is carried at fair value. The changes in the fair value of the derivative liability are recorded as Change in fair value of derivative liability in the condensed consolidated statements of operations.

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instruments are initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.

The fair value of the share-settled redemption derivative liability was estimated based on the present value of the redemption discounts applied to the principal amount of each of the respective convertible promissory notes, adjusted to reflect the weighted probability of exercise. The fair value of the contingent fee derivative liability was estimated based on its total value, adjusted to reflect the weighted probability of the occurrence of the contingent event.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

The Company estimates the fair value of the warrant liability using that projected future cash flows and discounting the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the warrants. Changes in the fair value of the warrant liability are recorded as Change in the fair value of the warrant liability in the condensed consolidated statements of operations.

The following table presents a reconciliation of the changes in fair value of the beginning and ending balances for the Company’s derivative liability and warrant liability at fair value using inputs classified as Level 3 in the fair value hierarchy:

	Derivative Liability	Warrant Liability	Total
Balance at December 31, 2021	$—	$7,084	$7,084
Issuances	—	8	8
Change in fair value	—	414	414
Balance at March 31, 2022	$—	$7,506	$7,506
Balance at December 31, 2022	$32,765	$13,957	$46,722
Issuances	492	—	492
Change in fair value	111	(3,633)	(3,522)
Balance at March 31, 2023	$33,368	$10,324	$43,692

5. Accrued expenses

Accrued expenses consist of the following as of the periods presented:

	March 31, 2023	December 31, 2022
Accrued service provider costs	$6,464	$5,461
Accrued compensation	516	1,054
Accrued contract labor	983	2,400
Credit card liabilities	75	100
Accrued lender fees	6,949	—
Other accrued liabilities	7,267	4,107
	$22,254	$13,122

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

6. Debt arrangements

The Company’s debt arrangements consist of the following as of the periods presented:

	March 31, 2023	December 31, 2022
2021 convertible promissory notes with an interest rate of 10.0% per annum maturing June 30, 2024	$39,957	$39,957
Structural Capital term loan with an interest rate at the greater of 14.0% or the prime rate plus 7.5% per annum for the first $14,000 and 13.75% or the prime rate plus 7.0% for the remaining $3,500; maturing on January 1, 2024 or November 1, 2024 based on the occurrence of certain events	17,500	17,500
Highbridge Capital term loan with an interest rate ranging from 12%-13% per annum maturing on March 31, 2024 or January 31, 2025 based on the occurrence of certain events	40,000	40,000
2022 convertible promissory notes with an interest rate of 15.0% per annum maturing June 30, 2024	30,000	30,000
	127,457	127,457
Less: current portion	(57,500)	—
Less: debt issuance costs and discounts, long-term	(19,751)	(28,014)
Total long-term debt, net	$50,206	$99,443

Structural Term Loan

On February 9, 2023, the Company executed the First Amendment to the Second Amended and Restated Loan Agreement (the “First Amendment”). Borrowings under the First Amendment accrue interest monthly at the greater of 14.0% or 7.5% plus the prime rate (which can be no less than 3.25%) for the first $14,000 outstanding, and the greater of 13.5% or 7.0% plus the prime rate (which can be no less than 3.25%) for the remaining $3,500 outstanding. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. Upon repayment, the First Amendment requires a final payment fee of $840, a success fee of $2,406, a restructuring fee of $2,232, and an amendment fee of $1,014. The Company is accreting these fees to interest expense over the term of the loan.

Under the First Amendment, the success fee would be increased by $656 upon the occurrence of certain contingent events, including a merger transaction. The Company concluded that this feature was not clearly and closely associated with the risk of the debt host instrument and has therefore been bifurcated and separately accounted for as a derivative financial instrument. The fair value of the derivative liability of $492 was recorded separately from the term loan with an offsetting amount recorded as a debt discount. The debt discount will be amortized over the remaining term of the term loan using the effective interest method.

The First Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Highbridge Term Loan

On February 9, 2023, the Company executed the Second Amendment to Loan and Security Agreement (the “Second Amendment”) with a consortium led by Highbridge Capital Management, LLC. The Second Amendment limits the commitment amount to $40,000. Borrowings under the 2023 Amended Highbridge Term Loan will accrue interest at a rate of 12% through June 2023, increasing to 13% through maturity, and payments will be made quarterly in arrears. The scheduled maturity is dependent on future events and is scheduled to mature on either March 31, 2024 if certain future events are not met or January 31, 2025 if such events are met. Upon repayment, the loan requires a first amendment fee of $2,319, a second amendment fee of $3,000, and a consent fee of $4,639. The Company is accreting these fees to interest expense over the term of the loan. The Second Amendment was accounted for as a debt modification and, accordingly, no gain or loss was recognized.

Convertible Promissory Notes

On February 9, 2023, the Company executed amendments with twelve holders of the 2022 convertible promissory notes. The amendments include an additional settlement feature that provides for automatic conversion of the notes upon consummation of an approved acquisition and related public listing of the Company’s common stock on a nationally recognized exchange at a price per share equal to 65% of the total equity value, as defined in the amendment, divided by the Company capitalization immediately prior to the acquisition. The amendments were accounted for as a modification and, accordingly, no gain or loss was recognized.

7. Stock-based compensation

Equity incentive plan

The Company has a 2013 Equity Incentive Plan (the “Plan”), under which it may grant incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to selected employees, directors and consultants. In February 2023, the Board of Directors approved an increase in the number of shares of common stock reserved for issuance under the Plan by 698,675 shares. The Company has 771,680 shares of common stock reserved for issuance under the Plan as of March 31, 2023. The Plan is administered by the Board of Directors, which determines the terms of options, including exercise price, the number of shares subject to the options, the vesting schedule, and the terms and conditions of the exercise.

Stock options

There were no stock options granted during the three months ended March 31, 2023. As of March 31, 2023, there were 724,205 shares available for future grants under the Plan.

The fair value of stock options is recognized as expense on a straight-line basis over the vesting periods. During the three months ended March 31, 2023 and 2022, the Company recognized compensation expense related to stock options of $77 and $155, respectively.

8. Income taxes

The Company accounts for income taxes as required by FASB ASC Topic No. 740, Income Taxes. This Topic clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Topic also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Topic requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. In addition, the Topic permits an entity to recognize interest and penalties related to tax uncertainties as either income tax expense or operating expenses. The Company has chosen to recognize interest and penalties related to tax uncertainties as income tax expense.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

The Company assesses whether a valuation allowance should be recorded against its deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. The four sources of taxable income that must be considered in determining whether deferred tax assets will be realized are: (1) future reversals of existing taxable temporary differences (i.e., offset of gross deferred tax liabilities against gross deferred tax assets); (2) taxable income in prior carryback years, if carryback is permitted under the applicable tax law; (3) tax planning strategies; and (4) future taxable income exclusive of reversing temporary differences and carryforwards.

In assessing whether a valuation allowance is required, significant weight is to be given to evidence that can be objectively verified. A significant factor in the Company’s assessment is the Company’s three-year cumulative loss. These facts, combined with uncertain near-term market and economic conditions, reduced the Company’s ability to rely on projections of future taxable income in assessing the realizability of its deferred tax assets. After a review of the four sources of taxable income as of December 31, 2022, and after consideration of the Company’s cumulative loss position as of December 31, 2022, the Company will continue to reserve its U.S.-based deferred tax amounts as of March 31, 2023.

9. Related-party transactions

During 2018, the Company entered into a service agreement with a shareholder to provide scheduled long-distance towing or transport services under a recall program for vehicles not in warranty of the shareholder’s roadside assistance program in the United States. In 2019, the Company entered into a separate agreement with the same shareholder to provide emergency roadside assistance for the shareholder’s customers related to its four vehicle brands in the United States. Total revenue recognized for the three months ended March 31, 2023 and 2022 amounted to $7,034 and $5,836, respectively. As of March 31, 2023 and December 31, 2022, $4,631 and $4,151, respectively, of revenue related to these agreements were included in accounts receivable on the accompanying condensed consolidated balance sheets.

During 2018, the Company entered into a service agreement with a shareholder to provide services to its managed fleet maintenance customers. The services include primary towing roadside assistance and non-tow services including jump starts, tire change, lockout services and emergency fuel delivery. For the three months ended March 31, 2023 and 2022, total revenue recognized under the fleet agreement amounted to $3,233 and $2,768, respectively. Also in 2019, the Company entered into a separate service agreement with the same shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its car rental brands in the United States. Total revenue recognized for the three months ended March 31, 2023 and 2022 under the rental agreement amounted to $7,166 and $5,323, respectively. As of March 31, 2023 and December 31, 2022, $5,926 and $5,924, respectively, of revenue related to these agreements were included in accounts receivable on the accompanying condensed consolidated balance sheets.

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

During 2020, the Company entered into a services agreement with a shareholder. Under the terms of the agreement, the Company will provide emergency roadside assistance for the shareholder’s customers related to its two vehicle brands in the United States and Canada. Total revenue recognized for the three months ended March 31, 2023 and 2022 was $2,613 and $3,367, respectively. As of March 31, 2023 and December 31, 2022, $2,730 and $2,882, respectively, of revenue related to these agreements was included in accounts receivable on the accompanying condensed consolidated balance sheets.

10. Commitments and contingencies

Litigation

The Company from time to time may be involved in various claims and legal proceedings that arise in the ordinary course of business. It is the opinion of management that there are no unresolved claims and litigation in which the Company is currently involved that will materially affect the financial position or operations of the Company.

11. Leases

The Company leases office space, equipment and furniture, and certain office space is subleased. Management determines if a contract is a lease at the inception of the arrangement and reviews all options to extend, terminate, or purchase its right-of-use assets at the inception of the lease and accounts for these options when they are reasonably certain of being exercised.

Leases with an initial term of greater than twelve months are recorded on the condensed consolidated balance sheet. Lease expense is recognized on a straight-line basis over the lease term.

The Company’s lease contracts generally do not provide a readily determinable implicit rate. For these contracts, the estimated incremental borrowing rate is based on information available at the inception of the lease.

Operating lease cost consists of the following for the three months ended March 31, 2023:

Lease cost	$296
Sublease income	(69)
Total lease cost	$227

The maturity of operating lease liabilities is presented in the following table as of March 31, 2023:

2023	$713
2024	758
2025	618
2026	635
2027	458
Thereafter	—
Total lease payments	3,182
Less imputed interest	(504)
Present value of lease liabilities	$2,678

Urgent.ly Inc.
Notes to Condensed Consolidated Financial Statements
(in thousands, except for share and par value data)

Additional information relating to the Company’s operating leases as of March 31, 2023 follows:

Weighted average remaining lease term (years)	4.0
Weighted average discount rate	8.7%

12. Subsequent events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through August 21, 2023, the date the condensed consolidated financial statements were available to be issued, and the following events were noted:

In April 2023, the Company issued approximately $4,700 of convertible notes (“2023 Convertible Notes”). The 2023 Convertible Notes accrue interest at the rate of 15% per annum, and all unpaid interest and principal is due and payable on June 30, 2024. The 2023 Convertible Notes may be settled as follows, as further described in the agreement: (i) optional conversion into Series C Preferred Stock; (ii) optional conversion in an equity financing; (iii) automatic conversion upon consummation of an approved acquisition and related direct listing; or (iv) sale of the company.

In May 2023, the Company amended its agreement with Structural Capital to increase the term loan by $10,000. Borrowings will accrue interest monthly at the greater of 13.5% or the prime rate plus 7.0%. The scheduled maturity is dependent on future events and is scheduled to mature on either January 1, 2024 if certain future events are not met or November 1, 2024 if such future events are met. In connection with the amendment, Structural Capital will receive warrants for common stock in the aggregate amount of $500.

On June 16, 2023, the Company’s board of directors approved the 2023 Equity Incentive Plan (“2023 Plan”), which will be effective on the business day immediately prior to the effective date of the Company’s Registration Statement on Form S-4 (File No. 333-271937). The 2023 Plan provides for the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants and any of the Company’s future subsidiary corporations’ employees and consultants. 1,383,197 shares of common stock are reserved for issuance pursuant to the 2023 Plan and will be subject to an annual increase.

On June 16, 2023, the Company’s board of directors approved the 2023 Employee Stock Purchase Plan (“ESPP”) which was effective upon approval. The ESPP allows for the sale of 221,311 shares of common stock to eligible employees within established offering periods with certain limitations on participation by individual employees, and is subject to an annual increase.

On July 28, 2023, the Company amended its Certificate of Incorporation to effect a 1-for-90 reverse stock split (the “Reverse Stock Split”) of the Common Stock and Series C Preferred Stock. At the effective time of the Reverse Stock Split, each 90 outstanding shares of Common Stock and each 90 outstanding shares of Series C Preferred Stock was exchanged and combined into one share of Common Stock and one share of Series C Preferred Stock, respectively. After giving effect to the Reverse Stock Split, the total number of authorized shares of stock is (i) 600,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 160,000 shares of Preferred Stock, $0.001 par value per share.

Annex A

FORM OF WARRANT AMENDMENT
AMENDMENT NO. 1 TO AMENDED & RESTATED WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [ ˜ ], 2023, by and between Otonomo Technologies Ltd., a company incorporated under the laws of the State of Israel and registered under No. 515352813 (the “Company”) and American Stock & Trust Company (the “Warrant Agent”), and constitutes an amendment to that certain Amended & Restated Warrant Agreement, dated as of August 13, 2021, by and among the Company, Software Acquisition Group Inc. II (“SWAG II”), Continental Stock Transfer & Trust Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, the Existing Warrant Agreement governs (i) the warrants issued to certain parties in a private placement in connection with the closing of SWAG II’s initial public offering (the “IPO”) that have not become public warrants under the Existing Warrant Agreement as a result of being transferred to any person other than permitted transferees (such warrants, the “Private Placement Warrants”) and (ii) the warrants (a) sold as part of units in the IPO (whether they were purchased in the IPO or thereafter in the open market) or (b) initially issued to certain parties in connection with the IPO that have been transferred to any person other than permitted transferees (such warrants, the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”);

WHEREAS, Section 10.8 of the Existing Warrant Agreement provides that the parties thereto may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of a majority of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the Registered Holders of the Warrants to exchange all of the outstanding Warrants for the Company’s ordinary shares, no par value per share (the “Ordinary Shares”), on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of the number of the then outstanding Public Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.          Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)          the new Section 7.5 thereto:

“7.5          Mandatory Exchange.

7.5.1.          Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 7.5.2 below, for Ordinary Shares, at the exchange rate of 0.01503 Ordinary Share for each Warrant held by the Registered Holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Ordinary Shares). In lieu of issuing fractional shares, any Registered Holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such Registered Holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

7.5.2          Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

7.5.3  Exercise After Notice of Exchange. Subject to the provisions of Section 4.3, the Warrants may be exercised by the Registered Holder, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 7.5.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.

7.5.4.  Israeli Withholding Tax. The Consideration shall initially be deposited with the Warrant Agent for a period of up to 180 days from the Exchange Date (the “Withholding Drop Date”), during which time, and subject to the provisions of the letter of transmittal and consent relating to the Warrants (the “Letter of Transmittal and Consent”), a copy of which is attached to registration statement on Form F-4, filed with the Securities and Exchange Commission on July 24, 2023 (the “Registration Statement”) that was furnished to the Registered Holders in connection with the Offer and Consent Solicitation (as both terms are defined in the Registration Statement), each Registered Holder will be required to provide the Warrant Agent (i) a “Declaration of Status of Israeli Income Tax Purposes” (the “Residency Declaration”), a copy of which is attached to the Letter of Transmittal and Consent, pursuant to which, such Registered Holder certifies that (1) such Registered Holder holds less than 5% of the outstanding shares of the Company; (2) such Registered Holder is not, and was not on any date since it/she/he acquired the Warrants, a resident of the State of Israel for tax purposes; and (3) such Registered Holder acquired its/her/his Warrants on or after August 13, 2021 (the Residency Declaration will provide additional specific statements with respect to this purpose); or (ii) a valid certificate of exemption or tax approval from the Israeli Tax Authority, applying withholding tax at a lesser rate than the Applicable Withholding Rate (as defined below), or otherwise granting a specific exemption from Israeli withholding tax (the “Valid Tax Certificate”, and together with the Residency Declaration, the “Tax Documents”). In case a tendering Registered Holder does not submit any of the Tax Documents (together with the applicable supporting documents as instructed in the Letter of Transmittal and Consent) or submits a Valid Tax Certificate which determines a reduced rate of withholding tax, by no later than three business days prior to the Withholding Drop Date, Israeli tax will be withheld at the Applicable Withholding Rate (or in accordance with the Valid Tax Certificate, as the case may be), and the Warrant Agent shall be entitled  to sell an applicable number of Ordinary Shares (or, in the case of any merger or consolidation of the Company with or into another entity, shares of common stock of the other entity) to satisfy Israeli tax withholding requirements, and the number of shares that such tendering Registered Holder will receive in exchange for such Registered Holder Warrants will be reduced accordingly. “Applicable Withholding Rate” means 25%, or such other applicable rate as shall be determined from time to time by the Israel Tax Authority.”

2.          Miscellaneous Provisions.

2.1.          Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2.          Applicable Law.  The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3.          Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4.          Effect of Amendment. Except as amended herein, all other provisions of the Existing Warrant Agreement shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Existing Warrant Agreement, this Amendment shall prevail.

2.5.          Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.          Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

OTONOMO TECHNOLOGIES LTD.
By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY as Warrant Agent
By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended & Restated Warrant Agreement]

OTONOMO TECHNOLOGIES LTD.

Offer to Exchange Warrants to Acquire Ordinary Shares
of
Otonomo Technologies Ltd.
for
Ordinary Shares
of
Otonomo Technologies Ltd.
and
Consent Solicitation

______________________

PROSPECTUS

______________________

The Exchange Agent for the Offer and Consent Solicitation is:

Equiniti Trust Company, LLC

If delivering by hand, express mail, courier, or other expedited service: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By mail: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005 Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 783-5524
Email: OTMO@dfking.com

 The Dealer Manager for the Offer and Consent Solicitation is:

Piper Sandler & Co.
800 Nicollet Mall
Minneapolis, Minnesota 55402
Direct: Jay Hershey
Email: Jay.Hershey@psc.com
(800) 754-1172 or (612) 303-0177